As filed with the Securities and Exchange Commission on August 15, 2016

Registration No. 333-212522

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

Form S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SEMGROUP CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1389	20-3533152
(State or other jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Two Warren Place

6120 S. Yale Avenue, Suite 700

Tulsa, Oklahoma 74136-4216

(918) 524-8100

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Carlin G. Conner

President and Chief Executive Officer

Two Warren Place

6120 S. Yale Avenue, Suite 700

Tulsa, Oklahoma 74136-4216

(918) 524-8100

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Steven K. Talley Gibson, Dunn & Crutcher LLP 1801 California Street, Suite 4200 Denver, Colorado 80202 (303) 298-5700	Christine B. LaFollette Akin Gump Strauss Hauer & Feld LLP 1111 Louisiana Street, 44th Floor Houston, Texas 77002 (713) 220-5800

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective and upon consummation of the merger described in the enclosed joint consent statement/proxy statement/prospectus.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

**	If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

The information in this joint consent statement/proxy statement/prospectus may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This joint consent statement/proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY JOINT CONSENT STATEMENT/ PROXY STATEMENT /

PROSPECTUS — SUBJECT TO COMPLETION — DATED AUGUST 15, 2016

EXPLANATORY NOTE

On May 30, 2016, SemGroup Corporation (“SemGroup”), PBMS, LLC, an indirect wholly owned subsidiary of SemGroup (“Merger Sub,” and together with SemGroup, the “SemGroup Parties”), Rose Rock Midstream, L.P. (“Rose Rock”) and Rose Rock Midstream GP, LLC, the general partner of Rose Rock (the “Rose Rock General Partner,” and together with Rose Rock, the “Rose Rock Parties”), entered into an Agreement and Plan of Merger (the “Merger Agreement”). Pursuant to the Merger Agreement, Merger Sub will merge with and into Rose Rock, with Rose Rock being the surviving entity in the Merger as an indirect wholly owned subsidiary of SemGroup (the “Merger”).

Pursuant to the Merger Agreement, each of the common units representing limited partner interests in Rose Rock outstanding immediately prior to the effective time of the Merger (the “Rose Rock Common Units”) other than those (i) subject to outstanding restricted unit awards of Rose Rock (the “Rose Rock Restricted Unit Awards”) and (ii) held directly or indirectly by SemGroup or any of SemGroup’s direct or indirect subsidiaries (all such Rose Rock Common Units, the “Rose Rock Public Units”), will be converted into the right to receive 0.8136 shares of validly issued, fully paid and nonassessable SemGroup Class A Common Stock, par value $0.01 per share (“SemGroup Common Stock,” and such number of shares of SemGroup Common Stock, the “Merger Consideration”), and, upon such conversion, will be canceled and will cease to exist. No fractional shares of SemGroup Common Stock will be issued in the Merger, and each registered holder of Rose Rock Public Units (each “Rose Rock Public Unitholder”) who otherwise would have received a fractional share of SemGroup Common Stock in the Merger will instead receive from the exchange agent a cash payment, without interest, in lieu of such fractional shares.

Prior to the Merger, SemGroup will hold a special meeting of its stockholders (the “SemGroup Special Meeting”) to approve (i) the issuance of SemGroup Common Stock pursuant to the terms of the Merger Agreement in connection with the Merger (the “Stock Issuance”) and (ii) the adjournment of the SemGroup Special Meeting from time to time, if necessary or appropriate to solicit additional proxies if there are insufficient votes at the time of the SemGroup Special Meeting to approve the Stock Issuance (the “Adjournment”).

At a meeting duly called and held on May 30, 2016, the board of directors of SemGroup (the “SemGroup Board”) unanimously determined that the Merger Agreement and the transactions contemplated thereby, including, without limitation, the Merger and the Stock Issuance, are advisable and fair to, and in the best interests of, SemGroup and the holders of SemGroup Common Stock (such holders, the “SemGroup Stockholders”); authorized and approved the Merger Agreement (in the form delivered to the SemGroup Board) and the transactions contemplated thereby, including, without limitation, the Merger and the Stock Issuance; and directed that the approval of the Stock Issuance be submitted to a vote at the SemGroup Special Meeting and recommended that the SemGroup Stockholders vote in favor of the Stock Issuance (such recommendation, the “SemGroup Board Recommendation”).

The conflicts committee of the board of directors of the Rose Rock General Partner (such conflicts committee, the “Rose Rock Conflicts Committee” and such board of directors, the “Rose Rock Board”) resolved, by a unanimous vote held on May 30, 2016, that the Merger Agreement and the transactions contemplated thereby, including both the Merger and the execution, delivery and performance of the Support Agreement, as defined below (such transactions, collectively, the “Merger Transactions”) are in the best interests of Rose Rock considering the interests of the holders of outstanding Rose Rock Common Units other than SemGroup and its affiliates (such holders, the “Rose Rock Unaffiliated Unitholders”); approved the Merger Agreement and the Merger Transactions, including the Merger (such approval constituting “Special Approval” as defined in the second amended and restated agreement of limited partnership of Rose Rock (the “Rose Rock LP Agreement”)); and recommended the approval of the Merger Agreement and the Support Agreement and the consummation of the Merger Transactions, including the Merger, to the Rose Rock Board.

Based upon such approval and recommendation, at a meeting duly called and held on May 30, 2016, the Rose Rock Board unanimously approved the Merger Agreement and the transactions contemplated thereby, including, without limitation, the Merger and the Support Agreement; declared it advisable and in the best interests of the Rose Rock General Partner that the Rose Rock General Partner, on its own behalf and on behalf of Rose Rock, execute, deliver and perform the Merger Agreement and the Support Agreement, and consummate the Merger and engage in all transactions related thereto, including the Merger; and, on behalf of the Rose Rock General Partner, authorized and directed that the Merger Agreement be submitted to a vote of the holders of outstanding Rose Rock Common Units (such holders, the “Rose Rock Common Unitholders”) and, as permitted by the Rose Rock LP Agreement, authorized the Rose Rock Common Unitholders to act by written consent without a meeting in connection with consenting to the Merger Agreement and the transactions contemplated thereby.

The SemGroup Board has set August 22, 2016 as the record date (the “SemGroup Vote Record Date”) for determining SemGroup Stockholders entitled to vote at the SemGroup Special Meeting. If you are a SemGroup Stockholder of record as of the close of business on the SemGroup Vote Record Date, you may vote at the SemGroup Special Meeting. See the section titled “The SemGroup Special Meeting of Stockholders” beginning on page 29 of this joint consent statement/proxy statement/prospectus. The approval of the Stock Issuance requires the affirmative vote (in person or by proxy) of the holders of a majority of the aggregate voting power present at the SemGroup Special Meeting or any adjournment or postponement thereof, provided a quorum is present. The approval of the Adjournment requires the affirmative vote (in person or by proxy) of the holders of a majority of the aggregate voting power present at the SemGroup Special Meeting or any adjournment or postponement thereof, regardless of whether a quorum is present.

The approval and adoption of the Merger Agreement and the Merger by Rose Rock requires the affirmative vote or consent of holders of at least a majority of the outstanding Rose Rock Common Units (the “Required Rose Rock Common Unitholder Written Consent”). Pursuant to the terms of a Support Agreement, dated as of May 30, 2016, by and between Rose Rock Midstream Holdings, LLC (“Rose Rock Holdings”) and Rose Rock (such agreement, the “Support Agreement”), Rose Rock Holdings, which as of August 9, 2016 beneficially owned 20,704,418 Rose Rock Common Units representing approximately 56.2% of the outstanding Rose Rock Common Units, has irrevocably and unconditionally agreed to deliver a written consent adopting and approving in all respects the Merger Agreement and the transactions contemplated thereby, including the Merger (the “Rose Rock Holdings Written Consent”), within two business days after the effectiveness of the registration statement of which this joint consent statement/proxy statement/prospectus forms a part. Once a sufficient number of consents to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger, have been received, the consent process will conclude. The delivery of the Rose Rock Holdings Written Consent by Rose Rock Holdings will be sufficient to approve the Merger Agreement and the transactions contemplated thereby, including the Merger, on behalf of Rose Rock.

The Rose Rock Board has set August 22, 2016 as the record date (the “Rose Rock Record Date”) for determining holders of Rose Rock Common Units entitled to execute and deliver written consents with respect to the Merger. If you are a Rose Rock Common Unitholder of record as of the close of business on the Rose Rock Record Date, please complete, date and sign the enclosed written consent and promptly return it to Rose Rock. See the section titled “Written Consents of Rose Rock Common Unitholders” beginning on page 28 of this joint consent statement/proxy statement/prospectus.

This joint consent statement/proxy statement/prospectus provides you with detailed information about the proposed Merger, the proposed Stock Issuance and related matters. SemGroup and Rose Rock both encourage you to read the entire document carefully. In particular, please read “Risk Factors” beginning on page 21 of this joint consent statement/proxy statement/prospectus for a discussion of risks relevant to the Merger and the combined company.

Carlin G. Conner	John F. Chlebowski Jr.
Chairman of the Board of Directors of Rose Rock Midstream GP, LLC	Chairman of the Board of Directors of SemGroup Corporation

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SHARES OF SEMGROUP COMMON STOCK TO BE ISSUED IN THE MERGER OR DETERMINED IF THIS JOINT CONSENT STATEMENT/PROXY STATEMENT/PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this joint consent statement/proxy statement/prospectus is                     , 2016 and it was first mailed to SemGroup Stockholders and Rose Rock Common Unitholders on or about                     , 2016.

Two Warren Place

6120 S. Yale Avenue, Suite 700

Tulsa, Oklahoma 74136-4216

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To the Stockholders of SemGroup Corporation:

Notice is hereby given that a special meeting of stockholders of SemGroup Corporation will be held on                     , 2016 at              local time, at Doubletree by Hilton Hotel Tulsa at Warren Place, 6110 South Yale Avenue, Tulsa, Oklahoma 74136 to consider and vote upon the following proposals:

Proposal 1: to approve the issuance of SemGroup Common Stock pursuant to the terms of the Merger Agreement in connection with the Merger (the “Stock Issuance Proposal”); and

Proposal 2: to approve the adjournment of the SemGroup Special Meeting, from time to time, if necessary or appropriate to solicit additional proxies if there are insufficient votes at the time of the SemGroup Special Meeting to approve the Stock Issuance Proposal (the “Adjournment Proposal” and, together with the Stock Issuance Proposal, the “Proposals”).

The Proposals and related transactions are described in detail in the accompanying joint consent statement/proxy statement/prospectus, which you should read before you vote. If the Stock Issuance Proposal is not approved by SemGroup Stockholders, the Merger cannot be completed.

Only SemGroup Stockholders of record at the close of business on August 22, 2016 will be entitled to notice of and to vote at the SemGroup Special Meeting and any adjournments or postponements thereof.

Your vote is very important. To ensure your representation at the SemGroup Special Meeting, please complete and return the enclosed proxy card or submit your proxy by telephone or via the Internet. Please vote promptly whether or not you expect to attend the SemGroup Special Meeting. Submitting a proxy now will not prevent you from revoking the proxy and voting in person at the SemGroup Special Meeting. If your shares are held in the name of a bank, broker or other nominee, please follow the instructions on the voting instruction card furnished to you by such bank, broker or other nominee.

On May 30, 2016, the SemGroup Board authorized and approved, by a unanimous vote, the Merger Agreement and the transactions contemplated thereby, including, without limitation the Merger and the Stock Issuance, and determined that they are advisable and fair to, and in the best interests of, SemGroup and the SemGroup Stockholders, and recommends that you vote “FOR” each of the Proposals.

BY ORDER OF THE SEMGROUP BOARD

William H. Gault

Secretary

                    , 2016

IMPORTANT NOTE ABOUT THIS JOINT CONSENT STATEMENT/

PROXY STATEMENT/PROSPECTUS

This joint consent statement/proxy statement/prospectus incorporates by reference important business and financial information about SemGroup and Rose Rock and their respective subsidiaries from documents filed with the Securities and Exchange Commission (the “SEC”) that have not been included in or delivered with this joint consent statement/proxy statement/prospectus. This information is available without charge at the SEC’s website at www.sec.gov, as well as on the respective Internet websites of SemGroup (http://ir.semgroupcorp.com/) and Rose Rock (http://ir.rrmidstream.com/). See “Where You Can Find More Information.”

SemGroup Stockholders and Rose Rock Common Unitholders may also request copies of these publicly filed documents from SemGroup without charge, upon written request to SemGroup Corporation, Two Warren Place, 6120 S. Yale Avenue, Suite 700, Tulsa, Oklahoma 74136-4216, Attention: Investor Relations, or by telephone at (918) 524-8100, or from Rose Rock, without charge, upon written request to Rose Rock Midstream, L.P., Two Warren Place, 6120 S. Yale Avenue, Suite 700, Tulsa, Oklahoma 74136-4216, Attention: Investor Relations, or by telephone at (918) 524-7700. In order to receive timely delivery of requested documents in advance of the SemGroup Special Meeting, your request should be received no later than                     , 2016. If you request any documents, SemGroup or Rose Rock, as applicable, will mail them to you by first class mail, or another equally prompt means, within one business day after receipt of your request.

Except as otherwise specifically noted, or the context otherwise requires, as used in this joint consent statement/proxy statement/prospectus:

•	“Exchange Ratio” means 0.8136.

•	“Merger Sub” means PBMS, LLC, a wholly owned indirect subsidiary of SemGroup;

•	“Merger Consideration” means 0.8136 shares of SemGroup Common Stock, which is the number of shares of SemGroup Common Stock into which each Rose Rock Public Unit outstanding immediately prior to the effective time of the Merger shall be converted;

•	“Merger Transactions” means the transactions contemplated by the Merger Agreement, including the Merger, and the execution, delivery and performance of the Support Agreement;

•	“Rose Rock” means Rose Rock Midstream, L.P.;

•	“Rose Rock Common Unitholder” means a holder of Rose Rock Common Units;

•	“Rose Rock Conflicts Committee” means the conflicts committee of the board of directors of Rose Rock General Partner;

•	“Rose Rock General Partner” means Rose Rock Midstream GP, LLC, the general partner of Rose Rock;

•	“Rose Rock Holdings” means Rose Rock Midstream Holdings, LLC, a wholly owned subsidiary of SemGroup, the 100% owner of the Rose Rock General Partner and the majority owner of Rose Rock Common Units;

•	“Rose Rock Parties” means Rose Rock and Rose Rock General Partner;

•	“Rose Rock Public Units” means each of the Rose Rock Common Units outstanding immediately prior to the effective time of the Merger other than those (i) subject to the Rose Rock Restricted Unit Awards and (ii) held directly or indirectly by SemGroup or any of SemGroup’s direct or indirect subsidiaries;

•	“Rose Rock Public Unitholder” means a holder of Rose Rock Public Units;

•	“Rose Rock Unaffiliated Unitholders” means the holders of outstanding Rose Rock Common Units other than SemGroup and its affiliates;

i

•	“SemGroup” means SemGroup Corporation; and

•	“SemGroup Parties” means SemGroup and PBMS, LLC.

In “Questions and Answers” and in the “Summary” below, selected information from this joint consent statement/proxy statement/prospectus is highlighted, but not all of the information that may be important to you is included. To better understand the Merger Agreement and the Merger, and for a more complete description of its legal terms, you should carefully read this entire joint consent statement/proxy statement/prospectus, including the section entitled “Risk Factors” on page 21, as well as the documents that are incorporated by reference into this joint consent statement/proxy statement/prospectus. See “Where You Can Find More Information.”

We have not authorized anyone else to provide you with information other than the information contained or incorporated by reference in this joint consent statement/proxy statement/prospectus or to make additional representations. None of SemGroup, Rose Rock or any of their affiliates takes any responsibility for, or can provide any assurances as to the reliability of, any other information that others may give you or representations that others may make. The information contained in this joint consent statement/proxy statement/prospectus and the documents incorporated herein by reference are accurate only as of its or their respective dates, regardless of the time of delivery of this joint consent statement/proxy statement/prospectus. SemGroup’s and Rose Rock’s business, financial condition, results of operations and prospects may have changed since those dates.

v

QUESTIONS AND ANSWERS

The following section provides brief answers to certain questions that you may have regarding the Merger Agreement, the proposed Merger and the Stock Issuance. Please note that this section does not address all issues that may be important to you as a SemGroup Stockholder and/or a Rose Rock Common Unitholder. Accordingly, you should carefully read this entire joint consent statement/proxy statement/prospectus, including each of the annexes, and the documents that have been incorporated by reference into this joint consent statement/proxy statement/prospectus.

General Questions and Answers

Q. Why am I receiving these materials?

A. SemGroup and the Rose Rock General Partner have agreed to merge Merger Sub, a wholly owned subsidiary of SemGroup, with and into Rose Rock, with Rose Rock being the surviving entity in the Merger as an indirect wholly owned subsidiary of SemGroup.

Each of SemGroup and Rose Rock is sending these materials to the SemGroup Stockholders and the Rose Rock Common Unitholders, as applicable, to help them decide how to vote their shares of SemGroup Common Stock, or deliver their consent with respect to their Rose Rock Common Units, regarding the matters described herein.

This document constitutes (i) both a proxy statement and prospectus of SemGroup and (ii) a consent statement of Rose Rock. This document is a proxy statement because the SemGroup Board is soliciting proxies from the SemGroup Stockholders in connection with the approval of the proposed Stock Issuance. This document is a consent statement because the Rose Rock Common Unitholders are being afforded the opportunity to sign a written consent to the Merger using this document. This document is a prospectus because SemGroup, in connection with the Merger, is offering SemGroup Common Stock in exchange for outstanding Rose Rock Public Units.

Q. What will happen to Rose Rock as a result of the Merger?

A. If the Merger is successfully completed, Merger Sub will be merged with and into Rose Rock, with Rose Rock being the surviving entity in the Merger as an indirect wholly owned subsidiary of SemGroup. In addition, if the Merger is successfully completed, Rose Rock Common Units will no longer be listed and traded on the New York Stock Exchange (the “NYSE”). SemGroup is currently considering consummating certain internal “clean-up” mergers after the Merger occurs, which would ultimately result in Rose Rock merging into SemGroup, with SemGroup being the surviving entity of that merger.

Q. Why are SemGroup and Rose Rock proposing the Merger?

A. SemGroup and Rose Rock believe that the Merger will benefit both SemGroup Stockholders and Rose Rock Common Unitholders. See “The Merger — Recommendation of the SemGroup Board and Its Reasons for the Merger” and “The Merger — Reasons for the Rose Rock Conflicts Committee’s Recommendation.”

Q. When will the Merger be completed?

A. SemGroup and Rose Rock are working to complete the Merger as soon as possible. A number of conditions must be satisfied before SemGroup and Rose Rock can complete the Merger. Although SemGroup and Rose Rock cannot be sure when all of the conditions to the Merger will be satisfied, SemGroup and Rose Rock expect to complete the Merger as soon as practicable following the SemGroup Special Meeting (assuming the Stock Issuance is approved at the SemGroup Special Meeting). See the section titled “The Merger Agreement — Conditions to the Merger.”

Q. What percentage of outstanding SemGroup Common Stock will Rose Rock Public Unitholders own after the successful consummation of the Merger?

A. If the Merger is successfully completed, based on the number of shares of SemGroup Common Stock and Rose Rock Common Units outstanding as of the date of this joint consent statement/proxy statement/prospectus, Rose Rock Public Unitholders will collectively own approximately 19.9% of the outstanding shares of SemGroup Common Stock following completion of the Merger.

Q. What are the interests in the Merger Transactions of the respective officers and directors of each of SemGroup and Rose Rock?

A. In considering the recommendations of the SemGroup Board, SemGroup Stockholders should be aware that all of the current executive officers and certain of the directors of SemGroup have interests in the Merger Transactions that may differ from, or may be in addition to, the interests of SemGroup Stockholders generally. These interests may present such executive officers and directors with actual or potential conflicts of interests, and these interests, to the extent material, are described in the section titled “Interests of Certain Persons in the Merger Transactions” beginning on page 85 of this document. The SemGroup Board was aware of these interests and considered them, among other matters, prior to providing its approval and recommendation with respect to the Merger Agreement and the transactions contemplated thereby.

In considering the recommendations of the Rose Rock Conflicts Committee and the Rose Rock Board, Rose Rock Common Unitholders should be aware that all of the current executive officers and directors (and certain of the former executive officers and directors who served since January 1, 2015) of the Rose Rock General Partner have interests in the Merger Transactions that may differ from, or may be in addition to, the interests of Rose Rock Common Unitholders generally. These interests may present such executive officers and directors with actual or potential conflicts of interests, and these interests, to the extent material, are described in the section titled “Interests of Certain Persons in the Merger Transactions” beginning on page 85 of this document. The Rose Rock Conflicts Committee and the Rose Rock Board were aware of these interests and considered them, among other matters, prior to providing their respective approvals and recommendations with respect to the Merger Agreement and the transactions contemplated thereby.

Q. What should I do if I receive more than one set of voting materials for the SemGroup Special Meeting or the Rose Rock action by written consent?

A. You may receive more than one set of voting materials for the SemGroup Special Meeting or the Rose Rock action by written consent and the materials may include multiple proxy cards, written consents, or voting instruction cards, as applicable. For example, you will receive a separate set of voting materials for each brokerage account in which you hold SemGroup Common Stock or Rose Rock Common Units. Additionally, if you are a holder of record registered in more than one name, you will receive more than one set of voting materials. Finally, if you hold both SemGroup Common Stock and Rose Rock Common Units, you will receive two separate packages of voting materials. Please complete, sign, date and return each proxy card or written consent, as applicable, according to the instructions on it.

Q. Who do I call if I have further questions about the Merger Agreement, the Merger or the Stock Issuance?

A. If SemGroup Stockholders or Rose Rock Common Unitholders have further questions or if they would like additional copies, without charge, of this document, they may call SemGroup’s or Rose Rock’s Investor Relations Departments at (918) 524-8100 or (918) 524-7700, respectively, or D.F. King & Co., Inc. (“D.F. King”), which is acting as SemGroup’s proxy solicitation agent in connection with the SemGroup Special Meeting, at (212) 269-5550 (for banks and brokers) or (toll-free) at (877) 732-3614 (for all others).

Q. What happens if the Merger is not consummated?

A. If for any reason the Merger is not consummated, Rose Rock Common Units will continue to be listed and traded on the NYSE.

Questions and Answers Specific to SemGroup Stockholders

Q. When and where will the SemGroup Special Meeting be held?

A. The SemGroup Special Meeting will be held on                     , 2016 at             , local time, at Doubletree by Hilton Hotel Tulsa at Warren Place, 6110 South Yale Avenue, Tulsa, Oklahoma 74136.

Q. Who is entitled to vote at the SemGroup Special Meeting?

A. If you are a record holder of SemGroup Common Stock as of the close of business on the SemGroup Vote Record Date, you may vote at the SemGroup Special Meeting. See the section titled “The SemGroup Special Meeting of Stockholders” beginning on page 29 of this document.

Q. Who may attend the SemGroup Special Meeting?

A. SemGroup Stockholders (or their authorized representatives) and SemGroup’s invited guests may attend the SemGroup Special Meeting. All attendees should be prepared to present government-issued photo identification (such as a driver’s license or passport) for admittance.

Q. What am I being asked to vote on at the SemGroup Special Meeting?

A. SemGroup Stockholders are being asked to consider and vote on the following proposals:

•	Stock Issuance Proposal. A proposal to approve the issuance of SemGroup Common Stock pursuant to the terms of the Merger Agreement in connection with the Merger.

•	Adjournment Proposal. A proposal to approve the adjournment of the SemGroup Special Meeting from time to time, if necessary or appropriate to solicit additional proxies if there are insufficient votes at the time of the SemGroup Special Meeting to approve the Stock Issuance Proposal.

Q. Why is the Stock Issuance, but not the Merger or the Merger Agreement, being considered and voted upon by SemGroup Stockholders?

A. Under Delaware law, a vote of the SemGroup Stockholders is not required to approve the Merger or adopt the Merger Agreement. Under NYSE rules, stockholder approval is required prior to the issuance of SemGroup Common Stock if the number of shares of common stock to be issued equals 20% or more of the number of shares of common stock outstanding prior to the issuance. The Stock Issuance is expected to result in the issuance of a number of shares of SemGroup Common Stock equal to approximately 25.1% of the shares of SemGroup Common Stock outstanding immediately prior to the effective time of the Merger. Accordingly, SemGroup Stockholders are being asked to consider and vote upon the Stock Issuance.

Q. What vote is required to approve each of the Proposals?

A. The approval of the Stock Issuance requires the affirmative vote (in person or by proxy) of the holders of a majority of the aggregate voting power present at the SemGroup Special Meeting or any adjournment or postponement thereof, provided a quorum is present. The approval of the Adjournment requires the affirmative vote (in person or by proxy) of the holders of a majority of the aggregate voting power present at the SemGroup Special Meeting or any adjournment or postponement thereof, regardless of whether a quorum is present.

Q. What constitutes a quorum for the SemGroup Special Meeting?

A. The presence, in person or by proxy, of SemGroup Stockholders representing a majority of the shares of SemGroup Common Stock outstanding on the SemGroup Vote Record Date will constitute a quorum for the SemGroup Special Meeting.

Q. What if I do not vote my SemGroup Common Stock or if I abstain from voting?

A. The approval of the Stock Issuance Proposal requires the affirmative vote (in person or by proxy) of the holders of a majority of the aggregate voting power present at the SemGroup Special Meeting or any adjournment or postponement thereof, provided a quorum is present. The approval of the Adjournment Proposal requires the affirmative vote (in person or by proxy) of the holders of a majority of the aggregate voting power present at the SemGroup Special Meeting or any adjournment or postponement thereof, regardless of whether a quorum is present. If you abstain from voting on either of the Proposals, your shares of SemGroup Common Stock will be counted as present for purposes of establishing a quorum, but the abstention will have the same effect as a vote against the Proposal from which you abstain. If you fail to vote on either of the Proposals, such failure to vote will not affect the adoption of such Proposal, except with respect to the Stock Issuance Proposal to the extent that your failure to vote prevents the establishment of a quorum at the SemGroup Special Meeting.

The obligations of the parties to complete the Merger are conditioned upon approval of the Stock Issuance Proposal (the “SemGroup Stockholder Approval”). Accordingly, a vote against or an abstention with respect to the Stock Issuance Proposal, or a failure to vote on the Stock Issuance Proposal, to the extent such failure prevents the establishment of a quorum, will have the same effect as a vote against the Stock Issuance Proposal and the Merger (although no vote for or against the Merger is taking place).

Q. What proposals must be passed in order for the Merger to be completed?

A. The Merger will not be completed unless the Stock Issuance Proposal is approved.

Q. How does the SemGroup Board recommend that the SemGroup Stockholders vote?

A. The SemGroup Board recommends that SemGroup Stockholders vote FOR the Stock Issuance Proposal and FOR the Adjournment Proposal.

On May 30, 2016, the SemGroup Board determined that the Merger Agreement and the transactions contemplated thereby, including the Merger and the Stock Issuance, are advisable and fair to, and in the best interests of, SemGroup and its stockholders. The SemGroup Board unanimously approved the Merger Agreement and the transactions contemplated thereby, including the Merger and the Stock Issuance, and recommends that the SemGroup Stockholders vote FOR the Stock Issuance Proposal and FOR the Adjournment Proposal. For more information regarding the recommendation of the SemGroup Board, see “The Merger — Recommendation of the SemGroup Board and Its Reasons for the Merger.”

In considering the recommendation of the SemGroup Board, SemGroup Stockholders should consider that some of the directors and executive officers of SemGroup may have interests that differ from, or are in addition to, their interests as SemGroup Stockholders. See the section titled “The Merger — Interests of Certain Persons in the Merger Transactions.”

Q. How do I submit my proxy for the SemGroup Special Meeting?

A. If you are a stockholder of record, you may submit a proxy via the Internet, by phone, or by mail. If you hold your SemGroup Common Stock in “street name” with a broker, bank or other nominee, you should follow the instructions provided by your broker, bank or other nominee. See the section titled “The SemGroup Special Meeting of Stockholders” beginning on page 29 of this document.

Q. How many votes do I have?

A. SemGroup Stockholders have one vote per share of SemGroup Common Stock on each proposal to be voted upon.

Q. If my shares of SemGroup Common Stock are held in street name by my bank, broker or other nominee, will my bank, broker or other nominee automatically vote my shares for me?

A. No. If your shares of SemGroup Common Stock are held in street name, you must instruct the broker, bank or other nominee on how to vote your shares. See the section titled “The SemGroup Special Meeting of Stockholders” beginning on page 29 of this document.

Q. If I am planning to attend the SemGroup Special Meeting in person, should I still vote by proxy?

A. Yes. Whether or not you plan to attend the SemGroup Special Meeting, you should vote by proxy. Your SemGroup shares will not be voted if you do not vote by proxy or do not vote in person at the SemGroup Special Meeting.

Q. What happens if I sell my SemGroup Common Stock after the SemGroup Vote Record Date but before the SemGroup Special Meeting?

A. If you transfer shares of your SemGroup Common Stock after the SemGroup Vote Record Date but before the date of the SemGroup Special Meeting, you will retain your right to vote at the SemGroup Special Meeting.

Q. May I change my vote after I have delivered my proxy card?

A. Yes. If you are a stockholder of record, you can change your vote within the regular voting deadlines by voting again by telephone or via the Internet, executing and returning a later dated proxy card, attending the annual meeting and voting in person, or by delivering a written notice of your revocation to SemGroup’s Corporate Secretary at Two Warren Place, 6120 S. Yale Avenue, Suite 700, Tulsa, Oklahoma 74136-4216. If you hold your SemGroup Common Stock in street name, you should follow the instructions provided by your banker, broker or other nominee. See the section titled “The SemGroup Special Meeting of Stockholders” beginning on page 29 of this document.

Q. Will I receive anything as a result of the Merger?

A. As a SemGroup Stockholder, you will not receive any consideration in connection with the Merger. Only Rose Rock Public Unitholders will receive consideration in connection with the Merger. SemGroup Stockholders will not be entitled to appraisal rights in connection with the Merger.

Questions and Answers Specific to Rose Rock Common Unitholders

Q. Who is entitled to give written consent with respect to the Merger?

A. If you are a record holder of Rose Rock Common Units as of the close of business on the Rose Rock Record Date, you may give written consent with respect to the Merger by filling out the enclosed written consent, dating and signing it, and then promptly delivering it to Rose Rock by one of the means described in the section entitled “Written Consents of Rose Rock Common Unitholders — Submission of Consents.” If you hold your Rose Rock Common Units in street name with a broker, bank or other nominee, you should follow the instructions provided by your broker, bank or other nominee. Rose Rock does not intend to hold a meeting of the Rose Rock Common Unitholders to consider the Merger Agreement and the Merger.

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Q. What am I being asked to consider and vote on through the Rose Rock action of written consent?

A. Rose Rock Common Unitholders are being asked to consider and provide written consent for approval of the Merger Agreement and the transactions contemplated thereby pursuant to the terms of the Rose Rock LP Agreement.

Q. What Rose Rock Common Unitholder approval is required to adopt the Merger Agreement?

A. The approval and adoption of the Merger Agreement and the Merger by Rose Rock requires the affirmative vote or consent of holders of at least a majority of the outstanding Rose Rock Common Units. Pursuant to the terms of the Support Agreement, Rose Rock Holdings, which as of August 9, 2016 beneficially owned 20,704,418 Rose Rock Common Units representing approximately 56.2% of the outstanding Rose Rock Common Units, has irrevocably agreed to deliver the Rose Rock Holdings Written Consent within two business days after the effectiveness of the registration statement of which this joint consent statement/proxy statement/prospectus forms a part. Once a sufficient number of consents to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger, have been received, the consent process will conclude. The delivery of the Rose Rock Holdings Written Consent by Rose Rock Holdings will be sufficient to adopt the Merger Agreement and thereby approve the Merger on behalf of Rose Rock.

Q. Can holders of Rose Rock Common Units change or revoke their written consents?

A. Yes. If you are a record holder of Rose Rock Common Units as of the close of business on the Rose Rock Record Date, you may revoke your consent or, if you have previously revoked your consent, submit a new written consent at any time before the consents of a sufficient number of Rose Rock Common Units to approve the Merger Agreement have been delivered to the secretary of Rose Rock. As described immediately above, the delivery of the Rose Rock Holdings Written Consent by Rose Rock Holdings (which delivery will be within two business days after the effectiveness of the registration statement of which this joint consent statement/proxy statement/prospectus forms a part) will be sufficient to adopt the Merger Agreement and thereby approve the Merger on behalf of Rose Rock. If you wish to change or revoke your consent before that time, you may do so by sending in a new written consent with a later date by one of the means described in the section entitled “Written Consents of Rose Rock Common Unitholders — Submission of Consents,” or by delivering a notice of revocation to the secretary of Rose Rock. If you hold your Rose Rock Common Units in street name with a broker, bank or other nominee, you should follow the instructions provided by your broker, bank or other nominee.

Q. How does the Rose Rock Board recommend that the Rose Rock Common Unitholders vote?

A. The Rose Rock Board recommends that the Rose Rock Common Unitholders vote FOR the Merger Agreement and the transactions contemplated thereby.

On May 30, 2016, the Rose Rock Conflicts Committee and Rose Rock Board each unanimously determined that the Merger Agreement and the transactions contemplated thereby, including both the Merger and the execution, delivery and performance of the Support Agreement, are in the best interests of Rose Rock considering the interests of the Rose Rock Unaffiliated Unitholders. The Rose Rock Board recommends that the Rose Rock Common Unitholders vote FOR the Merger Agreement and the transactions contemplated thereby. For more information, see “The Merger — Recommendation of the Rose Rock Conflicts Committee and the Rose Rock Board.”

In considering the approval of the Merger Agreement and the Merger by the Rose Rock Conflicts Committee and the Rose Rock Board, Rose Rock Public Unitholders should consider that the directors and executive officers of the Rose Rock General Partner may have interests that differ from, or are in addition to, their interests as Rose Rock Public Unitholders. See the section titled “The Merger — Interests of Certain Persons in the Merger Transactions.”

Q. Should holders of Rose Rock Common Units deliver their Rose Rock Common Units now?

A. No. After the Merger is completed, holders of Rose Rock Common Units (other than Rose Rock Restricted Unit Awards) who hold their Rose Rock Common Units in certificated or book entry form will receive written instructions for exchanging their Rose Rock Common Units. If you own Rose Rock Common Units (other than Rose Rock Restricted Unit Awards) in street name, the shares of SemGroup Common Stock you will receive in connection with the Merger should be credited to your account in accordance with the policies and procedures of your bank, broker or other nominee within a few days following the closing date of the Merger.

Q. What will Rose Rock Public Unitholders be entitled to receive in the Merger?

A. Each Rose Rock Public Unitholder will be entitled to receive the Merger Consideration with respect to each Rose Rock Public Unit held by such Rose Rock Public Unitholder. No fractional shares of SemGroup Common Stock will be issued in the Merger, and each registered holder of Rose Rock Public Units who otherwise would have received a fractional share of SemGroup Common Stock in the Merger will, instead, receive, from the exchange agent, a cash payment, without interest, in lieu of such fractional shares representing such registered holder’s proportionate interest in the proceeds from the sale by the exchange agent of the aggregate number of fractional shares of SemGroup Common Stock that Rose Rock Public Unitholders would have otherwise been entitled to receive. For additional information regarding exchange procedures, please read “The Merger Agreement — Exchange of Units; Fractional Units.”

Q. What will holders of Rose Rock Restricted Unit Awards be entitled to receive in the Merger?

A. At the effective time of the Merger, each Rose Rock Restricted Unit Award that is not vested and does not vest in accordance with its terms (as set forth in an applicable award agreement) as a result of the Merger and that is outstanding as of immediately prior to the effective time of the Merger, will cease to represent an award with respect to Rose Rock Common Units and will be converted into an award with respect to shares of SemGroup Common Stock (a “SemGroup Award”). Each such SemGroup Award will be subject to the same vesting and forfeiture provisions as were applicable to the corresponding Rose Rock Restricted Unit Award immediately prior to the effective time of the Merger, with the number of shares of SemGroup Common Stock subject to each such SemGroup Award equal to the number of Rose Rock Common Units that were subject to each such Rose Rock Restricted Unit Award immediately prior to the effective time of the Merger multiplied by 0.8136 (the “Exchange Ratio”) (rounded down to the nearest whole share). Any corresponding accrued but unpaid unit distribution rights (“UDRs”, as defined in the Rose Rock Equity Incentive Plan) with respect to any converted Rose Rock Restricted Unit Awards will remain outstanding and will continue to represent an obligation with respect to the applicable SemGroup Award.

Q. Where will Rose Rock Common Units trade after the Merger?

A. Rose Rock Common Units will no longer be publicly traded following the Merger and will be delisted from the NYSE.

Q. What happens to future distributions with respect to Rose Rock Public Units?

A. If the Merger is successfully consummated, all outstanding Rose Rock Public Units (i) will be converted into the right to receive SemGroup Common Stock and (ii) will no longer receive quarterly distributions from Rose Rock. For a description of the differences between the rights of holders of SemGroup Common Stock and holders of Rose Rock Common Units, please read “Comparison of Rights of SemGroup Stockholders and Rose Rock Common Unitholders.”

Q. What will happen to Rose Rock’s outstanding senior notes and secured credit facility in the Merger?

A. Rose Rock’s currently outstanding senior notes will remain outstanding after the Merger is completed, and no “change of control” will occur thereunder. SemGroup is currently considering consummating certain internal “clean-up” mergers after the Merger is completed, which would ultimately result in Rose Rock merging with and into SemGroup, with SemGroup being the surviving entity of that merger. If SemGroup determines to consummate these internal mergers after the Merger is completed, SemGroup, upon consummation, would directly assume and become the successor issuer of Rose Rock’s outstanding senior notes. If SemGroup determines not to consummate these internal mergers after the Merger is completed, then it is contemplated that SemGroup and its subsidiaries that currently are guarantors of SemGroup’s outstanding senior notes will provide guaranties of Rose Rock’s senior notes once the Merger is completed. In addition, it is contemplated that Rose Rock and its subsidiaries that currently are guarantors of Rose Rock’s outstanding senior notes will provide guaranties of SemGroup’s senior notes and secured revolving credit facility once the Merger is completed. In connection with the completion of the Merger, Rose Rock’s existing senior secured revolving credit facility is contemplated to be terminated and SemGroup’s senior secured revolving credit facility is contemplated to be amended and upsized to accommodate the needs of the combined company.

Q. What are the expected U.S. federal income tax consequences to a Rose Rock Public Unitholder as a result of the Merger?

A. The receipt of SemGroup Common Stock and any cash in lieu of fractional shares of SemGroup Common Stock in exchange for Rose Rock Public Units pursuant to the Merger will be a taxable transaction to U.S. holders (as defined in the section titled “Material U.S. Federal Income Tax Consequences”) for U.S. federal income tax purposes. A U.S. holder will generally recognize capital gain or loss on the receipt of SemGroup Common Stock and any cash received in lieu of fractional shares of SemGroup Common Stock in exchange for Rose Rock Public Units. However, a portion of this gain or loss, which portion will likely be substantial, will be separately computed and taxed as ordinary income or loss to the extent attributable to assets giving rise to depreciation recapture or other “unrealized receivables” or to “inventory items” owned by Rose Rock and its non-corporate (for U.S. federal income tax purposes) subsidiaries. Passive losses that were not deductible by a U.S. holder in prior taxable periods because they exceeded a U.S. holder’s share of Rose Rock’s income may become available to offset a portion of the gain recognized by such U.S. holder. See the section titled “Material U.S. Federal Income Tax Consequences” for a more complete discussion of certain U.S. federal income tax consequences of the Merger.

Q. What are the expected U.S. federal income tax consequences for a Rose Rock Public Unitholder of the ownership of shares of SemGroup Common Stock after the Merger is completed?

A. SemGroup is classified as a corporation for U.S. federal income tax purposes and, therefore, SemGroup (and not its stockholders) is subject to U.S. federal income tax on its taxable income. A distribution of cash by SemGroup to a stockholder who is a U.S. holder (as defined in the section titled “Material U.S. Federal Income Tax Consequences”) will generally be included in such U.S. holder’s income as ordinary dividend income to the extent of SemGroup’s current and accumulated “earnings and profits” as determined under U.S. federal income tax principles. Any portion of the cash distributed to SemGroup Stockholders by SemGroup after the Merger that exceeds SemGroup’s current and accumulated earnings and profits will be treated as a non-taxable return of capital reducing a U.S. holder’s adjusted tax basis in such U.S. holder’s shares of SemGroup Common Stock and, to the extent the distribution exceeds such stockholder’s adjusted tax basis, as capital gain from the sale or exchange of such shares of SemGroup Common Stock. See the section titled “Material U.S. Federal Income Tax Consequences” for a more complete discussion of certain U.S. federal income tax consequences of owning and disposing of shares of SemGroup Common Stock.

Q. What are the expected U.S. federal income tax consequences to a holder of Rose Rock Restricted Unit Awards as a result of the Merger?

A. The conversion of Rose Rock Restricted Unit Awards into SemGroup Awards is not expected to be a taxable transaction for U.S. federal income tax purposes. Under the terms of the Rose Rock Restricted Unit Award agreements, recipients of Rose Rock Restricted Unit Awards must agree not to make elections under Section 83(b) of the Internal Revenue Code of 1986, as amended (the “Code”) at the time of grant. Accordingly, a holder of a Rose Rock Restricted Unit Award will recognize ordinary income if and when the award, as converted into a SemGroup Award, vests. Such a holder will recognize capital gain or loss, with the holding period measured from the date of vesting, if and when any shares of SemGroup Common Stock underlying the as-converted SemGroup Award are disposed of. For more information on the U.S. federal income tax consequences of owning and disposing of shares of SemGroup Common Stock following the vesting of any SemGroup Awards, see the section titled “Material U.S. Federal Income Tax Consequences.”

Q. Are holders of Rose Rock Common Units entitled to appraisal rights in connection with the Merger?

A. No. Holders of Rose Rock Common Units do not have appraisal rights under applicable law or contractual appraisal rights under the Rose Rock LP Agreement or the Merger Agreement.

SUMMARY

This summary highlights selected information in this joint consent statement/proxy statement/prospectus and does not contain all the information that may be important to you. To fully understand the Merger Agreement and the transactions contemplated thereby, including the Merger and the Stock Issuance, and for a more complete description of the terms of the Merger Agreement, you should carefully read this entire joint consent statement/proxy statement/prospectus, including the annexes, as well as the documents incorporated by reference into this joint consent statement/proxy statement/prospectus, and the other documents to which you are referred. For information on how to obtain the documents that SemGroup and Rose Rock have filed with the SEC, see “Where You Can Find More Information.”

The Merger (page 34)

SemGroup and the Rose Rock General Partner have agreed to merge Merger Sub, a wholly owned subsidiary of SemGroup, with and into Rose Rock, with Rose Rock being the surviving entity in the Merger as an indirect wholly owned subsidiary of SemGroup. In addition, if the Merger is successfully completed, Rose Rock Common Units will no longer be listed and traded on the NYSE. SemGroup is currently considering consummating certain internal “clean-up” mergers after the Merger occurs, which would ultimately result in Rose Rock merging into SemGroup, with SemGroup being the surviving entity of that merger.

The Merger Parties (page 103)

SemGroup

SemGroup is a publicly traded Delaware corporation founded in 2000 as a limited partnership and incorporated under the laws of the state of Delaware in 2005. SemGroup provides gathering, transportation, storage, distribution, marketing and other midstream energy services primarily to producers, refiners of petroleum products and other market participants located in the Midwest and Rocky Mountain regions of the United States and Canada. SemGroup, or its significant equity method investees, has an asset base consisting of pipelines, gathering systems, storage facilities, terminals, processing plants and other distribution assets located in North American production and supply areas, including the Gulf Coast, Midwest, Rocky Mountain and Western Canadian regions. SemGroup also maintains and operates storage, terminal and marine facilities at Milford Haven in the United Kingdom that enable customers to supply petroleum products to markets in the Atlantic Basin. SemGroup also operates a network of liquid asphalt cement terminals throughout Mexico. SemGroup’s operations are conducted directly and indirectly through its primary operating segments.

Rose Rock

Rose Rock is a growth-oriented Delaware limited partnership formed by SemGroup in 2011 to own, operate, develop and acquire a diversified portfolio of midstream energy assets. Rose Rock is engaged in the business of crude oil gathering, transportation, storage, distribution and marketing in Colorado, Kansas, Minnesota, Montana, North Dakota, Ohio, Oklahoma, Pennsylvania, Texas and Wyoming. It operates in the Bakken Shale in North Dakota and Montana, the Denver-Julesburg Basin and the Niobrara Shale in the Rocky Mountain region, and the Granite Wash and Mississippi Lime Play in the Mid-Continent region. The majority of Rose Rock’s assets are strategically located in, or connected to, the Cushing, Oklahoma crude oil marketing hub. Cushing is the designated point of delivery specified in NYMEX crude oil futures contracts and is one of the largest crude oil marketing hubs in the United States.

PBMS, LLC

PBMS, LLC, which is referred to in this joint consent statement/proxy statement/prospectus as Merger Sub, is a Delaware limited liability company and an indirect wholly owned subsidiary of SemGroup. Merger Sub was formed on May 20, 2016 solely for the purpose of consummating the Merger and has no operating assets. Merger Sub has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the Merger.

Executive Offices of SemGroup, Rose Rock, and Merger Sub

The principal executive offices of SemGroup, Rose Rock and Merger Sub are located at Two Warren Place, 6120 S. Yale Avenue, Suite 700, Tulsa, Oklahoma 74136-4216. The telephone number of both of SemGroup and Merger Sub is (918) 524-8100 and the telephone number of Rose Rock is (918) 524-7700. The SemGroup website is located at http://www.semgroupcorp.com/ and the Rose Rock website is located at http://www.semgroupcorp.com/BusinessUnits/RoseRock.aspx.

SemGroup and Rose Rock each make available their periodic reports and other information filed with or furnished to the SEC, free of charge, through their respective websites, as soon as reasonably practicable after those reports and other information are electronically filed with or furnished to the SEC. Information on the foregoing websites or any other website is not incorporated by reference into this joint consent statement/proxy statement/prospectus and does not constitute a part of this joint consent statement/proxy statement/prospectus.

Required Approval of the Merger by the Rose Rock Common Unitholders (page 28)

The approval and adoption of the Merger Agreement and the Merger by Rose Rock requires the affirmative vote or consent of holders of at least a majority of the outstanding Rose Rock Common Units. Pursuant to the terms of the Support Agreement, Rose Rock Holdings, which as of August 9, 2016 beneficially owned 20,704,418 Rose Rock Common Units representing approximately 56.2% of the outstanding Rose Rock Common Units, has irrevocably and unconditionally agreed to deliver the Rose Rock Holdings Written Consent adopting and approving in all respects the Merger Agreement and the transactions contemplated thereby, including the Merger, within two business days after the effectiveness of the registration statement of which this joint consent statement/proxy statement/prospectus forms a part. Once a sufficient number of consents to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger, have been received, the consent process will conclude. The delivery of the Rose Rock Holdings Written Consent by Rose Rock Holdings will be sufficient to approve the Merger Agreement and the transactions contemplated thereby, including the Merger, on behalf of Rose Rock.

SemGroup’s Ownership Interest In and Control of Rose Rock (page 34)

SemGroup holds a controlling ownership interest in Rose Rock. As of the date of this joint consent statement/proxy statement/prospectus, SemGroup controls Rose Rock through SemGroup’s indirect ownership of 100% of the membership interests of the Rose Rock General Partner, which owns 100% of the general partner interest in Rose Rock, and through SemGroup’s indirect ownership of approximately 56.2% of the outstanding Rose Rock Common Units.

Reasons for the Rose Rock Conflict Committee’s Recommendation; Recommendation of the Rose Rock Board (page 47)

The Rose Rock Conflicts Committee considered the benefits of the Merger Agreement, including the Merger Transactions as well as the associated risks, and resolved, by a unanimous vote held on May 30, 2016, that the Merger Agreement and the transactions contemplated thereby, including both the Merger and the execution, delivery and performance of the Support Agreement, are in the best interests of Rose Rock considering the interests of the Rose Rock Unaffiliated Unitholders; approved the Merger Agreement and the Merger Transactions, including the Merger (such approval constituting “Special Approval” as defined in the

Rose Rock LP Agreement); and recommended the approval of the Merger Agreement and the Support Agreement and the consummation of the Merger Transactions, including the Merger, to the Rose Rock Board. For a discussion of many of the factors considered by the Rose Rock Conflicts Committee in making their determination and approval, please read “The Merger — Reasons for the Rose Rock Conflicts Committee’s Recommendation.”

Based upon such approval and recommendation, at a meeting duly called and held on May 30, 2016, the Rose Rock Board unanimously approved the Merger Agreement and the transactions contemplated thereby, including, without limitation, the Merger and the Support Agreement; declared it advisable and in the best interests of the Rose Rock General Partner that the Rose Rock General Partner, on its own behalf and on behalf of Rose Rock, execute, deliver and perform the Merger Agreement and the Support Agreement, and consummate the Merger and engage in all transactions related thereto, including the Merger; and, on behalf of the Rose Rock General Partner, authorized and directed that the Merger Agreement be submitted to a vote of the Rose Rock Common Unitholders and, as permitted by the Rose Rock LP Agreement, authorized the Rose Rock Common Unitholders to act by written consent without a meeting in connection with consenting to the Merger Agreement and the transactions contemplated thereby.

Opinion of Evercore — Financial Advisor to Rose Rock Conflicts Committee (page 53)

The Rose Rock Conflicts Committee retained Evercore Group L.L.C. (“Evercore”) to act as its financial advisor in connection with evaluating the Merger. On May 30, 2016, at a meeting of the Rose Rock Conflicts Committee, Evercore rendered its oral opinion, subsequently confirmed by delivery of a written opinion, that, as of May 30, 2016 and based upon and subject to the factors, procedures, assumptions, qualifications and limitations set forth in its opinion, the Exchange Ratio was fair, from a financial point of view, to the Rose Rock Unaffiliated Unitholders. The full text of the written opinion of Evercore, dated as of May 30, 2016, which sets forth, among other things, the procedures followed, assumptions made, matters considered and qualifications and limitations on the scope of review undertaken in rendering its opinion, is attached hereto as Annex B and is incorporated by reference in its entirety into this joint consent statement/proxy statement/prospectus. You are urged to read Evercore’s opinion carefully and in its entirety. Evercore’s opinion was addressed to, and provided for the information and benefit of, the Rose Rock Conflicts Committee in connection with its evaluation of the fairness of the Exchange Ratio to the Rose Rock Unaffiliated Unitholders, and did not address any other aspects or implications of the Merger. Evercore’s opinion should not be construed as creating any fiduciary duty on Evercore’s part to any party and such opinion is not intended to be, and does not constitute, a recommendation to the Rose Rock Conflicts Committee or to any other persons in respect of the Merger, including as to how any Rose Rock Common Unitholder or SemGroup Stockholder should act or vote in respect of the Merger. Evercore’s opinion speaks as of the date rendered, and Evercore has no obligation to update, revise or reaffirm its opinion.

The SemGroup Special Meeting of Stockholders (page 29)

The SemGroup Special Meeting will be held on                     , 2016 at             , local time, at Doubletree by Hilton Hotel Tulsa at Warren Place, 6110 South Yale Avenue, Tulsa, Oklahoma 74136. Only SemGroup Stockholders at the close of business on the SemGroup Vote Record Date are entitled to notice of, and to vote at, the SemGroup Special Meeting or any adjournment or postponement thereof. The approval of the Stock Issuance Proposal requires the affirmative vote (in person or by proxy) of the holders of a majority of the aggregate voting power present at the SemGroup Special Meeting or any adjournment or postponement thereof, provided a quorum is present. The approval of the Adjournment Proposal requires the affirmative vote (in person or by proxy) of the holders of a majority of the aggregate voting power present at the SemGroup Special Meeting or any adjournment or postponement thereof, regardless of whether a quorum is present. See “The SemGroup Special Meeting of Stockholders” beginning on page 29.

Recommendation of the SemGroup Board and Its Reasons for the Merger (page 75)

The SemGroup Board considered the benefits of the Merger Agreement, including the Merger Transactions as well as the associated risks and, at a meeting duly called and held on May 30, 2016, unanimously determined that the Merger Agreement and the transactions contemplated thereby, including, without limitation, the Merger and the Stock Issuance, are advisable and fair to, and in the best interests of, SemGroup and the SemGroup Stockholders; authorized and approved the Merger Agreement (in the form delivered to the SemGroup Board) and the transactions contemplated thereby, including, without limitation, the Merger and the Stock Issuance; and directed that the approval of the Stock Issuance be submitted to a vote at the SemGroup Special Meeting and recommended that SemGroup Stockholders vote in favor of the Stock Issuance. For a discussion of many of the factors considered by the SemGroup Board in making its determination and approval, please read “The Merger — Recommendation of the SemGroup Board and Its Reasons for the Merger.”

Opinion of Barclays — Financial Advisor to SemGroup (page 77)

SemGroup retained Barclays Capital Inc. (“Barclays”) to act as its financial advisor in connection with the Merger. At a meeting of the SemGroup Board duly called and held on May 30, 2016, representatives of Barclays delivered Barclays’ oral opinion to the SemGroup Board, which opinion was subsequently confirmed by delivery of a written opinion dated as of May 30, 2016, to the effect that, as of such date and based upon and subject to the qualifications, limitations and assumptions stated therein, from a financial point of view, the Exchange Ratio to be paid by SemGroup in the Merger was fair to SemGroup.

The full text of Barclays’ written opinion, dated as of May 30, 2016, is attached as Annex C to this joint consent statement/proxy statement/prospectus. Barclays’ written opinion sets forth, among other things, the assumptions made, procedures followed, factors considered and limitations upon the review undertaken by Barclays in rendering its opinion. You are encouraged to read the opinion carefully in its entirety. The summary of Barclays’ opinion and the methodology that Barclays used to render its opinion is qualified in its entirety by reference to the full text of the opinion. See “The Merger — Opinion of Barclays — Financial Advisor to SemGroup.”

Interests of Certain Persons in the Merger Transactions (page 85)

In considering the recommendations of the Rose Rock Conflicts Committee to the Rose Rock Board and of the Rose Rock Board, Rose Rock Common Unitholders should be aware that all of the current executive officers and directors (and certain of the former executive officers and directors who served since January 1, 2015) of the Rose Rock General Partner have interests in the Merger Transactions that may differ from, or may be in addition to, the interests of Rose Rock Common Unitholders generally. These interests include:

•	Certain of the executive officers of the Rose Rock General Partner are also executive officers of SemGroup, and certain of the directors of the Rose Rock General Partner are also directors of SemGroup.

•	The directors (including the members of the Rose Rock Conflicts Committee) and officers of the Rose Rock General Partner are entitled to continued indemnification (including advancement of expenses) and insurance coverage under the Merger Agreement.

•	All of the executive officers and directors of the Rose Rock General Partner beneficially own Rose Rock Common Units, and these executive officers and directors will receive the Merger Consideration upon completion of the Merger for each Rose Rock Common Unit they hold.

•

All of the executive officers and directors of the Rose Rock General Partner hold outstanding Rose Rock Restricted Unit Awards that have not yet vested. Pursuant to the Merger Agreement, at the effective time of the Merger, each Rose Rock Restricted Unit Award that is not vested and does not vest in accordance with its terms (as set forth in an applicable award agreement) as a result of the Merger and that is outstanding as of immediately prior to the effective time of the Merger, will cease to represent an award with respect to Rose Rock Common Units and will be converted into a SemGroup Award. Each such SemGroup Award will be subject to the same vesting and forfeiture provisions as were applicable to the corresponding Rose Rock Restricted Unit Award immediately prior to the effective time of the Merger, with the number of shares of SemGroup Common Stock subject to each such SemGroup Award to be equal to the number of Rose Rock Common Units subject to each such Rose Rock Restricted Unit Award immediately prior to the effective time of the Merger multiplied by the Exchange Ratio (rounded down to the nearest whole share), with any corresponding accrued but unpaid UDRs with respect to any Rose Rock Restricted Unit Awards to be assumed, remain outstanding and continue to represent an obligation with respect to the applicable SemGroup Award. As described in greater detail in “Interests of Certain Persons in the Merger Transactions — Treatment of Equity Awards” below, although there will be no single trigger accelerated vesting of the outstanding and unvested Rose Rock Restricted Unit Awards in connection with the Merger, each Rose Rock Restricted Unit Award agreement pursuant to which the executive officers of the Rose Rock General Partner have been granted Rose Rock Restricted Unit Awards provides that the award will vest and become nonforfeitable upon certain termination events, including a resignation by the executive officer for “Good Reason” (as defined in the applicable award agreement) within two years following a “Change of Control” (as defined in the Rose Rock Equity Incentive Plan). The Merger will constitute a “Change of Control” for these purposes.

•	All of the executive officers and certain of the directors of the Rose Rock General Partner beneficially own shares of SemGroup Common Stock.

In considering the recommendations of the SemGroup Board, SemGroup Stockholders should be aware that all of the executive officers and certain of the directors of SemGroup have interests in the Merger Transactions that may differ from, or may be in addition to, the interests of SemGroup Stockholders generally. These interests include:

•	All of the executive officers of SemGroup are also executive officers of the Rose Rock General Partner, and certain of the directors of SemGroup are also directors of the Rose Rock General Partner.

•	All of the executive officers and certain of the directors of SemGroup beneficially own Rose Rock Common Units, and these executive officers and directors will receive the Merger Consideration upon completion of the Merger for each Rose Rock Common Unit they hold.

•	All of the executive officers and certain of the directors of SemGroup hold outstanding Rose Rock Restricted Unit Awards that are have not yet vested. See the description in the paragraph above regarding the treatment of these equity awards in the Merger.

Market Prices of Rose Rock Common Units and SemGroup Common Stock

Rose Rock Common Units are quoted on the NYSE under the symbol “RRMS”. SemGroup Common Stock is quoted on the NYSE under the symbol “SEMG”.

The following table shows the closing sale prices of Rose Rock Common Units and SemGroup Common Stock as reported on the NYSE on May 27, 2016, the last full trading day prior to the public announcement of the proposed Merger, and on                     , 2016, the last practicable trading day prior to the filing date of this joint consent statement/proxy statement/prospectus.

	SemGroup		Rose Rock
May 27, 2016		$29.50		$24.00
, 2016	$		$

The Merger Agreement (page 92)

The Merger Agreement is attached to this joint consent statement/proxy statement/prospectus as Annex A and is incorporated by reference into this joint consent statement/proxy statement/prospectus. You are encouraged to read the Merger Agreement because it is the legal document that governs the Merger. For a summary of the material terms of the Merger Agreement, please read the section entitled “The Merger Agreement” beginning on page 92.

Structure of the Merger

Pursuant to the terms of the Merger Agreement, Merger Sub will merge with and into Rose Rock, and each Rose Rock Public Unitholder will be entitled to receive the Merger Consideration in exchange for each Rose Rock Common Unit that such holder owns immediately prior to the effective time of the Merger. As a result of the Merger, the separate existence of Merger Sub will cease and Rose Rock and its subsidiaries will become wholly owned subsidiaries of SemGroup.

When the Merger Becomes Effective

The parties to the Merger Agreement have agreed to close the Merger on the next business day after the day on which the last condition to completing the Merger is satisfied or waived or at such other time as the parties may agree. The Merger will then become effective at the time and on the date on which a certificate of merger is filed with the Delaware Secretary of State or at such later time and date on which the parties agree and specify in the certificate of merger. This time is referred to as the “effective time of the Merger.”

Effect of the Merger

At the effective time of the Merger:

•	Each Rose Rock Public Unit will be converted into the right to receive the Merger Consideration and, upon such conversion, will be canceled and will cease to exist.

•	Each Rose Rock Restricted Unit Award will cease to represent an award with respect to Rose Rock Common Units and will be converted into a SemGroup Award as described in “Treatment of Rose Rock Equity Awards” below.

•	Each Rose Rock Common Unit owned by Rose Rock will automatically be canceled and will cease to exist and no consideration will be paid in connection with such cancellation.

•	Each Rose Rock Common Unit held by SemGroup or any of SemGroup’s direct or indirect subsidiaries (excluding Rose Rock and the Rose Rock General Partner) will remain outstanding following the Merger.

•	The limited liability company interests in Merger Sub issued and outstanding immediately prior to the effective time of the Merger will be converted into an aggregate number of Rose Rock Common Units equal to the number of Rose Rock Public Units that are converted into the right to receive the Merger Consideration pursuant to the Merger.

If, before the effective time of the Merger, the issued and outstanding Rose Rock Common Units or shares of SemGroup Common Stock are changed into a different number of units or shares, as applicable, as a result of any unit or share split, distribution, combination, reorganization or other similar transaction, an appropriate adjustment will be made to the Exchange Ratio.

For a description of the Rose Rock Common Units and the SemGroup Common Stock and a description of the comparative rights of Rose Rock Common Unitholders and SemGroup Stockholders, please read “Comparison of Rights of SemGroup Stockholders and Rose Rock Common Unitholders” and “Description of SemGroup Common Stock.”

Treatment of Rose Rock Equity Awards

At the effective time of the Merger, each outstanding Rose Rock Restricted Unit Award that is not vested and does not vest in accordance with its terms (as set forth in an applicable award agreement) as a result of the Merger and that is outstanding as of immediately prior to the effective time of the Merger will cease to represent an award with respect to Rose Rock Common Units and will be converted into a SemGroup Award. Each such SemGroup Award will be subject to the same vesting and forfeiture provisions as were applicable to the corresponding Rose Rock Restricted Unit Award immediately prior to the effective time of the Merger, with the number of shares of SemGroup Common Stock subject to each such SemGroup Award to be equal to the number of Rose Rock Common Units subject to each such Rose Rock Restricted Unit Award immediately prior to the effective time of the Merger multiplied by the Exchange Ratio (rounded down to the nearest whole share), with any corresponding accrued but unpaid UDRs with respect to any Rose Rock Restricted Unit Awards to be assumed, remain outstanding and continue to represent an obligation with respect to the applicable SemGroup Award.

Conditions to the Merger

The obligation of the parties to the Merger Agreement to complete the Merger is subject to the satisfaction or waiver of certain conditions, including, among others:

•	the delivery of this joint consent statement/proxy statement/prospectus to the Rose Rock Common Unitholders at least 20 business days prior to the closing of the Merger (the “Closing”);

•	the receipt of all governmental consents and approvals, the absence of which would, individually or in the aggregate, have a material adverse effect on SemGroup or Rose Rock;

•	the delivery of the Required Rose Rock Common Unitholder Written Consent in accordance with applicable law;

•	the continued effectiveness of the registration statement of which this joint consent statement/proxy statement/prospectus forms a part;

•	the approval for listing on the NYSE of the SemGroup Common Stock to be issued in the Merger, subject to official notice of issuance;

•	the absence of any decree, order, injunction or law that prohibits the Merger or makes the Merger unlawful; and

•	the SemGroup Stockholder Approval having been obtained in accordance with applicable law and SemGroup’s governing documents.

The parties’ obligations are also separately subject to the satisfaction or waiver of the following conditions:

•	certain fundamental representations and warranties of the other party relating to organization and existence, authorization to enter into the Merger Agreement and to complete the transactions contemplated thereby and capitalization being true and correct as of the Closing in all material respects;

•	the representations and warranties of the other party relating to the absence of changes that would have a material adverse effect on such party and the absence of material damage, destruction, or loss to any material portion of assets of such party or its subsidiaries being true and correct as of the Closing;

•	all other representations and warranties of the other party being true and correct as of the Closing, other than certain failures to be true and correct that would not in the aggregate result in a material adverse effect on the party making the representation or warranty; and

•	the other party having performed or complied with all agreements and covenants required to be performed by it under the Merger Agreement in all material respects.

SemGroup Board Recommendation and SemGroup Adverse Recommendation Change

At a meeting duly called and held on May 30, 2016, the SemGroup Board unanimously determined that the Merger Agreement and the transactions contemplated thereby, including, without limitation, the Merger and the Stock Issuance, are advisable and fair to, and in the best interests of, SemGroup and the SemGroup Stockholders; authorized and approved the Merger Agreement (in the form delivered to the SemGroup Board) and the transactions contemplated thereby, including, without limitation, the Merger and the Stock Issuance; and directed that the approval of the Stock Issuance be submitted to a vote at the SemGroup Special Meeting and recommended that SemGroup Stockholders vote in favor of the Stock Issuance.

Subject to the exceptions described below, the Merger Agreement provides that SemGroup will not, through the SemGroup Board:

•	withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to Rose Rock, the SemGroup Board Recommendation; or

•	fail to include the SemGroup Board Recommendation in this joint consent statement/proxy statement/prospectus.

SemGroup taking any of the actions described above is referred to as a “SemGroup Adverse Recommendation Change.”

Subject to the conditions described below, the SemGroup Board may, at any time prior to the SemGroup Stockholders approving the Stock Issuance Proposal, effect a SemGroup Adverse Recommendation Change if the SemGroup Board determines in good faith (after consultation with SemGroup’s financial advisor and outside legal counsel) that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties to the SemGroup Stockholders under applicable law.

Pursuant to the Merger Agreement, the SemGroup Board (i) is not permitted to make a SemGroup Adverse Recommendation Change in response to a SemGroup Acquisition Proposal that does not constitute a SemGroup Designated Proposal (each as defined below) and (ii) may not effect a SemGroup Adverse Recommendation Change unless:

•	SemGroup has provided prior written notice to Rose Rock of its intention to make a SemGroup Adverse Recommendation Change, specifying in reasonable detail the reasons for effecting the SemGroup Adverse Recommendation Change (including, in the case of a SemGroup Designated Proposal, a description of the material terms of such SemGroup Designated Proposal and a copy of any definitive agreement reflecting such SemGroup Designated Proposal) at least five days in advance of its making a SemGroup Adverse Recommendation Change, unless at the time such notice is required to be given there are fewer than five days remaining prior to the SemGroup Stockholder Meeting, in which case SemGroup is required to provide as much notice as is reasonably practicable (the period inclusive of all such days, the “SemGroup Notice Period”); and

•	during the SemGroup Notice Period the SemGroup Board has negotiated, and has caused its representatives to negotiate, with Rose Rock (to the extent Rose Rock desires to negotiate) to make such adjustments in the terms and conditions of the Merger Agreement so that the failure to effect such SemGroup Adverse Recommendation Change would not be reasonably likely to be inconsistent with the SemGroup Board’s fiduciary duties to SemGroup Stockholders under applicable law (provided that in the event of any material amendment to the terms of a SemGroup Designated Proposal, SemGroup is required to provide a new notice as described above and a new SemGroup Notice Period will begin upon Rose Rock’s receipt of such notice, except that such new SemGroup Notice Period in connection with any material amendment will be for three days from the time Rose Rock receives such notice (as opposed to five days)).

For purposes of the Merger Agreement:

•	the term “SemGroup Acquisition Proposal” means any inquiry, proposal or offer from any person or “group” (as defined in Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than the Rose Rock Parties or any subsidiaries of Rose Rock, relating to any direct or indirect acquisition (whether in a single transaction or a series of related transactions and whether by merger, consolidation, share exchange, share issuance, business combination, recapitalization, liquidation or otherwise):

•	of assets of SemGroup and its partially or wholly owned subsidiaries (including securities of subsidiaries), other than NGL Energy Holdings, equal to 25% or more of the assets of SemGroup and its partially or wholly owned subsidiaries, other than NGL Energy Holdings, taken as a whole;

•	of assets of SemGroup and its partially or wholly owned subsidiaries (including securities of subsidiaries), other than NGL Energy Holdings, to which 25% or more of the revenues or earnings of SemGroup and its partially or wholly owned subsidiaries, excluding NGL Energy Holdings (for the twelve-month period ending on the last day of SemGroup’s most recently completed fiscal quarter), taken as a whole, are attributable; or

•	of “beneficial ownership (within the meaning of Section 13 under the Exchange Act) of 25% or more of any outstanding class of equity securities of SemGroup; and

•	the term “SemGroup Designated Proposal” means a bona fide written SemGroup Acquisition Proposal obtained after the date of the Merger Agreement, which the SemGroup Board determines in good faith to be more favorable to the SemGroup Stockholders from a financial point of view than the transactions contemplated by the Merger Agreement, taking into account all financial, legal, financing, regulatory and other aspects of such offer and any changes to the terms of the Merger Agreement that as of the time of determination had been committed to by Rose Rock and the Rose Rock General Partner in writing (provided that for purposes of the definition of “SemGroup Designated Proposal,” references in the term “SemGroup Acquisition Proposal” to “25%” are deemed to be references to “50%”).

Termination

The parties to the Merger Agreement may mutually agree to terminate the Merger Agreement at any time prior to the effective time of the Merger. In addition, either party may terminate the Merger Agreement on its own prior to the effective time of the Merger if:

•	the Merger has not been consummated on or before December 31, 2016, provided that right to terminate the Merger Agreement shall not be available to the party seeking to terminate if such party failed to perform or observe in any material respect its obligations under the Merger Agreement in any manner that shall have been the principal cause of, or resulted in, the failure of the Merger to occur on or before such date;

•	a governmental entity has issued a final and non-appealable order, decree, or ruling, or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger, so long as the party seeking termination has complied with its obligations under the Merger Agreement regarding certain filings, the SemGroup Stockholder Meeting, the SemGroup Board Recommendation, commercially reasonable efforts to cause the Merger to occur, and other further assurances;

•	the other party breaches any of its representations, warranties, or agreements in the Merger Agreement, or if any of the other party’s representations or warranties becomes untrue and such breach (i) is incapable of being cured, or is not cured, prior to the Termination Date, and (ii) results in a condition to the Merger not being satisfied, provided that the party seeking termination is not in breach of its representations and warranties under the Merger Agreement so as to give rise to a failure of the condition to the other party’s obligation to close under the Merger Agreement;

•	the SemGroup Stockholder Approval has not been obtained upon the conclusion of the SemGroup Special Meeting and any adjournment or postponement thereof (provided that SemGroup is not permitted to terminate in such circumstance if the failure to obtain SemGroup Stockholder Approval is proximately caused by a withdrawal, modification, or qualification of the SemGroup Board Recommendation in a manner that is not permitted under the Merger Agreement); or

•	a SemGroup Adverse Recommendation Change has occurred in connection with a SemGroup Designated Proposal.

Separately, Rose Rock may terminate the Merger Agreement on its own prior to the effective time of the Merger if a SemGroup Adverse Recommendation Change occurs other than in connection with a SemGroup Designated Proposal. In such circumstance, Rose Rock may only terminate the Merger Agreement within five business days after Rose Rock and the Rose Rock Conflicts Committee have been notified, or otherwise become aware, of the SemGroup Adverse Recommendation Change. However, if within such five business day period, Rose Rock does not provide SemGroup with written notice of its intention not to terminate the Merger Agreement, then the Merger Agreement will be deemed terminated.

Material U.S. Federal Income Tax Consequences (page 135)

The receipt of SemGroup Common Stock and any cash in lieu of fractional shares of SemGroup Common Stock in exchange for Rose Rock Public Units pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes to U.S. holders (as defined in the section titled “Material U.S. Federal Income Tax Consequences”).

A U.S. holder who receives SemGroup Common Stock and cash in lieu of fractional shares of SemGroup Common Stock in exchange for Rose Rock Public Units pursuant to the Merger will recognize gain or loss in an amount equal to the difference between:

•	the sum of (i) the fair market value of SemGroup Common Stock received, (ii) the amount of any cash received in lieu of fractional shares of SemGroup Common Stock, and (iii) such U.S. holder’s share of Rose Rock’s nonrecourse liabilities immediately prior to the Merger; and

•	such U.S. holder’s adjusted tax basis in the Rose Rock Public Units exchanged therefor (which includes such U.S. holder’s share of Rose Rock’s nonrecourse liabilities immediately prior to the merger).

Gain or loss recognized by a U.S. holder will generally be taxable as capital gain or loss. However, a portion of this gain or loss, which portion is likely to be substantial, will be separately computed and taxed as ordinary income or loss under Section 751 of the Code to the extent attributable to assets giving rise to depreciation recapture or other “unrealized receivables” or to “inventory items” owned by Rose Rock and its non-corporate (for U.S. federal income tax purposes) subsidiaries. Passive losses that were not deductible by a U.S. holder in prior taxable periods because they exceeded a U.S. holder’s share of Rose Rock’s income may become available to offset a portion of the gain recognized by such U.S. holder.

The conversion of Rose Rock Restricted Unit Awards into SemGroup Awards is not expected to be a taxable transaction for U.S. federal income tax purposes. Under the terms of the Rose Rock Restricted Unit Award agreements, recipients of Rose Rock Restricted Unit Awards must agree not to make elections under Section 83(b) of the Code at the time of grant. Accordingly, a holder of a Rose Rock Restricted Unit Award will recognize ordinary income if and when the award, as converted into a SemGroup Award, vests. Such a holder will recognize capital gain or loss, with the holding period measured from the date of vesting, if and when any shares of SemGroup Common Stock underlying the as-converted SemGroup Award are disposed of.

The U.S. federal income tax consequences of the Merger to a Rose Rock Common Unitholder will depend on such unitholder’s own personal tax situation. Accordingly, you are strongly urged to consult your tax advisor for a full understanding of the particular tax consequences of the merger to you.

For additional information, read the section titled “Material U.S. Federal Income Tax Consequences.”

Other Information Related to the Merger

No Appraisal Rights (page 91)

Neither the Rose Rock Common Unitholders nor the SemGroup Stockholders have appraisal rights in connection with the Merger under applicable law. In addition, (i) Rose Rock Common Unitholders do not have contractual appraisal rights under the Rose Rock LP Agreement or the Merger Agreement and (ii) SemGroup Stockholders do not have contractual appraisal rights under the amended and restated certificate of incorporation of SemGroup (the “SemGroup Amended and Restated Certificate”) or the amended and restated bylaws of SemGroup (the “SemGroup Amended and Restated Bylaws,” and together with the SemGroup Amended and Restated Certificate, the “SemGroup Organizational Documents”).

Regulatory Matters (page 91)

In connection with the Merger, SemGroup and Rose Rock intend to make all required filings under the Securities Act of 1933, as amended (the “Securities Act”) and the Exchange Act, as well as any required filings or applications with the NYSE and the Secretary of State of the State of Delaware. SemGroup and Rose Rock are unaware of any other requirement for the filing of information with, or the obtaining of the approval of, governmental authorities in any jurisdiction that is applicable to the Merger.

The Merger is not reportable under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and therefore no filings with respect to the Merger were required with the Federal Trade Commission (the “FTC”) or the Antitrust Division of the Department of Justice (the “DOJ”).

Listing of SemGroup Common Stock to be Issued in the Merger (page 91)

SemGroup expects to obtain approval to list the SemGroup Common Stock to be issued pursuant to the Merger Agreement on the NYSE, which approval is a condition to the Closing.

Accounting Treatment (page 91)

The Merger will be accounted for in accordance with Financial Accounting Standards Board Accounting Standards Codification 810, Consolidation — Overall — Changes in a Parent’s Ownership Interest in a Subsidiary. As SemGroup controls Rose Rock and will continue to control Rose Rock after the Merger, the changes in SemGroup’s ownership interest in Rose Rock will be accounted for as an equity transaction and no gain or loss will be recognized in SemGroup’s consolidated statements of operations and comprehensive income as a result of the Merger.

Comparison of Rights of SemGroup Stockholders and Rose Rock Common Unitholders (page 104)

SemGroup is a Delaware corporation and Rose Rock is a Delaware limited partnership, so there are significant differences under applicable Delaware state law in the rights of SemGroup Stockholders and Rose Rock Common Unitholders. For more information concerning these differences, please read “Comparison of the Rights of SemGroup Stockholders and Rose Rock Common Unitholders,” beginning at page 104.

Summary of Risk Factors

You should consider carefully all the risk factors together with all of the other information included in this joint consent statement/proxy statement/prospectus before deciding how to vote (in the case of SemGroup Stockholders) or whether to deliver your written consent (in the case of Rose Rock Common Unitholders). Some of these risks include, but are not limited to, those described below and in more detail under the headings “Risk Factors — Risks Related to the Merger,” “Risk Factors — Tax Risks Related to the Merger” and “Risk Factors — Risks Inherent in an Investment in SemGroup”:

•	The Merger is subject to closing conditions that, if not satisfied or waived, will result in the Merger not being consummated, which may cause the market price of the Rose Rock Common Units and/or SemGroup Common Stock to decline.

•	Financial projections regarding SemGroup and Rose Rock may not prove accurate.

•	The number of shares of SemGroup Common Stock that Rose Rock Public Unitholders will receive in the Merger is based upon the Exchange Ratio, which is a fixed exchange ratio. As a result, the market value of the shares of SemGroup Common Stock that Rose Rock Public Unitholders receive for their Rose Rock Public Units in the Merger could decrease prior to the consummation of the Merger.

•	The Rose Rock LP Agreement limits the duties of the Rose Rock General Partner to Rose Rock Common Unitholders and restricts the remedies available to Rose Rock Common Unitholders for actions taken by the Rose Rock General Partner in connection with the Merger that might otherwise constitute breaches of its duties.

•	The directors and executive officers of the Rose Rock General Partner may have interests that differ in certain respects from those of the Rose Rock Public Unitholders, including potential accelerated vesting of their outstanding and unvested Rose Rock Restricted Unit Awards upon certain qualifying termination events within two years after the completion of the Merger.

•	Certain directors and executive officers of SemGroup may have interests that differ in certain respects from those of the SemGroup Stockholders.

•	SemGroup and Rose Rock will incur transaction-related costs in connection with the Merger.

•	Under the Merger Agreement, if the Merger Agreement is terminated under certain specified circumstances, SemGroup would be required to pay to Rose Rock either (but not both) (i) Rose Rock’s expenses up to $3.8 million or (ii) a termination fee of $15.5 million, which could discourage a third party from making a favorable transaction proposal to acquire SemGroup.

•	Rose Rock has no ability to enter into a transaction that is not approved by the Rose Rock General Partner, which is controlled by SemGroup.

In addition, both SemGroup and Rose Rock are subject to various risks associated with their respective businesses. Please carefully read this joint consent statement/proxy statement/prospectus, the documents incorporated herein by reference and the documents to which you are referred. See “Risk Factors” beginning on page 21.

SELECTED HISTORICAL AND PRO FORMA FINANCIAL INFORMATION OF

SEMGROUP AND ROSE ROCK

The following tables set forth, for the periods and at the dates indicated, selected historical financial information for SemGroup and Rose Rock and selected unaudited pro forma financial information for SemGroup after giving effect to the proposed Merger.

The selected historical financial information presented for SemGroup as of December 31, 2015 and 2014, and for the years ended December 31, 2015, 2014 and 2013, was derived from the audited consolidated financial statements of SemGroup included in its Form 10-K for the fiscal year ended December 31, 2015, which is incorporated by reference in this joint consent statement/proxy statement/prospectus. The selected unaudited historical financial information presented for SemGroup as of June 30, 2016, and for the six months ended June 30, 2016 and 2015, was derived from the unaudited consolidated financial statements of SemGroup included in its Quarterly Report on Form 10-Q for the quarter ended June 30, 2016, which is incorporated by reference in this joint consent statement/proxy statement/prospectus. All other selected historical financial information presented for SemGroup has been derived from financial statements not incorporated by reference in this joint consent statement/proxy statement/prospectus.

The selected historical financial information presented for Rose Rock as of December 31, 2015 and 2014, and for the years ended December 31, 2015, 2014 and 2013, was derived from the audited consolidated financial statements of Rose Rock included in Rose Rock’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, which is incorporated by reference in this joint consent statement/proxy statement/prospectus. The selected unaudited historical financial information presented for Rose Rock as of June 30, 2016, and for the six months ended June 30, 2016 and 2015, was derived from the unaudited consolidated financial statements of Rose Rock included in its Quarterly Report on Form 10-Q for the quarter ended June 30, 2016, which is incorporated by reference in this joint consent statement/proxy statement/prospectus. All other selected historical financial information presented for Rose Rock has been derived from financial statements not incorporated by reference in this joint consent statement/proxy statement/prospectus.

The unaudited consolidated financial statements of SemGroup and Rose Rock have been prepared on the same basis as the audited consolidated financial statements except as stated in the related notes thereto and, in the opinion of management, include all normal recurring adjustments considered necessary for a fair presentation of their financial condition and results of operations for such periods. Operating results for the six months ended June 30, 2016 are not necessarily indicative of the results that may be expected for the year ended December 31, 2016.

You should read the financial information with respect to SemGroup presented below in conjunction with the historical consolidated financial statements, the related notes, and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in SemGroup’s Annual Report on Form 10-K for the year ended December 31, 2015 and SemGroup’s Quarterly Report on Form 10-Q for the six months ended June 30, 2016. You should read the financial information with respect to Rose Rock presented below in conjunction with the historical consolidated financial statements, the related notes, and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in Rose Rock’s Annual Report on Form 10-K for the year ended December 31, 2015 and Rose Rock’s Quarterly Report on Form 10-Q for the six months ended June 30, 2016. See “Documents Incorporated by Reference.”

The selected unaudited pro forma financial information shows the pro forma effect of SemGroup’s acquisition of the publicly held noncontrolling interest in Rose Rock as a result of the Merger and has been provided to assist in the analysis of the financial effects of the Merger. The selected unaudited pro forma condensed financial statements of SemGroup, from which the selected unaudited pro forma financial information is derived, are presented beginning on page F-1 of this document. The unaudited pro forma condensed consolidated statements of operations and comprehensive income for the six months ended June 30, 2016 and the year ended December 31, 2015 assume the Merger occurred on January 1, 2015. The unaudited pro forma condensed consolidated balance sheet as of June 30, 2016 assumes the Merger occurred on June 30, 2016. The unaudited pro forma condensed consolidated financial statements are provided for illustrative purposes only and do not purport to represent what SemGroup’s actual results of operations or financial position would have been if the Merger had occurred on the dates assumed, nor are they necessarily indicative of SemGroup’s future operating results or financial position. However, the pro forma adjustments shown in the unaudited pro forma condensed consolidated financial statements reflect estimates and assumptions that SemGroup management believes to be reasonable. For a complete discussion of the pro forma adjustments underlying the amounts in the tables below, please read “Unaudited Pro Forma Condensed Consolidated Financial Statements” beginning on page F-2 of this document.

Selected Historical and Pro Forma Financial Information of SemGroup

	SemGroup Historical							Pro Forma
	Years Ended December 31,					Six Months Ended June 30,		For the Six Months Ended June 30, 2016	For the Year Ended December 31, 2015
	2015	2014	2013	2012	2011	2016	2015
	(Thousands of dollars, except per share amounts)
Statement of operations data:
Total revenues	$1,455,094	$2,122,579	$1,427,016	$1,237,497	$1,465,246	$602,228	$675,536	$602,228	$1,455,094
Operating income	129,153	126,993	117,914	57,351	55,199	57,726	69,710	57,726	129,153
Income (loss) from continuing operations	42,816	52,058	65,753	28,958	12,360	3,687	34,211	(11,383)	38,085
Income (loss) from discontinued operations	(4)	(1)	59	2,939	(9,548)	(4)	(2)	(4)	(4)
Net income (loss)	42,812	52,057	65,812	31,897	2,812	3,683	34,209	(11,387)	38,081
Net income attributable to noncontrolling interests	12,492	22,817	17,710	9,797	435	10,942	9,446	—	—
Net income (loss) attributable to SemGroup	30,320	29,240	48,102	22,100	2,377	(7,259)	24,763	(11,387)	38,081
Income (loss) from continuing operations per share of common stock:
Basic	0.69	0.69	1.14	0.53	0.29	(0.16)	0.57	(0.20)	0.67
Diluted	0.69	0.68	1.13	0.52	0.17	(0.16)	0.56	(0.20)	0.67
Other financial data:
Cash dividend declared per common share	1.59	1.03	0.60	—	—	0.90	0.72	1.74	3.20

	SemGroup Historical						Pro Forma
	As of December 31,					As of June 30,	As of June 30,
	2015	2014	2013	2012	2011	2016	2016
	(Thousands of dollars)
Balance Sheet Data:
Total assets	$2,870,690	$2,589,802	$2,470,614	$1,748,179	$1,491,181	$3,096,974	$3,096,974
Long-term debt, including current portion (excluding debt subject to compromise)	1,074,628	767,132	615,125	206,086	109,335	1,070,363	1,070,363
Owners’ equity:
SemGroup Corporation owners’ equity	1,115,527	1,149,508	1,053,902	892,394	851,096	1,304,245	1,490,075
Noncontrolling interests in consolidated subsidiaries	80,829	69,929	159,961	129,134	127,569	71,083	—
Total owners’ equity	1,196,356	1,219,437	1,213,863	1,021,528	978,665	1,375,328	1,490,075

Selected Historical Financial Information of Rose Rock

	Years Ended December 31,					Six Months Ended June 30,
	2015	2014	2013	2012	2011 (a)	2016	2015
	(Thousands of dollars, except per unit amounts)
Statement of income data:
Total revenues	$844,711	$1,298,097	$767,202	$620,417	$431,321	$373,095	$357,996
Operating income	92,823	84,184	45,682	25,935	24,861	61,261	49,866
Net income	49,673	62,925	37,515	23,954	23,235	36,390	31,668
Net income attributable to noncontrolling interests	—	7,758	1,256	—	—	—	—
Net income attributable to Rose Rock Midstream, L.P.	49,673	55,167	36,259	23,954	23,235	36,390	31,668
Net income per common unit (basic) (b)	0.79	1.69	1.66	1.40	0.06	0.68	0.60
Net income per common unit (diluted) (b)	0.79	1.69	1.66	1.40	0.06	0.68	0.60
Net income per subordinated unit (basic and diluted) (b)	—	1.66	1.59	1.40	0.06	—	—
Net income (loss) per Class A unit (basic and diluted)	—	0.06	(0.39)	—	—	—	—
Other financial data:
Distributions paid per common and subordinated unit	2.57	2.07	1.72	1.21	—	1.32	1.26
Capital expenditures	86,346	61,282	51,560	28,370	31,635	20,390	36,262
Acquisitions	205,071	133,993	171,258	—	—	—	205,071

	As of December 31,					As of June 30,
	2015	2014	2013	2012	2011 (a)	2016
	(Thousands of dollars)
Balance Sheet Data:
Property, plant and equipment, net	$441,596	$396,066	$351,156	$303,776	$276,246	$443,327
Total assets	1,257,831	1,006,263	937,136	556,972	445,494	1,337,428
Long-term debt	744,597	432,092	245,088	4,562	87	774,488
Partners’ capital	230,205	308,489	317,709	320,553	304,854	206,692
Noncontrolling interests in consolidated subsidiaries	—	—	78,557	—	—	—
Total equity	230,205	308,489	396,266	320,553	304,854	206,692

(a)	Except as described in note (b) below, amounts for the year ended December 31, 2011 were calculated with respect to the predecessor entity prior to the initial public offering on December 14, 2011.
(b)	Amount for the year ended December 31, 2011 was calculated on net income subsequent to initial public offering on December 14, 2011.

COMPARATIVE AND PRO FORMA PER SHARE/UNIT DATA

The following table presents SemGroup’s and Rose Rock’s historical per share/unit data, per share pro forma data for SemGroup and equivalent per unit pro forma data for Rose Rock, using certain assumptions as set forth in the footnotes to the table. The data do not purport to be indicative of: (1) the results of operations or financial position which would have been achieved if the Merger had been effected at the beginning of the period or as of the date indicated or (2) the results of operations or financial position that may be achieved in the future.

	Six months ended June 30, 2016	Year ended December 31, 2015
Historical SemGroup
Income from continuing operations per share — basic	$(0.16)	$0.69
Income from continuing operations per share — diluted	$(0.16)	$0.69
Dividends per share declared in the period	$0.90	$1.59
Book value per share (a)	$24.70	$25.39

Historical Rose Rock
Income from continuing operations per share — basic	$0.68	$0.79
Income from continuing operations per share — diluted	$0.68	$0.79
Dividends per share declared in the period	$1.32	$2.57
Book value per unit (b)	$5.50	$6.13

SemGroup pro forma
Income from continuing operations per share — basic (c)	$(0.20)	$0.67
Income from continuing operations per share — diluted (c)	$(0.20)	$0.67
Dividends per share declared in the period (d)	$1.74	$3.20
Book value per share (e)	$22.60	N/A

Rose Rock equivalent pro forma (f)
Income from continuing operations per share — basic	$(0.16)	$0.55
Income from continuing operations per share — diluted	$(0.16)	$0.55
Dividends per share declared in the period	$1.41	$2.60
Book value per share	$18.39	N/A

(a)	SemGroup historical book value per unit calculated as follows (in thousands, except per share amounts):

SemGroup book value per share	June 30, 2016	December 31, 2015
Equity before noncontrolling interest	$1,304,245	$1,115,527
Divided by: Number of shares outstanding as of period end	52,813	43,932

Book value per share	$24.70	$25.39

(b)	Rose Rock historical book value per unit calculated as follows (in thousands, except per share amounts):

Rose Rock book value per unit	June 30, 2016	December 31, 2015
Equity before noncontrolling interest	$206,692	$230,205
Divided by: Number of units outstanding as of period end (includes Notional General Partner units representing the 2% General Partner interests)	37,590	37,550

Book value per unit	$5.50	$6.13

(c)	Amounts are from the unaudited pro forma condensed consolidated financial statements included under “Unaudited Pro Forma Condensed Consolidated Financial Statements.”
(d)	Pro forma dividends declared were calculated as follows (in thousands, except per share amounts):

Pro forma dividends per share	Six months ended June 30, 2016	Year ended December 31, 2015
SemGroup dividends declared in the period	$39,720	$69,514
Rose Rock distributions declared in the period	60,475	112,352

Total dividends or distributions declared in the period	100,195	181,866
Divided by: Pro forma weighted average number of shares outstanding as of date of record	57,679	56,913

Pro forma dividends per share declared in the period	$1.74	$3.20

(e)	Pro forma book value per share calculated as follows (in thousands, except per share amounts):

Pro forma book value per share	June 30, 2016
Equity before noncontrolling interest	$1,490,075
Divided by: Number of shares outstanding as of period end	65,939

Book value per share	$22.60

(f)	Rose Rock equivalent pro forma amounts are calculated by multiplying the SemGroup pro forma amounts by the Exchange Ratio.

MARKET PRICE AND CASH DISTRIBUTION INFORMATION

SemGroup Common Stock and Rose Rock Common Units are each listed on the NYSE under the symbols “SEMG” and “RRMS,” respectively. The following table sets forth for the periods indicated the high and low per-share and per-unit sales price of SemGroup Common Stock and Rose Rock Common Units, respectively, and the cash dividends per share and cash distributions per unit, respectively, for each of the last two fiscal years and the current fiscal year.

	Rose Rock			SemGroup
	High	Low	Cash Distributions per Unit	High	Low	Cash Dividend per Share
2014
First Quarter	$41.88	$35.63	$0.4650	$68.50	$59.90	$0.22
Second Quarter	$54.66	$39.53	$0.4950	$79.77	$62.90	$0.24
Third Quarter	$62.79	$51.62	$0.5350	$88.99	$75.72	$0.27
Fourth Quarter	$60.00	$43.00	$0.5750	$84.31	$59.30	$0.30
2015
First Quarter	$49.93	$36.66	$0.6200	$81.60	$56.83	$0.34
Second Quarter	$54.06	$45.21	$0.6350	$86.99	$75.66	$0.38
Third Quarter	$48.12	$21.53	$0.6500	$80.92	$41.44	$0.42
Fourth Quarter	$32.44	$14.47	$0.6600	$55.54	$22.56	$0.45
2016
First Quarter	$15.00	$6.67	$0.6600	$28.89	$13.98	$0.45
Second Quarter	$28.98	$10.71	$0.6600	$35.84	$20.06	$0.45
Third Quarter (through August 12, 2016)	$28.00	$22.25	$0.6600	$34.28	$27.64	$0.45	*

*	The dividend will be paid on August 25, 2016 to all SemGroup Stockholders of record on August 15, 2016.

On May 27, 2016, the last full trading day prior to the public announcement of the proposed Merger, the closing price for each share of SemGroup Common Stock as reported on the NYSE was $29.50 and the closing price for each Rose Rock Common Unit as reported on the NYSE was $24.00. On August                     , 2016 the last practicable trading day prior to the filing date of this joint consent statement/proxy statement/prospectus, the closing price for each share of SemGroup Common Stock as reported on the NYSE was $             and the closing price for each Rose Rock Common Unit as reported on the NYSE was $            .

As of August 9, 2016 there were approximately six record holders of Rose Rock Common Units and 2,907 record holders of SemGroup Common Stock.

Rose Rock Public Unitholders are encouraged to obtain current market quotations for Rose Rock Common Units and SemGroup Common Stock prior to making any decision with respect to the Merger. No assurance can be given concerning the market price for SemGroup Common Stock before or after the Merger. The market price for SemGroup Common Stock will fluctuate between the date of this joint consent statement/proxy statement/prospectus and the date on which the Merger is consummated and thereafter.

The Rose Rock LP Agreement provides that within 45 days after the end of each quarter, Rose Rock will distribute its cash available for distributions, if any, to Rose Rock Common Unitholders of record on the applicable record date (such distributions are more fully described in the section titled “Comparison of Rights of SemGroup Stockholders and Rose Rock Common Unitholders”). As a result of the conversion and cancellation of Rose Rock Common Units in connection with the Merger, Rose Rock will no longer make quarterly distributions following the consummation of the Merger.

The Merger Agreement restricts the ability of SemGroup to, prior to the consummation of the Merger, declare, set aside or pay any dividend or distribution payable in cash, stock, or property in respect of any capital stock, other than regular quarterly cash dividends on the SemGroup Common Stock in the ordinary course of business consistent with past practice and other than dividends or distributions with a record date after the effective time of the Merger. See “The Merger Agreement — Covenants and Other Agreements.”

RISK FACTORS

You should carefully consider the following risk factors, together with all of the other information in this joint consent statement/proxy statement/prospectus, the documents incorporated herein by reference and the documents to which you are referred herein. In particular, please read Part I, Item 1A, “Risk Factors,” in SemGroup’s Annual Report on Form 10-K for the year ended December 31, 2015 and Rose Rock’s Annual Report on Form 10-K for the year ended December 31, 2015 and Part II, Item 1A, “Risk Factors,” in the subsequent Quarterly Reports on Form 10-Q filed by each of SemGroup and Rose Rock, each of which is incorporated by reference herein. Each of these factors could adversely affect the consummation of the Merger, SemGroup’s and Rose Rock’s respective businesses, operating results and financial conditions, and the value of an investment in SemGroup Common Stock. This joint consent statement/proxy statement/prospectus also contains forward-looking statements that involve risks and uncertainties. Please read “Information Regarding Forward-Looking Statements.”

Risks Related to the Merger

The Merger is subject to closing conditions that, if not satisfied or waived, will result in the Merger not being consummated, which may cause the market price of Rose Rock Common Units and/or SemGroup Common Stock to decline.

The obligation of the parties to the Merger Agreement to complete the Merger is subject to the satisfaction or waiver of certain conditions, including:

•	the delivery of this joint consent statement/proxy statement/prospectus to Rose Rock Common Unitholders at least 20 business days prior to the Closing;

•	the receipt of all governmental consents and approvals, the absence of which would, individually or in the aggregate, have a material adverse effect on SemGroup or Rose Rock;

•	the delivery of the Required Rose Rock Common Unitholder Written Consent in accordance with applicable law;

•	the continued effectiveness of the registration statement of which this joint consent statement/proxy statement/prospectus forms a part;

•	the approval for listing on the NYSE of the SemGroup Common Stock to be issued in the Merger, subject to official notice of issuance;

•	the absence of any decree, order, injunction or law that prohibits the Merger or makes the Merger unlawful; and

•	the SemGroup Stockholder Approval having been obtained in accordance with applicable law and SemGroup’s governing documents.

The parties’ obligations are also separately subject to the satisfaction or waiver of the following conditions:

•	certain fundamental representations and warranties of the other party relating to organization and existence, authorization to enter into the Merger Agreement and to complete the transactions contemplated thereby and capitalization being true and correct as of the Closing in all material respects;

•	the representations and warranties of the other party relating to the absence of changes that would have a material adverse effect on such party and the absence of material damage, destruction, or loss to any material portion of assets of such party or its subsidiaries being true and correct as of the Closing;

•	all other representations and warranties of the other party being true and correct as of the Closing, other than certain failures to be true and correct that would not in the aggregate result in a material adverse effect on the party making the representation or warranty; and

•	the other party having performed or complied with all agreements and covenants required to be performed by it under the Merger Agreement in all material respects.

If these conditions are not satisfied or waived, the Merger will not occur, which may cause the market price of Rose Rock Common Units and/or SemGroup Common Stock to decline.

Financial projections regarding Rose Rock and SemGroup may not prove accurate.

In performing their financial analyses and rendering their fairness opinions, the financial advisors to the Rose Rock Conflicts Committee and the SemGroup Board reviewed and relied on, among other things, internal financial analyses and forecasts for Rose Rock and SemGroup, which were prepared by employees of SemGroup, including those who normally render services to Rose Rock. These financial projections include assumptions regarding future operating cash flows, expenditures and income of Rose Rock and SemGroup. These financial projections were not prepared with a view to public disclosure, are subject to significant economic, competitive, industry and other uncertainties, and may not be achieved in full, at all, or within projected timeframes. The failure of Rose Rock’s or SemGroup’s businesses to achieve projected results, including projected cash flows, could have a material adverse effect on the price of SemGroup Common Stock, SemGroup’s financial position and SemGroup’s ability to maintain or increase its dividends following the Merger.

The number of shares of SemGroup Common Stock that Rose Rock Public Unitholders will be entitled to receive in the Merger is based upon the Exchange Ratio, which is a fixed exchange ratio. As a result, the market value of the shares of SemGroup Common Stock that Rose Rock Public Unitholders receive for their Rose Rock Public Units in the Merger could decrease prior to the consummation of the Merger.

The Exchange Ratio is fixed, meaning that it does not change and is not dependent upon the relative values of Rose Rock Public Units and SemGroup Common Stock. Therefore, there is no “price protection” mechanism contained in the Merger Agreement that would adjust the number of shares of SemGroup Common Stock that Rose Rock Public Unitholders will receive based on any decreases in the trading price of SemGroup Common Stock or increases in the trading price of Rose Rock Common Units. If the price of SemGroup Common Stock decreases because of changes in SemGroup’s business, operations, or prospects, market reactions to the Merger, general market and economic conditions, or any other factors, such as an announcement by SemGroup that it will pursue another merger or acquisition or an equity or debt offering, the market value of the shares of SemGroup Common Stock received by Rose Rock Public Unitholders will also decrease. If SemGroup engages in any such transactions and the market price of SemGroup Common Stock declines in value as a result, Rose Rock Public Unitholders will receive less value for their Rose Rock Public Units than the value calculated pursuant to the Exchange Ratio on the date the Merger was announced. For historical and current market prices of Rose Rock Common Units and SemGroup Common Stock, please read the “Market Price and Cash Distribution Information” section of this joint consent statement/proxy statement/prospectus.

The Rose Rock LP Agreement limits the duties of the Rose Rock General Partner to Rose Rock Common Unitholders and restricts the remedies available to Rose Rock Common Unitholders for actions taken by the Rose Rock General Partner that might otherwise constitute breaches of its duties.

Under the Rose Rock LP Agreement, whenever a potential conflict of interest arises between the Rose Rock General Partner or any of its affiliates, on the one hand, and Rose Rock, its subsidiaries or any partner of Rose Rock, on the other, any resolution or course of action by the Rose Rock General Partner or its affiliates in respect of such conflict of interest will be permitted and deemed approved by all partners of Rose Rock and will not breach the Rose Rock LP Agreement or any duty in law or equity, if such resolution or course of action is:

•	approved by a majority of the members of the Rose Rock Conflicts Committee acting in good faith (as referred to elsewhere in this joint consent statement/proxy statement/prospectus, such approval constituting “Special Approval” under the Rose Rock LP Agreement);

•	approved by the vote of holders of a majority of the outstanding Rose Rock Common Units (excluding Rose Rock Common Units owned by the Rose Rock General Partner and its affiliates);

•	on terms no less favorable to Rose Rock than those generally being provided to or available from unrelated third parties; or

•	fair and reasonable to Rose Rock, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to Rose Rock).

For more information concerning the differing applications of duties to corporations and limited partnerships, please read “Comparison of the Rights of SemGroup Stockholders and Rose Rock Common Unitholders — Fiduciary Duties; Conflicts of Interest” beginning at page 128.

In light of potential conflicts of interest between SemGroup and the Rose Rock General Partner, on the one hand, and Rose Rock and the Rose Rock Unaffiliated Unitholders, on the other hand, the Rose Rock Board submitted the Merger and related matters to the Rose Rock Conflicts Committee for Special Approval.

The Rose Rock Conflicts Committee reviewed, negotiated and evaluated the Merger Agreement, the Support Agreement, the Merger and related matters on behalf of Rose Rock and the Rose Rock Unaffiliated Unitholders. The Rose Rock Conflicts Committee resolved, by a unanimous vote held on May 30, 2016, that the Merger Agreement and the transactions contemplated thereby, including both the Merger and the execution, delivery and performance of the Support Agreement, are in the best interests of Rose Rock considering the interests of the Rose Rock Unaffiliated Unitholders; approved the Merger Agreement and the Merger Transactions, including the Merger; and recommended the approval of the Merger Agreement and the Support Agreement and the consummation of the Merger Transactions, including the Merger, to the Rose Rock Board. As described above, the duties of the Rose Rock General Partner, the Rose Rock Board and the Rose Rock Conflicts Committee to Rose Rock Common Unitholders in connection with the Merger are substantially limited by the Rose Rock LP Agreement.

The directors and executive officers of the Rose Rock General Partner may have interests that differ in certain respects from those of the Rose Rock Public Unitholders, including potential accelerated vesting of their outstanding and unvested Rose Rock Restricted Unit Awards upon certain qualifying termination events within two years after the completion of the Merger.

In considering the approval of the Merger Agreement and the Merger by the Rose Rock Conflicts Committee and the Rose Rock Board, Rose Rock Public Unitholders should consider that some of the directors and executive officers of the Rose Rock General Partner who are not members of the Rose Rock Conflicts Committee may have interests that differ from, or are in addition to, their interests as Rose Rock Public Unitholders. See the section titled “The Merger — Interests of Certain Persons in the Merger Transactions” beginning on page 85 of this document.

In particular, all of the executive officers and directors of the Rose Rock General Partner (and all of the executive officers and certain of the directors of SemGroup in connection with services provided to Rose Rock) hold outstanding Rose Rock Restricted Unit Awards that have not yet vested. Pursuant to the Merger Agreement, at the effective time of the Merger, each Rose Rock Restricted Unit Award that is not vested and does not vest in accordance with its terms (as set forth in an applicable award agreement) as a result of the Merger and that is outstanding as of immediately prior to the effective time of the Merger, will cease to represent an award with respect to Rose Rock Common Units and will be converted into a SemGroup Award. Each such SemGroup Award will be subject to the same vesting and forfeiture provisions as were applicable to the corresponding Rose Rock Restricted Unit Award immediately prior to the effective time of the Merger, with the number of shares of SemGroup Common Stock subject to each such SemGroup Award to be equal to the number of Rose Rock Common Units subject to each such Rose Rock Restricted Unit Award immediately prior to the effective time of the Merger multiplied by the Exchange Ratio (rounded down to the nearest whole share), with any corresponding accrued but unpaid UDRs with respect to any Rose Rock Restricted Unit Awards to be assumed, remain outstanding and continue to represent an obligation with respect to the applicable SemGroup Award.

Although there will be no acceleration of vesting of any of the outstanding and unvested Rose Rock Restricted Unit Awards in connection with the Merger, as described further below, certain provisions applicable to the Rose Rock Restricted Unit Awards that will carry over to the SemGroup Awards could, under certain circumstances, result in the accelerated vesting of as-converted SemGroup Awards. In particular, each Rose Rock Restricted Unit Award agreement pursuant to which the executive officers of the Rose Rock General Partner have been granted Rose Rock Restricted Unit Awards provides that all unvested Rose Rock Restricted Units held by an executive officer will vest and become nonforfeitable on certain termination events, including the executive officer’s termination of his or her employment for “Good Reason” (as defined in the award agreement) within two years after a “Change of Control” (as defined in the Rose Rock Equity Incentive Plan). These provisions will carry over and apply to the as-converted SemGroup Awards. In particular, because the Merger will constitute a “Change of Control” for purposes of the Rose Rock Restricted Unit Awards, the vesting acceleration described above would be triggered by an executive officer’s termination of his or her employment for “Good Reason” within two years after the effective time of the Merger.

Certain directors and executive officers of SemGroup may have interests that differ in certain respects from those of the SemGroup Stockholders.

In considering the SemGroup Board Recommendation, the SemGroup Stockholders should consider that some of the directors and executive officers of SemGroup may have interests that differ from, or are in addition to, their interests as SemGroup Stockholders. See the section titled “The Merger — Interests of Certain Persons in the Merger Transactions” beginning on page 85 of this document.

SemGroup and Rose Rock will incur transaction-related costs in connection with the Merger.

SemGroup and Rose Rock expect to incur a number of non-recurring transaction-related costs associated with completing the Merger, which are currently estimated to total approximately $8 million. Non-recurring transaction costs include, but are not limited to, fees paid to legal, financial, and accounting advisors, filing fees, and printing costs. There can be no assurance that the elimination of certain costs as a result of the Merger will offset the incremental transaction-related costs over time. Thus, any net cost savings may not be achieved in the near term, the long term or at all.

Under the Merger Agreement, if the Merger Agreement is terminated under certain specified circumstances, SemGroup would be required to pay to Rose Rock either (but not both) (i) Rose Rock’s expenses up to $3.8 million or (ii) a termination fee of $15.5 million, which could discourage a third party from making a favorable transaction proposal to acquire SemGroup.

The Merger Agreement provides that SemGroup is required to reimburse the expenses of Rose Rock in an aggregate amount not to exceed $3.8 million if the Merger Agreement is terminated by Rose Rock or SemGroup pursuant to a failure to obtain the SemGroup Stockholder Approval at the SemGroup Special Meeting, and not following the occurrence of a SemGroup Adverse Recommendation Change made for any reason.

The Merger Agreement provides that SemGroup is required to pay a termination fee of $15.5 million to Rose Rock if the Merger Agreement is terminated by:

•	Rose Rock following a SemGroup Adverse Recommendation Change made in connection with a SemGroup Designated Proposal;

•	Rose Rock following a SemGroup Adverse Recommendation Change for any reason;

•	Rose Rock or SemGroup, pursuant to a failure to obtain the SemGroup Stockholder Approval at the SemGroup Special Meeting (or any adjournment or postponement thereof) following the occurrence of a SemGroup Adverse Recommendation Change made in connection with a SemGroup Designated Proposal; or

•	SemGroup following a SemGroup Adverse Recommendation Change made in connection with a SemGroup Designated Proposal.

These provisions could discourage third parties that may have interest in acquiring all or a significant part of SemGroup from considering or proposing such an acquisition, or could result in a potential acquirer of SemGroup proposing to pay a lower price than it would otherwise have proposed to pay if the added expense of either the expense reimbursement or termination fee was not payable. See “The Merger Agreement — SemGroup Board Recommendation and SemGroup Adverse Recommendation Change,” “The Merger Agreement — Termination,” and “The Merger — Expense Reimbursement and Termination Fee.”

Rose Rock has no ability to enter into a transaction that is not approved by the Rose Rock General Partner, which is controlled by SemGroup.

SemGroup controls the Rose Rock General Partner, which in turn controls Rose Rock. Accordingly, any transaction entered into by Rose Rock would need to be approved by the Rose Rock General Partner. Because SemGroup controls the Rose Rock General Partner, SemGroup could effectively block Rose Rock from entering into any transaction that SemGroup does not support.

Tax Risks Related to the Merger

The tax liability of a Rose Rock Public Unitholder as a result of the Merger could be more than expected.

As a result of the Merger, a Rose Rock Public Unitholder will recognize gain or loss for U.S. federal income tax purposes equal to the difference between the amount realized and its adjusted tax basis in its Rose Rock Public Units. Rose Rock Public Unitholders will receive SemGroup Common Stock and cash in lieu of fractional shares of SemGroup Common Stock as the Merger Consideration. Because the value of any SemGroup Common Stock received in the Merger will not be known until the effective time of the Merger, a Rose Rock Public Unitholder will not be able to determine its amount realized, and therefore its taxable gain or loss, until such time. In addition, because prior distributions in excess of a Rose Rock Public Unitholder’s allocable share of Rose Rock’s net taxable income decrease such Rose Rock Public Unitholder’s tax basis in its Rose Rock Public Units, the amount, if any, of such prior excess distributions with respect to such Rose Rock Public Units will, in effect, become taxable income to a Rose Rock Public Unitholder if the aggregate value of the consideration received in the Merger is greater than such Rose Rock Public Unitholder’s adjusted tax basis in its Rose Rock Public Units, even if the aggregate value of the consideration received in the Merger is less than such Rose Rock Public Unitholder’s original cost basis in its Rose Rock Public Units. Furthermore, a portion of this gain or loss, which portion will likely be substantial, will be separately computed and taxed as ordinary income or loss to the extent attributable to assets giving rise to depreciation recapture or other “unrealized receivables” or to “inventory items” owned by Rose Rock and its subsidiaries.

For a more complete discussion of certain U.S. federal income tax consequences of the merger, please read “Material U.S. Federal Income Tax Consequences.”

Rose Rock Public Unitholders will receive no cash consideration, other than cash in lieu of fractional shares of SemGroup Common Stock, with which to pay any potential tax liability resulting from the Merger.

Although Rose Rock Public Unitholders will receive no cash consideration in the merger other than any cash received in lieu of fractional shares of SemGroup Common Stock, the receipt of SemGroup Common Stock and any cash in lieu of fractional shares of SemGroup Common Stock by Rose Rock Public Unitholders in exchange for Rose Rock Public Units in the Merger will be treated as a taxable sale by such unitholders of such common units for U.S. federal income tax purposes. The amount of gain or loss recognized by each Rose Rock Public Unitholder in the Merger will vary depending on each Rose Rock Public Unitholder’s particular situation, including the fair market value of the SemGroup Common Stock and the amount of any cash in lieu of fractional shares of SemGroup Common Stock received by such unitholder in the Merger, the adjusted tax basis of the Rose Rock Public Units exchanged by such unitholder in the Merger and the amount of any suspended passive losses that may be available to a particular unitholder to offset a portion of the gain recognized by such unitholder.

Consequently, a Rose Rock Public Unitholder will receive no cash consideration, other than cash received in lieu of fractional shares of SemGroup Common Stock, with which to pay any potential U.S. federal income tax liability resulting from the Merger.

For a more complete discussion of certain U.S. federal income tax consequences of the merger, please read “Material U.S. Federal Income Tax Consequences.”

The U.S. federal income tax treatment to Rose Rock Public Unitholders with respect to owning and disposing of any shares of SemGroup Common Stock received in the Merger will be different than their U.S. federal income tax treatment with respect to owning and disposing of their Rose Rock Public Units.

For U.S. federal income tax purposes, Rose Rock is classified as a partnership, and thus, is not generally a taxable entity and generally incurs no U.S. federal income tax liability. Instead, each Rose Rock Public Unitholder is required to take into account such unitholder’s share of items of income, gain, loss, and deduction of Rose Rock in computing its U.S. federal income tax liability, regardless of whether cash distributions are made to such Rose Rock Public Unitholder by Rose Rock. A distribution of cash by Rose Rock to a Rose Rock Public Unitholder who is a U.S. holder (as defined in the section titled “Material U.S. Federal Income Tax Consequences”) is generally not taxable for U.S. federal income tax purposes unless the amount of cash distributed is in excess of the Rose Rock Public Unitholder’s adjusted tax basis in its Rose Rock Public Units. In contrast, SemGroup is classified as a corporation for U.S. federal income tax purposes, and thus, SemGroup (and not its stockholders) is subject to U.S. federal income tax on its taxable income. A distribution of cash by SemGroup to a stockholder who is a U.S. holder will generally be included in such U.S. holder’s income as ordinary dividend income to the extent of SemGroup’s current and accumulated “earnings and profits,” as determined under U.S. federal income tax principles. A portion of the cash distributed to SemGroup Stockholders by SemGroup after the Merger may exceed SemGroup’s current and accumulated earnings and profits. Cash distributions in excess of SemGroup’s current and accumulated earnings and profits will be treated as a non-taxable return of capital, reducing a U.S. holder’s adjusted tax basis in such stockholder’s SemGroup Common Stock and, to the extent the cash distribution exceeds such stockholder’s adjusted tax basis, as gain from the sale or exchange of such shares of SemGroup Common Stock.

Please read “Material U.S. Federal Income Tax Consequences” for a more complete discussion of certain U.S. federal income tax consequences of owning and disposing of SemGroup Common Stock.

Risks Inherent in an Investment in SemGroup

The SemGroup Common Stock to be received by Rose Rock Public Unitholders as a result of the Merger has different rights from Rose Rock Common Units.

Following completion of the merger, Rose Rock Public Unitholders will no longer hold Rose Rock Common Units, but will instead hold shares of SemGroup Common Stock. SemGroup is a corporation and Rose Rock is a limited partnership. There are important differences between the rights of Rose Rock Common Unitholders and the rights of SemGroup Stockholders. See “Comparison of Rights of SemGroup Stockholders and Rose Rock Common Unitholders” for a discussion of the different rights associated with Rose Rock Common Units and SemGroup Common Stock.

SemGroup may only declare and pay dividends in accordance with the DGCL.

Under the General Corporation Law of the State of Delaware (the “DGCL”), the SemGroup Board may not authorize payment of a dividend unless it is either (i) paid out of surplus, as calculated in accordance with the DGCL, or (ii) if SemGroup does not have a surplus, paid out of net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. If SemGroup is unable to authorize payment of dividends in accordance with the DGCL, a decline in the market price or liquidity, or both, of the SemGroup Common Stock could result. This may in turn result in losses by SemGroup Stockholders.

The price of SemGroup Common Stock may be volatile, and holders of SemGroup Common Stock could lose a significant portion of their assets.

The market price of SemGroup Common Stock could be volatile, and SemGroup Stockholders may not be able to resell their shares of SemGroup Common Stock at or above the price at which they acquired such shares of SemGroup Common Stock due to fluctuations in the market price of SemGroup Common Stock, including changes in price caused by factors unrelated to SemGroup’s operating performance or prospects.

Specific factors that may have a significant effect on the market price for SemGroup Common Stock include:

•	failure to complete, or significant delays in completing, the Merger;

•	changes in stock market analyst recommendations or earnings estimates regarding SemGroup Common Stock, other companies comparable to SemGroup or companies in the industries SemGroup serves;

•	actual or anticipated fluctuations in SemGroup’s operating results or future prospects;

•	reaction to SemGroup’s public announcements;

•	strategic actions taken by SemGroup or its competitors, such as acquisitions or restructurings;

•	the recruitment or departure of key personnel;

•	new laws or regulations or new interpretations of existing laws or regulations applicable to SemGroup’s business and operations;

•	changes in tax or accounting standards, policies, guidance, interpretations or principles;

•	adverse conditions in the financial markets or general U.S. or international economic conditions, including those resulting from war, incidents of terrorism and responses to such events; and

•	sales of SemGroup Common Stock by SemGroup, members of its management team or significant stockholders.

WRITTEN CONSENTS OF ROSE ROCK COMMON UNITHOLDERS

Rose Rock Common Units Entitled to Consent and Consent Required

Only Rose Rock Common Unitholders of record at the close of business on the Rose Rock Record Date of August 22, 2016 will be notified of and be entitled to execute and deliver a written consent with respect to the Merger Agreement and the Merger. The approval and adoption of the Merger Agreement and the Merger by Rose Rock requires the affirmative vote or consent of holders of at least a majority of the outstanding Rose Rock Common Units.

Pursuant to the terms of the Support Agreement, Rose Rock Holdings, which as of August 9, 2016 beneficially owned 20,704,418 Rose Rock Common Units representing approximately 56.2% of the outstanding Rose Rock Common Units, has irrevocably and unconditionally agreed to deliver the Rose Rock Holdings Written Consent adopting and approving in all respects the Merger Agreement and the transactions contemplated thereby, including the Merger, within two business days after the effectiveness of the registration statement of which this joint consent statement/proxy statement/prospectus forms a part. Once a sufficient number of consents to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger, have been received, the consent process will conclude. The delivery of the Rose Rock Holdings Written Consent by Rose Rock Holdings will be sufficient to approve the Merger Agreement and the transactions contemplated thereby, including the Merger, on behalf of Rose Rock.

Submission of Consents

Rose Rock Common Unitholders may consent to the approval and adoption of the Merger Agreement and the Merger with respect to their Rose Rock Common Units by completing, dating and signing the written consent furnished with this joint consent statement/proxy statement/prospectus and returning it to Rose Rock.

If you are a Rose Rock Common Unitholder of record at the close of business on the Rose Rock Record Date and you wish to give your written consent, you must fill out the enclosed written consent, date and sign it, and promptly return it to Rose Rock. Once you have completed, dated and signed the written consent, you may deliver it to Rose Rock by faxing it to (918) 524-8662, by emailing a .pdf copy of your written consent to RRMSMergerVote@semgroupcorp.com or by mailing your written consent to Two Warren Place, 6120 S. Yale Avenue, Suite 700, Tulsa, Oklahoma 74136-4216. If you do not return your written consent, it will have the same effect as a vote against the approval and adoption of the Merger Agreement and the transactions contemplated thereby, including the Merger. If you hold your Rose Rock Common Units in street name with a broker, bank or other nominee, you should follow the instructions provided by your broker, bank or other nominee.

Once a sufficient number of consents to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger, have been received, the consent process will conclude. The delivery of the Rose Rock Holdings Written Consent by Rose Rock Holdings will be sufficient to approve the Merger Agreement and the transactions contemplated thereby, including the Merger, on behalf of Rose Rock.

Revocation of Consents

Your consent may be revoked at any time before the consents of a sufficient number of Rose Rock Common Units to approve the adoption of the Merger Agreement and the transactions contemplated thereby, including the Merger, have been delivered to the secretary of Rose Rock. The delivery of the Rose Rock Holdings Written Consent by Rose Rock Holdings (which delivery will be within two business days after the effectiveness of the registration statement of which this joint consent statement/proxy statement/prospectus forms a part) will be sufficient to adopt the Merger Agreement and thereby approve the Merger on behalf of Rose Rock. If you are a Rose Rock Common Unitholder of record and you wish to revoke a previously given consent before that time, you may do so by faxing such revocation to (918) 524-8662, by emailing a .pdf copy of such revocation to RRMSMergerVote@semgroupcorp.com or by mailing such revocation to Two Warren Place, 6120 S. Yale Avenue, Suite 700, Tulsa, Oklahoma 74136-4216. If you hold your Rose Rock Common Units in street name with a broker, bank or other nominee, you should follow the instructions provided by your broker, bank or other nominee.

Expenses

The expense of printing and mailing these consent materials to Rose Rock Public Unitholders and the holders of Rose Rock Restricted Unit Awards is being borne equally by SemGroup and Rose Rock.

THE SEMGROUP SPECIAL MEETING OF STOCKHOLDERS

SemGroup is providing this joint consent statement/proxy statement/prospectus to the SemGroup Stockholders in connection with the solicitation of proxies to be voted at the SemGroup Special Meeting that SemGroup has called for the purposes described below. This joint consent statement/proxy statement/prospectus is first being mailed to SemGroup Stockholders on or about                     , 2016 and provides SemGroup Stockholders with the information they need to know about the Merger and the Proposals to be able to vote or instruct their vote to be cast at the SemGroup Special Meeting.

Date, Time and Place

The SemGroup Special Meeting will be held on                     , 2016 at             , local time, at Doubletree by Hilton Hotel Tulsa at Warren Place, 6110 South Yale Avenue, Tulsa, Oklahoma 74136. At the SemGroup Special Meeting, SemGroup Stockholders will be asked to consider and vote on the two proposals described immediately below.

Proposal 1 — Stock Issuance Proposal

Proposal 1 is a proposal to approve the issuance of SemGroup Common Stock pursuant to the terms of the Merger Agreement in connection with the Merger.

If the Merger is completed, each Rose Rock Public Unit outstanding immediately prior to the effective time of the Merger will be converted into the right to receive 0.8136 shares of validly issued, fully paid and nonassessable SemGroup Common Stock and, upon such conversion, will be canceled and will cease to exist. Under NYSE rules, stockholder approval is required prior to the issuance of SemGroup Common Stock if the number of shares of common stock to be issued equals 20% or more of the number of shares of common stock outstanding prior to the issuance. The Stock Issuance is expected to result in the issuance of a number of shares of SemGroup Common Stock equal to approximately 25.1% of the shares of SemGroup Common Stock outstanding immediately prior to the effective time of the Merger. Accordingly, SemGroup Stockholders are being asked to consider and vote upon the Stock Issuance. The approval of the Stock Issuance requires the affirmative vote (in person or by proxy) of the holders of a majority of the aggregate voting power present at the SemGroup Special Meeting or any adjournment or postponement thereof, provided a quorum is present.

Proposal 2 — Adjournment Proposal

Proposal 2 is a proposal to approve the adjournment of the SemGroup Special Meeting, from time to time, if necessary or appropriate to solicit additional proxies if there are insufficient votes at the time of the SemGroup Special Meeting to approve the Stock Issuance Proposal.

The SemGroup Special Meeting may be adjourned to another time or place, if necessary or appropriate, to permit, among other things, further solicitation of proxies if necessary to obtain additional votes in favor of the

Stock Issuance Proposal. If, at the SemGroup Special Meeting, the number of shares of SemGroup Common Stock present or represented and voting in favor of the Stock Issuance Proposal is insufficient to approve the Stock Issuance Proposal, SemGroup intends to move to adjourn the SemGroup Special Meeting in order to enable the SemGroup Board to solicit additional proxies for approval of the Stock Issuance Proposal. In the Adjournment Proposal, SemGroup is asking SemGroup Stockholders to authorize the holder of any proxy solicited by the SemGroup Board to vote in favor of granting discretionary authority to the proxy holders, and each of them individually, to vote to adjourn the SemGroup Special Meeting to another time and place for the purpose of soliciting additional proxies. If SemGroup Stockholders approve the Adjournment Proposal, SemGroup could adjourn the SemGroup Special Meeting and any adjourned session of the SemGroup Special Meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from SemGroup Stockholders who have previously voted. The approval of the Adjournment Proposal requires the affirmative vote (in person or by proxy) of the holders of a majority of the aggregate voting power present at the SemGroup Special Meeting or any adjournment or postponement thereof, regardless of whether a quorum is present.

Board Recommendation

The SemGroup Board recommends that SemGroup Stockholders vote “FOR” each of the Proposals. See the section titled “Recommendation of the SemGroup Board and Its Reasons.”

In considering the recommendation of the SemGroup Board with respect to the Proposals, you should be aware that some of SemGroup’s directors and executive officers may have interests that are different from, or in addition to, the interests of SemGroup Stockholders more generally. See the section titled “Interests of Certain Persons in the Merger Transactions.”

Record Date; Outstanding Shares; Shares Entitled to Vote

Only SemGroup Stockholders of record as of the close of business on the SemGroup Vote Record Date will be entitled to receive notice of and to vote at the SemGroup Special Meeting or at any adjournment or postponement thereof. SemGroup Common Stock held by SemGroup as treasury shares will not be entitled to vote.

As of the close of business on the SemGroup Vote Record Date, there were              shares of SemGroup Common Stock and no other shares of capital stock outstanding and entitled to vote at the SemGroup Special Meeting. Each SemGroup Stockholder is entitled to one vote for each share of SemGroup Common Stock owned as of the SemGroup Vote Record Date.

A complete list of SemGroup Stockholders entitled to vote at the SemGroup Special Meeting will be available for inspection at SemGroup’s principal place of business during regular business hours for a period of no fewer than ten days before the SemGroup Special Meeting and, during the SemGroup Special Meeting, at Doubletree by Hilton Hotel Tulsa at Warren Place, 6110 South Yale Avenue, Tulsa, Oklahoma 74136.

Quorum

A quorum of SemGroup Stockholders is required to approve the Stock Issuance Proposal at the SemGroup Special Meeting, but not to approve any Adjournment Proposal. A majority of the outstanding shares of SemGroup Common Stock as of the SemGroup Vote Record Date must be represented in person or by proxy at the SemGroup Special Meeting in order to constitute a quorum.

Required Vote

The approval of the Stock Issuance Proposal requires the affirmative vote (in person or by proxy) of the holders of a majority of the aggregate voting power present at the SemGroup Special Meeting or any adjournment or postponement thereof, provided a quorum is present. The approval of the Adjournment Proposal requires the affirmative vote (in person or by proxy) of the holders of a majority of the aggregate voting power present at the SemGroup Special Meeting or any adjournment or postponement thereof, regardless of whether a quorum is present. If you abstain from voting on either of the Proposals, your shares of SemGroup Common Stock will be counted as present for purposes of establishing a quorum, but the abstention will have the same effect as a vote against the Proposal from which you abstain. If you fail to vote on either of the Proposals, such failure to vote will not affect the adoption of such Proposal, except with respect to the Stock Issuance Proposal to the extent that your failure to vote prevents the establishment of a quorum at the SemGroup Special Meeting.

The obligations of the parties to complete the Merger are conditioned upon approval of the Stock Issuance Proposal (the “SemGroup Stockholder Approval”). Accordingly, a vote against or an abstention with respect to the Stock Issuance Proposal, or a failure to vote on the Stock Issuance Proposal, to the extent such failure prevents the establishment of a quorum, will have the same effect as a vote against the Stock Issuance Proposal and the Merger (although no vote for or against the Merger is taking place).

Stock Ownership of and Voting of SemGroup’s Directors and Executive Officers

As of the SemGroup Vote Record Date, SemGroup’s directors and executive officers beneficially owned and were entitled to vote, in the aggregate, approximately     % of the outstanding SemGroup Common Stock.

Voting and Submitting a Proxy for SemGroup Common Stock Held by Holders of Record

If you were a holder of record of SemGroup Common Stock at the close of business on the SemGroup Vote Record Date, you may vote in person by attending the SemGroup Special Meeting or, to ensure that your shares are represented at the SemGroup Special Meeting, you may authorize a proxy to vote by:

•	Internet. To vote via the Internet, follow the instructions printed on your proxy card.

•	Telephone. To vote by telephone, follow the instructions printed on your proxy card.

•	Mail. To vote by proxy card, complete and sign the proxy card and mail it to the address indicated on the proxy card.

When you submit a proxy by telephone or via the Internet, your proxy is recorded immediately. We encourage you to submit your proxy using these methods whenever possible. If you submit a proxy by telephone or via the Internet, please do not return your proxy card by mail.

All shares of SemGroup Common Stock represented by each properly executed and valid proxy received before the SemGroup Special Meeting will be voted in accordance with the instructions given on the proxy. If a SemGroup Stockholder executes a proxy card without giving instructions, the SemGroup Common Stock represented by that proxy card will be voted “FOR” each of the Proposals.

Your vote is important. Accordingly, please submit your proxy by telephone, via the Internet, or by mail whether or not you plan to attend the meeting in person. Proxies must be received by             , Central Time, on             .

Voting and Submitting a Proxy for SemGroup Common Stock Held in Street Name

If your SemGroup Common Stock is held in an account at a bank, broker or other nominee, you must instruct the bank, broker or other nominee on how to vote them by following the instructions that the bank, broker or other nominee provides to you with these proxy materials. Most banks, brokers and other nominees offer the ability for stockholders to submit voting instructions by mail by completing a voting instruction card, by telephone and via the Internet.

If you hold your SemGroup Common Stock in a brokerage account and you do not provide voting instructions to your broker, your shares will not be voted on any proposal because under the current rules of the NYSE, brokers do not have discretionary authority to vote on the Proposals. Since there are no items on the agenda that your broker has discretionary authority to vote upon, broker non-votes will not be counted as present at the meeting if you fail to instruct your brokerage firm on how to vote on any of the Proposals. Therefore, a broker non-vote will have no effect on the Stock Issuance Proposal or the Adjournment Proposal, except with respect to the Stock Issuance Proposal to the extent such broker non-vote prevents the establishment of a quorum at the SemGroup Special Meeting.

If you hold shares through a bank, broker or other nominee and wish to vote your shares in person at the SemGroup Special Meeting, you must obtain a legal proxy from your bank, broker or other nominee and present it to the inspector of election with your ballot when you vote at the SemGroup Special Meeting.

Revocability of Proxies; Changing Your Vote

If you are a stockholder of record, you may revoke your proxy and/or change your vote by:

•	sending a written notice (bearing a date later than the date of the proxy) stating that you revoke your proxy to SemGroup at Two Warren Place, 6120 S. Yale Avenue, Suite 700, Tulsa, Oklahoma 74136-4216;

•	submitting a valid, later-dated proxy by mail, telephone, or via the Internet; or

•	attending the SemGroup Special Meeting and voting by ballot in person (your attendance at the SemGroup Special Meeting will not, by itself, revoke any proxy that you have previously given).

If you choose to revoke your proxy by written notice or submit a later-dated proxy, you must do so by         , Central Time, on                     .

If you hold your SemGroup Common Stock in street name through a bank, broker or other nominee, you must follow the directions you receive from such bank, broker or other nominee to revoke or change your vote.

Solicitation of Proxies

SemGroup and Rose Rock will bear equally all costs and expenses in connection with the solicitation of proxies from the SemGroup Stockholders. SemGroup has engaged D.F. King to assist in the solicitation of proxies for the SemGroup Special Meeting and SemGroup estimates that it will pay D.F. King an aggregate base fee of approximately $12,500 for its services in connection with the Merger. SemGroup has also agreed to reimburse D.F. King for reasonable out-of-pocket expenses and disbursements incurred in connection with the proxy solicitation, such as phone calls with SemGroup Stockholders. These expenses and disbursements could be substantial. SemGroup has agreed to indemnify D.F. King against certain losses, costs and expenses. In addition, SemGroup will reimburse brokerage firms and other persons representing beneficial owners of SemGroup Common Stock for their reasonable expenses in forwarding solicitation materials to such beneficial owners. Proxies also may be solicited by certain of SemGroup’s directors, officers and employees by telephone, electronic mail, letter, facsimile or in person, but no additional compensation will be paid to them.

No Other Business

No business shall be conducted at the SemGroup Special Meeting other than the matters described herein.

Adjournments

Adjournments may be made for the purpose of, among other things, soliciting additional proxies. If there are insufficient votes at the SemGroup Special Meeting to approve the Stock Issuance Proposal and it is necessary or appropriate to solicit additional proxies, the SemGroup Special Meeting may be adjourned. If a quorum is not present, an adjournment may be made from time to time by the affirmative vote (in person or by proxy) of the holders of a majority of the aggregate voting power present at the SemGroup Special Meeting. SemGroup is not required to notify the SemGroup Stockholders of any adjournment of 30 days or less if the time and place of the adjourned meeting are announced at the SemGroup Special Meeting. At any adjourned meeting, SemGroup may transact any business that it might have transacted at the original meeting, provided that a quorum is present at such adjourned meeting. Proxies submitted by the SemGroup Stockholders for use at the SemGroup Special Meeting will be used at any adjournment or postponement of the SemGroup Special Meeting. References to the SemGroup Special Meeting in this joint consent statement/proxy statement/prospectus are to such SemGroup Special Meeting as may be adjourned or postponed.

Attending the SemGroup Special Meeting

All SemGroup Stockholders as of the close of business on the SemGroup Vote Record Date, or their duly appointed proxies, may attend the SemGroup Special Meeting. Seating, however, is limited. Admission to the SemGroup Special Meeting will be on a first-come, first-served basis. Registration will begin on the date of the SemGroup Special Meeting at          local time, and seating will begin at          local time. Cameras, recording devices and other electronic devices will not be permitted at the SemGroup Special Meeting.

SemGroup Stockholders and proxies will be asked to present valid picture identification, such as a driver’s license or passport. If you hold your shares in street name, you will also need to bring a copy of the voting instruction card you receive from your bank, broker or other nominee in connection with the SemGroup Special Meeting or a brokerage statement reflecting your SemGroup Common Stock ownership as of the close of business on the SemGroup Vote Record Date and check in at the registration desk at the SemGroup Special Meeting.

Assistance

If you need assistance in completing your proxy card, have questions regarding the SemGroup Special Meeting, or would like additional copies, without charge, of this document, please contact SemGroup’s or Rose Rock’s Investor Relations Departments at (918) 524-8100 or (918) 524-7700, respectively or D.F. King at (212) 269-5550 (for banks and brokers) or (toll-free) at (877) 732-3614 (for all others).

THE MERGER

General

On May 30, 2016, SemGroup, Merger Sub, Rose Rock, and the Rose Rock General Partner entered into the Merger Agreement pursuant to which Merger Sub will merge with and into Rose Rock, with Rose Rock being the surviving entity in the Merger as an indirect wholly owned subsidiary of SemGroup. In addition, if the Merger is successfully completed, Rose Rock Common Units will no longer be listed and traded on the NYSE. SemGroup is currently considering consummating certain internal “clean-up” mergers after the Merger occurs, which would ultimately result in Rose Rock merging into SemGroup, with SemGroup being the surviving entity of that merger.

Pursuant to the Merger Agreement, all Rose Rock Public Units outstanding immediately prior to the effective time of the Merger will be converted into the right to receive the Merger Consideration and, upon such conversion, will be canceled and will cease to exist. No fractional shares of SemGroup Common Stock will be issued in the Merger, and each registered holder of Rose Rock Public Units who otherwise would have received a fractional share of SemGroup Common Stock in the Merger will instead receive from the exchange agent a cash payment, without interest, in lieu of such fractional shares.

The approval and adoption of the Merger Agreement and the Merger by Rose Rock requires the affirmative vote or consent of holders of at least a majority of the outstanding Rose Rock Common Units (the “Required Rose Rock Common Unitholder Written Consent”). Pursuant to the terms of the Support Agreement, Rose Rock Holdings, which as of August 9, 2016 beneficially owned 20,704,418 Rose Rock Common Units representing approximately 56.2% of the outstanding Rose Rock Common Units, has irrevocably and unconditionally agreed to deliver a written consent adopting and approving in all respects the Merger Agreement and the transactions contemplated thereby, including the Merger (the “Rose Rock Holdings Written Consent”), within two business days after the effectiveness of the registration statement of which this joint consent statement/proxy statement/prospectus forms a part. The delivery of the Rose Rock Holdings Written Consent by Rose Rock Holdings will be sufficient to approve the Merger Agreement and the transactions contemplated thereby, including the Merger, on behalf of Rose Rock.

As a condition to the Closing, the SemGroup Stockholders must approve the Stock Issuance at the SemGroup Special Meeting. The approval of the Stock Issuance requires the affirmative vote (in person or by proxy) of the holders of a majority of the aggregate voting power present at the SemGroup Special Meeting or any adjournment or postponement thereof, provided a quorum is present.

SemGroup’s Ownership Interest in and Control of Rose Rock

Rose Rock Public Unitholders should be aware that Rose Rock is controlled by SemGroup through SemGroup’s 100% ownership of the Rose Rock General Partner. The Rose Rock General Partner owns all of the outstanding general partner interests in Rose Rock. As a result, SemGroup appoints the members of the Rose Rock Board, a majority of whom are affiliated with SemGroup and its affiliates, and thereby could be seen as controlling all of Rose Rock’s decisions, other than those involving certain conflicts of interest with SemGroup or that require an affirmative vote of holders of the limited partner interests in Rose Rock pursuant to and in the percentages specified by the Rose Rock LP Agreement. In addition, SemGroup, through its ownership of Rose Rock Holdings, owns approximately 56.2% of the outstanding Rose Rock Common Units.

Certain persons associated with SemGroup have a relationship with Rose Rock. See “The Merger — Interests of Certain Persons in the Merger Transactions.”

Background of the Merger

The SemGroup Board has, from time to time, reviewed and evaluated potential strategic alternatives and operational opportunities with the management of SemGroup, including possible business combination transactions. In connection with these strategic reviews, the SemGroup Board has discussed various options that could potentially complement, enhance or improve the competitive strengths and strategic position of SemGroup, with the ultimate objective of maximizing value for SemGroup investors. Specifically, in early 2016, SemGroup management began evaluating several strategic options to address Rose Rock’s high cost of capital, which has been a key obstacle to Rose Rock’s ability to finance strategic acquisitions and organic growth projects and, in turn, sustain Rose Rock’s current quarterly cash distributions. Accordingly, given SemGroup’s dependence on Rose Rock’s quarterly cash distributions, SemGroup management believed that addressing Rose Rock’s high cost of capital would increase value for SemGroup investors.

On February 24, 2016, at a regularly scheduled meeting of the SemGroup Board, the members of the SemGroup Board discussed potential strategic alternatives that could be undertaken by SemGroup, including a simplification transaction with Rose Rock in which SemGroup would acquire all of the Rose Rock Public Units (a “Simplification”). The SemGroup Board also discussed alternatives to the Simplification, including SemGroup providing additional general partner support to Rose Rock, reducing the quarterly cash distributions payable on the Rose Rock Common Units and dropping additional assets into Rose Rock. The SemGroup Board also discussed other alternative transactions including selling various assets and raising equity at SemGroup. The SemGroup Board discussed hiring advisors in order to explore a Simplification and/or a potential public or private transaction to raise equity capital for SemGroup (an “equity raise”). At the conclusion of the meeting, the SemGroup Board directed management to begin considering strategic alternatives including the Simplification and the potential equity raise, neither of which was contingent upon the execution of the other, as well as selecting financial and legal advisors to assist with any potential transactions.

On March 16, 2016, after consideration and evaluation of various financial advisors, SemGroup engaged Barclays to act as its financial advisor in connection with the Simplification and a potential equity raise. The scope of SemGroup’s engagement of Barclays did not include Barclays’ providing analysis to SemGroup with respect to other transactions.

On April 4, 2016, at a meeting of the SemGroup Board at which SemGroup management and, at the request of the SemGroup Board, representatives of Gibson, Dunn & Crutcher LLP (“Gibson Dunn”), counsel to SemGroup, and Barclays were present, the SemGroup Board received a report from Carlin G. Conner, Director, President and Chief Executive Officer of SemGroup, Chairman of the Rose Rock Board and President and Chief Executive Officer of Rose Rock, in which he outlined several key reasons why the SemGroup Board should assess strategic alternatives. Mr. Conner then provided an overview of potential strategic alternatives and their respective benefits and disadvantages, including a Simplification, and recommended, on behalf of SemGroup management, that the Board, among other recommended steps, explore a Simplification with the Rose Rock Conflicts Committee. In addition, Mr. Conner advised that an equity raise may ultimately be desirable regardless of whether or not a Simplification was consummated. Representatives of Barclays then presented Barclays’ preliminary financial analysis of the Simplification and led a discussion regarding the various strategic alternatives for SemGroup. Representatives of Barclays responded to numerous questions from the SemGroup Board regarding the strategic alternatives. Following discussion and deliberation, the SemGroup Board directed management, on behalf of SemGroup, to explore a potential Simplification with the Rose Rock Conflicts Committee.

On April 9, 2016, Mr. Conner informed Rodney L. Gray, as Chairman of the Rose Rock Conflicts Committee, by telephone, that the SemGroup Board had authorized SemGroup management to begin exploration of a potential Simplification.

On April 15, 2016, at a meeting of the SemGroup Board at which SemGroup management and, at the request of the SemGroup Board, representatives of Gibson Dunn and Barclays were present, along with Potter Anderson & Corroon LLP (“Potter Anderson”), which had been engaged as Delaware counsel to represent the SemGroup Board, the SemGroup Board received an update on the potential Simplification from Mr. Conner. Mr. Conner reported on his recent notification to Mr. Gray regarding a potential Simplification and relayed that a meeting of the Rose Rock Board had been scheduled to consider a proposal to authorize the Rose Rock Conflicts Committee to review, evaluate and negotiate the Simplification on behalf of Rose Rock and the Rose Rock Unaffiliated Unitholders. Representatives of Barclays then provided an update to Barclays’ preliminary financial analysis of the Simplification provided at the April 4, 2016 SemGroup Board meeting, including highlighting changes made to the preliminary version. Following discussion and consideration, the SemGroup Board concluded that SemGroup management, on behalf of SemGroup, should continue to explore a potential Simplification with the Rose Rock Conflicts Committee.

On April 15, 2016, at a meeting of the Rose Rock Board at which Rose Rock management and representatives of Gibson Dunn were present, Mr. Conner presented management’s view as to the business rationale for a possible Simplification and responded to questions from the Rose Rock Board on the subject. Mr. Conner noted that SemGroup was also considering an equity offering regardless of whether the Simplification was consummated. After discussion and consideration, the Rose Rock Board unanimously determined, in the good faith exercise of its reasonable business judgment, that it was advisable and in the best interest of Rose Rock and the Rose Rock Unaffiliated Unitholders that the Rose Rock Conflicts Committee, to be constituted of Robert E. Dunn and Rodney L. Gray, as Chairman, (i) review, evaluate and negotiate the Simplification on behalf of Rose Rock and the Rose Rock Unaffiliated Unitholders for the purpose of providing, if appropriate, Special Approval (pursuant to the Rose Rock LP Agreement) and (ii) determine whether or not to give Special Approval of the Simplification. In addition, the Rose Rock Board unanimously determined that (i) neither of Messrs. Dunn or Gray (nor any of their family members or affiliates) had any material financial or other interest in, or any material relationship with, Rose Rock, or SemGroup and its affiliates, nor were they otherwise involved (other than as board members of Rose Rock) in the Simplification; and (ii) each of Messrs. Dunn and Gray were the only members of the Rose Rock Board who satisfied the independence and other requirements to serve as members of the Rose Rock Conflicts Committee. Based on these determinations, the Rose Rock Board concluded that Messrs. Dunn and Gray were the most appropriate individuals to serve on the Rose Rock Conflicts Committee. After making these determinations, the Rose Rock Board adopted resolutions authorizing the Rose Rock Conflicts Committee to, among other things, (i) review and evaluate the terms and conditions, and determine the advisability, of the Simplification, (ii) negotiate, or delegate the ability to negotiate to any persons, the terms and conditions of the Simplification, (iii) determine whether or not to give approval of the Simplification, including by Special Approval pursuant to the Rose Rock LP Agreement, and (iv) make a recommendation to the Rose Rock Board whether to approve the Simplification. The Rose Rock Board also authorized the Rose Rock Conflicts Committee to select and retain its own independent legal and financial advisors. Mr. Gray then reported to the Rose Rock Board that the Rose Rock Conflicts Committee expected to engage Akin Gump Strauss Hauer & Feld LLP (“Akin Gump”) as its independent legal advisor and Evercore as its independent financial advisor.

Later on April 15, 2016, the Rose Rock Conflicts Committee determined to (i) retain Evercore as the committee’s independent financial advisor with respect to the committee’s review and consideration of the Simplification, subject to confirming the absence of any conflicts of interest and the negotiation of a mutually acceptable engagement letter; and (ii) retain Akin Gump as the committee’s independent legal counsel with respect to the committee’s review and consideration of the Simplification, subject to confirming the absence of any conflicts of interest. The Rose Rock Conflicts Committee had previously retained Evercore and Akin Gump as its independent financial and legal advisors with respect to a potential transaction in 2015 that was not ultimately entered into, and transactions in each of January 2013, December 2013 and June 2014 involving SemGroup’s contribution of interests in SemCrude Pipeline L.L.C. to Rose Rock. Mr. Gray subsequently informed Evercore and Akin Gump of the Simplification.

On April 18, 2016, Candice L. Cheeseman, Vice President and General Counsel of SemGroup, delivered discussion materials prepared by representatives of Barclays and a presentation prepared by SemGroup management to Akin Gump, and requested that they be forwarded to the Rose Rock Conflicts Committee and Evercore, in preparation for the upcoming meeting with the Rose Rock Conflicts Committee. In addition, SemGroup management provided Akin Gump with a draft of a proposed confidentiality agreement to be entered into between SemGroup and Rose Rock.

On April 19, 2016, SemGroup and Rose Rock executed a confidentiality agreement.

Also during the morning of April 19, 2016, at a meeting of the Rose Rock Conflicts Committee at which representatives of Evercore and Akin Gump were present as well as, at the committee’s invitation, SemGroup’s management team, and representatives of Barclays and Gibson Dunn, SemGroup’s management team gave a presentation to the committee regarding the Simplification. During the meeting, SemGroup management discussed with the members of the Rose Rock Conflicts Committee: (i) an overview of the Simplification; (ii) management’s views of the current challenges facing Rose Rock and its ability to sustain its current quarterly cash distributions; (iii) management’s rationale for considering the Simplification, including the potential benefits of the Simplification to the Rose Rock Unaffiliated Unitholders; (iv) other alternatives to the Simplification that had been considered by management, including SemGroup providing additional general partner support to Rose Rock, reducing the quarterly cash distributions payable on the Rose Rock Common Units and dropping additional assets into Rose Rock; and (v) a summary overview of the assets of SemGroup and Rose Rock. During the course of the meeting, members of the Rose Rock Conflicts Committee and representatives of Evercore and Akin Gump asked questions regarding the Simplification that were responded to by members of SemGroup management.

Following the SemGroup presentation, the representatives of SemGroup management, Barclays and Gibson Dunn left the meeting and the Rose Rock Conflicts Committee met with representatives of Evercore and Akin Gump during which they discussed their initial thoughts regarding the Simplification and next steps to be undertaken, including: (i) the financial analysis to be conducted by Evercore; (ii) factors to consider in determining whether the Simplification should be conditioned upon a separate vote of the Rose Rock Unaffiliated Unitholders; (iii) the tax implications of the Simplification; and (iv) reactions to alternative transactions to the Simplification considered by management, as well as to a potential reduction to the distributions paid to Rose Rock Common Unitholders, including a discussion of the impact of distribution cuts on trading prices of common units of other publicly traded master limited partnerships, and the value and distribution yield of the Rose Rock Common Units that would be required in order to facilitate future sponsor drop-down transactions. The representatives of Evercore then left the meeting. The committee then discussed the proposed terms of Evercore’s engagement with Akin Gump, approved the fees to be paid to Evercore under the terms of its engagement, and directed Akin Gump to complete the negotiation of a mutually acceptable engagement letter with Evercore. The Rose Rock Conflicts Committee subsequently formally engaged Evercore as the committee’s independent financial advisor with respect to the committee’s review and consideration of the Simplification. During the course of the committee’s review of the Simplification, the committee discussed with Evercore the potential implications to Rose Rock and the Rose Rock Unaffiliated Unitholders of remaining with the status quo rather than approving the Simplification; however, Evercore was not engaged by the Rose Rock Conflicts Committee or otherwise requested by the committee to consider strategic alternatives to the Simplification. The Rose Rock Conflicts Committee also authorized Akin Gump to proceed with the engagement of Morris, Nichols, Arsht & Tunnell LLP (“Morris Nichols”) as the committee’s independent Delaware legal counsel.

On April 21, 2016, SemGroup management delivered to representatives of Barclays (for, at the direction of SemGroup management, subsequent delivery to Evercore) a model prepared by SemGroup management detailing “base case” financial projections for each of SemGroup and Rose Rock.

On April 22, 2016, SemGroup management delivered to representatives of Barclays (for, at the direction of SemGroup management, subsequent delivery to Evercore) a revised model, updated to demonstrate the impact of a potential sale of SemGroup’s limited partnership interests in NGL Energy Partners LP, which transaction was then under consideration by SemGroup management (and was subsequently consummated on April 27, 2016), detailing “base case” financial projections for SemGroup (the “Management SemGroup Base Case Projections”) and Rose Rock (the “Management Rose Rock Base Case Projections” and, together with the Management SemGroup Base Case Projections, the “Management Base Case Projections”).

Also on April 22, 2016, at a meeting of the Rose Rock Board, the Rose Rock Board held a discussion regarding the quarterly cash distribution on the Rose Rock Common Units with respect to the first quarter of

2016. In response to a question from the Rose Rock Board, Rose Rock management discussed considerations for a potential reduction in the distribution amount compared to the distribution with respect to the fourth quarter of 2015. After discussion, the Rose Rock Board approved a quarterly cash distribution of $0.66 per Rose Rock Common Unit, which did not represent a distribution reduction for such quarter.

Also on April 22, 2016, SemGroup provided access to a virtual data room to the Rose Rock Conflicts Committee and its advisors in connection with the Simplification. Between April 22, 2016 and May 30, 2016, Evercore and Akin Gump conducted due diligence in connection with the Simplification, including the submission of supplemental due diligence requests to SemGroup regarding financial and legal due diligence matters and the Management Base Case Projections.

On April 26, 2016, Akin Gump submitted a due diligence request list with respect to legal matters to SemGroup management. In addition, Evercore submitted a supplemental due diligence request list with respect to financial matters to SemGroup management. Later that day, SemGroup management responded with preliminary answers to the Evercore financial due diligence request list.

On April 28, 2016, Evercore submitted a proposed due diligence agenda to SemGroup management and representatives of Barclays for a due diligence session scheduled to be held on May 3, 2016.

On May 3, 2016, representatives of Evercore met with members of SemGroup management and representatives of Barclays and Gibson Dunn via teleconference to discuss due diligence questions posed by Evercore regarding the assets and operations of SemGroup and Rose Rock and the Management Base Case Projections.

On May 5, 2016, SemGroup management had discussions with each of Evercore and Mr. Gray of the Rose Rock Conflicts Committee regarding the scheduling of a further due diligence call to be held on May 6, 2016.

On May 6, 2016, representatives of Barclays communicated, on behalf of and at the direction of the SemGroup Board, indicative terms to a representative of Evercore under which each Rose Rock Public Unit would be acquired in exchange for SemGroup Common Stock assuming an estimated premium of 5% to the then-current price of Rose Rock Common Units. Based on the closing prices of SemGroup Common Stock and Rose Rock Common Units on May 5, 2016, a 5% premium implied an exchange ratio of approximately 0.64 shares of SemGroup Common Stock for each Rose Rock Public Unit (the “May 5th Indicative Exchange Ratio”).

On May 7, 2016 SemGroup management held a further due diligence meeting with Evercore to discuss asset-level projections at each of SemGroup and Rose Rock.

During the afternoon on May 9, 2016, at a meeting of the Rose Rock Conflicts Committee at which representatives of Akin Gump and Evercore were present, representatives of Evercore discussed with the committee the due diligence that had been conducted to date and Evercore’s preliminary financial analysis of the Simplification, based on the Management Base Case Projections and the May 5th Indicative Exchange Ratio. During the presentation Evercore provided, among other things: (i) a summary of the terms of the Simplification; (ii) a situation analysis for Rose Rock; (iii) a detailed overview of Rose Rock’s assets and operations; (iv) a summary of the Management Rose Rock Base Case Projections, including the underlying assumptions; (v) a detailed preliminary financial analysis of Rose Rock, including a discounted cash flow analysis, a discounted distribution analysis based on various assumed distribution levels and using the reduced future distributions under the Management Rose Rock Base Case Projections, a precedent M&A transaction analysis, a peer group trading analysis, and a premiums paid analysis; (vi) a situation analysis for SemGroup; (vii) a detailed overview of SemGroup’s assets and operations; (viii) a summary of the Management SemGroup Base Case Projections, including the underlying assumptions; (ix) a detailed preliminary financial analysis of SemGroup, including a discounted cash flow analysis, a discounted dividend analysis, a precedent M&A transaction analysis, a peer group trading analysis, and a discussion of the valuation analysis applied to certain of SemGroup’s expansion projects; (x) an analysis of the May 5th Indicative Exchange Ratio; and (xi) an analysis of the pro forma impact to SemGroup stockholders and Rose Rock Unaffiliated Unitholders from the Simplification. During the presentation, the Rose Rock Conflicts Committee asked, and representatives of Evercore answered, questions with respect to Evercore’s preliminary financial analysis. Following the presentation, the Rose Rock Conflicts Committee and its advisors discussed the topics to be covered at the upcoming due diligence meeting with SemGroup management and next steps in the process for evaluating the Simplification.

On May 11, 2016, at a meeting of the Rose Rock Conflicts Committee at which representatives of Evercore and Akin Gump were present, the committee first discussed the due diligence questions and topics to be addressed with SemGroup management. At the committee’s request, representatives of Akin Gump also gave a presentation to the committee regarding the Rose Rock LP Agreement and reviewed in detail the duties of the committee in connection with its review and consideration of the Simplification. Representatives of SemGroup management, Barclays and Gibson Dunn then joined the meeting at the committee’s request. A discussion commenced among the committee, SemGroup management and Evercore regarding various due diligence matters relating to the assets and operations of SemGroup and Rose Rock, and the Management Base Case Projections, with questions asked by the committee and representatives of Evercore and answered by representatives of SemGroup management. The due diligence discussion included questions regarding the assumptions underlying the Management Base Case Projections, including the projected distributions to be paid on the Rose Rock Common Units, as well as the status and commercial terms of customer contracts and plans related to SemGroup’s growth projects. At the committee’s request, management also discussed its views regarding the sustainability of Rose Rock’s current quarterly cash distributions and the potential benefits that the Simplification would provide to the Rose Rock Unaffiliated Unitholders. Representatives of SemGroup management, Barclays and Gibson Dunn then left the meeting and the committee continued to meet with its advisors and discussed the information received during the meeting and next steps.

Also on May 11, 2016, Gibson Dunn delivered an initial draft of the Merger Agreement to Akin Gump.

On May 13, 2016, Akin Gump and Gibson Dunn discussed outstanding due diligence matters, the status of the draft transaction documents and related matters. Later that day, Gibson Dunn delivered an initial draft of the Support Agreement to Akin Gump.

On May 14, 2016, Mr. Conner contacted Mr. Gray to request that the Rose Rock Conflicts Committee respond to the May 5th Indicative Exchange Ratio by May 17, 2016. Mr. Gray responded that the Rose Rock Conflicts Committee would schedule a meeting with its advisors and would determine what was possible from a timing perspective.

On May 16, 2016, at a meeting of the SemGroup Board at which SemGroup management and, at the request of the SemGroup Board, representatives of Gibson Dunn, Potter Anderson and Barclays were present, the SemGroup Board received a status report from Messrs. Conner and Fitzgerald on the Simplification, including the status of discussions with the Rose Rock Conflicts Committee and the timing for any approvals to be sought from the SemGroup Board. The SemGroup Board inquired of SemGroup management and its advisors regarding certain reasons for and advantages of pursuing the Simplification. Mr. Fitzgerald also discussed with the SemGroup Board management’s consideration of engaging Citigroup Global Markets Inc. (“Citigroup”) to assist the Company as an additional financial advisor on the Simplification.

Following the SemGroup Board meeting on May 16, 2016, Mr. Gray contacted Mr. Conner to discuss the timing of the requested response to the May 5th Indicative Exchange Ratio. Mr. Gray stated that he did not think that the committee would be in a position to respond during the requested time frame, and Mr. Conner agreed that the committee should respond when it deems appropriate. During the conversation, Mr. Gray also stated that the May 5th Indicative Exchange Ratio was too low and would not be acceptable to the committee. Mr. Gray indicated that the Rose Rock Conflicts Committee was undertaking a careful evaluation of SemGroup’s assets and growth projects.

During the morning of May 17, 2016, at a special meeting of the SemGroup Board at which SemGroup management and representatives of Gibson Dunn and Potter Anderson were present, the SemGroup Board convened to discuss the process for their ongoing evaluation of a potential equity offering and the Simplification. At the Chairman’s request, representatives of Potter Anderson discussed the SemGroup Board’s duties and a recommended process with respect to the Board’s consideration of and any approval of the Simplification.

Also during the morning on May 17, 2016, at a meeting of the Rose Rock Conflicts Committee at which representatives of Evercore, Akin Gump and Morris Nichols were present, Mr. Gray discussed his recent conversations with Mr. Conner regarding the request for a response from the committee regarding the May 5th Indicative Exchange Ratio. Mr. Gray also noted that Mr. Conner had stated that SemGroup would not accept a term conditioning the Merger on a separate vote of the Rose Rock Unaffiliated Unitholders. Representatives of Evercore then proceeded to discuss with the committee certain due diligence updates, and responded to questions from the committee during the course of the discussion. Evercore then proceeded to discuss its updated preliminary financial analysis based on (i) a potential acquisition of each Rose Rock Public Unit assuming a 5% premium to Rose Rock’s unit price (based on the 5% premium communicated to Evercore on behalf of SemGroup on May 6, 2016), which Evercore assumed, for purposes of its analysis, would apply to Rose Rock’s closing common unit price of $19.86 as of May 13, 2015, or $20.85 per unit and, based on the closing price of SemGroup Common Stock as of May 13, 2016 of $28.78 per share, implied an exchange ratio of approximately 0.725 shares of SemGroup Common Stock for each Rose Rock Public Unit (the “May 13th Indicative Exchange Ratio”); (ii) the Management Base Case Projections; and (iii) sensitivity analyses based on the Management Base Case Projections and prepared by Evercore at the committee’s request in order to demonstrate the potential impact of (A) SemGroup not completing certain SemGroup growth projects and (B) lower than projected drilling activity and related volumes on certain of SemGroup’s existing assets (collectively, the “Sensitivity Analyses”). During the course of the presentation, representatives of Evercore noted changes from Evercore’s prior presentation, discussed an analysis of the May 13th Indicative Exchange Ratio, and reviewed the pro forma impact to Rose Rock Unaffiliated Unitholders and SemGroup stockholders of the Simplification, including the estimated tax impact to Rose Rock Public Unitholders.

Following the Evercore presentation and related discussions at the meeting, Mr. Gray asked Akin Gump to report on the draft Merger Agreement. Representatives of Akin Gump then proceeded to (i) provide the Rose Rock Conflicts Committee with an overview of the terms of the initial draft of the Merger Agreement and the related Support Agreement; and (ii) discuss with the committee a number of potential negotiation points and recommended changes to the Merger Agreement, including: (A) the addition of a term under which SemGroup would be obligated to pay a termination fee in the event the SemGroup Board were to change its recommendation to SemGroup stockholders; (B) obligating SemGroup to satisfy any expense reimbursement or termination fee payment obligations following a termination of the Merger Agreement by a direct cash payment to Rose Rock, in lieu of a waiver of the “Incentive Distribution Rights” (as such term is defined in the Rose Rock LP Agreement); (C) narrowing the circumstances under which the SemGroup Board would be permitted to change its recommendation to SemGroup’s stockholders; (D) expanding the limitations on SemGroup’s permitted activities between signing the Merger Agreement and the closing of the Simplification; (E) confirmation that there would be no reduction in Rose Rock’s quarterly cash distributions between signing the Merger Agreement and the closing of the Simplification; and (F) potential modifications to the definition of a SemGroup “material adverse effect.” During the course of the meeting, the Rose Rock Conflicts Committee asked, and representatives of Akin Gump and Morris Nichols answered, various questions with respect to the drafts of the Merger Agreement and the Support Agreement. The committee and its advisors also discussed factors to consider in connection with determining whether the Simplification should be conditioned upon a separate vote of the Rose Rock Unaffiliated Unitholders. The committee then asked questions and a discussion ensued regarding potential risks related to the permitting status of the Maurepas Pipeline project. Following the discussions, the committee directed Akin Gump to provide a revised draft of the Merger Agreement to Gibson Dunn reflecting the revisions discussed with the committee. The committee also determined to communicate to SemGroup management that an exchange ratio of between 0.80 and 0.85 shares of SemGroup Common Stock per Rose Rock Public Unit would be more appropriate for the Simplification.

Later in the morning of May 17, 2016, Messrs. Gray and Dunn had a telephonic conversation with Mr. Conner in which Messrs. Gray and Dunn suggested that an exchange ratio of between 0.80 and 0.85 shares of SemGroup Common Stock per Rose Rock Public Unit would be more appropriate for the Simplification. Messrs. Gray and Dunn also communicated that they would have some comments to the Merger Agreement and that they were considering requesting that the Merger should be conditioned upon a separate vote of the Rose Rock Unaffiliated Unitholders. Mr. Conner responded that SemGroup would not agree to condition the Simplification upon a separate vote of the Rose Rock Unaffiliated Unitholders.

Later in the afternoon on May 17, 2016, Messrs. Gray and Dunn had an additional telephonic conversation with Mr. Conner in which Mr. Conner requested that the Rose Rock Conflicts Committee consider a lower range than the exchange ratio of between 0.80 and 0.85 shares of SemGroup Common Stock per Rose Rock Public Unit suggested by the Conflicts Committee.

On May 18, 2016 and May 19, 2016, representatives of Evercore and SemGroup management held a series of conference calls to discuss due diligence questions posed by Evercore regarding the assets and operations of SemGroup and Rose Rock and the Management Base Case Projections. SemGroup management also communicated to Evercore that an exchange ratio of 0.80 or more shares of SemGroup Common Stock per Rose Rock Public Unit was too high. The Rose Rock Conflicts Committee requested that SemGroup provide an exchange ratio for its consideration, but SemGroup management declined to do so at such time.

On May 18, 2016, Messrs. Gray and Dunn had a telephonic conversation with SemGroup management and certain SemGroup advisors to discuss the current status and anticipated timing for the completion of certain SemGroup growth projects.

Also on May 18, 2016, Ms. Cheeseman had a discussion with a representative of Akin Gump regarding the timing of a response to the draft Merger Agreement.

On May 19, 2016, Akin Gump provided a revised draft of the Merger Agreement to Gibson Dunn reflecting the revisions discussed with the Rose Rock Conflicts Committee.

On May 19, 2016 and May 20, 2016, Mr. Conner and Mr. Gray had a series of conversations regarding the Rose Rock Conflicts Committee’s evaluation of certain assets and operations of SemGroup and Rose Rock.

During the afternoon on May 20, 2016, at a meeting of the Rose Rock Conflicts Committee at which representatives of Evercore and Akin Gump were present, representatives of Evercore updated the committee regarding: (i) the recent due diligence sessions with SemGroup management; (ii) the resulting implications to Evercore’s preliminary financial analysis; and (iii) related discussions with SemGroup management concerning the exchange ratio for the Simplification. A discussion ensued, with the committee ultimately concluding that SemGroup needed to suggest a specific exchange ratio for the committee to consider. The committee and its advisors then engaged in a discussion regarding: (i) the potential benefits to the Rose Rock Unaffiliated Unitholders of the Simplification; (ii) the potential implications to Rose Rock and the Rose Rock Unaffiliated Unitholders if the committee and SemGroup management were not able to reach agreement on a mutually acceptable exchange ratio and the committee declined to ultimately approve the Simplification in favor of remaining with the status quo; and (iii) the next steps involved in evaluating the Simplification and negotiating an exchange ratio.

Later in the afternoon on May 20, 2016, representatives of SemGroup management, Akin Gump and Evercore held a conference call to discuss due diligence questions relating to certain SemGroup growth projects.

Later in the day on May 20, 2016, Mr. Fitzgerald contacted Mr. Gray to ask the Rose Rock Conflicts Committee to consider an exchange ratio for the Simplification of 0.73 shares of SemGroup Common Stock per Rose Rock Public Unit (the “May 20th Exchange Ratio”). Mr. Gray subsequently informed Mr. Dunn and representatives of Evercore and Akin Gump of the exchange ratio.

On May 21, 2016, Gibson Dunn provided a revised draft of the Merger Agreement to Akin Gump. Later that day and again on May 22, 2016, representatives of Akin Gump and Gibson Dunn discussed the draft Merger Agreement.

On May 22, 2016, Mr. Conner contacted Mr. Gray to inquire regarding the timing of the Rose Rock Conflicts Committee’s consideration of the May 20th Exchange Ratio.

In the afternoon of May 22, 2016, at a special meeting of the SemGroup Board at which SemGroup management and, at the request of the SemGroup Board, representatives of Gibson Dunn, Potter Anderson and Barclays were present, the SemGroup Board received a status report from Mr. Conner regarding the Simplification, including the status of negotiations with the Rose Rock Conflicts Committee and a potential equity raise. Mr. Conner noted that management was considering recommending to the SemGroup Board bifurcation of the timing a potential equity raise and the Simplification, and conveyed its considerations regarding such timing. Mr. Fitzgerald then reviewed with the SemGroup Board a slide presentation addressing certain considerations of the Simplification, including the combined company’s credit instruments and tax consequences. Representatives of Gibson Dunn then responded to questions from the SemGroup Board regarding certain terms of the Merger Agreement requested by the Rose Rock Conflicts Committee. Following such discussion, representatives of Potter Anderson reviewed in detail with the SemGroup Board its fiduciary duties in connection with the Simplification.

During the afternoon on May 23, 2016, at a meeting of the Rose Rock Conflicts Committee at which representatives of Evercore, Akin Gump and Morris Nichols were present, representatives of Evercore summarized various due diligence updates and then proceeded to discuss its updated preliminary financial analysis based on (i) the May 20th Exchange Ratio; (ii) the Management Base Case Projections; and (iii) the updated Sensitivity Analyses. During the course of the presentation, representatives of Evercore noted changes from Evercore’s prior presentation, and reviewed the pro forma impact of the May 20th Exchange Ratio as compared to hypothetical exchange ratios of 0.80x and 0.85x. The committee and its advisors then engaged in a discussion regarding the potential benefits to the Rose Rock Unaffiliated Unitholders of the Simplification, and the potential implications to Rose Rock and the Rose Rock Unaffiliated Unitholders if the committee declined to ultimately approve the Simplification in favor of remaining with the status quo. During the course of the meeting, the committee discussed its belief that the Simplification presented an attractive opportunity for Rose Rock and the Rose Rock Unaffiliated Unitholders, but that it believed that the May 20th Exchange Ratio was too low.

Following the Evercore presentation and related discussions, representatives of Akin Gump provided a report on the current draft of the Merger Agreement. During its report, Akin Gump summarized the changes that Gibson Dunn had made to the draft agreement, noting, among other things, that: (i) the agreement had been revised to add a term under which SemGroup would be obligated to pay a 2% termination fee in the event the SemGroup Board were to change its recommendation to SemGroup stockholders in connection with certain acquisition proposals; (ii) the agreement still provided that SemGroup would satisfy any expense reimbursement or termination fee payment obligations following a termination of the Merger Agreement by waiving the Incentive Distribution Rights, as opposed to a direct cash payment to Rose Rock; (iii) the circumstances under which the SemGroup Board would be permitted to change its recommendation to SemGroup’s stockholders had not been narrowed as requested; and (iv) a number of the requested limitations on SemGroup’s permitted activities between the signing of the Merger Agreement and the closing of the Merger had not been accepted. Akin Gump also noted that Gibson Dunn had communicated that, as previously stated, (i) SemGroup was unwilling to accept a term under which the Simplification would be conditioned upon a separate vote of the Rose Rock Unaffiliated Unitholders because such separate vote was not required under the Rose Rock LP Agreement, and (ii) SemGroup could not agree to unequivocal language that would fix Rose Rock’s quarterly cash distributions between the signing of the Merger Agreement and Closing. During the course of the meeting, the Rose Rock Conflicts Committee asked, and representatives of Akin Gump and Morris Nichols answered, various questions with respect to the draft Merger Agreement. During the course of the discussions, the committee determined that it would be willing to no longer pursue a term that would condition the Merger upon a separate vote of the Rose Rock Unaffiliated Unitholders if the parties were able to reach an agreement on an acceptable exchange ratio and acceptable final terms of the Merger Agreement. The committee made this determination after considering the economic and legal terms of the Merger, SemGroup’s stated position that it would not agree to a term that would condition the Merger upon a separate vote of the Rose Rock Unaffiliated Unitholders, the procedural safeguards involved in the negotiation of the Simplification and other factors discussed under “The Merger—Reasons for the Rose Rock Conflicts Committee’s Recommendation.” The committee then asked whether any potential permitting risk related to the Maurepas Pipeline project was addressed in the Merger Agreement, and a discussion ensued. Following the discussions, the committee directed Akin Gump to provide a revised draft of the Merger Agreement to Gibson Dunn reflecting the revisions discussed with the committee. The committee and its advisors then discussed next steps and its planned response to SemGroup management, and determined that Mr. Gray would contact Mr. Conner to communicate that the May 20th Exchange Ratio was too low and that a number of unresolved terms with respect to the draft Merger Agreement remained, which Mr. Gray did later that day.

On May 23, 2016, Mr. Conner communicated with Mr. Gray regarding, among other things, the May 20th Exchange Ratio. Mr. Gray indicated that the Rose Rock Conflicts Committee was still pursuing an exchange ratio of 0.80x and 0.85x and considered certain terms of the Merger Agreement as important to an eventual agreement. In turn, Mr. Conner conveyed to Mr. Gray that if sufficient progress was not made in the next few days, the parties would put the Simplification process on hold for a period of time. Later in the day on May 23, 2016, Mr. Conner provided an update to the SemGroup Board regarding recent developments in respect of the Simplification, including ongoing negotiations regarding the Merger Agreement and the dialogue surrounding the exchange ratio, including recent trading activity of SemGroup and Rose Rock, respectively.

On May 24, 2016, Akin Gump provided a revised draft of the Merger Agreement to Gibson Dunn reflecting the revisions discussed with the Rose Rock Conflicts Committee.

On May 25, 2016, representatives of Akin Gump, Morris Nichols, Gibson Dunn and Potter Anderson held a conference call to discuss the revised draft of the Merger Agreement.

Also on May 25, 2016, Mr. Conner and Mr. Gray discussed, among other things, the May 20th Exchange Ratio and certain terms of the Merger Agreement. Mr. Fitzgerald separately discussed with Mr. Gray the Sensitivity Analyses.

On May 26, 2016, at a meeting of the Rose Rock Conflicts Committee at Akin Gump’s offices in Houston and at which representatives of Evercore, Akin Gump and Morris Nichols were present, the committee first met with representatives of Evercore and Akin Gump in order to discuss the status of negotiations regarding the exchange ratio for the Simplification and the draft Merger Agreement. Following the meeting, the Rose Rock Conflicts Committee and representatives of Evercore and Akin Gump met with representatives of SemGroup management, Barclays, Citigroup and Gibson Dunn. The parties then engaged in a series of discussions regarding the draft Merger Agreement and reached agreement on most of the remaining open issues relating to the Merger Agreement, including (i) that SemGroup would be obligated to pay a termination fee in an amount of $15.5 million in the event the SemGroup Board were to change its recommendation to SemGroup stockholders; (ii) that SemGroup would satisfy any expense reimbursement or termination fee payment obligations following a termination of the Merger Agreement by a direct cash payment to Rose Rock; (iii) that there would not be further limitations on the circumstances under which the SemGroup Board would be permitted to change its recommendation to SemGroup’s stockholders; and (iv) that SemGroup would not agree to unequivocal language fixing Rose Rock’s quarterly cash distributions between the signing of the Merger Agreement and Closing, but that it would state, in its press release announcing the Simplification, its expectation to maintain the current level of Rose Rock’s quarterly cash distribution during such time. SemGroup management then directed Gibson Dunn to distribute a revised draft of the Merger Agreement to reflect the discussions at the meeting. During the course of the meeting, the parties also engaged in discussions regarding an exchange ratio for the Simplification, but did not reach an agreement and determined to continue discussions at a later date. Following the meeting with SemGroup management and its advisors, the committee continued to meet with its advisors and discussed next steps.

On May 27, 2016, Gibson Dunn provided a revised draft of the Merger Agreement to Akin Gump.

After market close on May 27, 2016, Mr. Conner asked Mr. Gray to consider an exchange ratio of 0.8136 shares of SemGroup Common Stock for each Rose Rock Public Unit (the “May 27th Exchange Ratio”) which, based on the closing prices of SemGroup Common Stock and Rose Rock Common Units on such day, represented a 0% premium.

Later in the day on May 27, 2016, at a meeting of the Rose Rock Conflicts Committee at which representatives of Evercore and Akin Gump were present, Evercore provided its analysis of the May 27th Exchange Ratio, noting that the exchange ratio implied no premium to the closing price of Rose Rock Common Units on May 27, 2016 (which closing price reflected an approximate 10% increase from the closing price on May 26, 2016). As part of the discussion, Evercore provided a brief analysis of the Simplification at hypothetical exchange ratios, which included premiums ranging up to 5% to the May 27th closing price of Rose Rock Common Units, and offered an analysis of the Simplification at the May 27th Exchange Ratio. Following the discussion, the committee determined to seek a premium of 1.28% to Rose Rock’s May 27, 2016 closing price of $24.00 per common unit, which implied an exchange ratio of 0.824 shares of SemGroup Common Stock for each Rose Rock Public Unit. Mr. Gray then left the meeting to call Mr. Conner to convey the committee’s desired exchange ratio. In response, Mr. Conner stated that SemGroup would not agree to the Simplification at an exchange ratio of 0.824 shares of SemGroup Common Stock for each Rose Rock Public Unit and reiterated the May 27th Exchange Ratio. Mr. Gray then returned to the meeting and a discussion ensued after which the committee decided to proceed with the Simplification at the May 27th Exchange Ratio (elsewhere defined herein as Exchange Ratio), subject to the receipt of a fairness opinion from Evercore and reaching agreement on the final terms of the Merger Agreement. Later that day, Mr. Gray communicated the committee’s position to Mr. Conner.

On May 28, 2016, Akin Gump provided comments to Gibson Dunn on the most recent draft of the Merger Agreement.

On the evening of May 29, 2016, Gibson Dunn provided Akin Gump with a revised draft of the Merger Agreement. On May 29, 2016 and May 30, 2016, representatives of Akin Gump and Gibson Dunn negotiated the final changes to the Merger Agreement, and reached agreement on certain final terms, including a limitation on SemGroup’s permitted activities between the signing of the Merger Agreement and Closing.

On May 30, 2016, Mr. Conner and Mr. Gray discussed certain terms requested by the Rose Rock Conflicts Committee, including the definition of “material adverse effect.”

On the afternoon of May 30, 2016, at a meeting of the Rose Rock Conflicts Committee at which representatives of Evercore, Akin Gump and Morris Nichols were present, Evercore presented its financial analysis of the Exchange Ratio contemplated by the Merger Agreement, noting that its materials and financial analyses were substantially equivalent to those most recently presented to the committee and had been updated to reflect the Exchange Ratio. After the committee discussed Evercore’s presentation, representatives from Evercore then confirmed that Evercore was prepared to deliver a fairness opinion to the committee based on the Exchange Ratio if so requested by the committee. Representatives of Akin Gump then provided an overview of the terms of the final draft of the Merger Agreement, explained the final negotiated changes to the agreement, and answered questions from the committee regarding the terms of the agreement. At the request of the Rose Rock Conflicts Committee, Evercore then delivered its oral opinion, which was later confirmed by delivery of a written opinion dated May 30, 2016, that, as of May 30, 2016 and based upon and subject to the factors, procedures, assumptions, qualifications and limitations set forth therein, the Exchange Ratio was fair, from a financial point of view, to the Rose Rock Unaffiliated Unitholders. After further discussions and based on prior conclusions of the Rose Rock Conflicts Committee with respect to the risks and merits of the Simplification, the Rose Rock Conflicts Committee unanimously: (i) determined that the Merger Agreement and the Merger Transactions were in the best interests of Rose Rock considering the interests of the Rose Rock Unaffiliated Unitholders; (ii) approved the Merger Agreement and the Merger Transactions, including the Merger (such approval constituting “Special Approval” as defined in the Rose Rock LP Agreement); and (iii) recommended the approval of the Merger Agreement and the Support Agreement and the consummation of the Merger Transactions, including the Merger, to the Rose Rock Board.

In the afternoon of May 30, 2016, at a special meeting of the Rose Rock Board at which all members of the Rose Rock Board as well as Rose Rock management and representatives of Gibson Dunn and Potter Anderson were present, the Rose Rock Board received the report of Mr. Gray, in his capacity as Chairman of the Rose Rock Conflicts Committee. Mr. Gray reported that the Rose Rock Conflicts Committee had reviewed the Exchange Ratio, the Merger Agreement and the Support Agreement and, based on the foregoing, the Rose Rock Conflicts Committee delivered its Special Approval (under the Rose Rock LP Agreement) of the Merger. In addition, Mr. Gray confirmed that the Rose Rock Conflicts Committee had received an oral fairness opinion from Evercore as to the fairness of the Merger Consideration. Mr. Fitzgerald then provided an overview of the Merger and the necessary steps required under the Merger Agreement to proceed to closing. Representatives of Gibson Dunn then reviewed the Merger Agreement with the Rose Rock Board, including the Merger Consideration. After discussion and based upon the approval and recommendation of the Merger by the Rose Rock Conflicts Committee, the Rose Rock Board (i) deemed it advisable and in the best interests of Rose Rock and the Rose Rock Unaffiliated Unitholders that the Merger Agreement and the transactions contemplated thereby be consummated and therefore unanimously approved the Merger Agreement and the transactions contemplated thereby, including, without limitation, the Merger and the Support Agreement; (ii) declared it advisable and in the best interests of the Rose Rock General Partner that the Rose Rock General Partner, on its own behalf and on behalf of Rose Rock, execute, deliver and perform the Merger Agreement and the Support Agreement, and consummate the Merger and engage in all transactions related thereto, including the Merger; and, (iii) on behalf of the Rose Rock General Partner, authorized and directed that the Merger Agreement be submitted to a vote of the Rose Rock Common Unitholders and, as permitted by the Rose Rock LP Agreement, authorized the Rose Rock Common Unitholders to act by written consent without a meeting in connection with consenting to the Merger Agreement and the transactions contemplated thereby, and recommended that the Rose Rock Common Unitholders vote in favor of the Merger.

Later in the afternoon of May 30, 2016, at a special meeting of the SemGroup Board at which all members of the SemGroup Board as well as SemGroup management and, at the request of the SemGroup Board, representatives of Gibson Dunn, Potter Anderson, Barclays and Citigroup were present, the SemGroup Board received a status report from Mr. Conner regarding the Merger, who indicated that management had reached a potential agreement on the terms of the Merger with the Rose Rock Conflicts Committee, subject to the approval of the SemGroup Board. Mr. Conner reported (i) that the Rose Rock Conflicts Committee had granted Special Approval of the Merger pursuant to the Rose Rock LP Agreement and had recommended approval of the Merger to the Rose Rock Board and (ii) that the Merger had been subsequently approved by the Rose Rock Board. Messrs. Conner and Fitzgerald then reviewed with the SemGroup Board the terms of the proposed Merger, including the principal benefits of the proposed Merger, as well as financial and strategic alternatives to the Merger and the primary reasons why such alternatives were not considered by SemGroup management to be feasible or advantageous. In particular, SemGroup management did not believe that additional general partner support or reducing distributions would address Rose Rock’s high cost of capital. And SemGroup management discussed how Rose Rock’s high cost of capital made asset drop downs by SemGroup uneconomic to Rose Rock at prices that would be fair to SemGroup. SemGroup management concluded that the proposed Merger was preferable to any alternative because SemGroup management believed that the proposed Merger would maximize value for SemGroup investors and provide a clear path going forward for the combined entity. For a discussion of such principal benefits of the Merger, see “Recommendation of the SemGroup Board and Its Reasons for the Merger.” Representatives of Barclays provided the SemGroup Board with an overview of Barclays’ fairness opinion presentation as well as updated financial and market perspectives regarding SemGroup. Representatives of Barclays then presented Barclays’ financial analyses regarding the Merger Consideration and delivered its oral opinion to the SemGroup Board, which was confirmed by delivery of a written opinion dated May 30, 2016, to the effect that, as of such date and based upon and subject to the qualifications, limitations and assumptions stated therein, from a financial point of view, the Exchange Ratio to be paid by SemGroup in the Merger was fair to SemGroup. Representatives of Gibson Dunn reviewed with the SemGroup Board the key terms of the Merger Agreement and responded to questions from the SemGroup Board regarding the Merger Agreement. Representatives of Potter Anderson discussed the SemGroup Board’s fiduciary duties in connection with the Merger and, in particular, the terms of the Merger Agreement and their impact thereon. Following review and discussions among the members of the SemGroup Board, the members of the SemGroup Board unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby, including, without limitation, the Merger and the Stock Issuance, are advisable and fair to, and in the best interests of, SemGroup and the SemGroup Stockholders; (ii) authorized and approved the Merger Agreement (in the form delivered to the SemGroup Board) and the transactions contemplated thereby, including, without limitation, the Merger and the Stock Issuance; and (iii) directed that the approval of the Stock Issuance be submitted to a vote at the SemGroup Special Meeting and recommended that SemGroup Stockholders vote in favor of the Stock Issuance.

In the evening of May 30, 2016, the Merger Agreement and the Support Agreement were executed by the parties.

In the morning of May 31, 2016, SemGroup and Rose Rock issued a joint press release announcing the Merger Agreement.

Resolution of Conflicts of Interest; Standards of Conduct and Modification of Duties

The approval of the Merger Agreement and the transactions contemplated thereby, including the Merger, by a majority of the members of the Rose Rock Conflicts Committee acting in good faith constitutes “Special Approval” under the Rose Rock LP Agreement. Under Section 7.9(a) of the Rose Rock LP Agreement, whenever a potential conflict of interest exists, such as consideration of the Merger Agreement and the transactions contemplated thereby, including the Merger, any resolution or course of action by the Rose Rock General Partner or its affiliates in respect of such conflict of interest will be permitted and deemed approved by all of the partners of Rose Rock, and will not constitute a breach of the Rose Rock LP Agreement or of any duty under the Rose Rock LP Agreement or stated or implied by law, in equity or otherwise, if the resolution or course of action is approved by Special Approval.

Under Section 7.10(b) of the Rose Rock LP Agreement, any action taken or omitted to be taken by the Rose Rock General Partner in reliance upon the advice or opinion of certain advisers (including, among others, legal counsel, accountants, appraisers, management consultants, and investment bankers), as to matters reasonably believed to be in such adviser’s professional or expert competence, will be “conclusively presumed to have been done or omitted in good faith and in accordance with such advice or opinion.”

Recommendation of the Rose Rock Conflicts Committee and the Rose Rock Board

The Rose Rock Conflicts Committee considered the benefits of the Merger Agreement, including the Merger Transactions as well as the associated risks, and resolved, by a unanimous vote held on May 30, 2016, that the Merger Agreement and the transactions contemplated thereby, including both the Merger and the execution, delivery and performance of the Support Agreement, are in the best interests of Rose Rock considering the interests of the Rose Rock Unaffiliated Unitholders; approved the Merger Agreement and the Merger Transactions, including the Merger (such approval constituting “Special Approval” as defined in the Rose Rock LP Agreement); and recommended the approval of the Merger Agreement and the Support Agreement and the consummation of the Merger Transactions, including the Merger, to the Rose Rock Board. For a discussion of many of the factors considered by the Rose Rock Conflicts Committee in making their determination and approval, please read “The Merger — Reasons for the Rose Rock Conflicts Committee’s Recommendation.”

Based upon such approval and recommendation, at a meeting duly called and held on May 30, 2016, the Rose Rock Board unanimously approved the Merger Agreement and the transactions contemplated thereby, including, without limitation, the Merger and the Support Agreement; declared it advisable and in the best interests of the Rose Rock General Partner that the Rose Rock General Partner, on its own behalf and on behalf of Rose Rock, execute, deliver and perform the Merger Agreement and the Support Agreement, and consummate the Merger and engage in all transactions related thereto, including the Merger; and, on behalf of the Rose Rock General Partner, authorized and directed that the Merger Agreement be submitted to a vote of the Rose Rock Common Unitholders and, as permitted by the Rose Rock LP Agreement, authorized the Rose Rock Common Unitholders to act by written consent without a meeting in connection with consenting to the Merger Agreement and the transactions contemplated thereby.

Reasons for the Rose Rock Conflicts Committee’s Recommendation

The Rose Rock Conflicts Committee consulted with its independent financial and legal advisors and considered many factors in making its determination and approvals, and the related recommendation to the Rose Rock Board. The Rose Rock Conflicts Committee considered the following factors to be generally positive or favorable in making its determination and approvals, and the related recommendation to the Rose Rock Board:

•	The Exchange Ratio of 0.8136 a share of SemGroup Common Stock for each outstanding Rose Rock Public Unit provides the Rose Rock Unaffiliated Unitholders with an exchange ratio that is near the two-year high for the implied exchange ratio for the period ending May 27, 2016 (the last trading day before the public announcement of the Merger) based on the trading prices of Rose Rock Common Units and shares of SemGroup Common Stock during such period, and compares favorably to the implied exchange ratios of 0.6470, 0.5884 and 0.5901 for the thirty prior trading days, 180 prior trading days and one-year prior trading days, respectively, for the periods ending May 27, 2016.

•	The Exchange Ratio of 0.8136 of a share of SemGroup Common Stock for each outstanding Rose Rock Public Unit represents an implied premium of approximately 8.6%, 17.7% and 25.2% to the 10 trading day, 20 trading day and 30 trading day volume-weighted average price (“VWAP”) of Rose Rock Common Units as of May 27, 2016, based on the VWAP for SemGroup Common Stock for such periods.

•	The Exchange Ratio is fixed and therefore the value of the consideration to be received by the Rose Rock Unaffiliated Unitholders in the Merger would increase in the event the market price of SemGroup Common Stock increased prior to Closing.

•	The Merger eliminates the burden on Rose Rock’s cost of capital resulting from the level of incentive distributions payable to SemGroup, which could from time to time make it more challenging for Rose Rock to pursue accretive acquisitions or drop-down transactions and relatively more expensive to fund its capital program. The Merger is expected to provide Rose Rock Unaffiliated Unitholders with equity ownership in an entity with a lower cost of capital, which is expected to provide greater ability to pursue accretive capital projects and acquisitions.

•	That, in receiving SemGroup Common Stock in the Merger, Rose Rock Unaffiliated Unitholders will be provided an opportunity to participate in a combined entity that, after giving effect to the Merger, will have a more diversified asset base and a stronger credit profile than Rose Rock on a standalone basis before the Merger.

•	SemGroup’s status as a corporation and its size following the Merger provide a number of benefits relative to Rose Rock’s MLP structure, including that corporations generally attract a broader set of investors as compared to MLPs because certain types of institutional investors face prohibitions or limitations on investing in entities other than corporations, and that Rose Rock Unaffiliated Unitholders will benefit from enhanced voting and other rights as stockholders of a corporation as opposed to unitholders of an MLP controlled by a general partner.

•	The Merger will simplify SemGroup’s corporate structure and eliminate potential conflicts of interests between SemGroup and Rose Rock.

•	The Rose Rock Conflicts Committee’s belief that the Merger Consideration represented the greatest amount of consideration that SemGroup would have been willing to agree to pay at the time of the Rose Rock Conflicts Committee’s determination and approval of the Merger.

•	The valuation analyses of Rose Rock and SemGroup prepared by Evercore and reviewed and discussed with the Rose Rock Conflicts Committee, including discounted cash flow analysis, discounted distribution/dividend analysis, precedent M&A transactions analysis, peer group trading analysis, and premiums paid analysis, as well as the Sensitivity Analyses.

•	The delivery of an opinion by Evercore to the Rose Rock Conflicts Committee on May 30, 2016, to the effect that, as of that date and based upon and subject to the factors, procedures, assumptions, qualifications and limitations set forth in its written opinion, the Exchange Ratio was fair, from a financial point of view, to the Rose Rock Unaffiliated Unitholders.

•	Certain terms of the Merger Agreement and the Support Agreement, principally:

•	SemGroup’s obligation to reimburse Rose Rock for its expenses, capped at $3.8 million, through a direct cash payment to Rose Rock in the event SemGroup or Rose Rock were to terminate the Merger Agreement pursuant to its terms due to an inability to obtain the SemGroup Stock Issuance Approval;

•	SemGroup’s obligation to pay Rose Rock a termination fee of $15.5 million through a direct cash payment to Rose Rock in the event SemGroup or Rose Rock were to terminate the Merger Agreement pursuant to its terms due to a SemGroup Adverse Recommendation Change;

•	under the Support Agreement, SemGroup Holdings has agreed to deliver a written consent adopting and approving in all respects the Merger Agreement and the transactions contemplated thereby, including the Merger;

•	the pre-closing operating covenants for SemGroup which provide protection to the Rose Rock Unaffiliated Unitholders by restricting SemGroup’s ability to take certain actions prior to Closing that could reduce the value of the Merger Consideration; and

•	the consummation of the Merger is not conditioned on financing.

•	The Rose Rock Conflicts Committee believed that potential alternative transactions with third parties were not achievable due to SemGroup’s control of the Rose Rock General Partner. In addition, the Rose Rock Conflicts Committee considered the potential implications to Rose Rock and the Rose Rock Unaffiliated Unitholders of remaining with the status quo rather than approving the Merger Agreement and the Merger, taking into account the potential financial impact to the Rose Rock Unaffiliated Unitholders of the projected reduction in quarterly cash distributions on the Rose Rock Common Units as reflected in the Management Rose Rock Base Case Projections, as well as concerns regarding the viability of financing future drop down transactions involving SemGroup growth projects.

In addition, the Rose Rock Conflicts Committee also considered a number of factors relating to the procedural safeguards involved in the negotiation of the Merger Agreement, including those discussed below, each of which supported its determination with respect to the Merger:

•	Each of the members of the Rose Rock Conflicts Committees satisfies the requirements for serving on the Rose Rock Conflicts Committee, including the requirement that all members of the Rose Rock Conflicts Committee be independent directors, as defined under the Rose Rock Partnership Agreement.

•	In connection with the consideration of the Merger, the Rose Rock Conflicts Committee retained its own independent financial and legal advisors with knowledge and experience with respect to public merger and acquisition transactions, and SemGroup’s and Rose Rock’s industry specifically, as well as substantial experience advising publicly traded master limited partnerships and other companies with respect to transactions similar to the Merger.

•	The Merger Consideration and the other terms and conditions of the Merger Agreement and the Merger Transactions were determined through arm’s-length negotiations between SemGroup and the Rose Rock Conflicts Committee and their respective representatives and advisors.

•

Under the terms of the Merger Agreement, prior to the Effective Time, SemGroup will not eliminate the Rose Rock Conflicts Committee, revoke or diminish the authority of the Rose Rock Conflicts Committee or remove or cause the removal of any director of the Rose Rock General Partner who is a member of the Rose Rock Conflicts Committee either as a director or as a member of such committee, without the affirmative vote of the members of the Rose Rock Board, including the affirmative vote of the other member of the Rose Rock Conflicts Committee.

•	Under certain terms, the Merger Agreement may not be amended without the approval of the Rose Rock Conflicts Committee.

•	Whenever a determination, agreement, decision, approval or consent of Rose Rock or the Rose Rock General Partner is required pursuant to the Merger Agreement, including any decision or determination by Rose Rock to terminate the Merger Agreement, such determination, decision, approval or consent must be approved by the Rose Rock Conflicts Committee.

The Rose Rock Conflicts Committee considered the following factors to be generally negative or unfavorable in making its determination and approvals, and the related recommendation to the Rose Rock Board:

•	The Merger will be a taxable transaction to the Rose Rock Public Unitholders for U.S. federal income tax purposes (See “Material U.S. Federal Income Tax Consequences”).

•	The Exchange Ratio is fixed and therefore the value of the consideration to be received by the Rose Rock Public Unitholders in the Merger would decrease in the event the market price of SemGroup Common Stock decreased prior to Closing.

•	The Exchange Ratio represents a 0% implied premium based on the closing prices of Rose Rock Common Units and SemGroup Common Stock as of May 27, 2016 (the last trading day prior to the public announcement of the Merger).

•	The potential risk that certain of SemGroup’s growth projects may not be completed as contemplated by the Management SemGroup Base Case Projections.

•	Rose Rock Unaffiliated Unitholders are not entitled to appraisal rights under the Merger Agreement, the Rose Rock LP Agreement or Delaware law.

•	Following the Merger, the income of the resulting combined entity will be subject to double taxation (at the combined company and shareholder levels) for U.S. federal income tax purposes, while income of Rose Rock is currently subject to only one level of tax (at the unitholder level).

•	The Rose Rock Conflicts Committee was not authorized to, and did not, conduct an auction process or other solicitation of interest from third parties for the acquisition of Rose Rock. Since SemGroup indirectly controls the Rose Rock General Partner, it was unrealistic to expect an unsolicited third-party acquisition proposal or offer to acquire assets or control of Rose Rock, and it was unlikely that the Rose Rock Conflicts Committee could conduct a meaningful process to solicit interest in the acquisition of assets or control of Rose Rock.

•	The Merger Agreement and the Merger Transactions are not conditioned on a vote by, and the approval of, a majority of the outstanding Rose Rock Common Units held by the Rose Rock Unaffiliated Unitholders. The Rose Rock Conflicts Committee determined not to pursue a term requiring the Merger to be approved by such a vote after considering the economic terms of the Merger, SemGroup’s stated position that it would not agree to such a term, the procedural safeguards that had been involved in the negotiation of the Merger and the Merger Agreement, and the other factors discussed in this section.

•	The potential benefits sought in the Merger might not be fully realized.

•	The Merger might not be completed in a timely manner, or at all, and a failure to complete the Merger could negatively affect the trading price of Rose Rock Common Units.

•	Litigation may be commenced in connection with the Merger and such litigation may increase costs and result in a diversion of management focus.

•	Certain members of Rose Rock management and the Rose Rock Board may have interests that are different from those of the Rose Rock Unaffiliated Unitholders.

•	Certain terms of the Merger Agreement, principally:

•	the Merger is conditioned upon receiving the Stock Issuance Approval;

•	the provisions allowing the SemGroup Board to make a SemGroup Adverse Recommendation Change (as described under “The Merger Agreement — SemGroup Board Recommendation and SemGroup Adverse Recommendation Change”); and

•	the provisions allowing for the termination of the Merger Agreement, or the deemed termination thereof, under certain circumstances following a SemGroup Adverse Recommendation Change (as describe under “The Merger Agreement — Termination”).

The foregoing discussion of the information and factors considered by the Rose Rock Conflicts Committee is not intended to be exhaustive, but includes material factors the Rose Rock Conflicts Committee considered. In view of the variety of factors considered in connection with its evaluation of the Merger and the complexity of these matters, the Rose Rock Conflicts Committee did not find it useful and did not attempt to quantify or assign any relative or specific weights to the various factors considered in making its determination and recommendation. In addition, each of the members of the Rose Rock Conflicts Committee may have given differing weights to different factors. Overall, the Rose Rock Conflicts Committee believed that the positive factors supporting the Merger outweighed the negative factors it considered.

The explanation of the reasoning of the Rose Rock Conflicts Committee and certain information presented in this section are forward-looking in nature and, therefore, the information should be read in light of the factors discussed in the sections entitled “Information Regarding Forward-Looking Statements” and “Risk Factors.”

Unaudited Financial Projections of SemGroup and Rose Rock

Neither SemGroup nor Rose Rock routinely publishes projections as to long-term future performance, earnings or dividends and distributions. In connection with the proposed Merger, management of SemGroup prepared non-public projections relating to the future financial and operating performance of SemGroup and Rose Rock with respect to the period from 2016 to 2020. The Management Base Case Projections summarized below were provided to Evercore for use and consideration in its financial analysis and in preparation of its opinion to the Rose Rock Conflicts Committee. Each of the projections summarized below were provided to Barclays for use and consideration in its financial analysis and in preparation of its opinion to the SemGroup Board. Management did not provide any other financial projections to Evercore or Barclays. The summary of these projections is included below to give Rose Rock Common Unitholders and SemGroup Stockholders access to certain non-public unaudited prospective financial information that was made available to Evercore, Barclays, the Rose Rock Conflicts Committee, the Rose Rock Board and the SemGroup Board in connection with the proposed Merger.

You should be aware that uncertainties are inherent in prospective financial information of any kind. None of SemGroup or Rose Rock or any of their affiliates, advisors, officers, directors, or representatives has made or makes any representation or can give any assurance to any Rose Rock Common Unitholder or SemGroup Stockholder, or any other person, regarding the ultimate performance of Rose Rock or SemGroup compared to the summarized information set forth below or that any such results will be achieved.

The inclusion of the following summary projections in this joint consent statement/proxy statement/prospectus should not be regarded as an indication that Rose Rock, SemGroup, or their respective advisors or other representatives considered or consider the projections to be a reliable or accurate prediction of future performance or events, and the summary projections set forth below should not be relied upon as such.

The SemGroup and Rose Rock projections summarized below were prepared by employees of SemGroup. The SemGroup and Rose Rock projections were only prepared for internal planning purposes and not with a view toward public disclosure or toward compliance with generally accepted accounting principles (“GAAP”), the published guidelines of the SEC, or the guidelines established by the American Institute of Certified Public Accountants. Neither BDO USA, LLP (“BDO”), nor any other independent registered public accounting firm, has compiled, examined or performed any procedures with respect to the prospective financial information contained in the projections, and accordingly, BDO does not express an opinion or any other form of assurance with respect thereto. BDO has not given advice or consultation in connection with the proposed Merger. The BDO reports incorporated by reference into this joint consent statement/proxy statement/prospectus with respect to Rose Rock and SemGroup relate to historical financial information of Rose Rock and SemGroup, respectively. Such reports do not extend to the projections included below and should not be read to do so. Neither the Rose Rock Board nor the SemGroup Board prepared, and none of the Rose Rock Board, the Rose Rock Conflicts Committee, the Rose Rock General Partner, Rose Rock or the SemGroup Board gives any assurance regarding, the summarized information.

The internal financial projections of SemGroup and Rose Rock are, in general, prepared primarily for internal use. Such internal financial projections are inherently subjective in nature, susceptible to interpretation and, accordingly, such projections may not be achieved. The internal financial projections also reflect numerous assumptions made by management, including material assumptions that may not be realized and are subject to significant uncertainties and contingencies, all of which are difficult to predict and many of which are beyond the control of the preparing party. SemGroup management, consistent with past presentations to the SemGroup Board and Rose Rock Board and public guidance representations, develops its financial projections according to several criteria, including commodity price sensitivities (base, high and low commodity price environment cases). For internal purposes only, SemGroup management also provides financial projections that include prospective projects, which are risked based on the status of each project’s probability of success and final approval, among other factors. The financial projections that include risked prospective projects are reviewed alongside the other projections in the ordinary course. As noted therein, the financial projections presented to the Rose Rock Conflicts Committee included the effects of risked prospective projects. Prospective mergers and acquisitions were excluded from the financial projections. Accordingly, there can be no assurance that the assumptions made in preparing the internal financial projections upon which the foregoing projected financial information was based will prove accurate. There will be differences between actual and projected results, and the differences may be material. The risk that these uncertainties and contingencies could cause the assumptions to fail to be reflective of actual results is further increased due to the length of time in the future over which these assumptions apply. Any inaccuracy of assumptions and projections in early periods could have a compounding effect on the projections shown for the later periods. Thus, any failure of an assumption or projection to be reflective of actual results in an early period could have a greater effect on the projected results failing to be reflective of actual events in later periods.

All of these assumptions involve variables making them difficult to predict, and some are beyond the control of Rose Rock and SemGroup. Although SemGroup’s management believes that there was a reasonable basis for its projections and underlying assumptions, any assumptions for near-term projected cases remain uncertain, and the risk of inaccuracy increases with the length of the projected period. The projections are forward-looking statements and are subject to risks and uncertainties. See “Information Regarding Forward-Looking Statements.”

In developing the projections, SemGroup’s management made numerous material assumptions with respect to SemGroup and Rose Rock for the period from 2016 to 2020, including:

•	organic growth opportunities, and the amounts and timing of related capital expenditures and related operational cash flows;

•	outstanding debt during applicable periods, and the availability and cost of capital;

•	the cash flow from existing assets and business activities;

•	the prices and production of, and demand for, crude oil, natural gas, NGLs and other hydrocarbon products, which could impact volumes and margins;

•	a $200 million common equity capital raise in the third quarter of 2016 (On June 22, 2016, SemGroup closed an offering of the SemGroup Common Stock as contemplated by this assumption. SemGroup received net proceeds of approximately $228.4 million from such offering); and

•	other general business, market and financial assumptions.

The summarized projected financial information set forth below was based on SemGroup’s and Rose Rock’s projected results for 2016 through 2020 with respect to the Management Base Case Projections.

	Year ended December 31,
	2016	2017	2018	2019	2020
	(Millions of dollars, other than per share/unit amounts and commodity prices)
Assumptions (1)
WTI Crude Oil ($/Bbl)	$37.12	$42.15	$45.14	$47.40	$48.95
Henry Hub Natural Gas ($/MMBtu)	$2.43	$2.75	$2.87	$2.98	$3.10
SEMG
Adjusted EBITDA	$162.3	$223.5	$252.1	$283.8	$313.7
Distributable Cash Flow Per Share	$1.53	$2.90	$3.25	$3.64	$4.17
Dividends Per Share	$1.80	$1.80	$1.80	$1.80	$1.80
RRMS
Adjusted EBITDA	$179.7	$157.9	$157.5	$158.7	$157.8
Distributable Cash Flow Per Unit	$2.63	$2.32	$2.33	$2.35	$2.32
Distribution Per Unit	$2.12	$1.60	$1.60	$1.60	$1.60

(1)	Forecasted price curve dated as of February 9, 2016.

In preparing the summarized projected financial information described herein, SemGroup management prepared projections based on a “downside” case (the “Management Downside Case Projections”) and based on an “upside” case (the “Management Upside Case Projections”). The Management Downside Case Projections assume a prolonged low commodity price environment that would cause declines in uncommitted customer volumes and termination of uncommitted project capital expenditures. The Management Upside Case Projections assume a higher commodity price environment that would cause an increase in uncommitted customer volumes.

The summarized projected financial information set forth below was based on SemGroup’s and Rose Rock’s projected results for 2016 through 2020 with respect to the Management Downside Case Projections.

	Year ended December 31,
	2016	2017	2018	2019	2020
	(Millions of dollars, other than per share/unit amounts)
SEMG
Adjusted EBITDA	$156.1	$203.3	$221.5	$242.8	$259.7
Distributable Cash Flow Per Share	$1.44	$2.60	$2.80	$3.03	$3.36
Dividends Per Share	$1.17	$0.54	$0.54	$0.54	$0.54
RRMS
Adjusted EBITDA	$179.7	$155.4	$149.4	$147.0	$141.4
Distributable Cash Flow Per Unit	$2.63	$2.30	$2.23	$2.18	$2.07
Distribution Per Unit	$2.04	$1.45	$1.45	$1.45	$1.45

The summarized projected financial information set forth below was based on SemGroup’s and Rose Rock’s projected results for 2016 through 2020 with respect to the Management Upside Case Projections.

	Year ended December 31,
	2016	2017	2018	2019	2020
	(Millions of dollars, other than per share/unit amounts)
SEMG
Adjusted EBITDA	$173.4	$281.2	$325.0	$397.4	$422.7
Distributable Cash Flow Per Share	$1.74	$3.94	$4.47	$5.55	$6.06
Dividends Per Share	$1.80	$1.80	$1.80	$1.80	$1.80
RRMS
Adjusted EBITDA	$186.3	$169.5	$184.6	$199.3	$205.0
Distributable Cash Flow Per Unit	$2.72	$2.47	$2.67	$2.87	$2.95
Distribution Per Unit	$2.64	$2.47	$2.61	$2.63	$2.64

Non-GAAP Financial Measures (as presented in the tables above):

The unaudited financial projections of SemGroup and Rose Rock above include financial measures which are not GAAP measures and are not intended to be used in lieu of GAAP measures. These non-GAAP financial measures have important limitations as analytical tools because they exclude some, but not all, items that affect the most directly comparable GAAP financial measures. The items presented do not represent all items that affect comparability between the periods presented. Variations in operating results are also caused by changes in volumes, prices, exchange rates, mechanical interruptions and numerous other factors. These types of variances are not separately identified in this presentation.

SemGroup’s non-GAAP measures are Adjusted EBITDA and cash available for dividends (“Distributable Cash Flow”). The GAAP presentation of net income (loss) is the most closely associated GAAP measure. Adjusted EBITDA represents earnings before interest, taxes, depreciation and amortization, adjusted for selected items that SemGroup believes impact the comparability of financial results between reporting periods. Adjusted EBITDA includes the EBITDA from assets owned by SemGroup as well as the distributions received from Rose Rock Midstream and NGL Energy Partners LP. Distributable Cash Flow is based on Adjusted EBITDA, as described above, adjusted to exclude cash income taxes, cash interest expense and maintenance capital expenditures.

Rose Rock’s non-GAAP financial measures are Adjusted EBITDA and Distributable Cash Flow. The GAAP presentation of net income (loss) and cash provided by (used in) operating activities are the GAAP measures most directly comparable to Adjusted EBITDA, and net income (loss) is the GAAP measure most directly comparable to distributable cash flow. Adjusted EBITDA represents net income before interest expense, income tax expense (benefit), depreciation and amortization, earnings from equity method investments and any other non-cash adjustments to reconcile net income to net cash provided by operating activities plus cash distributions from equity method investments. Distributable Cash Flow represents Adjusted EBITDA, as described above, adjusted to exclude cash income taxes, cash interest expense and maintenance capital expenditures.

NEITHER ROSE ROCK NOR SEMGROUP INTEND TO UPDATE OR OTHERWISE REVISE THE ABOVE PROSPECTIVE FINANCIAL INFORMATION TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE SUCH PROSPECTIVE FINANCIAL INFORMATION WAS PREPARED OR TO REFLECT THE OCCURRENCE OF SUBSEQUENT EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING SUCH PROSPECTIVE FINANCIAL INFORMATION ARE NO LONGER APPROPRIATE.

Opinion of Evercore — Financial Advisor to the Rose Rock Conflicts Committee

The Rose Rock Conflicts Committee retained Evercore to act as its financial advisor in connection with evaluating the Merger. The Rose Rock Conflicts Committee engaged Evercore based on its qualifications, experience, including prior work for the Rose Rock Conflicts Committee, and reputation. Evercore is an internationally recognized investment banking firm and is regularly engaged in the valuation of businesses in connection with mergers and acquisitions, leveraged buyouts, competitive biddings, private placements and valuations for corporate and other purposes. On May 30, 2016, at a meeting of the Rose Rock Conflicts Committee, Evercore rendered its oral opinion, subsequently confirmed by delivery of a written opinion, that, as of May 30, 2016 and based upon and subject to the factors, procedures, assumptions, qualifications and limitations set forth in its opinion, the Exchange Ratio was fair, from a financial point of view, to the Rose Rock Unaffiliated Unitholders.

The full text of the written opinion of Evercore, dated as of May 30, 2016, which sets forth, among other things, the procedures followed, assumptions made, matters considered and qualifications and limitations on the scope of review undertaken in rendering its opinion, is attached hereto as Annex B and is incorporated by reference in its entirety into this joint consent statement/proxy statement/prospectus.

You are urged to read Evercore’s opinion carefully and in its entirety. Evercore’s opinion was addressed to, and provided information for the benefit of, the Rose Rock Conflicts Committee in connection with its evaluation of the fairness of the Exchange Ratio to the Rose Rock Unaffiliated Unitholders, and did not address any other aspects or implications of the Merger. Evercore’s opinion should not be construed as creating any fiduciary duty on Evercore’s part to any party and such opinion is not intended to be, and does not constitute, a recommendation to the Rose Rock Conflicts Committee or to any other persons in respect of the Merger, including as to how any Rose Rock Common Unitholder or SemGroup Stockholder should act or vote in respect of the Merger. The summary of the Evercore opinion set forth herein is qualified in its entirety by reference to the full text of the opinion included as Annex B. Evercore’s opinion speaks as of the date rendered, and Evercore has no obligation to update, revise or reaffirm its opinion.

In connection with rendering its opinion and performing its related financial analysis, Evercore, among other things:

•	reviewed certain publicly-available historical operating and financial information relating to SemGroup and Rose Rock that Evercore deemed relevant, including the Annual Report on Form 10-K for the year ended December 31, 2015, the Quarterly Report on Form 10-Q for the quarter ended March 31, 2016 and certain Current Reports on Form 8-K, in each case as filed with or furnished to the SEC by SemGroup and Rose Rock since January 1, 2016;

•	reviewed certain non-public historical and projected financial and operating data and assumptions relating to SemGroup and Rose Rock prepared and furnished to Evercore by management of SemGroup and Rose Rock;

•	considered the Sensitivity Analyses;

•	discussed the Sensitivity Analyses and certain of the assumptions therein with management of SemGroup and the Rose Rock Conflicts Committee;

•	discussed the current operations of SemGroup and Rose Rock and the historical and projected financial and operating data and assumptions relating to SemGroup and to Rose Rock with management of SemGroup and Rose Rock (including management’s views of the risks and uncertainties of achieving such projections);

•	reviewed publicly-available research analyst estimates for each of SemGroup’s and Rose Rock’s future financial performance;

•	reviewed the financial metrics of certain historical transactions that Evercore deemed relevant and compared such financial metrics to those implied by the Merger utilizing forecasts and other data provided by management of SemGroup and the Sensitivity Analyses;

•	compared the trading performance of SemGroup and Rose Rock utilizing forecasts and other data provided by management of SemGroup and the Sensitivity Analyses with the trading performance (including equity market trading multiples) of public issuers that Evercore deemed relevant;

•	reviewed the premiums paid in certain historical transactions that Evercore deemed relevant and compared such premiums to those implied by the Merger;

•	performed discounted cash flow analyses on SemGroup and Rose Rock based on forecasts and other data provided by management of SemGroup and the Sensitivity Analyses;

•	reviewed certain commercial agreements relating to certain growth projects of SemGroup;

•	reviewed the draft Merger Agreement, dated May 30, 2016; and

•	performed such other analyses and examinations, reviewed such other information and considered such other factors that Evercore deemed appropriate.

For purposes of Evercore’s analysis and opinion, Evercore assumed and relied upon, without undertaking any independent verification of, the accuracy and completeness of all of the information publicly-available and all of the information supplied or otherwise made available to, discussed with, or reviewed by Evercore and upon the assurances of the management of SemGroup and Rose Rock that they are not aware of any relevant information that has been omitted or that remains undisclosed to Evercore, and Evercore assumes no liability therefor. With respect to the Management Rose Rock Base Case Projections and the Management SemGroup Base Case Projections, Evercore assumed that such data had been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Rose Rock and SemGroup as to the future financial performance of Rose Rock and SemGroup, as applicable, under the assumptions therein. Evercore took into consideration the financial impact to the Rose Rock Unaffiliated Unitholders of a projected reduction in the distribution on the Rose Rock Common Units, which was reflected in the projected financial and operating data relating to Rose Rock prepared by management of SemGroup and Rose Rock and furnished to Evercore. In addition, at the direction of the Rose Rock Conflicts Committee, Evercore considered the Sensitivity Analyses and discussed the Sensitivity Analyses and certain of the assumptions therein with management of SemGroup and the Rose Rock Conflicts Committee. Evercore expressed no view as to the projected financial and operating data or any judgments, estimates or assumptions on which they were based. With respect to the estimated tax liability calculations relating to Rose Rock, Evercore assumed they had been reasonably and accurately prepared by Rose Rock and SemGroup and their outside advisors.

For purposes of rendering its opinion, Evercore assumed, in all respects material to its analysis, that the representations and warranties of each party contained in the Merger Agreement, when executed, would be true and correct at the time of execution, that each party would perform all of the covenants and agreements required to be performed by it under the Merger Agreement and that all conditions to the consummation of the Merger would be satisfied without material waiver or modification thereof. Evercore further assumed that all governmental, regulatory or other consents, approvals or releases necessary for the consummation of the Merger would be obtained without any material delay, limitation, restriction or condition that would have an adverse effect on Rose Rock, SemGroup or the consummation of the Merger, or materially reduce the benefits of the Merger to Rose Rock or SemGroup. Evercore assumed that the parties would execute the final versions of all documents reviewed by it in draft form and that such documents would conform in all material respects to the drafts reviewed by Evercore.

Evercore did not make, nor assume any responsibility for making any independent valuation or appraisal of the assets or liabilities of Rose Rock or SemGroup, nor was Evercore furnished with any such appraisals, nor did Evercore evaluate the solvency or fair value of Rose Rock or SemGroup under any state or federal laws relating to bankruptcy, insolvency or similar matters. Evercore’s opinion was necessarily based upon information made available to Evercore as of the date of the opinion and financial, economic, monetary, market, regulatory and other conditions as they existed and as could be evaluated on the date of the opinion. It is understood that subsequent developments may affect Evercore’s opinion and that Evercore does not have any obligation to update, revise or reaffirm its opinion.

Evercore expressed no opinion with respect to any matter other than whether the Exchange Ratio was fair, from a financial point of view, to the Rose Rock Unaffiliated Unitholders. Evercore’s opinion did not express any opinion as to the structure, terms (other than the financial terms) or effect of any other aspect of the Merger, including, without limitation, the tax consequences of the Merger or the corporate governance changes occurring in connection therewith except to the extent that such changes constituted financial terms of the Merger. Evercore’s opinion did not express any view on, and its opinion does not address, the fairness of any individual element of the Merger Agreement, other than the Exchange Ratio. Further, Evercore’s opinion does not address the fairness to the holders of securities, creditors or other constituencies of Rose Rock or SemGroup.

Evercore assumed that any modification to the structure of the Merger Agreement would not vary in any respect material to its analysis. Evercore’s opinion did not address the relative merits of the Merger as compared to other business or financial strategies that might have been available to Rose Rock or SemGroup, nor did it address the underlying business decision of Rose Rock to engage in the Merger. In arriving at its opinion, Evercore was not authorized to solicit, and did not solicit, interest from any third party with respect to any business combination or other extraordinary transaction involving Rose Rock or SemGroup, or any of their respective affiliates. Evercore’s opinion did not constitute a recommendation to the Rose Rock Conflicts Committee or to any other persons in respect of the Merger, including as to how any Rose Rock Common Unitholders should vote in respect of the Merger. Evercore expressed no opinion as to the price at which the Rose Rock Common Units or SemGroup Common Stock would trade at any time. Evercore is not a legal, regulatory, accounting or tax expert and assumed the accuracy and completeness of assessments by Rose Rock management and its advisors with respect to legal, regulatory, accounting and tax matters.

Set forth below is a summary of the material financial analyses performed by Evercore and reviewed with the Rose Rock Conflicts Committee on May 30, 2016 in connection with rendering Evercore’s opinion to the Rose Rock Conflicts Committee. Each analysis was provided to the Rose Rock Conflicts Committee. However, the following summary does not purport to be a complete description of the analyses performed by Evercore. In connection with arriving at its opinion, Evercore considered all of its analyses as a whole, and the order of the analyses described and the results of these analyses do not represent any relative importance or particular weight given to these analyses by Evercore. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data that existed on May 27, 2016 (the last trading day before the public announcement of the Merger), and is not necessarily indicative of current market conditions.

Analysis of Rose Rock

Evercore performed a series of analyses to derive indicative valuation ranges for Rose Rock Common Units and utilized each of the resulting implied valuation ranges and those derived for SemGroup Common Stock to derive a range of implied exchange ratios of Rose Rock Common Units to SemGroup Common Stock, and compared these ratios to the Exchange Ratio. Evercore performed its analyses utilizing the Management Rose Rock Base Case Projections. The Management Rose Rock Base Case Projections were not adjusted by Evercore. In the discounted distribution analysis, the projected distributions used by Evercore were based on various assumed distribution levels at and below a $2.64 annualized distribution per Rose Rock Common Unit.

Discounted Cash Flow Analysis

Evercore performed a discounted cash flow analysis of Rose Rock by valuing the cash flows to be received by Rose Rock based on the Management Rose Rock Base Case Projections, assuming a September 30, 2016 effective date. Evercore calculated the per unit value range for Rose Rock Common Units by utilizing a range of discount rates with a mid-point equal to Rose Rock’s after-tax Weighted Average Cost of Capital (“WACC”), as estimated by Evercore based on the Capital Asset Pricing Model (“CAPM”), and terminal values based on a range of estimated EBITDA exit multiples as well as perpetuity growth rates. Evercore assumed a range of after-tax discount rates of 8.0% to 9.0%, a range of EBITDA exit multiples of 8.0x to 10.0x, and a range of perpetuity growth rates of 1.75% to 2.25%. Tax depreciation was assumed to be allocated to a fifteen-year modified accelerated cost recovery system (“MACRS”) schedule. The applicable tax rate was assumed to be 35%. After adjusting for projected debt outstanding as of September 30, 2016, projected cash as of September 30, 2016 and projected units outstanding as of September 30, 2016, Evercore determined an implied equity value per unit range of $14.16 per unit to $25.30 per unit utilizing the Management Rose Rock Base Case Projections.

Discounted Distribution Analysis

Evercore performed a discounted distribution analysis for Rose Rock Common Units based on the present value of the future cash distributions to Rose Rock Common Unitholders. The projected distributions used by Evercore were based on various assumed distribution levels at and below a $2.64 annualized distribution per Rose Rock Common Unit. Evercore utilized a terminal yield range of 10.0% to 15.0% based on Rose Rock trading over the last three months, a cost of equity of 9.5% to 11.5% based on CAPM and a cost of equity of 14.0% to 16.0% based on expected market total return for similar master limited partnerships (“MLPs”). Using the Management Rose Rock Base Case Projections and the cost of equity based on CAPM, Evercore determined an implied equity value per unit range of $12.53 per unit to $27.26 per unit. Using the Management Rose Rock Base Case Projections and the cost of equity based on expected market total return, Evercore determined an implied equity value per unit range of $11.15 per unit to $23.72 per unit.

Precedent M&A Transaction Analysis

Evercore reviewed selected publicly-available information for transactions involving (i) crude oil pipelines, (ii) crude oil gathering, trucking and logistics businesses and (iii) crude oil and refined products terminals.

Evercore reviewed selected publicly-available information for transactions involving crude oil pipelines announced since April 2013 and selected 20 transactions involving assets that Evercore deemed to have certain characteristics that are similar to those of Rose Rock’s crude oil pipeline assets, although Evercore noted that none of the selected transactions or the selected companies or partnerships that participated in the selected transactions were directly comparable to Rose Rock:

Date Announced	Acquirer	Target	Seller
05/2016	Shell Midstream Partners, L.P.	Equity Interests in Zydeco Pipeline Company LLC, Bengal Pipeline Company LLC and Colonial Pipeline Company	Shell Pipeline Company
01/2016	Tallgrass Energy Partners, LP	31.3% interest in Tallgrass Pony Express Pipeline	Tallgrass Development, LP
12/2015	Tesoro Corporation	Great Northern Midstream LLC
11/2015	Tesoro Logistics LP	Crude oil and refined products storage and pipeline assets in Los Angeles	Tesoro Corporation
06/2015	CorEnergy Infrastructure Trust, Inc.	Grand Isle Gathering System	Energy XXI USA, Inc.
05/2015	Summit Midstream Partners, LP	Crude oil and produced water gathering systems and transmission pipelines	Summit Midstream Partners, LLC
03/2015	EnLink Midstream Partners, LP	Victoria Express Pipeline	Devon Energy Corporation
03/2015	Tallgrass Energy Partners, LP	33.3% interest in Tallgrass Pony Express Pipeline	Tallgrass Development, LP
01/2015	Kinder Morgan, Inc.	Hiland Partners
01/2015	EnLink Midstream Partners, LP and EnLink Midstream, LLC	LPC Crude Oil Marketing LLC
12/2014	MPLX LP	30.5% interest in MPLX Pipe Line Holdings LP	Marathon Petroleum Corporation
11/2014	Plains All American Pipeline, L.P.	50% interest in BridgeTex Pipeline Company LLC	Occidental Petroleum Corporation
09/2014	Tallgrass Energy Partners, LP	33.3% interest in Tallgrass Pony Express Pipeline	Tallgrass Development, LP
06/2014	Valero Energy Partners LP	McKee Crude System, Three Rivers Crude System and Wynnewood Products System	Valero Energy Corporation
02/2014	MPLX LP	13% interest in MPLX Pipe Line Holdings LP	Subsidiary of Marathon Petroleum Corporation
12/2013	Regency Energy Partners LP	Hoover Energy Partners LP	Energy Spectrum Capital

Date Announced	Acquirer	Target	Seller
11/2013	Tesoro Logistics LP	Remaining portion of logistics assets related to Tesoro’s acquisition of BP’s Carson City assets	Tesoro Corporation
10/2013	JP Energy Development	Wildcat Permian Services LLC	Wildcat Midstream Mesquite, LLC and Approach Midstream Holdings, LLC
05/2013	Spectra Energy Partners	50% interest in 1,717-mile Express-Platte Pipeline System extending from Hardisty, Alberta to Wood River, Illinois	Spectra Energy Corp
04/2013	MPLX LP	5% interest in MPLX Pipe Line Holdings LP	Marathon Petroleum Corporation

Evercore reviewed selected publicly-available information for transactions involving crude oil gathering, trucking and logistics businesses announced since January 2002 and selected 18 transactions involving assets that Evercore deemed to have certain characteristics that are similar to those of Rose Rock’s crude oil gathering, trucking and logistics assets, although Evercore noted that, except for the August 2013 transaction involving Rose Rock, none of the selected transactions or the selected companies or partnerships that participated in the selected transactions were directly comparable to Rose Rock:

Date Announced	Acquirer	Target	Seller
07/2015	Gibson Energy	T&R Transport
06/2015	Ferrellgas Partners, L.P.	Bridger Logistics, LLC
02/2015	Legend Oil and Gas, Ltd.	Black Diamond Energy Holdings, LLC
01/2015	EnLink Midstream Partners, LP and EnLink Midstream, LLC	LPC Crude Oil Marketing LLC
12/2014	Delek Logistics Partners LP	Frank Thompson Transport
09/2014	Western Refining Logistics, LP	Southwest wholesale business	Western Refining, Inc.
11/2013	NGL Energy Partners LP	Gavilon, LLC
08/2013	Rose Rock Midstream, L.P.	Crude oil trucking assets	Barcas Field Services LLC
12/2012	Quality Distribution, Inc.	Wylie Bice Trucking, LLC and RM Resources, LLC
12/2012	NGL Energy Partners LP	Crude oil purchasing and logistics operations	Pecos Gathering & Marketing
05/2012	NGL Energy Partners LP	High Sierra Energy LP and High Sierra Energy GP, LLC
11/2010	Plains All American Pipeline, L.P.	Bakken gathering and transportation assets	Nexen Holdings U.S.A.
05/2010	Gibson Energy	Crude oil transportation and logistics operation	Taylor
04/2007	Genesis Energy L.P.	Davison Petroleum Products LLC
12/2006	Neste Corporation	Eastex Crude Holding Company
03/2006	Plains All American Pipeline, L.P.	NGL business	Andrews Petroleum, Inc. and Lone Star Trucking, Inc.
03/2004	Plains All American Pipeline, L.P.	Crude oil business	Link Energy LLC
01/2002	Plains All American Pipeline, L.P.	Crude gathering assets	CornerStone Propane Partners, L.P.

Evercore reviewed selected publicly-available information for transactions involving crude oil and refined products terminal assets announced since January 2013 and selected 34 transactions involving assets that Evercore deemed to have certain characteristics that are similar to those of Rose Rock’s crude oil terminal assets, although Evercore noted that none of the selected transactions or the selected companies or partnerships that participated in the selected transactions were directly comparable to Rose Rock:

Date Announced	Acquirer	Target	Seller
03/2016	Valero Energy Partners LP	McKee Terminal Services Business	Valero Energy Corporation
02/2016	Phillips 66 Partners LP	25% controlling interest in Phillips 66 Sweeny Frac LLC	Phillips 66
02/2016	PBF Logistics LP	Four refined products terminals located near Philadelphia, Pennsylvania with approximately 4.2 million barrels of storage capacity	Plains All American Pipeline, L.P.
12/2015	Arc Logistics Partners LP	Four refined products terminals located in Altoona, Mechanicsburg, Dupont and South Williamsport, Pennsylvania	Gulf Oil Limited Partnership
10/2015	Kinder Morgan, Inc.	75.0% interest in 14 refined products terminals throughout the U.S. and 100.0% of a refined products terminal in Des Plaines, Illinois	BP Products North America
10/2015	USD Partners LP	0.9 million barrel crude-by-rail terminal located in Casper, Wyoming	Casper Crude to Rail Holdings, LLC / Stonepeak Infrastructure Partners
09/2015	Valero Energy Partners LP	10.1 million barrels of crude oil and refined products storage at Corpus Christi, Texas refinery	Valero Energy Corporation
07/2015	Arc Logistics Partners LP	Pawnee Crude Terminal and development assets	United Energy Trading, LLC / Hawkeye Midstream, LLC
07/2015	VTTI Energy Partners LP	6.6% interest in VTTI MLP B.V.	VTTI MLP Partners B.V.
06/2015	Gravity Midstream, LLC	44-acre crude oil logistics terminal located on the Corpus Christi Ship Channel	Trigeant, Ltd.
05/2015	Magellan Midstream Partners LP	Atlanta-based petroleum products distribution terminal	Perimeter Terminal LLC
03/2015	Delek Logistic Partners, LP	El Dorado Rail Offloading Facility and Tyler Crude Oil Storage Tank	Delek US Holdings, Inc.
02/2015	Valero Energy Partners LP	3.6 million barrels of crude oil and refined products storage at Houston, Texas refinery and 10.0 MMBbls of crude oil and refined products at St. Charles, Louisiana
01/2015	Global Partners LP	Boston Harbor Terminal	Global Petroleum Corp.
01/2015	NuStar Energy L.P.	Refined products terminal in Linden, New Jersey	Linden Holding Corp.
12/2014	World Point Terminals LP	Greensboro Terminal	Apex Oil Company, Inc.

Date Announced	Acquirer	Target	Seller
12/2014	PBF Logistics LP	Toledo Storage Facility	PBF Energy Inc.
11/2014	Sprague Operating Resources LLC	Port Morris Terminal	Castle Oil Corporation
10/2014	Phillips 66 Partners	Two crude-oil rail-unloading facilities	Phillips 66
09/2014	PBF Logistics LP	Delaware City Heavy Crude Unloading Rack	PBF Energy Inc.
09/2014	Buckeye Partners, L.P.	80% interest in Corpus Christi Terminal Complex and associated Eagle Ford assets in South Texas	Trafigura AG
07/2014	Marlin Midstream Partners, LP	East New Mexico Transloading Facility	NuDevco Midstream Development, LLC
07/2014	Macquarie Infrastructure Company LLC	50% of International — Matex Tank Terminals
06/2014	World Point Terminals LP	Blakely Island, Washington and Chickasaw, Alabama terminals
04/2014	Undisclosed	Island river terminal and related equipment	Oxford Resource Partners, LP
02/2014	Delek Logistics Partners, LP	158 storage tanks with 2.5 million barrels of capacity and products terminal at El Dorado, Arkansas refinery	Delek US Holdings, Inc.
01/2014	CorEnergy Infrastructure Trust, Inc.	1.5 million barrel refined products terminal located in Portland, Oregon	Arc Terminals Holdings LLC / Lightfoot Capital Partners LP
12/2013	Buckeye Partners, L.P.	Approximately 39.0 million barrels of refined products storage across 20 terminals located along the U.S. east coast and St. Lucia	Hess Corporation
12/2013	Tesoro Logistics LP	Two marine terminals with 2.0 million barrels of crude and refined products capacity and a coke handling and storage facility
11/2013	NGL Energy Partners LP	50% interest in Glass Mountain Pipeline; 4.1 million barrels owned and 3.9 million barrels leased storage located in Cushing, Oklahoma; a marine terminal
07/2013	Delek Logistics Partners, LP	2.0 million barrels of refined products storage	Delek US Holdings, Inc
05/2013	Tesoro Logistics LP	Six terminals with approximately 6.4 million barrels of storage capacity located in California	Tesoro Corporation
01/2013	Global Partners L.P.	200,000 barrel crude oil and ethanol terminal located near Portland, Oregon	Cascade Kelly Holdings LLC
01/2013	Martin Midstream Partners L.P.	Ten marine terminals with an aggregate capacity of approximately 300,000 barrels along the U.S. Gulf Coast	Quintana Energy Partners

Evercore reviewed the historical EBITDA multiples paid in the selected transactions and derived a range of relevant implied multiples of Enterprise Value (defined below) to EBITDA of 9.0x to 11.0x for crude oil pipelines, 6.0x to 8.0x for crude oil gathering, trucking and logistics businesses, 8.0x to 10.0x for the crude oil terminal assets and a weighted average multiple of 7.9x to 9.9x for Rose Rock 2016E general and administrative expenses. Evercore then applied these ranges of selected multiples to 2016E EBITDA for each of Rose Rock’s relevant segments. Evercore discounted the resulting enterprise values to September 30, 2016 utilizing an 8.5% WACC, and subtracted the present value of growth capital expenditures for the fourth quarter of 2016E utilizing an 8.5% WACC. After adjusting for projected debt outstanding as of September 30, 2016, projected cash as of September 30, 2016 and projected units outstanding as of September 30, 2016, Evercore determined an implied equity value per unit range of $14.79 per unit to $23.80 per unit using the Management Rose Rock Base Case Projections.

Peer Group Trading Analysis

Evercore performed a peer group trading analysis of Rose Rock by reviewing and comparing the market values and trading multiples of the following three publicly-traded partnerships that Evercore deemed to have certain characteristics that are similar to those of Rose Rock:

Supply Focused Crude Oil MLPs:

•	Blueknight Energy Partners, L.P.

•	JP Energy Partners LP

•	Plains All American Pipeline, L.P.

Although the peer group was compared to Rose Rock for purposes of this analysis, no partnership used in the peer group analysis is identical or directly comparable to Rose Rock. In order to calculate peer group trading multiples, Evercore relied on publicly-available filings with the SEC and equity research analyst estimates.

For each of the peer group partnerships, Evercore calculated the following trading multiples:

•	Enterprise Value/2017 EBITDA, which is defined as market value of equity, plus debt and preferred units, less cash (“Enterprise Value”), divided by estimated EBITDA for the calendar year 2017; and

•	Enterprise Value/2018 EBITDA, which is defined as Enterprise Value divided by estimated EBITDA for the calendar year 2018.

The mean and median trading multiples are set forth below. The table also includes relevant multiple ranges selected by Evercore based on the resulting range of multiples and certain other considerations related to the specific characteristics of Rose Rock noted by Evercore.

Benchmark	Mean	Median
Enterprise Value/2017 EBITDA	8.1x	7.8x
Enterprise Value/2018 EBITDA	7.1x	7.2x

Benchmark	Reference Range
Enterprise Value/2017 EBITDA	8.5x—10.0x
Enterprise Value/2018 EBITDA	7.0x—9.0x

After adjusting for projected debt outstanding as of September 30, 2016, projected cash as of September 30, 2016 and projected units outstanding as of September 30, 2016, Evercore determined an implied equity value per unit range of $8.46 per unit to $21.08 per unit using the Management Rose Rock Base Case Projections.

Premiums Paid Analysis

Evercore also reviewed selected publicly-available information for valuation of Rose Rock Common Units based on historical premiums paid in unit-for-unit, share-for-unit and all-cash merger and buy-in transactions involving MLPs. Evercore considered that historically, MLP merger and buy-in premiums have varied widely based on specific considerations with respect to each transaction, with a range of 8.5% to 18.4% premium to one-day trailing price and a median premium of 15.4% for MLP buy-in transactions. Evercore noted that none of the selected transactions or the selected partnerships or companies that participated in the selected transactions were directly comparable to the Merger or Rose Rock:

Date Announced	Acquirer/Target	Transaction Equity Value ($ MM)
11/03/15	Targa Resources Corp. / Targa Resources Partners LP	$6,673.1
10/26/15	Western Refining, Inc. / Northern Tier Energy LP	2,513.6
07/13/15	MPLX LP / MarkWest Energy Partners, L.P.	15,736.0
05/13/15	The Williams Companies, Inc. / Williams Partners L.P.	34,237.6
05/06/15	Crestwood Equity Partners LP / Crestwood Midstream Partners LP	3,532.6
01/26/15	Energy Transfer Partners, L.P. / Regency Energy Partners LP	11,155.6
10/27/14	Access Midstream Partners LP / Williams Partners L.P.	25,925.8
10/13/14	Targa Resource Partners LP / Atlas Pipeline Partners, L.P.	4,065.4
10/01/14	Enterprise Products Partners L.P. / Oiltanking Partners L.P.	5,823.0
08/10/14	Kinder Morgan, Inc. / Kinder Morgan Energy Partners, L.P.	36,689.1
08/10/14	Kinder Morgan, Inc. / El Paso Pipeline Partners, L.P.	5,288.5
10/10/13	Regency Energy Partners LP / PVR Partners, L.P.	3,899.3
08/27/13	Plains All American Pipeline, L.P. / PAA Natural Gas Storage LP	1,713.6
05/06/13	Inergy Midstream, L.P. / Crestwood Midstream Partners LP	1,614.7
01/29/13	Kinder Morgan Energy Partners, L.P. / Copano Energy, L.L.C.	3,777.5
02/23/11	Enterprise Products Partners L.P. / Duncan Energy Partners L.P.	2,405.0
10/20/09	HH GP Holdings, LLC / Hiland Partners, LP	67.0
07/29/09	Overseas Shipholding Group, Inc. / OSG America L.P.	213.0
06/29/09	Enterprise Products Partners L.P. / TEPPCO Partners LP	3,290.7
06/12/06	Plains All American Pipeline, L.P. / Pacific Energy Partners, L.P.	1,395.4
11/01/04	Valero L.P. / Kaneb Pipeline Partners, L.P.	1,741.5
12/15/03	Enterprise Products Partners L.P. / GulfTerra Energy Partners, L.P.	2,408.4
10/20/97	Kinder Morgan Energy Partners, L.P. / Santa Fe Pacific Pipeline Partners LP	1,038.0

The median and mean premiums are set forth below:

Premium (All Transactions)*	Median	Mean
1-Day	15.0%	15.6%
5-Day	13.8%	15.2%
30-Day	12.7%	15.8%

Premium (MLP Buy-Ins)*	Median	Mean
1-Day	15.4%	14.8%
5-Day	13.8%	14.7%
30-Day	12.7%	13.4%

*	Note: summary statistics exclude HH GP Holdings, LLC / Highland Partners and Overseas Shipholding Group, Inc. / GSG America L.P. which were tenders utilizing 100% cash consideration

Evercore applied relevant median merger premiums to Rose Rock’s relevant unit price to determine an implied equity value per unit of $16.90 to $27.60 for all transactions and the relevant median merger premiums to Rose Rock’s relevant unit price to determine an implied equity value per unit of $16.90 to $27.71 for MLP buy-in transactions.

Analysis of SemGroup

Assumptions with Respect to SemGroup

Evercore performed a series of analyses to derive indicative valuation ranges for SemGroup Common Stock. Evercore performed its analyses utilizing the Management SemGroup Base Case Projections. Evercore also performed its analyses based upon the Sensitivity Analyses.

Discounted Cash Flow Analysis

Evercore performed a discounted cash flow analysis of SemGroup by valuing the cash flows to be received by SemGroup based on the Management SemGroup Base Case Projections and the Sensitivity Analyses, assuming a September 30, 2016 effective date. Evercore calculated the per share value range for SemGroup Common Stock by utilizing a range of after-tax discount rates with a mid-point equal to SemGroup’s after-tax WACC, as estimated by Evercore based on CAPM, and terminal values based on a range of estimated EBITDA exit multiples as well as perpetuity growth rates. Evercore assumed a range of after-tax discount rates of 10.5% to 12.5%, a range of EBITDA exit multiples of 8.0x to 10.0x, and a range of perpetuity growth rates of 1.75% to 2.25%. Tax depreciation was assumed to be allocated to a seven-year MACRS schedule. The applicable tax rate was assumed to be 35%. Evercore discounted the cash flows projected to be received by SemGroup from certain anticipated growth projects. Using the Management SemGroup Base Case Projections and the Sensitivity Analyses, Evercore added the implied value of the anticipated growth projects, the implied value of Rose Rock’s “GP/IDRs” owned by SemGroup based on the SemGroup peer group trading analysis reviewed below and the implied value of the projected Rose Rock Common Units held by SemGroup as of September 30, 2016, based on the Rose Rock peer group trading analysis reviewed above to the implied value of other directly held SemGroup assets to produce an implied Enterprise Value range of $1,314.5 million to $2,376.6 million (as used herein, “GP/IDR” refers to the General Partner Interest and the Incentive Distribution Rights, each as defined in the Rose Rock LP Agreement, taken together). After adjusting for projected debt outstanding as of September 30, 2016, projected cash as of September 30, 2016, and projected shares of SemGroup Common Stock outstanding as of September 30, 2016, Evercore determined an implied equity value per share range of $21.47 per share to $41.89 per share using the Management SemGroup Base Case Projections and the Sensitivity Analyses.

Discounted Dividend Analysis

Evercore performed a discounted dividend analysis of SemGroup Common Stock based on the present value of the future cash dividends to SemGroup Stockholders. The projected dividends used by Evercore were based on the Management SemGroup Base Case Projections and the Sensitivity Analyses, a terminal yield range of 5.75% to 9.75% based on SemGroup trading over the last three months, cost of equity of 12.0% to 14.0% based on CAPM, and cost of equity of 12.5% to 14.5% based on expected market total return for similar general partners. Evercore determined an implied equity value per share range using the cost of equity based on CAPM of $21.40 per share to $34.18 per share using the Management SemGroup Base Case Projections and the Sensitivity Analyses.

Precedent M&A Transaction Analysis

Evercore performed a valuation analysis of SemGroup Common Stock based on multiples of transaction value paid in historical transactions involving assets similar to those of SemGroup and general partners of MLPs and the discounted cash flows projected to be received by SemGroup from certain of SemGroup’s expansion projects, utilizing a discounted cash flow methodology with respect to such expansion projects (the “Expansion Projects Discounted Cash Flows Methodology”). Evercore discounted growth capital expenditures at 11.5% based on SemGroup’s after-tax WACC.

Evercore reviewed selected publicly-available information for transactions involving (i) U.S. gathering and processing assets, (ii) Canadian gathering and processing assets, (iii) refined products terminals, (iv) asphalt businesses and (v) controlling general partner interests.

Evercore reviewed selected publicly-available information for transactions involving U.S. gathering and processing assets announced since January 2013 and selected 40 transactions involving assets that Evercore deemed to have certain characteristics that are similar to those of SemGroup’s U.S. gathering and processing assets, although Evercore noted that none of the selected transactions or the selected companies or partnerships that participated in the selected transactions were directly comparable to SemGroup:

Date Announced	Acquirer	Target	Seller
12/2015	EnLink Midstream Partners, LP	Tall Oak Midstream, LLC
11/2015	EnLink Midstream Partners, LP	Deadwood natural gas processing facility	Apache Corporation
11/2015	Meritage Midstream Services IV, LLC	Rocky Mountain Infrastructure LLC	Bonanza Creek Energy, Inc.
09/2015	Sanchez Production Partners LP	Pipeline, gathering and compression assets in western Catarina	Sanchez Production Partners LP
08/2015	Azure Midstream Partners, LP	Azure ETG, LLC gathering and processing system	Azure Midstream Energy, LLC
06/2015	Enterprise Products Partners L.P.	50.1% interest in Eagle Ford shale midstream business	Pioneer Natural Resources Company
05/2015	Southcross Energy Partners, LP	Remaining gathering, treating, compression and transportation assets	Southcross Holdings, LP
05/2015	Enable Midstream Partners LP	Natural gas gathering assets in Texas Panhandle	Monarch Natural Gas, LLC
04/2015	Williams Partners L.P.	21% equity interest in Utica East Ohio Midstream LLC	EV Energy Partners, L.P.
03/2015	Howard Midstream Energy Partners, LLC	Northeast Pennsylvania gathering assets	Southwestern Energy Company
03/2015	EQT Midstream Partners, LP	Northern West Virginia Marcellus Gathering System	EQT Corporation
03/2015	Western Gas Partners, LP	50% interest in the Delaware Basin JV gathering system	Anadarko Petroleum Corporation
02/2015	Enlink Midstream Partners, LP	Coronado Midstream Holdings LLC
01/2015	Marlin Midstream Partners	Legacy gathering system	Azure Midstream Energy, LLC
10/2014	Western Gas Partners, LP	Nuevo Midstream LLC
10/2014	American Midstream Partners, LP	Costar Midstream LLC	Energy Spectrum Partners and Costar Management
06/2014	Midcoast Energy Partners, L.P.	12.6% interest in Midcoast Operating, L.P.	Enbridge Energy Partners, L.P.
05/2014	QEP Midstream Partners, LP	Green River Processing, LLC	QEP Resources, Inc.
04/2014	EQT Midstream Partners, LP	Jupiter Natural Gas Gathering System	EQT Corporation
03/2014	Summit Midstream Partners, LP	Red Rock Gathering Company, LLC	Summit Midstream Partners, LLC
03/2014	Southcross Energy Partners, LP	50 Miles of natural gas pipelines near Corpus Christi, Texas	Onyx Midstream LP and Onyx Pipeline Company

Date Announced	Acquirer	Target	Seller
02/2014	Rice Energy Inc.	Gathering assets in eastern Washington and Greene Counties, Pennsylvania	M3 Midstream LLC
01/2014	American Midstream Partners, LP	Eagle Ford shale natural gas midstream assets	Penn Virginia Corporation
12/2013	Regency Energy Partners LP	Eagle Rock’s midstream business	Eagle Rock Energy Partners, L.P.
12/2013	Regency Energy Partners LP	Hoover Energy Partners LP
10/2013	Azure Midstream Holdings LLC	TGGT Holdings LLC	EXCO Resources Inc., BG Group plc
10/2013	Crestwood Midstream Partners LP	Arrow Midstream Holdings, LLC
08/2013	ONEOK Partners, L.P.	Sage Creek processing plant and related natural gas and NGL assets	Merit Energy Company
08/2013	Meritage Midstream Services II, LLC	Thunder Creek Gas Services, LLC	Devon Energy Corporation and PVR Partners, L.P.
07/2013	Crestwood Midstream Partners LP	50% interest in Jackalope Gas Gathering Services, L.L.C.	RKI Exploration & Production, LLC
06/2013	Summit Midstream Partners, LP	Sherwood gathering and compression system	MarkWest Energy Partners, L.P.
06/2013	Summit Midstream Partners, LP	Bison Midstream, LLC	Summit Midstream Partners, LLC
05/2013	MarkWest Energy Partners, L.P.	Granite Wash gathering and processing assets	Chesapeake Energy Corporation
04/2013	Atlas Pipeline Partners, L.P.	TEAK Midstream, L.L.C.	NGP Energy Capital Management LLC
02/2013	Regency Energy Partners LP	Southern Union Gathering Company, LLC	Southern Union Company
02/2013	Western Gas Partners, LP	33.75% Interest in Liberty and Rome gas gathering systems	Anadarko Petroleum Corporation
02/2013	Western Gas Partners, LP	33.75% interest in Larry’s Creek, Seely and Warrensville gas gathering systems	Chesapeake Energy Corporation
02/2013	DCP Midstream Partners LP	Additional 47.0% interest in Eagle Ford joint venture and additional interest in the Goliad Plant	DCP Midstream LLC
01/2013	Summit Midstream Partners	Bear Tracker Energy, LLC	GSO Capital Partners LP and Bear Tracker Investments LLC
01/2013	Crestwood Midstream Partners	65.0% Interest in Crestwood Marcellus Midstream LLC	Crestwood Holdings Partners LLC

Evercore reviewed selected publicly-available information for transactions involving Canadian gathering and processing assets announced since October 2002 and selected 24 transactions involving assets that Evercore deemed to have certain characteristics that are similar to those of SemGroup’s Canadian gathering and processing assets, although Evercore noted that none of the selected transactions or the selected companies or partnerships that participated in the selected transactions were directly comparable to SemGroup:

Date Announced	Acquirer	Target	Seller
02/2016	Tidewater Midstream Infrastructure Ltd.	AltaGas Northcentral Processing Limited Partnership	AltaGas Ltd.
11/2015	Tidewater Midstream Infrastructure Ltd.	100% working interest in a gas processing facility and related pipelines and infrastructure
10/2015	Tidewater Midstream Infrastructure Ltd.	19.12% working interest in one operated 45 MMcfd gas processing facility, and interests in two non-operated gas processing facilities
09/2015	Tidewater Midstream Infrastructure Ltd.	80% working interest in a 7.1 kilometer gathering pipeline in the West Pembina Area of Alberta
06/2015	Tidewater Midstream Infrastructure Ltd.	63% operated working interest in 185 MMcfd deep cut gas plant in the West Pembina region of Alberta
12/2014	Veresen Midstream Limited Partnership	Hythe/Steeprock gathering and processing assets	Veresen Inc.
12/2014	Veresen Midstream Limited Partnership	Natural gas gathering and compression assets in the Montney Formation	Encana Corporation and Cutbank Ridge Partnership
12/2014	Keyera Corp	70.79% interest in the Ricinus deep-cut gas plant in west central Alberta	NA
03/2014	Keyera Corp	Ownership interests in certain gas processing assets in west central Alberta, and in the associated oil and gas reserves	Whitecap Resources Inc
06/2012	AltaGas Ltd.	87% interest in the 75 MMcfd Gilby Gas Plant
12/2011	Veresen Inc.	Hythe & Steeprock gathering and processing assets	Encana Corporation
10/2011	NA	Cabin River gas plant in the Horn River Basin of northeast British Columbia	Encana Corporation
11/2010	Keyera Facilities Income Fund	Remaining ownership interests in the Simonette gas plant and related gas gathering assets
10/2010	Keyera Facilities Income Fund	37.5% ownership interest in the Simonette gas plant, interests in a compression facility and the North Cabin and Solomon and Cabin Creek gathering pipelines

Date Announced	Acquirer	Target	Seller
06/2010	Keyera Facilities Income Fund	Ownership interests in two gas plants and increased ownership interests in four gas plants
04/2010	AltaGas Income Trust	28 MMcfd Groundbirch Sour Gas Plant in northeast British Columbia	Monterey Exploration Ltd.
11/2007	AltaGas Income Trust	Taylor NGL Limited Partnership
07/2006	AltaGas Income Trust	93% interest in 10 MMcfd sour gas processing facility and 100% interest in associated 16 kilometer sour gas gathering pipelines	Tasman Exploration Ltd.
10/2005	Provident Energy Trust	Canadian NGL business	Encana Corporation
03/2005	Taylor NGL L.P.	Harmattan Gas Processing Complex	Undisclosed Private Company
03/2004	AltaGas Services Inc.	48.7% Edmonton Ethane Extraction Plant	BP Canada Energy Co.
09/2003	Talisman Energy Inc.	Vista Midstream Solutions Ltd.
05/2003	Compton Petroleum Corp.	Canadian natural gas gathering and processing assets	Northern Border
10/2002	AltaGas Services	Natural gas gathering and transportation assets	Encana Corporation

Evercore reviewed selected publicly-available information for transactions involving refined products terminals announced since February 2012 and selected 28 transactions involving assets that Evercore deemed to have certain characteristics that are similar to those of SemGroup’s refined products terminal, although Evercore noted that none of the selected transactions or the selected companies or partnerships that participated in the selected transactions were directly comparable to SemGroup:

Date Announced	Acquirer	Target	Seller
03/2016	Valero Energy Partners LP	McKee Terminal Services Business	Valero Energy Corporation
02/2016	Phillips 66 Partners LP	25% controlling interest in Phillips 66 Sweeny Frac LLC	Phillips 66
02/2016	PBF Logistics LP	Four refined products terminals located near Philadelphia, Pennsylvania with approximately 4.2 million barrels of storage capacity	Plains All American Pipeline, L.P.
12/2015	Arc Logistics Partners LP	Four refined products terminals located in Altoona, Mechanicsburg, Dupont and South Williamsport, Pennsylvania	Gulf Oil Limited Partnership
10/2015	Kinder Morgan, Inc.	75.0% interest in 14 refined products terminals throughout the U.S. and 100.0% of a refined products terminal in Des Plaines, Illinois	BP Products North America Inc.

Date Announced	Acquirer	Target	Seller
10/2015	USD Partners LP	0.9 million barrel crude-by-rail terminal located in Casper, Wyoming	Casper Crude to Rail Holdings, LLC / Stonepeak Infrastructure Partners
09/2015	Valero Energy Partners LP	10.1 million barrels of crude oil and refined products storage at Corpus Christi, Texas refinery	Valero Energy Corporation
07/2015	Arc Logistics Partners LP	Pawnee Crude Terminal and development assets	United Energy Trading, LLC / Hawkeye Midstream, LLC
07/2015	VTTI Energy Partners LP	6.6% interest in VTTI MLP B.V.	VTTI MLP Partners B.V.
06/2015	Gravity Midstream, LLC	44-acre crude oil logistics terminal located on the Corpus Christi Ship Channel	Trigeant, Ltd.
05/2015	Magellan Midstream Partners LP	Atlanta-based petroleum products distribution terminal	Perimeter Terminal LLC
03/2015	Delek Logistic Partners, LP	El Dorado Rail Offloading Facility and Tyler Crude Oil Storage Tank	Delek US Holdings, Inc.
02/2015	Valero Energy Partners LP	3.6 million barrels of crude oil and refined products storage at Houston, Texas refinery and 10.0 million barrels of crude oil and refined products at St. Charles, Louisiana	Valero Energy Corporation
01/2015	Global Partners LP	Boston Harbor Terminal	Global Petroleum Corp.
01/2015	NuStar Energy L.P.	Refined products terminal in Linden, New Jersey	Linden Holding Corp.
12/2014	World Point Terminals LP	Greensboro Terminal	Apex Oil Company, Inc.
12/2014	PBF Logistics LP	Toledo Storage Facility	PBF Energy Inc.
11/2014	Sprague Operating Resources LLC	Port Morris Terminal	Castle Oil Corporation
02/2014	Delek Logistics Partners, LP	158 storage tanks with 2.5 million barrels of capacity and products terminal at El Dorado, Arkansas refinery	Delek US Holdings, Inc.
01/2014	CorEnergy Infrastructure Trust, Inc.	1.5 million barrel refined products terminal located in Portland, Oregon	Arc Terminals Holdings LLC / Lightfoot Capital Partners LP
12/2013	Tesoro Logistics LP	Two marine terminals with 2.0 million barrels of crude and refined products capacity, a coke handling and storage facility and pipelines	Tesoro Corporation
10/2013	Buckeye Partners, L.P.	Approximately 39.0 million barrels of refined products storage across 20 terminals located along the U.S. east coast and St. Lucia	Hess Corporation
07/2013	Delek Logistics Partners, LP	2.0 million barrels of refined products storage	Delek US Holdings, Inc

Date Announced	Acquirer	Target	Seller
05/2013	Tesoro Logistics LP	Six terminals with approximately 6.4 million barrels of storage capacity located in California	Tesoro Corporation
01/2013	Martin Midstream Partners L.P.	Ten marine terminals with an aggregate capacity of approximately 300,000 barrels along the U.S. Gulf Coast	Quintana Energy Partners
09/2012	Tesoro Logistics LP	Long Beach Marine Terminal and short-haul pipelines located in Los Angeles, California	Tesoro Corporation
07/2012	Buckeye Partners, L.P.	Marine terminal facility for liquid petroleum products located in the New York harbor	Chevron U.S.A. Inc
02/2012	Buckeye Partners, L.P.	4.0 million barrel Perth Amboy Terminal and undeveloped land	Chevron U.S.A. Inc

Evercore reviewed selected publicly-available information for transactions involving asphalt assets announced since January 2008 and selected 6 transactions involving assets that Evercore deemed to have certain characteristics that are similar to those of SemGroup’s asphalt assets, although Evercore noted that none of the selected transactions or the selected companies or partnerships that participated in the selected transactions were directly comparable to SemGroup:

Date Announced	Acquirer	Target	Seller
02/2016	Blueknight Energy Partners, L.P.	2 asphalt terminals located in Wilmington, North Carolina and Dumfries, Virginia with approximately 330 MBbls and approximately 555 MBbls barrels of asphalt and light fuel oil storage, respectively	Axeon Specialty Products
01/2016	Epic Midstream LLC	Asphalt terminal located in Savannah, Georgia with approximately 1.1 million barrels of storage	Axeon Specialty Products LLC
12/2013	American Midstream Partners, LP	Blackwater Midstream Holdings, LLC — chemical, agricultural and petroleum liquids products	Affiliate of Arclight Capital Partners
10/2009	Holly Energy Partners, L.P.	1.4 million barrels of storage as well as light products, asphalt and propane loading racks, and an associated refined product delivery pipeline
03/2008	NuStar Energy L.P.	47 MBpd asphalt refinery, 30 MBpd asphalt refinery and 3 asphalt terminals	CITGO Asphalt Refining Company
01/2008	SemGroup Energy Partners, L.P.	46 U.S. liquid asphalt cement and residual fuel oil terminalling and storage facilities with 6.65 MMBbls of shell capacity	SemMaterials, L.P.

Evercore reviewed selected publicly-available information for transactions involving controlling general partner interests announced since January 1997 and selected 40 transactions involving assets that Evercore deemed to have certain characteristics that are similar to those of SemGroup’s controlling general partner interests, although Evercore noted that none of the selected transactions or the selected companies or partnerships that participated in the selected transactions were directly comparable to SemGroup:

Date Announced	Acquirer	Target	Seller
04/2016	Memorial Production Partners LP	Memorial Production Partners GP	Memorial Resource Development Corp.
01/2016	ArcLight Capital Partners	TransMontaigne GP LLC	NGL Energy Partners LP
09/2015	Energy Transfer Equity, L.P.	The Williams Companies, Inc.
04/2015	Vanguard Natural Resources, LLC	LRE GP, LLC	LRR Energy, LP
01/2015	Azure Midstream Energy, LLC	Marlin Midstream Partners GP
10/2014	Targa Resources Corp.	Atlas Energy, L.P.
10/2014	Enterprise Products Partners L.P.	Oiltanking Partners L.P. General Partner
06/2014	The Williams Companies, Inc.	50% general partner interest in Access Midstream Partners L.P.	Global Infrastructure Partners II
11/2013	Western Refining, Inc.	GP and 38.7% LP interest in Northern Tier Energy LP	ACON and TPG
05/2013	Inergy, L.P.	Crestwood Midstream Partners LP General Partner
09/2010	Penn Virginia Resource Partners L.P.	Penn Virginia GP Holdings, L.P.
09/2010	Natural Resources Partners L.P.	Natural Resources Partners L.P.‘s GP
09/20	Enterprise Products Partners L.P.	Enterprise GP Holdings L.P.
08/2010	Inergy, L.P.	Inergy Holdings, L.P.
07/2010	Crestwood Midstream Partners II, LLC	Quicksilver Gas Services LP’s general partner
06/2010	Buckeye Partners, L.P.	Buckeye GP Holdings L.P.
05/2010	Energy Transfer Equity, L.P.	Regency Energy Partners LP GP
12/2009	Quintana Capital Group	Denbury Resources Inc. (Genesis Energy, L.P. — Class A Interests)
04/2009	Harold Hamm	Hiland Holdings GP, LP
03/2009	Magellan Midstream Partners	Magellan Midstream Holdings
09/2007	MarkWest Energy Partners	MarkWest Hydrocarbon Inc.
06/2007	ArcLight Capital Partners, Kelso & Company, Lehman Brothers	62% of Buckeye GP Holdings
06/2007	GE Energy Financial Services	Regency Energy Partners LP GP
05/2007	Enterprise GP Holdings LP	TEPPCO Partners, L.P. GP

Date Announced	Acquirer	Target	Seller
06/2006	Suburban Propane Partners, L.P.	Suburban Energy Services Group LLC
06/2006	Plains All American Pipeline, L.P.	Pacific Energy Partners, L.P. GP
02/2005	EPCO, Inc.	TEPPCO Partners, L.P. GP
11/20	Valero L.P.	Kaneb Services, LLC GP
09/2004	ONEOK	82.5% of Northern Border G.P.
03/2004	Riverstone	Glenmore, Ltd (Buckeye Partners GP)
11/2003	Affiliates of Energy Transfer Company	Heritage Propane Partners GP
04/2003	Madison Dearborn & Riverstone	Williams Energy Partners GP
05/2002	Management Group	74.1% of Alliance Resource Partners GP	Beacon Group
07/2001	Investor Group	54% of Plains All American GP
03/2000	Duke Energy Field Services	TEPPCO Partners, L.P.
05/1999	Management Group	Suburban Propane Partners, L.P GP.
04/1999	Columbia Propane, L.P.	National Propane Partners, L.P. GP
03/1998	El Paso Energy Corporation	Leviathan Gas Pipeline Partners, L.P. GP
10/1997	Kinder Morgan Energy Partners, L.P.	Santa Fe Pacific Pipeline Partners, L.P. GP
01/1997	Kinder Morgan Energy Partners, L.P.	Enron Liquids Pipeline, L.P. GP

Evercore reviewed the historical multiples paid in the selected transactions and derived a range of relevant implied multiples of Enterprise Value to EBITDA of 8.0x to 10.0x for the U.S. gathering and processing assets, 6.0x to 8.0x for the Canadian gathering and processing assets, 7.0x to 9.0x for the refined products terminals and 6.5x to 7.5x for the asphalt business. Evercore then applied these ranges of selected multiples to 2016E EBITDA for each of SemGroup’s relevant assets. Evercore applied a weighted average range of multiples of 6.9x to 8.8x to SemGroup’s corporate expenses. Evercore then (i) discounted the implied Enterprise Value for SemGroup to September 30, 2016 using a discount rate of 11.5% based on SemGroup’s WACC, (ii) subtracted the present value of growth capital expenditures, (iii) added the implied enterprise value of certain of SemGroup’s expansion projects utilizing the Expansion Projects Discounted Cash Flow Methodology, (iv) added the implied Enterprise Value of the 2016 GP/IDR cash flow based on 30.0x to 50.0x multiples, and (v) added the implied value of the Rose Rock Common Units held by SemGroup as of September 30, 2016 based on the Rose Rock Precedent M&A Transaction Analysis to yield an implied Enterprise Value range for SemGroup as of September 30, 2016 of $1,098.0 million to $2,237.1 million based on the Management SemGroup Base Case Projections and the Sensitivity Analyses. After adjusting unconsolidated debt outstanding as of September 30, 2016, unconsolidated cash as of September 30, 2016, and shares of SemGroup Common Stock outstanding as of September 30, 2016, Evercore determined an implied equity value per share range of $19.56 per share to $36.07 per share using the Management SemGroup Base Case Projections and the Sensitivity Analyses.

Peer Group Trading Analysis

Evercore performed a peer group trading analysis of SemGroup by reviewing and comparing the market values and trading multiples of the following businesses that Evercore deemed to have certain characteristics that are similar to those of SemGroup’s assets:

Gathering & Processing Comparables

•	Antero Midstream Partners LP

•	CONE Midstream Partners LP

•	Crestwood Equity Partners LP

•	DCP Midstream Partners, LP

•	Enable Midstream Partners, LP

•	EnLink Midstream Partners, LP

•	Midcoast Energy Partners, L.P.

•	PennTex Midstream Partners, LP

•	Rice Midstream Partners LP

•	Summit Midstream Partners, LP

•	Targa Resources Corp.

•	Western Gas Partners, LP

Refined Products / Crude Oil MLP Comparables

•	Arc Logistics Partners LP

•	Blueknight Energy Partners, L.P.

•	Buckeye Partners, L.P.

•	CrossAmerica Partners LP

•	Delek Logistics Partners, LP

•	Global Partners LP

•	Holly Energy Partners, L.P.

•	JP Energy Partners LP

•	Magellan Midstream Partners, L.P.

•	MPLX LP

•	NuStar Energy LP

•	PBF Logistics LP

•	Plains All American Pipeline, L.P.

•	Shell Midstream Partners, L.P.

•	Sprague Resources LP

•	Sunoco Logistics Partners, L.P.

•	Tesoro Logistics LP

•	TransMontaigne Partners L.P.

•	USD Partners LP

•	Valero Energy Partners LP

•	Western Refining Logistics, LP

•	World Point Terminals LP

General Partner Comparables, <10.0% GP/IDR Growth

•	Energy Transfer Equity, L.P.

•	EnLink Midstream, LLC

•	NuStar GP Holdings, LLC

•	ONEOK, Inc.

•	Plains GP Holdings, L.P.

•	Spectra Energy Corp

•	The Williams Companies, Inc.

General Partner Comparables, >10.0% GP/IDR Growth

•	EQT GP Holdings, LP

•	Tallgrass Energy GP, LP

•	Western Gas Equity Partners, LP

Evercore determined a value per share of SemGroup Common Stock based on the current market enterprise value to EBITDA multiples of these relevant publicly-traded comparables. The cash distributions from Rose Rock’s GP/IDRs were valued utilizing multiples based on the GP/IDR cash flow multiples of publicly-traded general partners of 11.0x to 14.0x 2017E GP/IDR Rights cash flows and 10.0x to 13.5x 2018E GP/IDR cash flows. The directly held SemGroup assets were valued based on the EBITDA multiples of relevant peer groups. The multiples utilized for 2017E were as follows (i) 9.0x to 11.0x for SemGas and SemCAMS, (ii) 8.0x to 10.0x for SemLogistics and SemMaterials and (iii) a weighted average multiple range of 8.8x to 10.8x for SemGroup corporate expenses. The multiples utilized for 2018E were as follows (i) 8.0x to 10.0x for SemGas and SemCAMS, (ii) 7.0x to 9.0x for SemLogistics and SemMaterials and (iii) a weighted average multiple range of 7.8x to 9.8x for SemGroup corporate expenses.

Evercore added the implied value of the Rose Rock Common Units held by SemGroup as of September 30, 2016 to the implied value of Rose Rock’s GP/IDRs and implied value of other directly held SemGroup assets utilizing 2017E EBITDA and peer group trading multiples to produce an implied Enterprise Value range of $1,260.1 million to $2,510.8 million based on the Management SemGroup Base Case Projections and the Sensitivity Analyses. Evercore added the implied value of the Rose Rock Common Units held by SemGroup as of September 30, 2016 to the implied value of Rose Rock’s GP/IDRs and implied value of other directly held SemGroup assets utilizing 2018E EBITDA and peer group trading multiples to produce an implied Enterprise Value range of $1,269.9 million to $2,644.6 million based on the Management SemGroup Base Case Projections and the Sensitivity Analyses. After adjusting for unconsolidated debt outstanding as of September 30, 2016, unconsolidated cash as of September 30, 2016, and shares of SemGroup Common Stock outstanding as of September 30, 2016, Evercore determined an implied equity value per share range of $22.70 per share to $43.96 per share using the Management SemGroup Base Case Projections and the Sensitivity Analyses.

Exchange Ratio Summary

Evercore analyzed the implied exchange ratios resulting from the various valuation methodologies utilized to value the Rose Rock Common Units and SemGroup Common Stock. These valuation methodologies included Discounted Cash Flow Analysis, Discounted Distribution Analysis, Discounted Dividend Analysis, M&A Precedent Transaction Analysis and Peer Group Trading Analysis. When comparing the low value for Rose Rock to the high value for SemGroup, and the high value for Rose Rock to the low value for SemGroup for each methodology, the resulting exchange ratio range was 0.192x to 1.254x using (i) the Management Rose Rock Base Case Projections and (ii) the Management SemGroup Base Case Projections and the Sensitivity Analyses.

Evercore compared the results of the foregoing analyses to the Exchange Ratio of 0.8136x, noting that such ratio was within the range of the implied exchange ratios reviewed by Evercore.

General

The foregoing summary of certain material financial analyses does not purport to be a complete description of the analyses or data presented by Evercore. In connection with the review of the transaction, Evercore performed a variety of financial and comparative analyses for purposes of rendering its opinion to the Rose Rock Conflicts Committee. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary described above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Evercore’s opinion. In arriving at its fairness determination, Evercore considered the results of all the analyses and did not draw, in isolation, conclusions from or with regard to any one analysis or factor considered by it for purposes of its opinion. Rather, Evercore made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all the analyses. In addition, Evercore may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above should not be taken to be the view of Evercore with respect to the exchange ratio. No company used in the above analyses as a comparison is directly comparable to SemGroup, no partnership used in the above analyses as a comparison is directly comparable to Rose Rock, and no precedent transaction used is directly comparable to the Merger. Furthermore, Evercore’s analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, partnerships or transactions used, including judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of SemGroup, Rose Rock and their respective advisors.

Evercore prepared these analyses solely for the information and benefit of the Rose Rock Conflicts Committee and for the purpose of providing an opinion to the Rose Rock Conflicts Committee as to whether the Exchange Ratio was fair, from a financial point of view, to the Rose Rock Unaffiliated Unitholders. These analyses do not purport to be appraisals or to necessarily reflect the prices at which the business or securities actually may be sold. Any estimates contained in these analyses are not necessarily indicative of actual future results, which may be significantly more or less favorable than those suggested by such estimates. Accordingly, estimates used in, and the results derived from, Evercore’s analyses are inherently subject to substantial uncertainty, and Evercore assumes no responsibility if future results are materially different from those forecasted in such estimates. The issuance of the opinion was approved by an opinion committee of Evercore.

Except as described above, the Rose Rock Conflicts Committee imposed no other instruction or limitation on Evercore with respect to the investigations made or the procedures followed by Evercore in rendering its opinion. The Merger Consideration and the other terms and conditions of the Merger Agreement and the related terms and conditions of the transaction were determined through arm’s-length negotiations between the Rose Rock Conflicts Committee and SemGroup. Evercore provided advice to the Rose Rock Conflicts Committee during these negotiations. However, Evercore did not recommend any specific consideration to the Rose Rock

Conflicts Committee or recommend that any specific consideration constitute the only appropriate consideration in the Merger. Evercore’s opinion was only one of many factors considered by the Rose Rock Conflicts Committee in its evaluation of the Merger and should not be viewed as determinative of the views of the Rose Rock Conflicts Committee with respect to the Merger or the Exchange Ratio.

Under the terms of Evercore’s engagement letter with the Rose Rock Conflicts Committee, Rose Rock agreed to pay Evercore a fee of $2.5 million payable upon delivery of Evercore’s opinion. Evercore also received a fee of $250,000 upon execution of its engagement letter with the Rose Rock Conflicts Committee. In addition, Rose Rock agreed to reimburse Evercore for its reasonable out-of-pocket expenses (including legal fees, expenses and disbursements) incurred in connection with its engagement and to indemnify Evercore and any of its members, officers, advisors, representatives, employees, agents, affiliates or controlling persons, if any, against certain liabilities and expenses arising out of its engagement, or to contribute to payments which any of such persons might be required to make with respect to such liabilities.

In September 2015, Evercore provided financial advisory services to the Rose Rock Conflicts Committee with respect to a proposed acquisition by Rose Rock of certain midstream assets (which proposed acquisition ultimately was not pursued), for which Evercore received a fee and reimbursement of expenses. In June 2014, Evercore provided financial advisory services to the Rose Rock Conflicts Committee with respect to a contribution of interests in SemCrude Pipeline, L.L.C. to Rose Rock by SemGroup, for which Evercore received a fee and reimbursement of expenses. Evercore received approximately $456,000 in aggregate fees and expense reimbursements in connection with the foregoing services.

Evercore and its affiliates engage in a wide range of activities for their own accounts and the accounts of customers. In connection with these businesses or otherwise, Evercore and its affiliates and/or their respective employees, as well as investment funds in which any of them may have a financial interest, may at any time, directly or indirectly, hold long or short positions and may trade or otherwise effect transactions for their own accounts or the accounts of customers, in debt or equity securities, senior loans and/or derivative products relating to SemGroup or Rose Rock and their respective affiliates.

Recommendation of the SemGroup Board and Its Reasons for the Merger

On May 30, 2016, the SemGroup Board unanimously determined that the Merger Agreement and the transactions contemplated thereby, including, without limitation, the Merger and the Stock Issuance, are advisable and fair to, and in the best interests of, SemGroup and its stockholders; authorized and approved the Merger Agreement in the form delivered to the SemGroup Board and the transactions contemplated thereby, including, without limitation, the Merger and the Stock Issuance; and directed that the approval of the Stock Issuance be submitted to a vote at a meeting of SemGroup’s stockholders and recommended that the SemGroup stockholders vote in favor of the Stock Issuance.

Reasons for the SemGroup Board’s Recommendation

The SemGroup Board considered many factors in making its determination and recommendation. The SemGroup Board consulted with its financial and legal advisors and viewed the following factors as being generally positive or favorable in coming to its determination and related recommendation:

•	Following the Merger, SemGroup management believes that (i) the Merger will be immediately accretive to SemGroup Stockholders and (ii) the dividends to be received per share of SemGroup Common Stock will be higher than if the Merger were not consummated.

•	Following the Merger, SemGroup management believes that SemGroup will have a higher dividend coverage ratio than the current level.

•	The Merger is expected to enhance SemGroup’s attractiveness to equity investors (and its overall cost of capital, as a result) due to (i) a larger total market capitalization, (ii) an increased number of shares held by the public and (iii) removal of uncertainty concerning the future strategy of Rose Rock.

•	The Merger will eliminate concerns surrounding SemGroup’s anticipated support of Rose Rock via (i) subsidized “drop-down” transactions, (ii) the cancellation of the Incentive Distribution Rights and (iii) other supportive options available to a general partner, all of which were potentially dilutive to SemGroup’s value.

•	The Merger is expected to simplify the SemGroup organizational structure and enhance SemGroup’s credit profile. As a result, following the Merger, Rose Rock will become an indirect wholly owned subsidiary of SemGroup, resulting in one equity-holder base, one dividend policy and the elimination of the existing structural subordination of indebtedness between SemGroup and Rose Rock.

•	The Merger, and SemGroup’s improved access to capital and stronger balance sheet, will empower SemGroup to invest in growth projects and strategies.

•	The Merger will better position SemGroup for a lower-for-longer commodity price environment.

•	Representatives of Barclays rendered Barclays’ opinion to the SemGroup Board that, as of May 30, 2016, and based upon and subject to the qualifications, limitations and assumptions stated in Barclays’ opinion, from a financial point of view, the Exchange Ratio to be paid by SemGroup in the Merger was fair to SemGroup.

•	The SemGroup Board has reviewed with its financial and legal advisors the financial and other terms of the Merger Agreement and related documents, including the conditions to the parties’ respective obligations and the termination provisions, including the contractual obligation of Rose Rock Holdings to support the Merger.

•	The consummation of the Merger requires the approval of the SemGroup Stockholders. Under the Merger Agreement, the SemGroup Board may change its recommendation to the SemGroup Stockholders if the SemGroup Board determines in good faith that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties to the SemGroup Stockholders under applicable law or in connection with a Parent Designated Proposal, subject to an expense reimbursement or termination fee payable in certain circumstances (see “SemGroup Board Recommendation and SemGroup Adverse Recommendation Change” below).

•	The Merger is expected to enable SemGroup to benefit from additional tax depreciation amounts, which, based on pre-announcement closing prices of Rose Rock Common Units, are anticipated to result in cash tax savings over the next 15 years.

•	The Exchange Ratio is fixed and therefore the value of the Merger Consideration payable to Rose Rock Public Unitholders will decrease in the event that the market price of SemGroup Common Stock decreases prior to the Closing.

•	The SemGroup Board is familiar with, and understands, the businesses, assets, liabilities, results of operations, financial condition and competitive positions and prospects of SemGroup and Rose Rock.

The following factors are generally negative or unfavorable in making a determination and recommendation with respect to the Merger:

•	The Exchange Ratio is fixed and therefore the value of the Merger Consideration payable to Rose Rock Public Unitholders will increase in the event that the market price of SemGroup Common Stock increases prior to the Closing.

•	There is risk that the potential benefits sought in the Merger might not be fully realized.

•	There is risk that SemGroup may be obligated to consummate the Merger even if there are material negative developments or events at Rose Rock between the signing of the Merger Agreement and the consummation of the Merger.

•	There is a risk that SemGroup would be required to pay an expense reimbursement or termination fee to Rose Rock if the Merger Agreement is terminated under certain specified circumstances.

•	There is a risk that the Merger might not be completed in a timely manner, or that the Merger might not be consummated at all as a result of a failure to satisfy the conditions contained in the Merger Agreement, including as a result of a failure to obtain SemGroup Stockholder Approval, and a failure to complete the Merger could negatively affect the trading price of SemGroup Common Stock.

•	There is a risk that the Merger might not be completed in a timely manner, prolonging the period of time under which SemGroup is subject to certain covenants and restrictions on its operation of its business.

•	Certain upward adjustments to the Merger Consideration and other changes to the Merger Agreement for the benefit of the Rose Rock Unaffiliated Unitholders were negotiated by the Rose Rock Conflicts Committee. In particular, the recent increase in the trading price of Rose Rock Common Units relative to shares of SemGroup Common Stock resulted in an increased Exchange Ratio.

After taking into account all of the factors set forth above, as well as others, the SemGroup Board concluded that the potential benefits of the Merger outweighed any negative or unfavorable considerations and determined that the Merger Agreement and the transactions contemplated thereby, including, without limitation, the Merger and the Stock Issuance, are in the best interests of SemGroup and its stockholders.

The foregoing discussion is not intended to be exhaustive, but is intended to address the material information and principal factors considered by the SemGroup Board in considering the Merger. In view of the number and variety of factors and the amount of information considered, the SemGroup Board did not find it practicable to, and did not make specific assessments of, quantify or otherwise assign relative weights to, the specific factors considered in reaching its determination. In addition, the SemGroup Board did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to its ultimate determination, and individual members of the SemGroup Board may have given different weights to different factors. The SemGroup Board made its recommendation based on the totality of information presented to, and the investigation conducted by, the SemGroup Board. It should be noted that certain statements and other information presented in this section are forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Information Regarding Forward-Looking Statements.”

Opinion of Barclays — Financial Advisor to SemGroup

SemGroup retained Barclays to act as its financial advisor in connection with the Merger. At a meeting of the SemGroup Board duly called and held on May 30, 2016, representatives of Barclays delivered Barclays’ oral opinion to the SemGroup Board, which opinion was subsequently confirmed by delivery of a written opinion dated as of May 30, 2016, to the effect that, as of such date and based upon and subject to the qualifications, limitations and assumptions stated therein, from a financial point of view, the Exchange Ratio to be paid by SemGroup in the Merger was fair to SemGroup.

The full text of Barclays’ written opinion, dated as of May 30, 2016, is attached as Annex C to this joint consent statement/proxy statement/prospectus. Barclays’ written opinion sets forth, among other things, the assumptions made, procedures followed, factors considered and limitations upon the review undertaken by Barclays in rendering its opinion. You are encouraged to read the opinion carefully in its entirety. The following is a summary of Barclays’ opinion and the methodology that Barclays used to render its opinion. This summary is qualified in its entirety by reference to the full text of the opinion.

Barclays’ opinion, the issuance of which was approved by Barclays’ Valuation and Fairness Opinion Committee, is addressed to the SemGroup Board, addresses only the fairness, from a financial point of view, of the Exchange Ratio to be paid by SemGroup in the Merger and does not constitute a recommendation to any stockholder of SemGroup as to how such stockholder should vote with respect to the Merger or any other matter. The Merger Consideration and the other terms of the Merger were determined through arm’s-length negotiations between SemGroup, on the one hand, and the Rose Rock Conflicts Committee, on the other hand, and were approved on May 30, 2016 by a unanimous vote of the SemGroup Board. Barclays provided advice to SemGroup during these negotiations. However, Barclays did not recommend any specific form or amount of consideration to SemGroup or that any specific form or amount of consideration constituted the only appropriate consideration for the Merger. Barclays was not requested to address, and its opinion does not in any manner address, SemGroup’s underlying business decision to proceed with or effect the Merger or the likelihood of consummation of the Merger or the relative merits of the Merger as compared to any other transaction or business strategy in which SemGroup might engage. In addition, Barclays expressed no opinion on, and its opinion does not in any manner address, the fairness of the amount or the nature of any compensation to any officers, directors or employees of any parties to the Merger, or any class of such persons, relative to the Exchange Ratio to be paid by SemGroup in the Merger or otherwise. No limitations were imposed by the SemGroup Board upon Barclays with respect to the investigations made or procedures followed by it in rendering its opinion.

In arriving at its opinion, Barclays, among other things, reviewed and analyzed:

•	a draft of the Merger Agreement, dated as of May 30, 2016, and the specific terms of the Merger;

•	publicly available information concerning SemGroup and Rose Rock that Barclays believed to be relevant to its analysis, including each of SemGroup’s and Rose Rock’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 and each of SemGroup’s and Rose Rock’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2016;

•	financial and operating information with respect to the business, operations and prospects of SemGroup and Rose Rock furnished to Barclays by SemGroup, including financial projections of SemGroup and Rose Rock (which projections included forecasted dividend policies of SemGroup, forecasted distribution policies of Rose Rock, and financing assumptions for both SemGroup and Rose Rock) and an estimate of SemGroup’s tax position beyond the period of the financial projections, prepared by management of SemGroup (the “Projections”);

•	the pro forma impact of the Merger on the future financial performance of the combined company, including cost of capital and credit rating implications and other financial impacts expected by the management of SemGroup to result from the Merger (collectively, the “Expected Impacts”), as well as the amount of time that management of SemGroup anticipates will be needed for the combined company to realize such Expected Impacts;

•	a trading history of SemGroup Common Stock and Rose Rock Common Units from May 27, 2013 through May 27, 2016 and a comparison of that trading history with those of other companies that Barclays deemed relevant;

•	a comparison of the present financial condition of SemGroup and Rose Rock with each other and with those of other companies that Barclays deemed relevant;

•	a comparison of the financial terms of the Merger with the financial terms of certain other transactions that Barclays deemed relevant; and

•	published estimates of independent research analysts with respect to the future financial performance and price targets of SemGroup and Rose Rock.

In addition, Barclays had discussions with the management of SemGroup concerning its and Rose Rock’s respective business, operations, assets, liabilities, financial condition and prospects, and has undertaken such other studies, analyses and investigations as Barclays deemed appropriate.

In arriving at its opinion, Barclays assumed and relied upon the accuracy and completeness of the financial and other information used by Barclays without any independent verification of such information (and did not assume responsibility or liability for any independent verification of such information) and Barclays further relied upon the assurances of the management of SemGroup that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of SemGroup and Rose Rock, upon advice of SemGroup, Barclays assumed that such projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of SemGroup as to the future financial performance of SemGroup and Rose Rock and that SemGroup and Rose Rock will perform substantially in accordance with such projections. Furthermore, upon the advice of SemGroup, Barclays assumed that the amounts and timing of the Expected Impacts are reasonable and that the Expected Impacts will be realized in accordance with such estimates. Barclays assumed no responsibility for and expresses no view as to any such projections or estimates (including the Expected Impacts) or the assumptions on which they are based. In arriving at its opinion, Barclays did not conduct a physical inspection of the properties and facilities of SemGroup or Rose Rock and did not make or obtain any evaluations or appraisals of the assets or liabilities of SemGroup or Rose Rock. Barclays’ opinion was necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, May 30, 2016. Barclays assumed no responsibility for updating or revising its opinion based on events or circumstances that may have occurred after May 30, 2016. Barclays expressed no opinion as to the prices at which the shares of SemGroup Common Stock or Rose Rock Common Units would trade following the announcement of the Merger or at which price the shares of SemGroup Common Stock would trade at any time following the consummation of the Merger. Barclays expressed no opinion as to the credit rating of SemGroup at any time following the announcement or consummation of the Merger. Furthermore, Barclays expressed no opinion as to any determination of the dividend policy of SemGroup at any time following the consummation of the Merger.

Barclays assumed that the executed Merger Agreement would conform in all material respects to the last draft reviewed by Barclays. Additionally, Barclays assumed the accuracy of the representations and warranties contained in the Merger Agreement and all the agreements related thereto. Barclays also assumed, upon the advice of SemGroup, that all material governmental, regulatory and third party approvals, consents and releases for the Merger would be obtained within the constraints contemplated by the Merger Agreement and that the Merger will be consummated in accordance with the terms of the agreement without waiver, modification or amendment of any material term, condition or agreement thereof. Barclays did not express any opinion as to any tax or other consequences that might result from the Merger, nor did Barclays’ opinion address any legal, tax, regulatory or accounting matters, as to which Barclays understood SemGroup had obtained such advice as it deemed necessary from qualified professionals.

In connection with rendering its opinion, Barclays performed certain financial, comparative and other analyses as summarized below. In arriving at its opinion, Barclays did not ascribe a specific range of values to SemGroup Common Stock or Rose Rock Common Units but rather made its determination as to fairness, from a financial point of view, to SemGroup of the Exchange Ratio to be paid by SemGroup in the Merger on the basis of various financial and comparative analyses. The preparation of a fairness opinion is a complex process and involves various determinations as to the most appropriate and relevant methods of financial and comparative analyses and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to summary description.

In arriving at its opinion, Barclays did not attribute any particular weight to any single analysis or factor considered by it but rather made qualitative judgments as to the significance and relevance of each analysis and factor relative to all other analyses and factors performed and considered by it and in the context of the circumstances of the particular transaction. Accordingly, Barclays believes that its analyses must be considered as a whole, as considering any portion of such analyses and factors, without considering all analyses and factors as a whole, could create a misleading or incomplete view of the process underlying its opinion.

The following is a summary of the material financial analyses used by Barclays in preparing its opinion to the SemGroup Board. Certain financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses used by Barclays, the tables must be read together with the text of each summary, as the tables alone do not constitute a complete description of the financial analyses. In performing its analyses, Barclays made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of SemGroup or any other parties to the Merger. None of SemGroup, Rose Rock, Merger Sub, Barclays or any other person assumes responsibility if future results are materially different from those discussed. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth below. In addition, analyses relating to the value of the businesses do not purport to be appraisals or reflect the prices at which the businesses may actually be sold.

Discounted Cash Flow Analysis

In order to estimate the present value of SemGroup Common Stock and Rose Rock Common Units, Barclays performed a discounted cash flow analysis of SemGroup and Rose Rock. A discounted cash flow analysis is a traditional valuation methodology used to derive a valuation of an asset by calculating the “present value” of estimated future cash flows of the asset. “Present value” refers to the current value of future cash flows or amounts and is obtained by discounting those future cash flows or amounts by a discount rate that takes into account macroeconomic assumptions and estimates of risk, the opportunity cost of capital, expected returns and other appropriate factors. Barclays performed its discounted cash flow analysis for each of SemGroup and Rose Rock using the Management Base Case Projections, the Management Downside Case Projections, and the Management Upside Case Projections (as described in “Unaudited Financial Projections of SemGroup and Rose Rock” beginning on page 50).

To calculate the estimated implied per share value of SemGroup Common Stock using the discounted cash flow method for each of the Management Base Case Projections, the Management Downside Case Projections, and the Management Upside Case Projections, Barclays added: (i) the forecasted distributable cash flow per share for the second half of 2016 to 2020, based on distributable cash flow projections of SemGroup furnished to Barclays by SemGroup management (as described in “Unaudited Financial Projections of SemGroup and Rose Rock” beginning on page 50), (ii) the “terminal value” of the forecasted distributable cash flow per share at the end of calendar year 2020, based on guidance from SemGroup management, and (iii) the estimated value of SemGroup’s net operating losses used from 2021 through 2026 per share, based on guidance from SemGroup management, and discounted the sum of such amounts to June 30, 2016 using a range of equity cost of capital rates (as further described below).

The terminal value for SemGroup using each of the Management Base Case Projections, the Management Downside Case Projections, and the Management Upside Case Projections was estimated by applying a range of assumed yields of 6.5% to 8.5% to SemGroup’s forecasted calendar year 2020 distributable cash flow per share, which was adjusted to reflect assumptions regarding SemGroup’s tax position at such time, including assumptions regarding the tax rate and taxable income beyond the period of the projections. These assumed yields were selected based on Barclays’ professional judgment and experience, taking into account the yields of SemGroup and its peers. The cash flows for SemGroup using each of the Management Base Case Projections, the Management Downside Case Projections, and the Management Upside Case Projections were then discounted using assumed equity cost of capital rates ranging from 15.0% to 20.0% (the value of SemGroup’s net operating losses was calculated using a 17.5% discount rate), which were selected based on Barclays’ professional judgment and experience, taking into account projected equity cost of capital rates for SemGroup and its peers.

To calculate the estimated implied per unit value of Rose Rock Common Units using the discounted cash flow method for each of the Management Base Case Projections, the Management Downside Case Projections, and the Management Upside Case Projections, Barclays added: (i) the forecasted distributable cash flow per unit for the second half of 2016 to 2020, based on distributable cash flow projections of Rose Rock furnished to Barclays by SemGroup management (as described in “Unaudited Financial Projections of SemGroup and Rose Rock” beginning on page 50) to (ii) the “terminal value” of the forecasted distributable cash flow per unit at the end of calendar year 2020, based on guidance from SemGroup management, and discounted the sum of such amounts to June 30, 2016 using a range of equity cost of capital rates (as further described below).

The terminal value for Rose Rock using each of the Management Base Case Projections, the Management Downside Case Projections, and the Management Upside Case Projections was estimated by applying a range of assumed yields of 8.0% to 13.0% to Rose Rock’s forecasted calendar year 2020 distributable cash flow per unit. These assumed yields were selected based on Barclays’ professional judgment and experience, taking into account the yields of Rose Rock and its peers. The cash flows for Rose Rock using each of the Management Base Case Projections, the Management Downside Case Projections, and the Management Upside Case Projections were then discounted using assumed equity cost of capital rates ranging from 16.0% to 21.0%, which were selected based on Barclays’ professional judgment and experience, taking into account projected equity cost of capital rates for Rose Rock and its peers.

Based on the ranges of implied equity values per share calculated in the SemGroup discounted cash flow analysis and the ranges of implied equity values per unit calculated in the Rose Rock discounted cash flow analysis, Barclays calculated a range of implied exchange ratios for SemGroup Common Stock per each Rose Rock Common Unit. Barclays calculated the high end of the implied exchange ratio range by dividing the high value of the Rose Rock implied equity values per unit reference range by the low value of the SemGroup implied equity values per share reference range. Barclays calculated the low end of the implied exchange ratio range by dividing the low value of the Rose Rock implied equity values per unit reference range by the high value of the SemGroup implied equity values per share reference range. The following reflects the results of this analysis, as compared to the Exchange Ratio in the Merger of 0.8136x:

•	For the Management Base Case Projections, an implied exchange ratio range of 0.3476x to 0.8214x

•	For the Management Downside Case Projections, an implied exchange ratio range of 0.3662x to 0.8763x

•	For the Management Upside Case Projections, an implied exchange ratio range of 0.3067x to 0.7290x

Selected Comparable Company Analysis

In order to assess how the public market values shares of similar publicly traded companies and to provide a range of relative implied equity values per share of SemGroup Common Stock and per unit of Rose Rock Common Units by reference to these companies, which could then be used to calculate implied exchange ratio ranges, Barclays reviewed and compared specific financial and operating data relating to SemGroup and Rose Rock with selected companies that Barclays deemed comparable to SemGroup and Rose Rock. The selected comparable companies with respect to SemGroup were:

•	NuStar GP Holdings, LLC

•	Tallgrass Energy GP, LP

•	EnLink Midstream, LLC

•	ONEOK, Inc.

•	Plains GP Holdings, L.P.

•	Targa Resources Corp.

The selected comparable companies with respect to Rose Rock were:

•	Arc Logistics Partners LP

•	BlueKnight Energy Partners, L.P.

•	JP Energy Partners LP

•	NGL Energy Partners LP

•	Delek Logistics Partners, LP

•	Genesis Energy, L.P.

•	NuStar Energy L.P.

•	PBF Logistics LP

•	Western Refining Logistics, LP

Barclays calculated and compared various trading yields of SemGroup and Rose Rock and the selected comparable companies. As part of its selected comparable company analysis, for SemGroup and its selected comparable companies, Barclays calculated and analyzed distributable cash flow per share yields for 2016 and 2017 and the latest quarter annualized dividend yield, and for Rose Rock and its selected comparable companies, Barclays calculated and analyzed distributable cash flow per unit yields for 2016 and 2017. All of these calculations were performed, and based on, publicly available financial data published by independent equity research analysts associated with various Wall Street firms and other publicly available information.

Barclays selected the comparable companies listed above because their businesses and operating profiles are reasonably similar to that of SemGroup or Rose Rock, as applicable. However, because of the inherent differences between the business, operations and prospects of SemGroup or Rose Rock, as applicable, and those of the selected comparable companies, Barclays believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the selected comparable company analysis. Accordingly, Barclays also made qualitative judgments concerning differences between the business, financial and operating characteristics and prospects of SemGroup or Rose Rock, as applicable, and the selected comparable companies that could affect the public trading values of each in order to provide a context in which to consider the results of the quantitative analysis. These qualitative judgments related primarily to the differing sizes, growth prospects, profitability levels and degree of operational risk between SemGroup or Rose Rock, as applicable, and the companies included in the selected company analysis.

For the selected comparable companies with respect to SemGroup, the following table summarizes the financial data that was calculated and analyzed by Barclays:

	Comparable Companies Statistics
	Median	Mean	High	Low
2016E Distributable Cash Flow Yield	7.9%	7.5%	10.2%	3.6%
2017E Distributable Cash Flow Yield	7.4%	7.6%	10.3%	4.7%
Last Quarter Annualized Dividend Yield	7.5%	7.2%	10.2%	3.4%

For the selected comparable companies with respect to Rose Rock, the following table summarizes the financial data that was calculated and analyzed by Barclays:

	Comparable Companies Statistics
	Median	Mean	High	Low
2016E Distributable Cash Flow Yield	9.9%	11.6%	17.1%	7.5%
2017E Distributable Cash Flow Yield	10.8%	12.3%	18.7%	8.6%

Based on the range of implied equity value per share for SemGroup and the range of implied equity value per unit for Rose Rock that was calculated by Barclays in its comparable company analysis, Barclays calculated a range of implied exchange ratios for SemGroup Common Stock per each Rose Rock Common Unit. Barclays calculated the high end of the implied exchange ratio range by dividing the high value of the Rose Rock implied equity values per unit reference range by the low value of the SemGroup implied equity values per share reference range. Barclays calculated the low end of the implied exchange ratio range by dividing the low value of the Rose Rock implied equity values per unit reference range by the high value of the SemGroup implied equity values per share reference range. The result of this analysis, as compared to the Exchange Ratio in the Merger of 0.8136x, was an implied exchange ratio range of 0.4867x to 1.1081x.

Equity Research Price Targets Analysis

Barclays evaluated the publicly available share price targets of SemGroup and unit price targets of Rose Rock published by independent equity research analysts associated with various Wall Street firms. Barclays used these price targets, where applicable and available, as a reference point to provide background information and perspective. With respect to SemGroup, Barclays noted that the range of low to high share price targets, where applicable and available, as of May 27, 2016 was $24.00 to $39.00 per share of SemGroup Common Stock. With respect to Rose Rock, Barclays noted that the range of low to high unit price targets, where applicable and available, as of May 27, 2016 was $14.00 to $24.00 per unit of Rose Rock Common Units. Based on the ranges of low to high price targets for each of SemGroup and Rose Rock, Barclays calculated a range of implied exchange ratios for SemGroup Common Stock per each Rose Rock Common Unit. Barclays calculated the high end of the implied exchange ratio range by dividing the high value of the Rose Rock implied equity values per unit reference range by the low value of the SemGroup implied equity values per share reference range. Barclays calculated the low end of the implied exchange ratio range by dividing the low value of the Rose Rock implied equity values per unit reference range by the high value of the SemGroup implied equity values per share reference range. The result of this analysis, as compared to the Exchange Ratio in the Merger of 0.8136x, was an implied exchange ratio range of 0.3590x to 1.0000x.

Premiums Paid Analysis

Barclays reviewed, for informational purposes, certain publicly available information related to selected precedent transactions to calculate the amount of the premiums paid by the acquirers to the acquired company’s stockholders or unitholders, as applicable. Barclays analyzed certain transactions announced for the period from May 27, 2009 to May 27, 2016 that Barclays deemed comparable to the Merger. The following table sets forth the transactions analyzed (and the date that each such transaction was announced):

Announcement Date	Acquirer	Target
11/03/15	Targa Resources Corp.	Targa Resources Partners LP
05/13/15	The Williams Companies, Inc.	Williams Partners L.P.
05/06/15	Crestwood Equity Partners LP	Crestwood Midstream Partners LP
04/06/15	Tesoro Logistics LP	QEP Midstream Partners, LP
01/26/15	Energy Transfer Partners, L.P.	Regency Energy Partners LP
08/10/14	Kinder Morgan Inc.	Kinder Morgan Energy Partners, L.P.
08/10/14	Kinder Morgan Inc.	Kinder Morgan Management, LLC
08/10/14	Kinder Morgan Inc.	El Paso Pipeline Partners, L.P.
06/15/14	Access Midstream Partners L.P.	Williams Partners L.P.
08/27/13	Plains All American Pipeline, L.P.	PAA Natural Gas Storage, L.P.
04/29/11	Enterprise Products Partners L.P.	Duncan Energy Partners L.P.
06/29/09	Enterprise Products Partners L.P.	TEPPCO Partners L.P.

For each of the precedent transactions analyzed, Barclays calculated premiums paid by the acquirer by comparing the per share or per unit purchase price in each transaction to the historical stock price of the acquired company as of 1 day, 30 days and 60 days prior to the announcement date of the applicable precedent transactions. Barclays also compared the implied Exchange Ratio premium paid in the Merger (based on the per share price of SemGroup and the per unit price of Rose Rock as of May 27, 2016) by comparing the implied per unit price of Rose Rock, assuming the Exchange Ratio of 0.8136x, to the historical price of Rose Rock’s units as of 1 day, 30 days and 60 days prior to the announcement date of the Merger. In addition, Barclays compared the premiums paid in the precedent transactions to the premium in the Merger. The table below sets forth the summary results of the analysis:

	Implied Premium (assuming Exchange Ratio of 0.8136x)	Premiums Paid in Precedent Transactions
		Median	Mean	Low	High
Current Price (5/27/16)	0.0%	14.3%	15.1%	6.5%	36.1%
30-Days Prior	60.0%	10.6%	13.5%	1.6%	40.1%
60-Days Prior	97.4%	17.2%	17.8%	(14.1%)	42.9%

Pro Forma Accretion/Dilution Analysis

Using the Projections and estimates of the Expected Impacts resulting from the Merger provided by SemGroup management, Barclays calculated the accretion/dilution of distributable cash flow per share of SemGroup Common Stock as a result of the Merger. For the calendar years 2016 through 2020, Barclays compared the distributable cash flow per share of SemGroup Common Stock after giving effect to the Merger, which is referred to as the “SemGroup Pro Forma Scenario,” to the distributable cash flow per share of SemGroup Common Stock without giving effect to the Merger, which is referred to as the “SemGroup Status Quo Scenario.” The analysis indicated that SemGroup Pro Forma Scenarios would be accretive to the distributable cash flow per share of SemGroup Common Stock in each of the calendar years 2016 through 2020. The following table summarizes the results of these calculations:

	2016	2017	2018	2019	2020
Accretion / (Dilution) — %	16.2%	12.9%	10.2%	7.4%	3.5%

Similarly, using the Projections and estimates of the Expected Impacts resulting from the Merger provided by SemGroup management, Barclays calculated the accretion/dilution of distributable cash flow per unit and distributions per unit of Rose Rock Common Units as a result of the Merger. For the calendar years 2016 through 2020, Barclays compared the distributable cash flow per unit and distributions per unit of Rose Rock Common Units after giving effect to the Merger, which is referred to as the “Rose Rock Pro Forma Scenario,” to the distributable cash flow per unit and distributions per unit of Rose Rock Common Units without giving effect to the Merger, which is referred to as the “Rose Rock Status Quo Scenario.” The analysis indicated that Rose Rock Pro Forma Scenarios would be accretive to the distributable cash flow per unit of Rose Rock Common Units in each of the calendar years 2017 through 2020 and accretive to distributions per unit of Rose Rock Common Units in each of the calendar years 2018 through 2020. The following table summarizes the results of these calculations:

	2016	2017	2018	2019	2020
Distributable Cash Flow / L.P. Unit Accretion / (Dilution) — %	(14.5%)	14.5%	25.1%	35.5%	50.9%
Distribution Accretion / (Dilution) — %	(2.8%)	(1.3%)	7.5%	16.9%	27.2%

Historical Share Price Analysis

Barclays reviewed, for informational purposes, the closing prices, average prices and/or the VWAPs of SemGroup Common Stock and Rose Rock Common Units for various periods within the two year period from May 27, 2014 to May 27, 2016. Barclays derived the historical exchange ratios between SemGroup Common Stock and Rose Rock Common Units over those periods and compared those exchange ratios to the Exchange Ratio of 0.8136x payable by SemGroup pursuant to the Merger Agreement. The Exchange Ratio of 0.8136x implied, based on the May 27, 2016 closing price of Rose Rock Common Units, a nominal offer price of $24.00 payable per unit of Rose Rock Common Units. The table below presents closing prices for SemGroup Common Stock and Rose Rock Common Units for selected historical periods prior to and including May 27, 2016, the corresponding exchange ratio for these periods and the implied premium that the Exchange Ratio of 0.8136x represents relative to these historical exchange ratios.

Period	SemGroup ($/share)	Rose Rock ($/unit)	Exchange Ratio	Implied Premium
Current (5/27/16)	29.50	24.00	0.8136x	0%
5-Days Prior	30.38	23.90	0.7867x	3%
10-Days Prior	30.05	20.54	0.6835x	19%
30-Days Prior	25.21	15.00	0.5950x	37%
60-Days Prior	21.65	12.16	0.5617x	45%

5-Day VWAP	29.37	23.13	0.7877x	3%
10-Day VWAP	29.83	22.35	0.7493x	9%
20-Day VWAP	29.12	20.13	0.6912x	18%
30-Day VWAP	29.01	18.84	0.6497x	25%
60-Day VWAP	25.71	15.69	0.6100x	33%
1-Year Average	41.46	24.44	0.5894x	38%
2-Year Average	59.19	37.64	0.6360x	28%

General

Barclays is an internationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. The SemGroup Board selected Barclays because of its familiarity with SemGroup and Rose Rock and its qualifications, reputation and experience in the valuation of businesses and securities in connection with mergers and acquisitions generally, as well as substantial experience in transactions in industries in which SemGroup and Rose Rock operate.

Barclays is acting as financial advisor to SemGroup in connection with the Merger. As compensation for its services in connection with the Merger, $1,000,000 became payable by SemGroup to Barclays upon the delivery of Barclays’ opinion, which is referred to as the “Opinion Fee”. The Opinion Fee was not contingent upon the conclusion of Barclays’ opinion or the consummation of the Merger, and no further fees will be payable by SemGroup to Barclays upon the consummation of the Merger. In addition, SemGroup has agreed to reimburse certain of Barclays’ expenses in connection with the Merger and indemnify Barclays for certain liabilities that may arise out of Barclays’ engagement by SemGroup and the rendering of Barclays’ opinion. Barclays has performed various investment banking and financial services for SemGroup and Rose Rock in the past, and Barclays expects to perform such services in the future, and has received, and expects to receive, customary fees for such services. Specifically, in the past two years, Barclays has performed the following investment banking services for Rose Rock: (i) acted as joint bookrunner on Rose Rock’s $400 million high yield offering in June 2014, and (ii) acted as joint bookrunner on Rose Rock’s $350 million high yield offering in May 2015. In addition, pursuant to the engagement letter Barclays entered into with SemGroup dated March 16, 2016 in connection with the Merger, Barclays has the first opportunity to participate in any financing, refinancing, risk management transactions, liability management and any other investment banking and financial advisory services related to the Merger, as well as provide financial advisory services with respect to certain other transactions involving SemGroup, and will receive customary fees in connection therewith. In addition, on June 22, 2016, SemGroup completed a $233 million common stock offering. Barclays received approximately $5.5 million in aggregate fees and expense reimbursements in connection with all of the foregoing services.

Barclays, its subsidiaries and its affiliates engage in a wide range of businesses from investment and commercial banking, lending, asset management and other financial and non-financial services. In the ordinary course of its business, Barclays and affiliates may actively trade and effect transactions in the equity, debt and/or other securities (and any derivatives thereof) and financial instruments (including loans and other obligations) of SemGroup and Rose Rock for its own account and for the accounts of its customers and, accordingly, may at any time hold long or short positions and investments in such securities and financial instruments.

Interests of Certain Persons in the Merger Transactions

In considering the recommendations of the Rose Rock Conflicts Committee and the Rose Rock Board, Rose Rock Common Unitholders should be aware that all of the current executive officers and directors (and certain of the former executive officers and directors who served since January 1, 2015) of the Rose Rock General Partner have interests in the Merger Transactions that may differ from, or may be in addition to, the interests of Rose Rock Common Unitholders generally. These interests may present such executive officers and directors with actual or potential conflicts of interests, and these interests, to the extent material, are described below. The Rose Rock Conflicts Committee and the Rose Rock Board were aware of these interests and considered them, among other matters, prior to providing their respective approvals and recommendations with respect to the Merger Agreement and the transactions contemplated thereby.

In considering the recommendations of the SemGroup Board, SemGroup Stockholders should be aware that all of the current executive officers and certain of the directors of SemGroup have interests in the Merger Transactions that may differ from, or may be in addition to, the interests of SemGroup Stockholders generally.

These interests may present such executive officers and directors with actual or potential conflicts of interests, and these interests, to the extent material, are described below. The SemGroup Board was aware of these interests and considered them, among other matters, prior to providing its approval and recommendation with respect to the Merger Agreement and the transactions contemplated thereby.

Common Directors and Executive Officers

Certain of the executive officers (Carlin G. Conner, Robert N. Fitzgerald, Timothy R. O’Sullivan and Candice L. Cheeseman) of the Rose Rock General Partner are also executive officers of SemGroup, and certain of the directors (Carlin G. Conner and Ronald A. Ballschmiede) of the Rose Rock General Partner are also directors of SemGroup. The following table lists each individual who holds a position as a director or executive officer (as applicable) of both the Rose Rock General Partner and SemGroup. Each of these individuals is expected to retain his or her position with SemGroup following the completion of the Merger.

Individual	Rose Rock General Partner Position	SemGroup Position
Carlin G. Conner	President and Chief Executive Officer; Director	President and Chief Executive Officer; Director
Robert N. Fitzgerald	Senior Vice President and Chief Financial Officer; Director	Senior Vice President and Chief Financial Officer
Timothy R. O’Sullivan	Vice President, Corporate Planning and Strategic Initiatives; Director	Vice President, Corporate Planning and Strategic Initiatives
Ronald A. Ballschmiede	Director	Director
Candice L. Cheeseman	Vice President and General Counsel	Vice President and General Counsel

Indemnification and Insurance

Subject to certain terms and conditions specified in the Merger Agreement, SemGroup has agreed to, for a period of six years after the effective time of the Merger:

•	honor all rights to indemnification, advancement of expenses, elimination of liability and exculpation from liabilities for acts or omissions occurring at or prior to the effective time of the Merger (including the transactions contemplated by the Merger Agreement) existing as of the date of the Merger Agreement in favor of certain past and present directors and officers of each of the Rose Rock General Partner, Rose Rock and Rose Rock’s subsidiaries;

•	ensure that the governing documents of Rose Rock and the Rose Rock General Partner (or their successor entities) contain provisions no less advantageous with respect to indemnification, advancement of expenses, elimination of liability and exculpation of such entities’ present and former directors, officers, employees and agents than are set forth in the governing documents of such entities as of the date of the Merger Agreement; and

•	maintain officers’ and directors’ liability insurance covering certain past and present directors and officers of each of the Rose Rock General Partner, Rose Rock and Rose Rock’s subsidiaries who are or were covered by the existing officers’ and directors’ liability insurance applicable to each of the Rose Rock General Partner, Rose Rock and Rose Rock’s subsidiaries on terms no less advantageous to such directors and officers than under such existing insurance.

These provisions are in addition to any other rights that certain of the directors and officers of each of the Rose Rock General Partner, Rose Rock and Rose Rock’s subsidiaries may have under the organizational documents of each of the Rose Rock General Partner, Rose Rock and Rose Rock’s subsidiaries or under applicable law.

Directors and Executive Officers of SemGroup after the Merger

The directors and executive officers of SemGroup prior to the completion of the Merger are expected to continue as directors and executive officers of SemGroup after the completion of the Merger. The SemGroup Board has not yet made a determination as to whether any of the independent directors on the Rose Rock Board will be appointed to the SemGroup Board following the completion of the Merger.

Unit and Share Ownership of Directors and Executive Officers

All of the executive officers and certain of the directors of SemGroup beneficially own Rose Rock Common Units, and these executive officers and directors will receive the Merger Consideration upon completion of the Merger for each Rose Rock Common Unit that he or she holds. Please see “— Security Ownership of Executive Officers and Directors of SemGroup and the Rose Rock General Partner” below for further detail.

No Severance Payments

No executive officer or director of SemGroup or the Rose Rock General Partner is entitled to or will receive any severance payments in connection with the Merger.

Treatment of Equity Awards

All of the executive officers and directors of the Rose Rock General Partner (and all of the executive officers and certain of the directors of SemGroup in connection with services provided to Rose Rock) hold outstanding Rose Rock Restricted Unit Awards that have not yet vested. Pursuant to the Merger Agreement, at the effective time of the Merger, each Rose Rock Restricted Unit Award that is not vested and does not vest in accordance with its terms (as set forth in an applicable award agreement) as a result of the Merger and that is outstanding as of immediately prior to the effective time of the Merger, will cease to represent an award with respect to Rose Rock Common Units and will be converted into a SemGroup Award. Each such SemGroup Award will be subject to the same vesting and forfeiture provisions as were applicable to the corresponding Rose Rock Restricted Unit Award immediately prior to the effective time of the Merger, with the number of shares of SemGroup Common Stock subject to each such SemGroup Award to be equal to the number of Rose Rock Common Units subject to each such Rose Rock Restricted Unit Award immediately prior to the effective time of the Merger multiplied by the Exchange Ratio (rounded down to the nearest whole share), with any corresponding accrued but unpaid UDRs with respect to any Rose Rock Restricted Unit Awards to be assumed, remain outstanding and continue to represent an obligation with respect to the applicable SemGroup Award.

Although there will be no acceleration of vesting of any of the outstanding and unvested Rose Rock Restricted Unit Awards in connection with the Merger, as described further below, certain provisions applicable to the Rose Rock Restricted Unit Awards that will carry over to the SemGroup Awards could, under certain circumstances, result in the accelerated vesting of as-converted SemGroup Awards. In particular, each Rose Rock Restricted Unit Award agreement pursuant to which the executive officers of the Rose Rock General Partner have been granted Rose Rock Restricted Unit Awards provides that all unvested Rose Rock Restricted Units held by an executive officer will vest and become nonforfeitable on certain termination events, including the executive officer’s termination of his or her employment for “Good Reason” (as defined in the award agreement) within two years after a “Change of Control” (as defined in the Rose Rock Equity Incentive Plan). These provisions will carry over and apply to the as-converted SemGroup Awards. In particular, because the Merger will constitute a “Change of Control” for purposes of the Rose Rock Restricted Unit Awards, the vesting acceleration described above would be triggered by an executive officer’s termination of his or her employment for “Good Reason” within two years after the effective time of the Merger.

As of the date of this joint consent statement/proxy statement/prospectus, the following executive officers and directors of the Rose Rock General Partner and SemGroup held the following number of Rose Rock Common Units subject to outstanding and unvested Rose Rock Restricted Unit Awards:

Name	Rose Rock Common Units Subject to Outstanding and Unvested Rose Rock Restricted Unit Awards (#) (1) (2)
Carlin G. Conner	37,018
Robert N. Fitzgerald	14,555
Timothy R. O’Sullivan	7,382
Robert E. Dunn	3,783
Rodney L. Gray	3,783
Ronald A. Ballschmiede	4,840
Candice L. Cheeseman	7,938
David M. Minielly	8,632

(1)	Because the outstanding and unvested Rose Rock Restricted Unit Awards are being converted into SemGroup Awards and there is no single trigger acceleration of vesting, no monetary value is being received by any of the directors and executive officers of the Rose Rock General Partner pursuant to the conversion or in connection with the Merger at the effective time of the Merger.
(2)	Vesting dates for Rose Rock Restricted Unit Awards have a 3-year cliff vesting period from the date of grant for all named executive officers except for the Rose Rock Restricted Unit Awards granted to Mr. Conner upon his hiring in 2014, which have a 5-year pro-rata vesting on each of the anniversaries of the grant.

Quantification of Potential Payments to Named Executive Officers in Connection with the Merger

The information set forth below is required by Item 402(t) of Regulation S-K regarding compensation that is based on or otherwise relates to the Merger that Rose Rock’s “named executive officers” could receive in connection with the Merger (because Rose Rock does not have executive officers, and is instead managed by the executive officers of the Rose Rock General Partner, the determination of the “named executive officers” of Rose Rock under applicable SEC regulations is made by reference to the executive officers of the Rose Rock General Partner). Information being reported with respect to such named executive officers describes the payments provided for under the outstanding Rose Rock Restricted Unit Awards that will be converted into SemGroup Awards. The amounts in the table below were calculated using the following assumptions: (i) the effective time of the Merger occurred on August 9, 2016, (ii) the price per share of SemGroup Common Stock is $32.76, which was the average closing market price of shares of SemGroup Common Stock over the first five business days following the first public announcement of the Merger (the “Average Closing Price”), (iii) each named executive officer resigned for “Good Reason” (as defined in the applicable award agreement) as of immediately following the effective time of the Merger, and (iv) certain other assumptions as specified in the notes to the table below. Some of the assumptions used in the table below are based upon information not currently available and, as a result, the actual amounts to be received by any of the named executive officers listed below will likely differ from the amounts set forth below. Furthermore, because the as-converted SemGroup Awards will remain subject to the same time-based vesting schedules and forfeiture provisions that applied under the Rose Rock Restricted Unit Awards immediately prior to the effective time of the Merger, it is uncertain whether any of the named executive officers will ultimately receive a payout from the as-converted SemGroup Awards. See “— Treatment of Equity Awards” above.

Item 402(t) of Regulation S-K also requires disclosure regarding compensation that is based on or otherwise relates to the Merger that SemGroup’s named executive officers could receive in connection with the Merger. The same five persons are the named executive officers of SemGroup and Rose Rock. However, the five persons listed in the table below will not receive any compensation that is based on or otherwise relates to the Merger as a result of their being named executive officers of SemGroup.

Name	Equity ($) (1)	Other ($) (2)	Total ($)
Carlin G. Conner	986,633.08	104,789	1,091,422.08
Robert N. Fitzgerald	387,911.09	35,567	423,478.09
Candice L. Cheeseman	211,563.98	19,270	230,833.98
Timothy R. O’Sullivan	196,756.40	17,596	214,352.40
Peter L. Schwiering (3)	—	—	—

(1)	Each amount shown in this column was calculated as follows:

First, the number of Rose Rock Common Units subject to outstanding and unvested Rose Rock Restricted Unit Awards held by each named executive officer was multiplied by the Exchange Ratio, with the product (after being rounded down to the nearest whole share) representing the number of shares of SemGroup Common Stock that will be subject to each as-converted SemGroup Award held by each named executive officer immediately following the effective time of the Merger;

Second, the product obtained above was multiplied by the Average Closing Price.

These amounts are double trigger in nature and will only become payable if and when the underlying as-converted SemGroup Awards vest, which vesting would occur (if not already having occurred in accordance with any of the other terms of the applicable award agreement) if and when the named executive officer’s employment is terminated for “Good Reason” (as defined in the applicable award agreement) within two years following the effective time of the Merger.

(2)	The amounts in this column reflect the amounts of cash credited prior to the effective time of the Merger for each named executive officer under the respective outstanding and unvested Rose Rock Restricted Unit Awards with respect to accrued but unpaid UDRs provided under such Rose Rock Restricted Unit Awards. These amounts are double trigger in nature and will only become payable if and when the underlying as-converted SemGroup Awards vest, which vesting would occur (if not already having occurred in accordance with any of the other terms of the applicable award agreement) if and when the named executive officer’s employment is terminated for Good Reason (as defined in the applicable award agreement) within two years following the effective time of the Merger.

(3)	As disclosed in Rose Rock’s Current Report on Form 8-K filed on August 5, 2016, Mr. Schwiering retired from his position as Chief Operating Officer and director of the Rose Rock General Partner effective August 5, 2016 (also, as disclosed in SemGroup’s Current on Form 8-K filed on August 5, 2016, Mr. Schwiering retired from his position as Vice President of SemGroup effective August 5, 2016). In connection with Mr. Schwiering’s retirement from the Rose Rock General Partner, all unvested Rose Rock Restricted Unit Awards held by Mr. Schwiering and all associated UDRs fully vested on August 5, 2016, as approved by the Rose Rock Board. Because the determination of Rose Rock’s named executive officers is made by reference to compensation for the prior fiscal year, Mr. Schwiering is still a named executive officer despite his having retired from the Rose Rock General Partner.

Security Ownership of Executive Officers and Directors of SemGroup and the Rose Rock General Partner

All of the directors and executive officers of the Rose Rock General Partner beneficially own Rose Rock Common Units and will receive the applicable Merger Consideration upon the effective time of the Merger. In addition, all of the executive officers and certain of the directors of SemGroup beneficially own Rose Rock Common Units and will receive the applicable Merger Consideration upon the effective time of the Merger. The following table sets forth the beneficial ownership of each of the directors and named executive officers of SemGroup and the Rose Rock General Partner, and of all of the directors and executive officers of SemGroup and the Rose Rock General Partner as a group, of (i) Rose Rock Common Units prior to the effective time of the Merger, (ii) shares of SemGroup Common Stock prior to the effective time of the Merger, (iii) and shares of SemGroup Common Stock after giving effect to the Merger, in each case as of August 9, 2016.

Name of beneficial owner	Rose Rock Common Units (1)		Percentage of Rose Rock Common Units outstanding	Shares of SemGroup Common Stock prior to the Merger (4)		Percentage of shares of SemGroup Common Stock outstanding	Shares of SemGroup Common Stock after the Merger	Percentage of shares of SemGroup Common Stock outstanding
John F. Chlebowski Jr.	—		*	36,348		*	36,348	*
Karl F. Kurz	5,000		*	25,979		*	30,047	*
James H. Lytal	—		*	15,648		*	15,648	*
Sarah M. Barpoulis	5,000		*	18,159	(5)	*	22,227	*
Thomas R. McDaniel	7,184	(2)	*	28,474	(6)	*	34,318	*
Carlin G. Conner	42,409		*	98,357.44		*	132,860.44	*
Robert N. Fitzgerald	22,414		*	51,912	(7)	*	70,147	*
Timothy R. O’Sullivan	12,618		*	35,581		*	45,847	*
Peter L. Schwiering (9)	11,236		*	25,458		*	34,599	*
Ronald A. Ballschmiede	4,840		*	20,333		*	24,270	*
Rodney L. Gray	11,060		*	—		*	8,997	*
Robert E. Dunn	9,180		*	—		*	7,468	*
Candice L. Cheeseman	16,449	(3)	*	45,622	(8)	*	59,004	*
All directors and executive officers of SemGroup and the Rose Rock General Partner as a group (14 persons)	158,842		*	418,367.44		*	547,593.44	*

*	Less than one percent.
(1)	Rose Rock Common Units beneficially owned includes Rose Rock Common Units subject to outstanding and unvested Rose Rock Restricted Unit Awards held by certain directors and executive officers over which they have voting power but not investment power as follows: Mr. Ballschmiede — 4,840 units; Mr. Conner — 37,018 units; Mr. Dunn — 3,783 units; Mr. Fitzgerald — 14,555 units; Ms. Cheeseman — 7,938 units; Mr. Gray — 3,783 units; Mr. O’Sullivan — 7,382 units; and all executive officers and directors as a group — 87,931 units. Otherwise, except to the extent noted below, each named person has sole voting and dispositive power over their respective Rose Rock Common Units reported.
(2)	Such Rose Rock Common Units are held of record by the McDaniel Trust U/T/A dated July 26, 2000, of which Mr. McDaniel and his wife are co-trustees. Each trustee has independent voting power and dispositive power over the units held in the trust.
(3)	Includes 50 Rose Rock Common Units held by son and 8,461 Rose Rock Common Units held of record by the Berman-Cheeseman Family Trust dated September 16, 2013, of which Ms. Cheeseman and her husband are co-trustees. Each trustee has independent control and voting power over the Trust.
(4)

Shares beneficially owned include shares of SemGroup Common Stock subject to outstanding and unvested shares of restricted Class A Common Stock held by certain directors and executive officers over which they have voting power but not investment power as follows: Mr. Ballschmiede — 3,522 shares; Ms. Barpoulis — 3,676 shares; Mr. Chlebowski — 5,291 shares; Mr. Kurz — 3,291 shares; Mr. Lytal — 3,291 shares; Mr. McDaniel — 3,599 shares; Mr. Conner — 81,602 shares; Mr. Fitzgerald — 23,446 shares;

Ms. Cheeseman — 12,763 shares; Mr. O’Sullivan —11,873 shares; and all executive officers and directors as a group — 159,022 shares. Otherwise, except to the extent noted below, each named person has sole voting and dispositive power over their respective shares reported.
(5)	Includes 12,903 shares of SemGroup Common Stock held of record by the Sarah M. Barpoulis Living Trust dated September 17, 2003, of which Ms. Barpoulis and her husband are co-trustees. Each trustee has independent voting power and dispositive power over the shares held in the trust.
(6)	Includes 24,875 shares of SemGroup Common Stock held of record by the McDaniel Trust U/T/A dated July 26, 2000, of which Mr. McDaniel and his wife are co-trustees. Each trustee has independent voting power and dispositive power over the shares held in the trust.
(7)	Includes 10 shares of SemGroup Common Stock held by son.
(8)	Includes 32,859 shares of SemGroup Common Stock held of record by the Berman-Cheeseman Family Trust dated September 16, 2013, of which Ms. Cheeseman and her husband are co-trustees. Each trustee has independent control and voting power over the Trust.
(9)	As disclosed in Rose Rock’s Current Report on Form 8-K filed on August 5, 2016, Mr. Schwiering retired from his position as Chief Operating Officer and director of the Rose Rock General Partner effective August 5, 2016. Also, as disclosed in SemGroup’s Current on Form 8-K filed on August 5, 2016, Mr. Schwiering retired from his position as Vice President of SemGroup effective August 5, 2016.

No Appraisal Rights

Neither the Rose Rock Common Unitholders nor the SemGroup Stockholders have appraisal rights in connection with the Merger under applicable law or contractual appraisal rights under the Rose Rock LP Agreement, the SemGroup Amended and Restated Certificate or the SemGroup Amended and Restated Bylaws, or the Merger Agreement.

Regulatory Matters

In connection with the Merger, SemGroup and Rose Rock each intend to make all required filings under the Securities Act and the Exchange Act, as well as any required filings or applications with the NYSE. SemGroup and Rose Rock are unaware of any other requirement for the filing of information with, or the obtaining of the approval of, governmental authorities in any jurisdiction that is applicable to the Merger.

Because the Merger is not reportable under the HSR Act, no filings with respect to the Merger were required with the FTC or the DOJ.

Listing of the SemGroup Common Stock to be Issued in the Merger

SemGroup expects to obtain approval to list its SemGroup Common Stock to be issued pursuant to the Merger Agreement on the NYSE, which approval is a condition to the Closing.

Accounting Treatment

The Merger will be accounted for in accordance with Financial Accounting Standards Board Accounting Standards Codification 810, Consolidation — Overall — Changes in a Parent’s Ownership Interest in a Subsidiary. As SemGroup controls Rose Rock and will continue to control Rose Rock after the Merger, the changes in SemGroup’s ownership interest in Rose Rock will be accounted for as an equity transaction and no gain or loss will be recognized in SemGroup’s consolidated statements of operations and comprehensive income as a result of the Merger.

THE MERGER AGREEMENT

The following is a summary of the material terms of the Merger Agreement. This summary is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached to this joint consent statement/proxy statement/prospectus as Annex A and is incorporated into this joint consent statement/proxy statement/prospectus by reference. You should read the Merger Agreement because it, and not this joint consent statement/proxy statement/prospectus, is the legal document that governs the terms of the Merger.

Explanatory Note Regarding the Merger Agreement and the Summary of the Merger Agreement: Representations, Warranties, and Covenants in the Merger Agreement Are Not Intended to Function or Be Relied on as Public Disclosures.

The Merger Agreement and the summary of its terms in this joint consent statement/proxy statement/prospectus have been included to provide information about the terms and conditions of the Merger Agreement. The representations, warranties and covenants contained in the Merger Agreement were made by the parties thereto only for the purposes of the Merger Agreement and were qualified and subject to certain limitations and exceptions agreed to by the parties thereto in connection with negotiating the terms of the Merger Agreement. In particular, in your review of the representations and warranties contained in the Merger Agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated for the purpose of allocating contractual risk among the parties to the Merger Agreement rather than to establish matters as facts. The representations and warranties may also be subject to a contractual standard of materiality or material adverse effect different from those generally applicable to unitholders and stockholders and reports and documents filed with the SEC and in some cases may be qualified by disclosures made by one party to the other, which are not necessarily reflected in the Merger Agreement. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this joint consent statement/proxy statement/prospectus, may have changed since the date of the Merger Agreement, and subsequent developments or new information qualifying a representation or warranty may have been included in or incorporated by reference into this joint consent statement/proxy statement/prospectus.

For the foregoing reasons, the representations, warranties and covenants, including any descriptions of those provisions, should not be read alone. Instead, such provisions or descriptions should be read only in conjunction with the other information provided elsewhere in this joint consent statement/proxy statement/prospectus or incorporated by reference into this joint consent statement/proxy statement/prospectus.

SemGroup and Rose Rock will provide additional disclosure in their public reports to the extent they become aware of the existence of any material facts that are required to be disclosed under federal securities law and that might otherwise contradict the representations and warranties contained in the Merger Agreement and will update such disclosure as required by the federal securities laws.

Structure of the Merger

Pursuant to the terms of the Merger Agreement, at the effective time of the Merger, Merger Sub will merge with and into Rose Rock, with Rose Rock being the surviving entity in the Merger as an indirect wholly owned subsidiary of SemGroup.

When the Merger Becomes Effective

The parties to the Merger Agreement will cause a certificate of merger to be executed and filed with the Delaware Secretary of State on the next business day after the day on which the last condition to completing the Merger is satisfied or waived, as soon as practicable thereafter or at such other time as the parties may agree. The Merger will become effective at the time and on the date on which the certificate of merger is filed or at such later time and date on which the parties agree and specify in the certificate of merger. This time is referred to as the “effective time of the Merger.”

Effect of the Merger

At the effective time of the Merger:

•	Each Rose Rock Public Unit will be converted into the right to receive the Merger Consideration and, upon such conversion, will be canceled and will cease to exist.

•	Each Rose Rock Restricted Unit Award will cease to represent an award with respect to Rose Rock Common Units and will be converted into a SemGroup Award as described in “Treatment of Rose Rock Equity Awards” below.

•	Each Rose Rock Common Unit owned by Rose Rock will automatically be canceled and will cease to exist and no consideration will be paid in connection with such cancellation.

•	Each Rose Rock Common Unit held by SemGroup or any of SemGroup’s direct or indirect subsidiaries (excluding Rose Rock and the Rose Rock General Partner) will remain outstanding following the Merger.

•	The limited liability company interests in Merger Sub issued and outstanding immediately prior to the effective time of the Merger will be converted into an aggregate number of Rose Rock Common Units equal to the number of Rose Rock Public Units that are converted into the right to receive the Merger Consideration pursuant to the Merger.

If, before the effective time of the Merger, the issued and outstanding Rose Rock Common Units or shares of SemGroup Common Stock are changed into a different number of units or shares, as applicable, as a result of any unit or share split, distribution, combination, reorganization or other similar transaction, an appropriate adjustment will be made to the Exchange Ratio.

For a description of the Rose Rock Common Units and the SemGroup Common Stock and a description of the comparative rights of Rose Rock Common Unitholders and SemGroup Stockholders, please read “Comparison of Rights of SemGroup Stockholders and Rose Rock Common Unitholders” and “Description of SemGroup Common Stock.”

Treatment of Rose Rock Equity Awards

At the effective time of the Merger, each Rose Rock Restricted Unit Award that is not vested and does not vest in accordance with its terms (as set forth in an applicable award agreement) as a result of the Merger and that is outstanding as of immediately prior to the effective time of the Merger, will cease to represent an award with respect to Rose Rock Common Units and will be converted into a SemGroup Award. Each such SemGroup Award will be subject to the same vesting and forfeiture provisions as were applicable to the corresponding Rose Rock Restricted Unit Award immediately prior to the effective time of the Merger, with the number of shares of SemGroup Common Stock subject to each such SemGroup Award to be equal to the number of Rose Rock Common Units subject to each such Rose Rock Restricted Unit Award immediately prior to the effective time of the Merger multiplied by the Exchange Ratio (rounded down to the nearest whole share), with any corresponding accrued but unpaid UDRs with respect to any Rose Rock Restricted Unit Awards to be assumed, remain outstanding and continue to represent an obligation with respect to the applicable SemGroup Award.

Exchange of Units; Fractional Units

Exchange Agent

SemGroup has appointed Computershare Trust Company, N.A. (“Computershare”) to act as exchange agent for the payment of the Merger Consideration, cash payments in lieu of fractional shares of SemGroup Common Stock, and, with respect to Rose Rock Public Units not yet exchanged for SemGroup Common Stock, certain applicable dividends or distributions. Promptly after the effective time of the Merger, SemGroup will (i) reserve with the exchange agent the shares of SemGroup Common Stock to be issued in the Merger and (ii) authorize the exchange agent to exchange SemGroup Common Stock as described above under “— Effect of the Merger.” After Closing, SemGroup will deposit with the exchange agent any additional funds as and when necessary to pay (i) with respect to Rose Rock Public Units not yet exchanged for SemGroup Common Stock, certain applicable dividends or distributions and (ii) any other amounts required to be paid under the Merger Agreement. SemGroup will pay all costs and fees of the exchange agent and all expenses associated with the exchange process.

After the effective time of the Merger, there will be no further transfers on the records of Rose Rock or its transfer agent of Rose Rock Public Units. If Rose Rock Public Units are presented to Rose Rock or its transfer agent for transfer after the effective time of the Merger, they will be canceled against delivery of the SemGroup Common Stock and any proceeds resulting from the sale of fractional Rose Rock Public Units and unpaid distributions.

Exchange of Units; Fractional Units

If you are a Rose Rock Public Unitholder as of the effective time of the Merger, the exchange agent will mail to you a transmittal letter and instructions explaining how to surrender your Rose Rock Common Units to the exchange agent after the effective time of the Merger.

Rose Rock Public Unitholders who deliver a properly completed and signed transmittal letter and any other documents required by the instructions to the transmittal letter of the exchange agent, together with their Rose Rock Common Unit certificates (if any), will be entitled to receive the number of whole shares of SemGroup Common Stock to which such holder is entitled in accordance with the Merger Agreement and as described above under “— Effect of the Merger.” In addition, each registered holder of Rose Rock Public Units converted pursuant to the Merger who would otherwise have been entitled to receive a fractional share of SemGroup Common Stock (after taking into account all Rose Rock Public Units held by a holder immediately prior to the effective time of the Merger) shall be entitled to receive, from Computershare, a cash payment, without interest, in lieu of any fractional shares representing a holder’s proportionate interest, in the proceeds from the sale by Computershare in one or more transactions of a number of shares of SemGroup Common Stock, where such number of shares is equal to the excess of (i) the aggregate number of shares of SemGroup Common Stock reserved with Computershare by SemGroup to be issued in the Merger minus (ii) the aggregate number of whole shares of SemGroup Common Stock that Rose Rock Public Unitholders are entitled to receive pursuant to the Merger Agreement.

Conditions to the Merger

The obligation of the parties to the Merger Agreement to complete the Merger is subject to the satisfaction or waiver of certain conditions, including, among others:

•	the delivery of this joint consent statement/proxy statement/prospectus to Rose Rock Common Unitholders at least 20 business days prior to the Closing;

•	the receipt of all governmental consents and approvals, the absence of which would, individually or in the aggregate, have a material adverse effect on SemGroup or Rose Rock;

•	the delivery of the Required Rose Rock Common Unitholder Written Consent in accordance with applicable law;

•	the continued effectiveness of the registration statement of which this joint consent statement/proxy statement/prospectus forms a part;

•	the approval for listing on the NYSE of the SemGroup Common Stock to be issued in the Merger, subject to official notice of issuance;

•	the absence of any decree, order, injunction or law that prohibits the Merger or makes the Merger unlawful; and

•	the SemGroup Stockholder Approval having been obtained in accordance with applicable law and SemGroup’s governing documents.

The parties’ obligations are also separately subject to the satisfaction or waiver of the following conditions:

•	certain fundamental representations and warranties of the other party relating to organization and existence, authorization to enter into the Merger Agreement and to complete the transactions contemplated thereby and capitalization being true and correct as of the Closing in all material respects;

•	the representations and warranties of the other party relating to the absence of changes that would have a material adverse effect on such party and the absence of material damage, destruction, or loss to any material portion of assets of such party or its subsidiaries being true and correct as of the Closing;

•	all other representations and warranties of the other party being true and correct as of the Closing, other than certain failures to be true and correct that would not in the aggregate result in a material adverse effect on the party making the representation or warranty; and

•	the other party having performed or complied with all agreements and covenants required to be performed by it under the Merger Agreement in all material respects.

Representations and Warranties

The Merger Agreement contains generally reciprocal representations and warranties by each of the parties to the Merger Agreement, many of which provide that the representation and warranty does not extend to matters where the failure of the representation and warranty to be accurate would not result in a material adverse effect on the party making the representation and warranty. These representations and warranties are qualified by reference to (i) the disclosure letter corresponding to the Merger Agreement and (ii) filings made by each of SemGroup and Rose Rock, and they concern, among other things:

•	organization and existence;

•	authorization and approval to enter into the Merger Agreement and to complete the Merger and the other transactions contemplated thereby;

•	absence of defaults, breaches and other conflicts caused by entering into the Merger Agreement and completing the Merger;

•	receipt of any applicable consents of governmental authorities;

•	capitalization and ownership of capital stock and limited partner interests;

•	reports filed with the SEC and internal controls;

•	accuracy of financial statements and absence of undisclosed liabilities;

•	title to properties and rights-of-way;

•	absence of litigation and violation of laws;

•	absence of changes that would have a material adverse effect;

•	absence of material damage, destruction or loss to any material portion of assets;

•	tax matters;

•	absence of violations or liabilities under environmental laws;

•	compliance with applicable licenses and permits;

•	material contracts and agreements;

•	employee benefits;

•	labor matters;

•	brokerage arrangements;

•	inapplicability of state takeover laws and takeover provision in governing documents;

•	financial advisor opinions;

•	accuracy of information in the registration statement and the proxy statement of which this joint consent statement/proxy statement/prospectus form a part;

•	insurance matters;

•	condition of assets;

•	Investment Company Act compliance; and

•	delivery of the Support Agreement.

For purposes of the Merger Agreement:

•	a “material adverse effect” on SemGroup means any change, effect, event or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on or result in a material adverse change in (i) the business, assets, liabilities, properties, condition (financial or otherwise) or results of operations of the SemGroup Parties, taken as a whole; provided, however, that any adverse changes, effects, events or occurrences resulting from or due to any of the following will be disregarded in determining whether there has been a material adverse effect: (a) changes, effects, events or occurrences affecting the petroleum products (including crude oil, natural gas, natural gas liquid (“NGL”) and other hydrocarbon products) gathering, processing, treating, transportation, storage, distribution and marketing industries generally (including any change in the prices of crude oil, natural gas, NGL or other hydrocarbon products, industry margins or any regulatory changes or changes in applicable Law), (b) changes, effects, events or occurrences affecting the United States or global economic conditions or financial, credit, debt, securities or other capital markets in general, (c) any outbreak of, acts of or escalation of hostilities, terrorism, war or other similar national emergency, (d) the announcement or pendency of the Merger Agreement or the transactions contemplated thereby, (e) changes in any laws applicable to any of the SemGroup Parties or in accounting regulations or principles or the interpretation thereof that materially affect the Merger Agreement or the transactions contemplated thereby, (f) the SemGroup Parties taking any action required or contemplated by the Merger Agreement, (g) changes, effects, events or occurrences at any of the Rose Rock Parties or (h) any change in the market price or trading volume of the shares of SemGroup Common Stock or other equity securities of SemGroup (it being understood that the foregoing will not preclude any other party to the Merger Agreement from asserting that any facts or occurrences giving rise to or contributing to such change should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a material adverse effect), provided that any change, effect, event or occurrence referred to in clauses (a), (b), (c), and (e) shall be taken into account for purposes of determining whether a material adverse effect has occurred to the extent, and only to the extent, that such change, effect, event or occurrence has a materially disproportionate adverse effect on the SemGroup Parties, taken as a whole, relative to the adverse effect on similarly situated parties, or (ii) the ability of any of the SemGroup Parties to perform their obligations under the Merger Agreement or to consummate the transactions contemplated thereby; and

•

a “material adverse effect” on Rose Rock means any change, effect, event or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on or resulting in a material adverse change in (i) the business, assets, liabilities, properties, condition (financial or otherwise) or results of operations of the Rose Rock Parties together with subsidiaries of Rose Rock, taken as a whole; provided, however, that any adverse changes, effects, events or occurrences resulting from or due to any of the following will be disregarded in determining whether there has been a material adverse effect: (a) changes, effects, events or occurrences affecting the crude oil gathering, transportation, storage, distribution and marketing industries generally (including any change in the price of crude oil, industry margins or any regulatory changes or changes in applicable Law), (b) changes, effects, events or occurrences affecting the United States or global economic conditions or financial, credit, debt, securities or other capital markets in general, (c) any outbreak of, acts of or escalation of hostilities, terrorism, war or other similar national emergency, (d) the announcement or pendency of the Merger Agreement or the transactions contemplated thereby, (e) changes in any laws applicable to the Rose Rock Parties or in accounting regulations or principles or the interpretation thereof that materially affects the Merger Agreement or the transactions contemplated thereby, (f) the Rose Rock Parties taking any action required or contemplated by the Merger Agreement, or (g) any change in the market price or trading volume of the Rose Rock Common Units or other equity securities of Rose Rock (it being understood that the foregoing will not preclude any other party to the Merger Agreement from asserting that any facts or occurrences giving rise to or contributing to such change should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a material adverse effect); provided that any change, effect, event or occurrence referred to in clauses (a), (b), (c), and (e) shall be taken into account for purposes of determining whether a material adverse effect has occurred to the extent, and only to the extent, that such change, effect, event or occurrence has a materially disproportionate adverse effect on the Rose Rock Parties, taken as a whole, relative to the adverse effect on similarly situated parties, or (ii) the ability of either of Rose Rock or Rose Rock General Partner to perform their obligations under the Merger Agreement or to consummate the transactions contemplated thereby.

Covenants and Other Agreements

Prior to the Closing, the parties have agreed that no party to the Merger Agreement will take any action prohibited by the Merger Agreement or fail to take any action required by the Merger Agreement that, in either case, would be reasonably likely to materially delay the consummation of the Merger or result in the failure of a condition to the Closing. Each party has also agreed to promptly notify the other party in writing of (i) any event, condition, or circumstance that could reasonably be expected to result in any of the conditions to the Closing not being satisfied and (ii) any material breach of any covenant, obligation, or agreement contained in the Merger Agreement.

Prior to the Closing and unless Rose Rock consents in writing (which consent may not be unreasonably withheld, delayed, or conditioned), and subject to specified exceptions:

•	SemGroup has generally agreed to conduct its operations in the ordinary course consistent with past practice (except for such deviations as would not, individually or in the aggregate, have a material adverse effect on or result in a material adverse change in the business, assets, liabilities, properties, condition (financial or otherwise) or results of operations of the SemGroup Parties, together with the subsidiaries of SemGroup (excluding the Rose Rock Parties, subsidiaries of Rose Rock and NGL Energy Holdings), taken as a whole.

•	SemGroup has generally agreed not to (and has agreed not to permit Rose Rock General Partner to) make any change to the Rose Rock LP Agreement or the Rose Rock General Partner limited liability company agreement in any manner that would reasonably be expected to (i) prohibit, prevent or materially hinder, impede, or delay the ability of the parties to satisfy any conditions to or the consummation of the Merger or the other transactions contemplated by the Merger Agreement or (ii) adversely affect in a material way the rights of Rose Rock Unaffiliated Unitholders in any respect.

•	SemGroup has generally further agreed not to:

•	make any change to the SemGroup Amended and Restated Certificate or the SemGroup Amended and Restated Bylaws in any manner that would reasonably be expected to (i) prohibit, prevent or materially hinder, impede, or delay the ability of the parties to satisfy any conditions to or the consummation of the Merger or the other transactions contemplated by the Merger Agreement or (ii) adversely affect the value of the Merger Consideration to be received by any Rose Rock Public Unitholder in the Merger;

•	declare, set aside or pay any dividend or distribution payable in cash, stock, or property in respect of any capital stock, other than regular quarterly cash dividends on the SemGroup Common Stock in the ordinary course of business consistent with past practice and other than dividends or distributions with a record date after the effective time of the Merger;

•	other than transactions exclusively between wholly owned subsidiaries of SemGroup, or between SemGroup and a wholly owned subsidiary of SemGroup, adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization, in each case, that would reasonably be expected to (i) prohibit, prevent or materially hinder, impede, or delay the ability of the parties to satisfy any of the conditions to, or the consummation of, the Merger or the other transactions set forth in the Merger Agreement or (ii) adversely affect the value of the Merger Consideration to be received by any holder of Rose Rock Public Units in the Merger;

•	settle any claims, demands, lawsuits, or proceedings seeking damages or an injunction or other equitable relief where such settlements would, in the aggregate, have a material adverse effect on SemGroup;

•	enter into any merger, consolidation or acquisition, in each case, that would reasonably be expected to prohibit, prevent or materially hinder, impede or delay the ability of the parties to satisfy any of the conditions to or the consummation of the Merger or the other transactions contemplated by the Merger Agreement;

•	issue, deliver or sell any equity securities or rights to acquire equity securities, of SemGroup for cash, other than as expressly permitted under the terms of the Merger Agreement;

•	grant any awards consisting of SemGroup Common Stock or other equity interests of SemGroup under any equity-based, bonus, incentive, performance or other compensation plan or arrangement or employee benefit plan, other than in the ordinary course of business consistent with past practice;

•	fail to prevent the final, non-appealable denial of certain permit applications prior to the Effective Date; or

•	agree to take any of the foregoing actions.

The Merger Agreement contains additional agreements between the parties thereto including agreements regarding, among other things (and subject to certain exceptions and limitations):

•	providing access to information with respect to the other party;

•	(i) cooperating regarding the preparation of this joint consent statement/proxy statement/prospectus, (ii) using reasonable best efforts to cause the SemGroup Common Stock issued in the Merger to be approved for trading on the NYSE, and (iii) making all required filings under applicable state securities and “blue sky” laws;

•	filing this joint consent statement/proxy statement/prospectus as promptly as reasonably practicable and using all commercially reasonable efforts to cause this joint consent statement/proxy statement/prospectus to be declared effective as promptly as practicable after filing;

•	using commercially reasonable efforts to (i) take, or cause to be taken, all appropriate action, and to do or cause to be done, all things necessary, proper or advisable under applicable laws to consummate and make effective the transactions contemplated by the Merger Agreement and (ii) defend any lawsuits or other proceedings challenging the Merger Agreement or the consummation of the transactions contemplated thereby or seek to have lifted or rescinded any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated thereby;

•	making certain public announcements in connection with the Merger Agreement or the transaction contemplated thereby;

•	paying expenses incurred in connection with the Merger Agreement;

•	cooperating fully with respect to any filing, submission, or communication with a governmental entity having jurisdiction over the Merger;

•	tax matters;

•	coordinating the declaration and payment of distributions in respect of Rose Rock Common Units and the dividends in respect of SemGroup Common Stock and the record and payment dates relating thereto;

•	obtaining certain consents of auditors; and

•	not, prior to the effective time of the merger, (i) eliminating or revoking the authority of the Rose Rock Conflicts Committee or (ii) removing, or causing the removal of, any director of the Rose Rock Board who is a member of the Rose Rock Conflicts Committee either as a member of the Rose Rock Board or the Rose Rock Conflicts Committee without the affirmative vote of the members of the Rose Rock Board, including the affirmative vote of the other members of the Rose Rock Conflicts Committee.

Indemnification and Insurance

Subject to certain terms and conditions specified in the Merger Agreement, SemGroup has agreed to, for a period of six years after the effective time of the Merger:

•	honor all rights to indemnification, advancement of expenses, elimination of liability and exculpation from liabilities for acts or omissions occurring at or prior to the effective time of the Merger (including the transactions contemplated by the Merger Agreement) existing as of the date of the Merger Agreement in favor of certain past and present directors and officers of each of the Rose Rock General Partner, Rose Rock and Rose Rock’s subsidiaries;

•	ensure that the governing documents of Rose Rock and the Rose Rock General Partner (or their successor entities) contain provisions no less advantageous with respect to indemnification, advancement of expenses, elimination of liability and exculpation of such entities’ present and former directors, officers, employees and agents than are set forth in the governing documents of such entities as of the date of the Merger Agreement; and

•	maintain officers’ and directors’ liability insurance covering certain past and present directors and officers of each of the Rose Rock General Partner, Rose Rock and Rose Rock’s subsidiaries who are or were covered by the existing officers’ and directors’ liability insurance applicable to each of the Rose Rock General Partner, Rose Rock and Rose Rock’s subsidiaries on terms no less advantageous to such directors and officers than under such existing insurance.

These provisions are in addition to any other rights that certain of the directors and officers of each of the Rose Rock General Partner, Rose Rock and Rose Rock’s subsidiaries may have under the organizational documents of each of the Rose Rock General Partner, Rose Rock and Rose Rock’s subsidiaries or under applicable law.

SemGroup Board Recommendation and SemGroup Adverse Recommendation Change

On May 30, 2016, the SemGroup Board unanimously determined that the Merger Agreement and the transactions contemplated thereby, including, without limitation, the Merger and the Stock Issuance, are advisable and fair to, and in the best interests of, SemGroup and the SemGroup Stockholders, authorized and approved the Merger Agreement and the transactions contemplated thereby, including, without limitation, the Merger and the Stock Issuance, and directed that the approval of the Stock Issuance be submitted to a vote at a meeting of the SemGroup Stockholders and recommended that the SemGroup Stockholders vote in favor of the Stock Issuance.

Subject to the exceptions described below, the Merger Agreement provides that SemGroup will not, through the SemGroup Board:

•	withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to Rose Rock, the SemGroup Board Recommendation; or

•	fail to include the SemGroup Board Recommendation in this joint consent statement/proxy statement/prospectus.

SemGroup taking any of the actions described above is referred to as a “SemGroup Adverse Recommendation Change.”

Subject to the conditions described below, the SemGroup Board may, at any time prior to the SemGroup Stockholders approving the Stock Issuance Proposal, effect a SemGroup Adverse Recommendation Change if the SemGroup Board determines in good faith (after consultation with the SemGroup’s financial advisor and outside legal counsel) that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties to the SemGroup Stockholders under applicable law.

Pursuant to the Merger Agreement, the SemGroup Board (i) is not permitted to make a SemGroup Adverse Recommendation Change in response to a SemGroup Acquisition Proposal that does not constitute a SemGroup Designated Proposal (each as defined below) and (ii) may not effect a SemGroup Adverse Recommendation Change unless:

•	SemGroup has provided prior written notice to Rose Rock of its intention to make a SemGroup Adverse Recommendation Change, specifying in reasonable detail the reasons for effecting the SemGroup Adverse Recommendation Change (including, in the case of a SemGroup Designated Proposal, a description of the material terms of such SemGroup Designated Proposal and a copy of any definitive agreement reflecting such SemGroup Designated Proposal) at least five days in advance of its making a SemGroup Adverse Recommendation Change, unless at the time such notice is required to be given there are fewer than five days remaining prior to the SemGroup Stockholder Meeting, in which case SemGroup is required to provide as much notice as is reasonably practicable (the period inclusive of all such days, the “SemGroup Notice Period”); and

•	during the SemGroup Notice Period the SemGroup Board has negotiated, and has caused its representatives to negotiate, with Rose Rock (to the extent Rose Rock desires to negotiate) to make such adjustments in the terms and conditions of the Merger Agreement so that the failure to effect such SemGroup Adverse Recommendation Change would not be reasonably likely to be inconsistent with the SemGroup Board’s fiduciary duties to SemGroup Stockholders under applicable law (provided that in the event of any material amendment to the terms of a SemGroup Designated Proposal, SemGroup is required to provide a new notice as described above and a new SemGroup Notice Period will begin upon Rose Rock’s receipt of such notice, except that such new SemGroup Notice Period in connection with any material amendment will be for three days from the time Rose Rock receives such notice (as opposed to five days)).

For purposes of the Merger Agreement:

•	the term “SemGroup Acquisition Proposal” means any inquiry, proposal or offer from any person or “group” (as defined in Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than the Rose Rock Parties or any subsidiaries of Rose Rock, relating to any direct or indirect acquisition (whether in a single transaction or a series of related transactions and whether by merger, consolidation, share exchange, share issuance, business combination, recapitalization, liquidation or otherwise):

•	of assets of SemGroup and its partially or wholly owned subsidiaries, other than NGL Energy Holdings (including securities of subsidiaries), equal to 25% or more of the assets of SemGroup and its partially or wholly owned subsidiaries, other than NGL Energy Holdings, taken as a whole;

•	of assets of SemGroup and its partially or wholly owned subsidiaries, other than NGL Energy Holdings (including securities of subsidiaries), to which 25% or more of the revenues or earnings of SemGroup and its partially or wholly owned subsidiaries, excluding NGL Energy Holdings (for the twelve-month period ending on the last day of SemGroup’s most recently completed fiscal quarter), taken as a whole, are attributable; or

•	of “beneficial ownership” (within the meaning of Section 13 under the Exchange Act) of 25% or more of any outstanding class of equity securities of SemGroup; and

•	the term “SemGroup Designated Proposal” means a bona fide written SemGroup Acquisition Proposal obtained after the date of the Merger Agreement, which the SemGroup Board determines in good faith to be more favorable to the SemGroup Stockholders from a financial point of view than the transactions contemplated by the Merger Agreement, taking into account all financial, legal, financing, regulatory and other aspects of such offer and any changes to the terms of the Merger Agreement that as of the time of determination had been committed to by Rose Rock and the Rose Rock General Partner in writing (provided that for purposes of the definition of “SemGroup Designated Proposal,” references in the term “SemGroup Acquisition Proposal” to “25%” are deemed to be references to “50%”).

Termination

The parties to the Merger Agreement can mutually agree to terminate the Merger Agreement at any time without completing the Merger. In addition, either party may terminate the Merger Agreement on its own without completing the Merger in a number of situations, including if:

•	the Merger has not been consummated on or before December 31, 2016, provided that right to terminate the Merger Agreement shall not be available to the party seeking to terminate if such party failed to perform or observe in any material respect its obligations under the Merger Agreement in any manner that shall have been the principal cause of, or resulted in, the failure of the Merger to occur on or before such date;

•	a governmental entity has issued a final and non-appealable order, decree, or ruling, or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger, so long as the party seeking termination (i) has complied with its obligations under the Merger Agreement regarding certain filings, the SemGroup Stockholder Meeting, the SemGroup Board Recommendation, (ii) has taken commercially reasonable efforts to cause the Merger to occur, and other further assurances and (iii) has cooperated with government entities;

•	the other party breaches any of its representations, warranties, or agreements in the Merger Agreement, or if any of the other party’s representations or warranties becomes untrue and such breach (i) is incapable of being cured, or is not cured, prior to the Termination Date, and (ii) results in a condition to the Merger not being satisfied, provided that the party seeking termination is not in breach of its representations and warranties under the Merger Agreement so as to give rise to a failure of the condition to the other party’s obligation to close under the Merger Agreement;

•	the SemGroup Stockholder Approval has not been obtained upon the conclusion of the SemGroup Special Meeting and any adjournment or postponement thereof, provided that SemGroup is not permitted to terminate in such circumstance if the failure to obtain SemGroup Stockholder Approval is proximately caused by a withdrawal, modification, or qualification of the SemGroup Board Recommendation in a manner that is not permitted under the Merger Agreement; or

•	a SemGroup Adverse Recommendation Change has occurred in connection with a SemGroup Designated Proposal; provided, that a termination by SemGroup is subject to certain conditions being met.

Rose Rock may terminate the Merger Agreement, on its own without completing the Merger, if a SemGroup Adverse Recommendation Change has occurred other than in connection with a SemGroup Designated Proposal within five Business days after Rose Rock and the Rose Rock Conflicts Committee have been notified, or otherwise became aware, of the SemGroup Adverse Recommendation Change.

Expense Reimbursement and Termination Fee

The Merger Agreement provides that SemGroup is required to reimburse the expenses of Rose Rock in an aggregate amount not to exceed $3.8 million if the Merger Agreement is terminated by Rose Rock or SemGroup, pursuant to a failure to obtain SemGroup Stockholder Approval at the SemGroup Special Meeting, and not following the occurrence of a SemGroup Adverse Recommendation Change made for any reason.

The Merger Agreement provides that SemGroup is required to pay a termination fee of $15.5 million to Rose Rock if the Merger Agreement is terminated by:

•	Rose Rock following a SemGroup Adverse Recommendation Change made in connection with a SemGroup Designated Proposal;

•	Rose Rock following a SemGroup Adverse Recommendation Change for any reason;

•	Rose Rock or SemGroup, pursuant to a failure to obtain SemGroup Stockholder Approval at the SemGroup Special Meeting following the occurrence of a SemGroup Adverse Recommendation Change made in connection with a SemGroup Designated Proposal, or any adjournment or postponement thereof where prior to such termination a SemGroup Adverse Recommendation Change has occurred in connection with a SemGroup Designated Proposal; or

•	SemGroup following a SemGroup Adverse Recommendation Change made in connection with a SemGroup Designated Proposal.

Under no circumstance will SemGroup be required to both reimburse Rose Rock’s expenses and pay Rose Rock the termination fee.

Amendment and Waiver

Subject to compliance with applicable law, prior to the Closing, any provision of the Merger Agreement may be (a) waived in writing by the party benefited by the provision or (b) amended or modified at any time by an agreement in writing by the parties to the Merger Agreement; provided, however, that, in addition to any other approvals required by the constituent documents of Rose Rock or the Rose Rock General Partner or under the Merger Agreement, the foregoing waivers, amendments, or modifications in clauses (a) and (b), or elections under certain circumstances under which a party elects to terminate or enforce the Merger Agreement, as the case may be, are approved by, in the case of waivers, amendments, or modifications by Rose Rock, the Rose Rock General Partner, the Rose Rock Board, or the Rose Rock Conflicts Committee.

THE MERGER PARTIES’ BUSINESSES

SemGroup

SemGroup is a publicly traded Delaware corporation founded in 2000 as a limited partnership and incorporated under the laws of the state of Delaware in 2005. SemGroup provides gathering, transportation, storage, distribution, marketing and other midstream energy services primarily to producers, refiners of petroleum products and other market participants located in the Midwest and Rocky Mountain regions of the United States and Canada. SemGroup, or its significant equity method investees, has an asset base consisting of pipelines, gathering systems, storage facilities, terminals, processing plants and other distribution assets located in North American production and supply areas, including the Gulf Coast, Midwest, Rocky Mountain and Western Canadian regions. SemGroup also maintains and operates storage, terminal and marine facilities at Milford Haven in the United Kingdom that enable customers to supply petroleum products to markets in the Atlantic Basin. SemGroup also operates a network of liquid asphalt cement terminals throughout Mexico. SemGroup’s operations are conducted directly and indirectly through its primary operating segments.

Rose Rock

Rose Rock is a growth-oriented Delaware limited partnership formed by SemGroup in 2011 to own, operate, develop and acquire a diversified portfolio of midstream energy assets. Rose Rock is engaged in the business of crude oil gathering, transportation, storage, distribution and marketing in Colorado, Kansas, Minnesota, Montana, North Dakota, Ohio, Oklahoma, Pennsylvania, Texas and Wyoming. It operates in the Bakken Shale in North Dakota and Montana, the Denver-Julesburg Basin and the Niobrara Shale in the Rocky Mountain region, and the Granite Wash and Mississippi Lime Play in the Mid-Continent region. The majority of Rose Rock’s assets are strategically located in, or connected to, the Cushing, Oklahoma crude oil marketing hub. Cushing is the designated point of delivery specified in NYMEX crude oil futures contracts and is one of the largest crude oil marketing hubs in the United States.

PBMS, LLC

PBMS, LLC, which is referred to in this joint consent statement/proxy statement/prospectus as Merger Sub, is a Delaware limited liability company and an indirect wholly owned subsidiary of SemGroup. Merger Sub was formed on May 20, 2016 solely for the purpose of consummating the Merger and has no operating assets. Merger Sub has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the Merger.

Executive Offices of SemGroup, Rose Rock, and Merger Sub

The principal executive offices of SemGroup, Rose Rock, and Merger Sub are located at Two Warren Place, 6120 S. Yale Avenue, Suite 700, Tulsa, Oklahoma 74136-4216; the telephone number of each of the companies is (918) 524-8100; and the SemGroup website is located at http://www.semgroupcorp.com/ and the Rose Rock website is located at http://www.semgroupcorp.com/BusinessUnits/RoseRock.aspx. SemGroup and Rose Rock each make available their periodic reports and other information filed with or furnished to the SEC, free of charge, through their respective websites, as soon as reasonably practicable after those reports and other information are electronically filed with or furnished to the SEC. Information on the foregoing websites or any other website is not incorporated by reference into this joint consent statement/proxy statement/prospectus and does not constitute a part of this joint consent statement/proxy statement/prospectus.

COMPARISON OF RIGHTS OF SEMGROUP STOCKHOLDERS AND ROSE ROCK COMMON UNITHOLDERS

SemGroup is a Delaware corporation, while Rose Rock is a Delaware limited partnership. Ownership interests in a limited partnership are fundamentally different from ownership interests in a corporation. The rights of SemGroup Stockholders are governed by the SemGroup Organizational Documents and the DGCL. The rights of Rose Rock Common Unitholders are governed by the Rose Rock LP Agreement and the Delaware Revised Uniform Limited Partnership Act (the “Delaware Partnership Act”). If the Merger is completed, the rights of Rose Rock Common Unitholders as SemGroup Stockholders following the conversion of the Rose Rock Unaffiliated Unitholders’ Rose Rock Common Units to SemGroup Common Stock will be governed by the SemGroup Organizational Documents and the DGCL.

There are many differences between the rights of Rose Rock Common Unitholders and SemGroup Stockholders. Some of these, such as distribution/dividend rights and voting rights, are significant. The following description summarizes the material differences that may affect the rights of SemGroup Stockholders and Rose Rock Common Unitholders but does not purport to be a complete statement of all of those differences, or a complete description of the specific provisions referred to in this summary. The identification of specific differences is not intended to indicate that other equally significant or more significant differences do not exist. Rose Rock Common Unitholders should carefully read the SemGroup Organizational Documents and the Rose Rock LP Agreement in their entirety. Copies of the documents referred to in this summary may be obtained as described under “Where You Can Find More Information” on page 140 of this joint consent statement/proxy statement/prospectus. This summary is qualified in its entirety by reference to the DGCL, the Delaware Partnership Act, the SemGroup Organizational Documents, and the Rose Rock LP Agreement. Capitalized terms used herein and not otherwise defined herein have the meanings given to them in the SemGroup Organizational Documents and the Rose Rock LP Agreement, as applicable.

Purpose and Term of Existence

SemGroup	Rose Rock
SemGroup’s stated purpose is to engage in any lawful act or activity for which corporations may be organized under the DGCL. SemGroup is to have perpetual existence.	Rose Rock’s stated purposes under the Rose Rock LP Agreement are to engage directly or indirectly in any lawful business activity that is approved by the Rose Rock General Partner and to exercise all rights and powers conferred upon Rose Rock pursuant to any agreements relating to such business activity and to do anything necessary or appropriate to the foregoing, including the making of capital contributions or loans to Rose Rock’s subsidiaries. However, the Rose Rock General Partner may not cause Rose Rock to engage directly or indirectly in any business activity that would cause Rose Rock to be treated as an association taxable as a corporation or otherwise taxable as an entity for federal income tax purposes. The Rose Rock General Partner has no duty or obligation to propose or approve, and may, in its sole discretion, decline to propose or approve, the conduct by Rose Rock of any business.

Rose Rock’s partnership term will continue until Rose Rock is dissolved pursuant to the terms of the Rose Rock LP Agreement. Rose Rock’s existence as a separate legal entity will continue until cancellation of its certificate of limited partnership pursuant to the Delaware Partnership Act.

Authorized Capital

SemGroup	Rose Rock

SemGroup’s authorized capital stock consists of:

•       90,000,000 shares of Class A Common Stock, $0.01 par value per share (as defined elsewhere in this joint consent statement/proxy statement/prospectus, the “SemGroup Common Stock”), 52,815,005 shares of which were outstanding as of August 9, 2016; and

•       10,000,000 shares of Class B Common Stock, $0.01 par value per share (the “Class B Common Stock”), none of which were outstanding as of the date of this joint consent statement/proxy statement/prospectus. The Class B Common Stock is intended to be a security that is not a “margin security” as defined in Regulation T of the Board of Governors of the Federal Reserve System of the United States, and as such, shall not be listed on any national securities exchange or national market system. Each share of Class B Common Stock is exchangeable into one fully paid and nonassessable share of SemGroup Common Stock at the option of the holder of such share of Class B Common Stock.

On each matter on which the holders of capital stock are entitled to vote, each holder of shares of SemGroup Common Stock is entitled to one vote per share of SemGroup Common Stock held and each holder of shares of Class B Common Stock is entitled to one vote per share of Class B Common Stock held. Except as otherwise required by law or by the SemGroup Amended and Restated Certificate, holders of each class of capital stock vote together as a single class.

As of August 9, the outstanding capitalization of Rose Rock consisted of: 37,013,067 Rose Rock Common Units (including 170,588 Rose Rock Common Units subject to Rose Rock Restricted Unit Awards), 20,704,418 of which were indirectly owned by SemGroup through SemGroup’s ownership of 100% of the membership interests of Rose Rock Holdings; the General Partner Interest, all of which was indirectly owned by SemGroup through SemGroup’s indirect ownership of 100% of the membership interests of the Rose Rock General Partner; and the Incentive Distribution Rights, all of which were indirectly owned by SemGroup through SemGroup’s indirect ownership of 100% of the membership interests of the Rose Rock General Partner. The Rose Rock General Partner currently holds the Incentive Distribution Rights, but may transfer these rights separately from the General Partner Interest, subject to restrictions in the Rose Rock LP Agreement.

Rose Rock may issue an unlimited number of additional Partnership Interests and options, rights, tracking and phantom interests, and other economic interests relating to the Partnership Interests, including in additional classes or series, with such designations, preferences, rights, powers, and duties, which may be senior or in addition to those of the Rose Rock Common Units or other existing classes of units, as the Rose Rock General Partner may determine, all without the approval of any Unitholders. The Rose Rock LP Agreement defines “Partnership Interests” as meaning any class or series of equity interest in Rose Rock, including any General Partner Interest and Limited Partner Interests, but excluding options, rights, warrants, appreciation rights, tracking and phantom interests, and other economic interests relating to the Partnership Interests. The Rose Rock LP Agreement defines “Unitholders” as the holders of Units and defines “Units” as Partnership Interests, which include Rose Rock Common Units, Subordinated Units, and Class A Units but do not include Notional General Partner Units (or the General Partner Interest represented thereby) or Incentive Distribution Rights. As of the date of this joint consent statement/proxy statement/prospectus, the Rose Rock Common Units represented all of the issued and outstanding Units of Rose Rock and the Rose Rock Common Unitholders represented all of the Unitholders of record of Rose Rock.

SemGroup Dividends; Rose Rock Distributions

SemGroup	Rose Rock
SemGroup Stockholders are entitled to receive, to the extent permitted by law, and to share equally and ratably, share for share with holders of Class B Common Stock, such dividends as may be declared by the SemGroup Board, out of funds legally available for their payment.

Distributions of Available Cash. Except in the event of the dissolution and liquidation of Rose Rock, within 45 days after the end of each quarter, Rose Rock will distribute all of its Available Cash to the Unitholders of record as of the applicable record date. “Available Cash” is defined in the Rose Rock LP Agreement and generally means, for any quarter ending prior to liquidation:

•       the sum of (i) all cash and cash equivalents (collectively, for purposes of this is paragraph, “Cash”) on hand at the end of such quarter and (ii) if the Rose Rock General Partner so determines, all or any portion of Cash on hand on the date of determination of Available Cash for such quarter resulting from Working Capital Borrowings made after the end of the quarter for which the determination is being made (“Working Capital Borrowings” is defined in the Rose Rock LP Agreement as borrowings used solely for working capital purposes or to pay distributions made pursuant to a credit facility, commercial paper facility, or other arrangement; provided that when incurred the borrower intends to repay such borrowings within 12 months from sources other than additional Working Capital Borrowings); less

•       the amount of any cash reserves established by the Rose Rock General Partner for any of the following purposes: (i) to provide for the proper conduct of the business (including reserves for future capital expenditures and for anticipated future credit needs), (ii) to comply with applicable law or any debt instrument or other agreement or obligation, or (iii) subject to certain minimum distribution limitations, to provide funds for distributions to the Unitholders and the Rose Rock General Partner in respect of any one or more of the next four quarters.

In determining Available Cash for a particular quarter, the Rose Rock General Partner has discretion to take into account certain events and occurrences that take place after the end of such quarter.

Operating Surplus and Capital Surplus. Cash distributions are characterized as distributions from either Operating Surplus or Capital Surplus. The

SemGroup	Rose Rock

Rose Rock LP Agreement establishes different “waterfalls” for distributions of Available Cash from Operating Surplus and for distributions of Available Cash from Capital Surplus. “Operating Surplus” distributions are made prior to any “Capital Surplus” distributions (i.e., Capital Surplus distributions are generally comprised of any residual Available Cash remaining after making all required distributions of Operating Surplus).

“Operating Surplus” is defined in the Rose Rock LP Agreement and generally means, with respect to any period ending prior to liquidation, on a cumulative basis and without duplication:

•       $25 million; plus

•       cash receipts for the period beginning on the closing date of Rose Rock’s initial public offering and ending on the last day of such period, but excluding certain cash receipts from (i) borrowings that are not Working Capital Borrowings, (ii) sales of Partnership Interests of Rose Rock or its subsidiaries, (iii) sales or other dispositions of assets outside the ordinary course of business and not as part of normal retirements or replacements, and (iv) capital contributions received, provided that cash receipts from the termination of any hedging contract prior to its specified settlement or termination date shall be included in Operating Surplus in equal quarterly installments over the remaining scheduled life of such hedging contract; plus

•       cash receipts from Working Capital Borrowings made after the end of such period but on or before the date of determination of Operating Surplus for such period; plus

•       cash distributions paid on certain equity issued to finance all or a portion of the construction, acquisition or development of a Capital Improvement or of a Maintenance Capital Project (including equity issued to fund construction period interest payments on debt incurred to finance the construction, acquisition or improvement of a Capital Improvement or of a Maintenance Capital Project); less

•       Operating Expenditures for the period beginning on the closing date of Rose Rock’s initial public offering and ending on the last day of such period; less

SemGroup	Rose Rock

•       the amount of cash reserves established by the Rose Rock General Partner to provide funds for future Operating Expenditures; less

•       all Working Capital Borrowings not repaid within 12 months of being incurred; less

•       any cash loss realized on the disposition of an Investment Capital Expenditure.

The Rose Rock General Partner has discretion to take into account certain events and occurrences that take place after the period for which Operating Surplus is being determined in determining Operating Surplus.

Distributions of Available Cash From Operating Surplus.

•       Rose Rock distributes Available Cash from Operating Surplus with respect to any fiscal quarter in the following manner (subject to the proration and reduction described further below):

•       First, 98% to all Unitholders, pro rata, and 2% to the Rose Rock General Partner, until each such Unitholder has received an aggregate amount equal to $0.3625 per Unit (unless adjusted pursuant to the terms of the Rose Rock LP Agreement) for such quarter (such aggregate amount, the “Minimum Quarterly Distribution”, which term is defined more specifically in the Rose Rock LP Agreement);

•       Second, 98% to all Unitholders, pro rata, and 2% to the Rose Rock General Partner, until each such Unitholder has received an aggregate amount (taking into account the Minimum Quarterly Distribution amount) equal to $0.416875 per Unit (unless adjusted pursuant to the terms of the Rose Rock LP Agreement) for such quarter (such aggregate amount, the “First Target Distribution”, which term is defined more specifically in the Rose Rock LP Agreement);

•       Third, 85% to all Unitholders, pro rata, and 15% to the Rose Rock General Partner, until each such Unitholder has received an aggregate amount (taking into account the Minimum Quarterly Distribution amount and the First Target Distribution amount) equal to $0.453125 per Unit (unless adjusted pursuant to the terms of the Rose Rock LP Agreement) for such

SemGroup	Rose Rock

quarter (such aggregate amount, the “Second Target Distribution”, which term is defined more specifically in the Rose Rock LP Agreement);

•       Fourth, 75% to all Unitholders, pro rata, and 25% to the Rose Rock General Partner, until each such Unitholder has received an aggregate amount (taking into account the Minimum Quarterly Distribution Amount, the First Target Distribution Amount, and the Second Target Distribution amount) equal to $0.54375 per Unit (unless adjusted pursuant to the terms of the Rose Rock LP Agreement) for such quarter (such aggregate amount, the “Third Target Distribution”, which term is defined more specifically in the Rose Rock LP Agreement);

•       Thereafter, 50% to all Unitholders, pro rata, and 50% to the Rose Rock General Partner.

The percentage interests set forth above for the Rose Rock General Partner assume that the Rose Rock General Partner maintains its 2% General Partner Interest and holds all of the Incentive Distribution Rights and that Rose Rock does not issue additional classes of Partnership Interests, subject to the proration of distributions described below. “Incentive Distribution Rights” are defined in the Rose Rock LP Agreement and represent the right to receive an increasing percentage of quarterly distributions of Available Cash from Operating Surplus after certain minimum quarterly distribution targets have been attained. The Rose Rock General Partner may transfer the Incentive Distribution Rights separately from the General Partner Interest, subject to restrictions in the Rose Rock LP Agreement.

The Minimum Quarterly Distribution, the First Target Distribution, the Second Target Distribution and the Third Target Distribution (collectively, the “Target Distributions”) are subject to certain adjustments as generally described below in “— Adjustments to the Target Distributions.”

Distributions of Available Cash From Capital Surplus. Rose Rock distributes Available Cash from Capital Surplus, if any, with respect to any fiscal quarter in the following manner:

•       First, 98% to all Unitholders, pro rata, and 2% to the Rose Rock General Partner, until a hypothetical holder of a Rose Rock Common

SemGroup	Rose Rock

Unit acquired on the closing date of Rose Rock’s initial public offering has received, with respect to such Rose Rock Common Unit, distributions of Available Cash that are deemed to be Capital Surplus in an aggregate amount equal to the price at which such Rose Rock Common Unit was acquired on the closing date of Rose Rock’s initial public offering (such price, the “Initial Unit Price”, which term is defined more specifically in the Rose Rock LP Agreement);

•       Second, 98% to the Rose Rock Common Unitholders, pro rata, and 2% to the Rose Rock General Partner, until each Rose Rock Common Unitholder has received a total amount equal to the Cumulative Common Unit Arrearage (generally, certain unpaid arrearages in respect of Minimum Quarterly Distributions, as described more particularly in the Rose Rock LP Agreement);

•       Thereafter, in such a manner as if such distributions of Available Cash were being made from Operating Surplus.

The preceding discussion is based on the assumption that the Rose Rock General Partner maintains its 2% General Partner Interest and holds all of the Incentive Distribution Rights and that Rose Rock does not issue additional classes of Partnership Interests.

Adjustments to the Target Distributions. The Rose Rock LP Agreement treats a distribution of Available Cash from Capital Surplus as the repayment of the Initial Unit Price (i.e., as a return of capital). The Initial Unit Price less any distributions of Capital Surplus per Rose Rock Common Unit is referred to in the Rose Rock LP Agreement as the “Unrecovered Initial Unit Price” (which term is defined more specifically in the Rose Rock LP Agreement). Each time a distribution of Available Cash from Capital Surplus is made, the Target Distributions will be adjusted proportionately downward to equal the product obtained by multiplying the otherwise applicable Target Distribution by a fraction, the numerator of which is the Unrecovered Initial Unit Price of the Rose Rock Common Units immediately after giving effect to such distribution, and the denominator of which is the Unrecovered Initial Unit Price of the Rose Rock Common Units immediately prior to giving effect to such distribution. Because

SemGroup	Rose Rock

distributions of Capital Surplus will reduce the Target Distributions, after any of these distributions are made it may be easier for the Rose Rock General Partner to receive distributions with respect to its Incentive Distribution Rights. However, any distribution of Capital Surplus before the Unrecovered Initial Unit Price is reduced to zero does not constitute payment of the Target Distributions (and does not reduce any arrearages). If and when the Target Distributions are reduced to zero, the distribution of Available Cash that is deemed to be Operating Surplus with respect to any quarter will be paid 50% to all Unitholders, pro rata, and 50% to the Rose Rock General Partner. The preceding discussion assumes that the Rose Rock General Partner maintains its 2% General Partner Interest and holds all of the Incentive Distribution Rights and that Rose Rock does not issue additional classes of Partnership Interests.

The Target Distributions will be adjusted upon the election of the holder of the Incentive Distribution Rights (or a majority of such holders if there is more than one holder) in the event that Rose Rock has made distributions of Available Cash from Operating Surplus in excess of the amount of the Third Target Distribution for four quarters in a row and the amount of each such distribution did not exceed the Adjusted Operating Surplus for the applicable quarter. Upon such election, (i) the holder of the Incentive Distribution Rights will be entitled to receive shares of Rose Rock Common Units and (ii) the Minimum Quarterly Distribution will be reset to an amount equal to the average cash distribution amount per Rose Rock Common Unit for each of the two quarters immediately prior to such election, with each of the First Target Distribution, Second Target Distribution, and Third Target Distribution being reset in relation to the reset of the Minimum Quarterly Distribution (i.e., each will reset to a specified percentage of the reset Minimum Quarterly Distribution amount).

In addition to adjusting the Target Distributions to reflect a distribution of Capital Surplus, if Rose Rock combines the Units into fewer such units or subdivides the Units into a greater number of such units, Rose Rock will proportionately adjust:

•       the Target Distributions;

SemGroup	Rose Rock

•       the Unrecovered Initial Unit Price; and

•       other amounts calculated on a per unit basis.

For example, if a two-for-one split of the Rose Rock Common Units should occur, the Target Distributions and the Unrecovered Initial Unit Price would each be reduced to 50% of its level immediately prior to the two-for-one split. In addition, if legislation is enacted or if the official interpretation of existing legislation is modified by a governmental authority so that Rose Rock becomes subject to federal, state or local or non-U.S. income or withholding taxes, the Rose Rock General Partner may, in its sole discretion, reduce the Target Distributions for each quarter to take account of the income or withholding taxes that are payable by reason of any such new legislation or interpretation by multiplying the amount of Target Distributions by a fraction, the numerator of which is Available Cash for that quarter and the denominator of which is the sum of Available Cash for that quarter plus the Rose Rock General Partner’s estimate of Rose Rock’s aggregate liability for that quarter for such income or withholding taxes payable by reason of such legislation or modified interpretation. To the extent that the actual tax liability differs from the estimated tax liability for any quarter, the difference will be accounted for in subsequent quarters.

Distributions of Cash Upon Liquidation. If Rose Rock dissolves in accordance with the Rose Rock LP Agreement, Rose Rock will sell or otherwise dispose of its assets in a process called liquidation. Rose Rock will first apply the proceeds of liquidation to the satisfaction (whether by payment or the making of reasonable provision for the payment) of liabilities to its creditors. Rose Rock will distribute any remaining proceeds to the Unitholders and the Rose Rock General Partner in accordance with their positive capital account balances, as adjusted to reflect certain items, including any gain or loss upon the sale or other disposition of Rose Rock’s assets in liquidation.

The manner of the adjustment is set forth in the Rose Rock LP Agreement. Rose Rock will generally (subject to certain potential adjustments required to comply with U.S. federal income tax law) allocate certain items of gain with respect to the liquidation (which are described as “Net Termination Gain” in

SemGroup	Rose Rock

the Rose Rock LP Agreement) in the following manner (as more specifically described in the Rose Rock LP Agreement):

•       First, to the Rose Rock General Partner until the allocated net gain and income equals the net loss allocated to the Rose Rock General Partner;

•       Second, 98% to the Rose Rock Common Unitholders, pro rata, and 2% to the Rose Rock General Partner, until the capital account in respect of each Rose Rock Common Unit is equal to the sum of:

•       the Unrecovered Initial Unit Price for that Rose Rock Common Unit; plus

•       the amount of the Minimum Quarterly Distribution for the quarter during which liquidation occurs, reduced by any distribution from Operating Surplus with respect to such Rose Rock Common Unit for such quarter counted in determining whether an amount equal to the Minimum Quarterly Distribution has been distributed during such quarter; plus

•       any unpaid arrearages in payment of the Minimum Quarterly Distribution (the cumulative amount set forth in this bullet point and the two preceding bullet points, the “Second Tier Allocation Amount”);

•       Third, pro rata to the Unitholders and the General Partner until the capital account in respect of each Rose Rock Common Unit is equal to the sum of:

•       the Second Tier Allocation Amount plus the sum of the excess of the First Target Distribution per Unit over the Minimum Quarterly Distribution per Unit for each quarter of Rose Rock’s existence; less

•       the cumulative amount per Unit of any distributions of Available Cash from Operating Surplus in excess of the Minimum Quarterly Distribution per Unit that Rose Rock distributed 98% to the Unitholders, pro rata, and 2% to the Rose Rock General Partner, for each quarter of Rose Rock’s existence (the cumulative amount, determined in accordance with this bullet point and the former bullet point, the “First Liquidation Target Amount”);

SemGroup	Rose Rock

•       Fourth, 85% to all Unitholders, pro rata, and 15% to the Rose Rock General Partner until the capital account in respect of each Rose Rock Common Unit is equal to:

•       the sum of the First Liquidation Target Amount plus the sum of the excess of the Second Target Distribution per Unit over the First Target Distribution per Unit for each quarter of Rose Rock’s existence; less

•       the cumulative amount per Unit of any distributions of Available Cash from Operating Surplus in excess of the First Target Distribution per Unit that Rose Rock distributed 85% to the Unitholders, pro rata, and 15% to the Rose Rock General Partner for each quarter of Rose Rock’s existence (the cumulative amount, determined in accordance with this bullet point and the former bullet point, the “Second Liquidation Target Amount”);

•       Fifth, 75% to all Unitholders, pro rata, and 25% to the Rose Rock General Partner, until the capital account in respect of each Rose Rock Common Unit is equal to:

•       the sum of the Second Liquidation Target Amount plus the sum of the excess of the Third Target Distribution per Unit over the Second Target Distribution per Unit for each quarter of Rose Rock’s existence; less

•       the cumulative amount per Unit of any distributions of Available Cash from Operating Surplus in excess of the Second Target Distribution per Unit that Rose Rock distributed 75% to the Unitholders, pro rata, and 25% to the Rose Rock General Partner for each quarter of Rose Rock’s existence; and

•       Thereafter, 50% to all Unitholders, pro rata, and 50% to the Rose Rock General Partner.

The percentage interests set forth above for the Rose Rock General Partner assume the Rose Rock General Partner maintains its 2% General Partner Interest, that the Rose Rock General Partner has not transferred the Incentive Distribution Rights and that Rose Rock does not issue additional classes of Partnership Interests and currently has no Subordinated Units outstanding.

SemGroup	Rose Rock

Upon Rose Rock’s liquidation, Rose Rock will generally (subject to certain potential adjustments required to comply with U.S. federal income tax law) allocate certain items of loss with respect to the liquidation (which are described as “Net Termination Loss” in the Rose Rock LP Agreement) to the Rose Rock General Partner and the Rose Rock Common Unitholders in the following general manner (as more specifically described in the Rose Rock LP Agreement):

•       First, 98% to the Rose Rock Common Unitholders in proportion to the positive balances in their capital accounts and 2% to the Rose Rock General Partner, until the capital account in respect of each Common Unit then outstanding has been reduced to zero; and

•       Second, to the Rose Rock General Partner and the Unitholders pro rata, provided that such allocation does not cause any Unitholder to have a deficit in its Adjusted Capital Account (as defined in the Rose Rock LP Agreement); and

•       Thereafter, 100% to the Rose Rock General Partner.

The percentage interests set forth above for the Rose Rock General Partner assume that the Rose Rock General Partner maintains its 2% General Partner interest, that the Rose Rock General Partner has not transferred the Incentive Distribution Rights and that Rose Rock does not issue additional classes of Partnership Interests and currently has no Subordinated Units outstanding.

Merger or Consolidation

SemGroup	Rose Rock

Subject to limited exceptions, under the DGCL, the consummation of a merger or consolidation requires the board of directors of a corporation that is a constituent corporation in the merger or consolidation to approve and declare advisable the agreement of merger or consolidation and requires that the agreement of merger or consolidation be adopted by the affirmative vote of a majority of the outstanding stock of that corporation entitled to vote thereon at an annual or special meeting for the purpose of acting on the agreement.

SemGroup is subject to the provisions of Section 203 of the DGCL. With respect to SemGroup, Section 203 prohibits SemGroup from engaging in a business combination with any interested stockholder for a three-year period following the time that such stockholder becomes an interested stockholder, unless (i) the SemGroup Board approves the transaction by which the stockholder becomes an interested stockholder or approves the business combination, in each case before the stockholder becomes an interested stockholder, (ii) the interested stockholder acquires 85% of SemGroup’s outstanding voting stock (excluding certain stock) in the transaction by which such stockholder becomes an interested stockholder, or (iii) the business combination is subsequently approved by the SemGroup Board and approved at a meeting of stockholders by the affirmative vote of the holders of at least 66 2/3% of SemGroup’s outstanding voting stock not owned by the interested stockholder. See the section titled “Description of SemGroup Common Stock — Certain Certificate of Incorporation and By-law Provisions.”

The merger or consolidation of Rose Rock requires the prior consent of the Rose Rock General Partner. The Rose Rock General Partner must also approve the merger agreement or the plan of conversion, which must include certain information as set forth in the Rose Rock LP Agreement. Subject to certain exceptions set forth in the Rose Rock LP Agreement and described below, once approved by the Rose Rock General Partner, the merger agreement or plan of conversion must be submitted to a vote of the Limited Partners, and the merger agreement or plan of conversion will be approved upon receipt of the affirmative vote or consent of the holders of a majority of the outstanding Rose Rock Common Units (as defined in the Rose Rock LP Agreement, a “Unit Majority”) unless the merger agreement or plan of conversion contains a provision that, if contained in an amendment to the Rose Rock LP Agreement, would require a greater percentage of the outstanding Rose Rock Common Units, in which case such greater percentage shall be required.

The Rose Rock General Partner may consummate any merger, conveyance or conversion without the prior approval of the Unitholders if (i) the Rose Rock General Partner has received an opinion of counsel that the merger, conveyance or consolidation, as the case may be, would not result in the loss of limited liability of any Limited Partner or cause Rose Rock to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes, (ii) the sole purpose of such merger, conveyance or consolidation is to effect a mere change in the legal form of Rose Rock into another limited liability entity and (iii) the Rose Rock General Partner determines that the governing instruments of the new entity provide the Limited Partners and the Rose Rock General Partner with substantially the same rights and obligations as are contained in the Rose Rock LP Agreement.

In addition, the Rose Rock General Partner may consummate any merger or consolidation of Rose Rock with or into another entity, without the prior approval of the Unitholders, if: (i) the Rose Rock General Partner has received an opinion of counsel that the merger or consolidation, as the case may be, would not result in the loss of the limited liability of

SemGroup	Rose Rock
any Limited Partner or cause Rose Rock to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes, (ii) the merger or consolidation would not result in an amendment to the Rose Rock LP Agreement that could not otherwise be adopted solely by the Rose Rock General Partner, (iii) Rose Rock is the surviving entity in such merger or consolidation, (iv) each Partnership Interest in Rose Rock outstanding immediately prior to the effective date of the merger or consolidation is to be an identical Partnership Interest of Rose Rock after the effective date of the merger or consolidation, and (v) the number of Partnership Interests to be issued by Rose Rock in such merger or consolidation does not exceed 20% of the Partnership Interests (other than the Incentive Distribution Rights) outstanding immediately prior to the effective date of such merger or consolidation.

Disposal of Assets

SemGroup	Rose Rock
Under the DGCL, a corporation may not, without the affirmative vote of the holders of a majority of the outstanding stock entitled to vote, sell, lease, or exchange all or substantially all the assets of the corporation.	The Rose Rock General Partner generally may not, without approval by a Unit Majority, sell, exchange, or otherwise dispose of all or substantially all the assets of Rose Rock and its subsidiaries in a single transaction or a series of related transactions. However, the Rose Rock General Partner may, without such approval, (i) mortgage, pledge, hypothecate, or grant a security interest in all or substantially all of Rose Rock’s assets or (ii) sell any or all of Rose Rock’s assets in a forced sale pursuant to the foreclosure of, or other realization upon, any such encumbrance.

Management by SemGroup Board; Rose Rock General Partner

SemGroup	Rose Rock

In accordance with the DGCL, SemGroup’s business and affairs are managed by or under the direction of the SemGroup Board.

The SemGroup Amended and Restated Bylaws provide that the SemGroup Board shall consist of not less than three nor more than eleven members, the exact number of directors to be determined from time to time by resolution adopted by the affirmative vote of a majority of the entire SemGroup Board. As of the date of this joint consent statement/proxy statement/prospectus, the SemGroup Board consists of seven directors.

The Rose Rock General Partner conducts, directs, and manages all activities of Rose Rock. Except as expressly provided in the Rose Rock LP Agreement, all management powers over the business and affairs of Rose Rock are exclusively vested in the Rose Rock General Partner, and no Limited Partner has any management power over the business and affairs of Rose Rock. The Rose Rock General Partner has full power and authority to do all things and on such terms as it determines to be necessary or appropriate to conduct Rose Rock’s business.

Nomination and Election of SemGroup Board; Rose Rock General Partner

SemGroup	Rose Rock

Nominations of persons for election to the SemGroup Board may be made at any annual meeting of stockholders, or at any special meeting of stockholders called for the purpose of electing directors, (a) by or at the direction of the SemGroup Board (or any duly authorized committee thereof) or (b) provided that the SemGroup Board has determined that directors will be elected at such meeting, by any stockholder of record on the date of the giving of notice and on the record date for the determination of stockholders entitled to vote at such meeting, who is entitled to vote at the meeting, and who complies with the notice procedures set forth in the SemGroup Amended and Restated Bylaws. See “Stockholder Proposals and Director Nominations” below.

Under the SemGroup Amended and Restated Certificate, directors are elected by a plurality of votes cast.

Once elected, directors hold office until the next annual meeting of stockholders and remain in office until a successor is elected and duly qualified, or, if earlier, until their death, resignation, or removal from office.

Unitholders have no right to elect the Rose Rock General Partner unless the General Partner has been removed or withdrawn, as described below, and have no right to elect the directors of the Rose Rock General Partner.

Removal of SemGroup Directors; Withdrawal or Removal of the Rose Rock General Partner

SemGroup	Rose Rock
Under the DGCL, any director may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors, subject to certain exceptions.

Withdrawal of the Rose Rock General Partner. The Rose Rock General Partner has agreed not to withdraw voluntarily as the General Partner prior to December 31, 2021 without first providing 90 days’ advance written notice and obtaining the approval of the holders of at least a majority of the outstanding Units, excluding those held by the Rose Rock General Partner and its affiliates, and furnishing an opinion of counsel stating that such withdrawal (following the selection of the successor General Partner) would not result in the loss of the limited liability of any of the Limited Partners or of any of Rose Rock’s subsidiaries or cause Rose Rock or any of its subsidiaries to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes.

At any time after December 31, 2021, the Rose Rock General Partner may withdraw as the General Partner without first obtaining Unitholder approval by giving

SemGroup	Rose Rock

90 days’ advance written notice, and such withdrawal will not constitute a breach of the Rose Rock LP Agreement. In addition, the Rose Rock General Partner may withdraw without Unitholder approval upon 90 days’ notice to the Limited Partners if at least 50% of the outstanding Units are held or controlled by one person and its affiliates (other than the Rose Rock General Partner and its affiliates).

Removal of the Rose Rock General Partner. The Rose Rock General Partner may not be removed unless that removal is approved by the vote of the holders of not less than 66 2/3 % of the outstanding Units (including Units held by the Rose Rock General Partner and its affiliates) voting together as a single class. Any action by Unitholders for the removal of the Rose Rock General Partner must also provide for the election of a successor General Partner by a Unit Majority, voting as a separate class, and by a majority of the outstanding Subordinated Units (if any Subordinated Units are then outstanding), voting as a separate class (including, in each case, Units held by the Rose Rock General Partner and its affiliates). In addition, any such removal of the Rose Rock General Partner will only be effective if Rose Rock receives an opinion of counsel regarding limited liability and tax matters.

If the Rose Rock General Partner (i) withdraws not in breach of the Rose Rock LP Agreement or (ii) is removed without cause, it has the option to require its successor to purchase its General Partner Interest and Incentive Distribution Rights at fair market value. If the Rose Rock General Partner (i) withdraws in breach of the Rose Rock LP Agreement or (ii) is removed for cause, its successor has the option to purchase the Rose Rock General Partner’s General Partner Interest and Incentive Distribution Rights at fair market value.

Filling Vacancies on the SemGroup Board; Replacing the Rose Rock General Partner

SemGroup	Rose Rock
Under the SemGroup Amended and Restated Certificate, vacancies on the SemGroup Board arising through death, resignation, disqualification, removal, or otherwise, or any newly created directorship resulting from an increase in the authorized number of directors, may be filled only by a majority of the directors then in office, although such majority is less than a quorum, or	Replacement Following Withdrawal of the Rose Rock General Partner. Upon the voluntary withdrawal of the Rose Rock General Partner, the holders of a Unit Majority may elect a successor to the withdrawing Rose Rock General Partner. If a successor is not elected, or is elected but an opinion of counsel regarding limited liability and tax matters cannot be

SemGroup	Rose Rock
by a sole remaining director, or at a special meeting of the stockholders by the holders of shares of capital stock of SemGroup entitled to vote for the election of directors, and the directors so chosen will hold office until the next annual election and until their successors are duly elected and qualified, or until their earlier death, resignation or removal.

obtained, Rose Rock will be dissolved, wound up and liquidated, unless within a specified time period after that withdrawal, the holders of a majority of the outstanding Units agree to continue Rose Rock’s business and to appoint a successor General Partner.

Replacement Following Removal of the Rose Rock General Partner. As described above under “Removal of SemGroup Directors; Withdrawal or Removal of the Rose Rock General Partner,” any action by Unitholders for the removal of the Rose Rock General Partner must also provide for the election of a successor General Partner by a Unit Majority, voting as a separate class, and by a majority of the outstanding Subordinated Units (if any Subordinated Units are then outstanding), voting as a separate class (including, in each case, Units held by the Rose Rock General Partner and its affiliates). In addition, any such removal of the Rose Rock General Partner will only be effective if Rose Rock receives an opinion of counsel regarding limited liability and tax matters.

Transfer of General Partner Interest

SemGroup	Rose Rock
Not applicable.

Prior to December 31, 2021, the Rose Rock General Partner may not transfer all or any part of its General Partner Interest in Rose Rock unless such transfer (i) has been approved by the prior written consent or vote of the holders of at least a majority of the outstanding Rose Rock Common Units (excluding any Rose Rock Common Units held by the Rose Rock General Partner and its affiliates) , (ii) is of all, but not less than all, of its General Partner interest to (A) an affiliate of the Rose Rock General Partner (other than an individual) or (B) another person (other than an individual) in connection with the merger or consolidation of the Rose Rock General Partner with or into such other person or the transfer by the Rose Rock General Partner of all or substantially all of its assets to such other person, or (iii) is pursuant to a bona fide foreclosure by the lenders under any debt instrument with respect to which the General Partner is an obligor or guarantor.

On or after December 31, 2021, the Rose Rock General Partner may transfer all or any of its General Partner Interest without Unitholder approval.

Limited Call Rights

SemGroup	Rose Rock
Not applicable.	If at any time the Rose Rock General Partner and its affiliates hold more than 80% of the outstanding Limited Partnership Interests of any class then outstanding, the Rose Rock General Partner will have the right, which it may assign in whole or in part to its affiliates or to Rose Rock, to purchase all, but not less than all, of such Limited Partnership Interests of such class then outstanding that are held by unaffiliated persons as of a record date to be selected by the Rose Rock General Partner, on at least 10 but not more than 60 days’ notice. The purchase price in the event of a purchase under these circumstances would be the greater of (i) the current market price (as defined in the Rose Rock LP Agreement) of the applicable Limited Partnership Interests as of the date three days before the date the notice is mailed to the applicable holders of such Limited Partnership Interests as provided in the Rose Rock LP Agreement and (ii) the highest price paid by the Rose Rock General Partner or any of its affiliates for any such Limited Partnership Interests within the 90 days preceding the date the Rose Rock General Partner mails notice of its election to purchase the applicable Limited Partnership Interests.

Preemptive Rights

SemGroup	Rose Rock
Subject to the right of conversion of holders of shares of Class B Common Stock, stockholders have no preemptive rights to purchase additional shares of SemGroup Common Stock or other securities.	The Rose Rock General Partner has the right, which it may from time to time assign in whole or in part to any of its affiliates, to purchase Partnership Interests from Rose Rock whenever, and on the same terms that, Rose Rock issues Partnership Interests to persons other than the Rose Rock General Partner and its affiliates, to the extent necessary to maintain the percentage ownership interests of the Rose Rock General Partner and its affiliates equal to that which existed immediately prior to the issuance of such Partnership Interests. No other holder of any Partnership Interest or any other person has preemptive rights to acquire additional Partnership Interests.

Amendment of Governing Documents

SemGroup	Rose Rock

SemGroup Amended and Restated Certificate. The SemGroup Amended and Restated Certificate may be amended in any manner provided by the DGCL. The SemGroup Amended and Restated Certificate may be amended if such amendment is approved and declared advisable by the SemGroup Board, submitted to the SemGroup stockholders, and the adoption of such amendment is approved by the affirmative vote of the holders a majority of the outstanding shares of SemGroup Common Stock (because SemGroup Common Stock is the only class of SemGroup capital stock outstanding).

SemGroup Amended and Restated Bylaws. The SemGroup Amended and Restated Certificate provides that the SemGroup Amended and Restated Bylaws may be adopted, amended or repealed by the vote of a majority of the SemGroup Board, but any provision adopted by the SemGroup Board may be amended or repealed by a stockholder vote. Because SemGroup Common Stock is the only class of SemGroup capital stock outstanding, the SemGroup Amended and Restated Bylaws may be amended or repealed by the affirmative vote of the holders a majority of the outstanding shares of SemGroup Common Stock.

Amendments to the Rose Rock LP Agreement may be proposed only by the Rose Rock General Partner. The Rose Rock General Partner has no duty or obligation to propose or approve any amendment and may decline to do so in its sole discretion and in declining to propose or approve an amendment, has no duty to act in good faith or pursuant to any standard imposed by the Rose Rock LP Agreement or the partnership agreement of any subsidiary or other agreement or the Delaware Partnership Act. Any amendment that materially and adversely affects the rights or preferences of any type or class of Partnership Interest in relation to other types or classes of Partnership Interests will require the approval of at least a majority of the type or class of Partnership Interest so affected. However, in some circumstances, more particularly described in the Rose Rock LP Agreement, the Rose Rock General Partner may amend the Rose Rock LP Agreement without the approval of the Limited Partners or their assignees to reflect:

•       a change in the name of Rose Rock, the location of its principal place of business, its registered agent, or its registered office;

•       the admission, substitution, withdrawal, or removal of Partners;

•       a change that the Rose Rock General Partner determines to be necessary or appropriate to qualify or continue Rose Rock’s qualification as a limited partnership or a partnership in which the Limited Partners have limited liability under the laws of any state or to ensure that neither Rose Rock nor its operating company or subsidiaries will be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes;

•       a change that the Rose Rock General Partner determines does not adversely affect the Limited Partners (or any particular class of Limited Partners) in any material respect;

•       a change that the Rose Rock General Partner determines to be necessary or appropriate to (i) satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling, or regulation of any federal or state agency or judicial authority or contained in

SemGroup	Rose Rock

any federal or state statute or (ii) facilitate the trading of Partnership Interests or to comply with any rule, regulation, guideline, or requirement of any national securities exchange on which the Partnership Interests are or will be listed for trading;

•       a change that the Rose Rock General Partner determines to be necessary or appropriate in connection with splits or combinations of Partnership Interests;

•       a change required to effect the intent of the provisions of the Rose Rock LP Agreement or otherwise contemplated by the Rose Rock LP Agreement;

•       a change in Rose Rock’s fiscal year or taxable period and any changes that the Rose Rock General Partner determines are necessary or appropriate as a result of a change in Rose Rock’s fiscal year or taxable period;

•       an amendment that is necessary, as set forth in an opinion of counsel, to prevent Rose Rock, or the Rose Rock General Partner or its directors, officers, trustees, or agents from in any manner being subjected to the provisions of the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, as amended, whether or not substantially similar to plan asset regulations currently applied or proposed;

•       an amendment that the Rose Rock General Partner determines to be necessary or appropriate in connection with (i) the authorization or issuance of any class or series of Partnership Interests or (ii) the implementation of the reset of the Target Distributions;

•       an amendment expressly permitted by the Rose Rock LP Agreement to be made by the Rose Rock General Partner acting alone;

•       an amendment effected, necessitated, or contemplated by a merger agreement approved in accordance with the Rose Rock LP Agreement;

• an amendment that the Rose Rock General Partner determines to be necessary or appropriate to reflect and account for the

SemGroup	Rose Rock

formation by Rose Rock of, or an investment by Rose Rock in, any corporation, partnership, joint venture, limited liability company or other entity in connection with the conduct by Rose Rock of activities permitted by the Rose Rock LP Agreement;

•       a merger or conveyance to effect a change in Rose Rock’s legal form; or

•       any other amendments substantially similar to the foregoing.

Proposed amendments (other than those described above) must be approved by the Rose Rock General Partner and the holders of at least a Unit Majority, unless a greater or different percentage is required under the Rose Rock LP Agreement or by Delaware law. No provision of the Rose Rock LP Agreement that establishes a percentage of outstanding Rose Rock Common Units (including Rose Rock Common Units deemed owned by the Rose Rock General Partner) required to take any action may be amended, altered, changed, repealed, or rescinded to reduce such voting percentage unless such amendment is approved by the written consent or the affirmative vote of holders of outstanding Rose Rock Common Units whose aggregate outstanding Rose Rock Common Units constitute not less than the voting requirement sought to be reduced or increased, as applicable.

No amendment to the Rose Rock LP Agreement (other than those that may be made by the Rose Rock General Partner without the approval of the Limited Partners) may enlarge the obligations of any Limited Partner without its consent unless approved by at least a majority of the type or class of Limited Partner interests so affected. No amendment to the Rose Rock LP Agreement may enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable, or otherwise payable to the Rose Rock General Partner or any of its affiliates, without the consent of the Rose Rock General Partner, which may be given or withheld at its option.

No amendment to the Rose Rock LP Agreement (other than those that may be made by the Rose Rock General Partner without the approval of the Limited Partners) will become effective without the approval of the holders of at least 90% of the Partnership

SemGroup	Rose Rock
Interests of all Limited Partners voting together as a single class unless Rose Rock obtains an opinion of counsel to the effect that such amendment will not affect the limited liability of any Limited Partner under applicable law.

Meetings, Voting and Action by Written Consent

SemGroup	Rose Rock

SemGroup Stockholders are entitled to one vote per share on all matters submitted to a vote of stockholders, and, except as otherwise required by law, vote together as a single class with the holders of Class B Common Stock on all matters on which SemGroup Stockholders and the holders of Class B Common Stock are entitled to vote.

The SemGroup Amended and Restated Bylaws provide that special meetings of the stockholders may be called by the chairman of the board or the chief executive officer, and will be called by the chairman of the board, the chief executive officer, or the secretary upon the written request of a majority of the SemGroup Board, but special meetings may not be called by any other person. The SemGroup Amended and Restated Bylaws prohibit the conduct of any business at a special meeting other than as specified in the notice for such meeting.

Any action which may be taken by a vote of the SemGroup stockholders at a meeting may be taken without a meeting if authorized by the written consent of holders of record of SemGroup capital stock holding at least a majority of the voting power of SemGroup capital stock.

Each Unitholder of record has a vote according to its percentage interest in Rose Rock, although additional Limited Partner interests having special voting rights could be issued. However, if at any time any person or group, other than the Rose Rock General Partner or its affiliates, beneficially owns 20% or more of the Partnership Interests of any class then outstanding, none of the Partnership Interests of any class owned by such person or group will be entitled to vote on any matter and will not be considered to be outstanding when sending notices of a meeting of Limited Partners to vote on any matter, calculating required votes, determining the presence of a quorum, or for other similar purposes. The foregoing limitations do not apply to (i) any person or group that acquired 20% or more of any such Partnership Interests directly from the Rose Rock General Partner or its affiliates (other than Rose Rock), (ii) any person or group that acquired 20% or more of any such Partnership Interests directly or indirectly from an initial transferee of the Rose Rock General Partner or its affiliates (provided that the Rose Rock General Partner has notified such ultimate transferee that the foregoing limitations do not apply), or (iii) any person or group that acquired 20% or more of any such Partnership Interests with the prior approval of the Board of Directors of the Rose Rock General Partner.

Rose Rock Common Units held in nominee or street name accounts will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and its nominee provides otherwise. In the case of Rose Rock Common Units held by the Rose Rock General Partner on behalf of ineligible holders, the Rose Rock General Partner will distribute the votes on those Rose Rock Common Units in the same ratios as the votes of Limited Partners (including the Rose Rock General Partner) in respect of Limited Partner Interests other than those of ineligible holders are cast.

SemGroup	Rose Rock

Special meetings of Limited Partners may be called by the Rose Rock General Partner or by Limited Partners owning 20% or more of the outstanding units of the class or classes for which a meeting is proposed, in accordance with the procedures set forth in the Rose Rock LP Agreement. The Rose Rock General Partner must send notice of any meetings to all Limited Partners of record as of a record date which may not be less than 10 or more than 60 days prior to the date of the meeting (or, where approvals are sought without a meeting, the date by which Limited Partners must submit approvals) and any such meeting may be held not less than 10 days or more than 60 days after the mailing of notice of the meeting. Limited Partners may vote either in person or by proxy at meetings. The holders of a majority of the Partnership Interests of the class or classes for which a meeting has been called, represented in person or by proxy, will constitute a quorum unless any such action requires approval by holders of a greater percentage interest, in which case the quorum will be the greater percentage.

Any action that is required or permitted to be taken by the Limited Partners may be taken either at a meeting of the Limited Partners or without a meeting if consented to in writing by Limited Partners owning not less than the minimum percentage of the Partnership Interests of the class or classes for which a meeting has been or would have been called necessary to authorize or take that action at such meeting.

Stockholder Proposals and Director Nominations

SemGroup	Rose Rock
The SemGroup Amended and Restated Bylaws establish advance notice procedures with respect to stockholder proposals for annual meetings and stockholder nomination of candidates for election as directors at annual or special meetings. To be timely, a stockholders’ notice for an annual meeting must be given to the SemGroup secretary no later than the 90th day and no earlier than the 120th day prior to the anniversary of the previous year’s annual meeting (unless the annual meeting is called for a date not within 30 days before or after such anniversary date, in which case notice must be received not later than the close of business on the 10th day following the day on which public disclosure of the date of the annual meeting was made). A stockholder notice for a special meeting to	Not applicable.

SemGroup	Rose Rock
elect directors must be provided no later than the close of business on the 10th day following the day on which public disclosure of the date of the special meeting was made. A stockholder notice must also provide certain information and make certain representations.

Limitation on Liability; Indemnification; Advancement of Expenses

SemGroup	Rose Rock

The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties. However, the DGCL does not permit exculpation for liability:

•       for breach of the duty of loyalty;

•       for acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law;

•       under Section 174 of the DGCL (which relates to unlawful dividends and stock repurchases); or

•       for transactions from which the director derived an improper personal benefit.

The SemGroup Amended and Restated Certificate eliminates the personal liability of directors to SemGroup and its stockholders for monetary damages for breaches of fiduciary duty to the fullest extent permitted by the DGCL.

The SemGroup Amended and Restated Certificate requires SemGroup to indemnify and advance expenses to its directors to the fullest extent permitted by the DGCL, as further delineated in the SemGroup Amended and Restated Bylaws.

The SemGroup Amended and Restated Bylaws further provide that the SemGroup Board may grant rights to indemnification and the advancement of expenses to any officer, employee or agent of SemGroup. In addition, under the SemGroup Amended and Restated Bylaws, SemGroup may maintain insurance, at its own expense, to protect itself and any director, officer, employee or agent of SemGroup or of another entity against any expense, liability or loss, whether or not SemGroup would have the power to indemnify such person against such expense, liability or loss under the DGCL.

The Rose Rock LP Agreement provides that certain persons, including the Rose Rock General Partner, managers, managing members, officers, employees, and agents, shall not be liable for monetary damages to Rose Rock, any Limited Partners, or any other persons who have acquired interests in the Partnership Interests of Rose Rock, for losses sustained or liabilities incurred as a result of any act or omission of any such person unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter in question, such person acted in bad faith or engaged in fraud or, in the case of a criminal matter, acted with knowledge that such person’s conduct was criminal.

The Rose Rock LP Agreement indemnifies certain persons, including the Rose Rock General Partner, managers, managing members, officers, employees, and agents, to the fullest extent permitted by law for any proceedings as a result of such persons acting on behalf of Rose Rock, subject to certain limitations in the Rose Rock LP Agreement. The Rose Rock LP Agreement also provides for advancement of expenses for proceedings against any such person (provided, however, that such right of advancement only exists in connection with any action, suit or proceeding brought by an indemnified party if such action, suit or proceeding was authorized by the Rose Rock General Partner in its sole discretion). Further, the Rose Rock LP Agreement allows Rose Rock to purchase and maintain insurance on behalf of the Rose Rock General Partner and any person designated by the Rose Rock General Partner to protect against any liability incurred by such person on behalf of Rose Rock.

SemGroup	Rose Rock
For further information, see the section titled “Item 20 — Indemnification of Officers and Directors of SemGroup” beginning on page II-1 of this joint consent statement/proxy statement/prospectus.

Fiduciary Duties; Conflicts of Interest

SemGroup	Rose Rock

SemGroup’s directors owe fiduciary duties to SemGroup and its stockholders.

Under the DGCL, no contract or transaction between SemGroup and any of its officers or directors, or between SemGroup and another entity with which any officer or director of SemGroup is an officer or director or in which any officer or director of SemGroup has a financial interest, will be void or voidable solely because the officer or director is present at or participates in the board or committee meeting at which the contract or transaction is authorized, or solely because such officer’s or director’s votes are counted for such purpose, if:

•       the material facts as to the officer’s or director’s relationship or interest as to the contract or transaction are disclosed or known to the SemGroup Board (or duly authorized committee thereof) and a majority of the disinterested directors vote to authorize the transaction in good faith, even though such disinterested directors may be less than a quorum;

•       the material facts as to the officer’s or director’s relationship or interest as to the contract or transaction are disclosed or known to SemGroup’s stockholders entitled to vote thereon and the contract or transaction is specifically approved in good faith by a vote of the stockholders; or

•       the contract or transaction is fair as to SemGroup as of the time it is authorized, approved, or ratified by the SemGroup Board (or duly authorized committee thereof) or the SemGroup stockholders.

The Rose Rock LP Agreement contains provisions that eliminate the Rose Rock General Partner’s fiduciary duties to Rose Rock and the Unitholders. The Rose Rock LP Agreement also restricts the remedies available to the Unitholders for actions taken that might, without those limitations, constitute breaches of fiduciary duty.

The Rose Rock General Partner may take into account the interests of other parties in addition to Rose Rock’s interests when resolving conflicts of interest. In effect, these provisions limit the Rose Rock General Partner’s fiduciary duties to the Unitholders. The Rose Rock LP Agreement also restricts the remedies available to the Unitholders for actions taken by the Rose Rock General Partner that might, without those limitations, constitute breaches of fiduciary duty. Whenever a potential conflict of interest arises between the Rose Rock General Partner or any of its affiliates, on the one hand, and Rose Rock, its subsidiaries or any Partner, on the other, any resolution or course of action by the Rose Rock General Partner (in its individual capacity or in its capacity as the General Partner, a Limited Partner or the holder of the Incentive Distribution Rights) or its affiliates in respect of such conflict of interest will be permitted and deemed approved by all Partners and will not breach the Rose Rock LP Agreement or any duty in law or equity, if such resolution or course of action is:

•       approved by a majority of the members of the Rose Rock Conflicts Committee acting in good faith (as referred to elsewhere in this joint consent statement/proxy statement/prospectus, such approval constituting “Special Approval” under the Rose Rock LP Agreement);

•       approved by the vote of a majority of the outstanding Rose Rock Common Units (excluding Rose Rock Common Units owned by the Rose Rock General Partner and its affiliates);

SemGroup	Rose Rock

•       on terms no less favorable to Rose Rock than those generally being provided to or available from unrelated third parties; or

•       fair and reasonable to Rose Rock, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to Rose Rock).

Accordingly, because of the existence of the latter two bullet points immediately above, the Rose Rock General Partner will not be required in connection with its resolution of a conflict of interest to (i) obtain Special Approval or (ii) obtain Unitholder approval, and may adopt a resolution or course of action if such resolution or course of action satisfies either of the latter two bullet points immediately above. In such a circumstance, it will be presumed that the Board of Directors of the Rose Rock General Partner acted in good faith. If Special Approval is sought, then it will be presumed that the Rose Rock Conflicts Committee, in making its decision to approve or reject the resolution or course of action, acted in good faith.

Whenever the Rose Rock General Partner (including the Board of Directors of the Rose Rock General Partner or any committee thereof) makes a determination or takes or declines to take any other action, or any affiliate of the Rose Rock General Partner causes it to do or not do any of the foregoing, (i) under any provision of the Rose Rock LP Agreement that permits or requires a determination to be made in the Rose Rock General Partner’s “discretion” or “sole discretion,” regardless of whether it is acting in its capacity as the General Partner or in its individual capacity or (ii) in the Rose Rock General Partner’s individual capacity as opposed to in its capacity as the General Partner, then the Rose Rock General Partner (including the Board of Directors of the Rose Rock General Partner or any committee thereof) or its affiliates, to the fullest extent permitted by law, will not be subject to any duty or obligation (fiduciary or otherwise) to Rose Rock, any Partner or any other person and will be entitled to consider only such interests and factors as it desires, including its own interests and the interests of its affiliates, and will have no duty or obligation (fiduciary or otherwise) to give any consideration to any interest of or factors affecting Rose Rock, the

SemGroup	Rose Rock

partners, or any other person, and will not be subject to any other or different standards (including fiduciary standards) imposed by the Rose Rock LP Agreement or otherwise existing at law, in equity or otherwise.

For example, whenever the phrase, “at the option of the General Partner” or “at its option,” or some variation of those phrases, is used in the Rose Rock LP Agreement, it indicates that the Rose Rock General Partner is acting in its individual capacity. Also, whenever the Rose Rock General Partner votes or transfers its Partnership Interests, refrains from voting or transferring its Partnership Interests, exercises or refrains from exercising its right to acquire Partnership Interests or otherwise acts in its capacity as a Limited Partner or holder of Limited Partnership Interests, it is acting in its individual capacity.

Taxation

SemGroup	Rose Rock

SemGroup is subject to U.S. federal income taxes on its taxable income.

Cash distributions to SemGroup Stockholders are taxable to each stockholder as ordinary dividend income to the extent distributed out of SemGroup’s current and accumulated “earnings and profits” (as determined under U.S. federal income tax law). Cash distributions in excess of SemGroup’s current and accumulated earnings and profits are treated as a non-taxable return of capital, which distributions reduce a stockholder’s adjusted tax basis in such stockholder’s SemGroup Common Stock. To the extent the cash distribution exceeds such stockholder’s adjusted tax basis, it is treated as gain from the sale or exchange of such shares.

Rose Rock is a flow-through entity for U.S. federal income tax purposes, which means that it is generally not subject to entity-level U.S. federal income taxes.

Each Rose Rock Common Unitholder receives a Schedule K-1 from Rose Rock reflecting such Unitholder’s share of Rose Rock’s items of income, gain, loss, and deduction for each fiscal year following the end of such fiscal year.

Appraisal Rights

SemGroup	Rose Rock
Under the DGCL, stockholders who properly demand and perfect appraisal rights in connection with a merger or consolidation of the corporation may have the right to receive payment of the fair value of their stock in cash as appraised by the Delaware Court of Chancery. Subject to certain exceptions, the DGCL provides that appraisal rights are not available to any class of stock listed on a national securities exchange or held of record	Not applicable.

SemGroup	Rose Rock

by over 2,000 stockholders, unless, in either case, such stockholders are required in the merger to accept in exchange for their shares anything other than (1) shares of the surviving corporation, (2) shares of stock of another corporation which is listed on a national securities exchange or held of record by more than 2,000 holders, (3) cash in lieu of fractional shares of such corporations, or (4) any combination of the above.

As described elsewhere in this joint consent statement/proxy statement/prospectus, the SemGroup Stockholders will not have appraisal rights in connection with the Merger.

Dissolution

SemGroup	Rose Rock
Under the DGCL, SemGroup will dissolve upon any of the following: (i) adoption of a resolution by the SemGroup Board to dissolve, and subsequent approval of such resolution by holders of a majority of SemGroup’s outstanding capital stock entitled to vote on the proposal, or (ii) the unanimous written consent of all stockholders of SemGroup entitled to vote on a proposal to dissolve.	Rose Rock will dissolve, and its affairs will be wound up, upon: (i) an Event of Withdrawal of the Rose Rock General Partner, as provided in the Rose Rock LP Agreement, unless a successor General Partner is admitted to Rose Rock pursuant to the Rose Rock LP Agreement, (ii) an election to dissolve Rose Rock by the Rose Rock General Partner that is approved by the holders of a Unit Majority, (iii) the entry of a decree of judicial dissolution of Rose Rock pursuant to the provisions of the Delaware Partnership Act, or (iv) there being no Limited Partners, unless Rose Rock is continued without dissolution in accordance with the Delaware Partnership Act.

DESCRIPTION OF SEMGROUP COMMON STOCK

The following description of the material terms of SemGroup Common Stock is not complete and is qualified in its entirety by reference to (i) the SemGroup Amended and Restated Certificate and the SemGroup Amended and Restated Bylaws (in each case as will be in effect as of the effective time of the Merger) and (ii) the documents incorporated in this joint consent statement/proxy statement/prospectus by reference (to the extent such documents relate to the following description of the material terms of SemGroup Common Stock).

SemGroup Common Stock

As of the date of this joint consent statement/proxy statement/prospectus, SemGroup is authorized to issue up to 90,000,000 shares of SemGroup Common Stock, par value $0.01 per share and up to 10,000,000 shares of Class B Common Stock, par value $0.01 per share. As of August 9, 2016, there were 52,815,005 shares of SemGroup Common Stock issued and outstanding and no shares of Class B Common Stock issued and outstanding. The outstanding shares of SemGroup Common Stock are fully paid and nonassessable. The SemGroup Stockholders are not entitled to preemptive or redemption rights. Shares of SemGroup Common Stock are not convertible into shares of any other class of capital stock. Computershare Trust Company, N.A. (“Computershare”) is the transfer agent and registrar for SemGroup Common Stock. SemGroup Common Stock is listed on the NYSE under the ticker symbol “SEMG”.

Dividends

SemGroup Stockholders are entitled to receive, to the extent permitted by law, and to share equally and ratably, share for share with holders of Class B Common Stock, such dividends as may be declared by the SemGroup Board, out of funds legally available for their payment.

Voting Rights

SemGroup Stockholders are entitled to one vote per share on all matters submitted to a vote of stockholders, and, except as otherwise required by law, vote together as a single class with the holders of Class B Common Stock on all matters on which SemGroup Stockholders and the holders of Class B Common Stock are entitled to vote. SemGroup Stockholders do not have cumulative voting rights.

Rights Upon Liquidation

In the event of SemGroup’s voluntary or involuntary liquidation, dissolution, distribution of assets or other winding up of its affairs, SemGroup Stockholders will be entitled to share equally and ratably, share for share with the holders of Class B Common Stock, in any assets available for distribution after the payment in full of all debts and distributions.

Certain Provisions in the SemGroup Organizational Documents

SemGroup currently has the following provisions in the SemGroup Amended and Restated Bylaws that may make it more difficult to acquire control of SemGroup or remove its management:

•	Only the chairman, chief executive officer or a majority of the SemGroup Board may call a special meeting of the stockholders; and

•	Stockholders must provide advance notice for nominations for election to the SemGroup Board or for proposing matters which can be acted upon at stockholders meetings.

SemGroup is a Delaware corporation and is subject to Section 203 of the DGCL. In general, Section 203 prevents an interested stockholder, which is defined generally as a person owning 15% or more of SemGroup’s outstanding voting stock, from engaging in a business combination with SemGroup for three years following the date that person became an interested stockholder unless:

•	before that person became an interested stockholder, the SemGroup Board approved the transaction by which the interested stockholder became an interested stockholder or approved the business combination, in each case before the stockholder becomes an interested stockholder;

•	upon completion of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of SemGroup’s voting stock outstanding at the time the transaction commenced (excluding stock held by persons who are both directors and officers of SemGroup or by certain employee stock plans); or

•	on or following the date on which that person became an interested stockholder, the business combination is approved by the SemGroup Board and authorized at a meeting of stockholders by the affirmative vote of the holders of at least 66 2⁄3% of SemGroup’s outstanding voting stock (excluding shares held by the interested stockholder).

A business combination includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder.

Exclusive Forum

The SemGroup Amended and Restated Bylaws provide that unless SemGroup consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, and subject to applicable jurisdictional requirements, the sole and exclusive forum for any stockholder (including any beneficial owner) of SemGroup to bring internal corporate claims (as defined below) will be a state court located within the State of Delaware (or, if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware). “Internal corporate claims” means claims, including claims in the right of SemGroup, (i) that are based upon a violation of a duty by a current or former director, officer, employee or stockholder in such capacity, or (ii) as to which the DGCL confers jurisdiction upon the Court of Chancery of the State of Delaware. This bylaw is referred to herein as the “exclusive forum bylaw.”

The SemGroup Amended and Restated Bylaws further provide that if any action the subject matter of which is within the exclusive forum bylaw is brought outside the State of Delaware, the stockholder bringing the action will be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought by SemGroup in any such court to enforce the exclusive forum bylaw and (ii) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the action brought outside the State of Delaware as agent for such stockholder.

Limitation of Liability and Indemnification

The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties. However, the DGCL does not permit exculpation for liability:

•	for breach of the duty of loyalty;

•	for acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law;

•	under Section 174 of the DGCL (which relates to unlawful dividends and stock repurchases); or

•	for transactions from which the director derived an improper personal benefit.

The SemGroup Amended and Restated Certificate eliminates the personal liability of directors to SemGroup and its stockholders for monetary damages for breaches of fiduciary duty to the fullest extent permitted by the DGCL, subject to the foregoing limitations.

The SemGroup Amended and Restated Certificate requires SemGroup to indemnify and advance expenses to its directors to the fullest extent permitted by the DGCL, as further delineated in the SemGroup Amended and Restated Bylaws.

The SemGroup Amended and Restated Bylaws further provide that the SemGroup Board may grant rights to indemnification and the advancement of expenses to any officer, employee or agent of SemGroup. In addition, under the SemGroup Amended and Restated Bylaws, SemGroup may maintain insurance, at its own expense, to protect itself and any director, officer, employee or agent of SemGroup or of another entity against any expense, liability or loss, whether or not SemGroup would have the power to indemnify such person against such expense, liability or loss under the DGCL.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a discussion of certain material U.S. federal income tax consequences to U.S. holders (as defined below) of the Merger and of owning and disposing of SemGroup Common Stock received in the Merger. This discussion is based upon current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed Treasury regulations (the “Treasury Regulations”) promulgated under the Code and current administrative rulings and court decisions, all of which are subject to change, possibly with retroactive effect. Changes in these authorities may cause the tax consequences to vary substantially from the consequences described below. No ruling has been or is expected to be sought from the Internal Revenue Service (the “IRS”) with respect to any of the tax consequences discussed below. As a result, there can be no assurance that the IRS will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below.

This discussion is limited to U.S. holders of Rose Rock Public Units that hold their Rose Rock Public Units, and will hold their shares of SemGroup Common Stock, if any, received in the Merger, as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address any tax consequences arising under the unearned income Medicare contribution tax or the alternative minimum tax, nor does it address any tax consequences arising under the laws of any state, local, or foreign jurisdiction, or under any U.S. federal laws other than those pertaining to income taxes. Furthermore, this discussion does not address all aspects of U.S. federal income taxation that may be applicable to U.S. holders in light of their particular circumstances or to U.S. holders subject to special treatment under U.S. federal income tax laws, including, without limitation:

•	a bank, insurance company or other financial institution;

•	a tax-exempt organization;

•	a real estate investment trust;

•	an S corporation or other pass-through entity (or an investor in an S corporation or other pass-through entity);

•	a regulated investment company or a mutual fund;

•	a “controlled foreign corporation” or a “passive foreign investment company”;

•	a dealer or broker in stocks and securities, or currencies;

•	a trader in securities that elects mark-to-market treatment;

•	a holder of Rose Rock Public Units that received such common units through the exercise of an employee option, pursuant to a retirement plan or otherwise as compensation;

•	holders of options, or holders of restricted units or bonus units, granted under any Rose Rock benefit plan;

•	a person whose functional currency is not the U.S. dollar;

•	a holder of Rose Rock Public Units that holds such Rose Rock Public Units as part of a hedge, straddle, conversion or other “synthetic security” or integrated transaction; or

•	a U.S. expatriate.

If a partnership, or any entity treated as a partnership for U.S. federal income tax purposes, holds Rose Rock Public Units, the tax treatment of a partner in such partnership generally will depend on the status of the partner and the activities of the partnership. A partner in a partnership holding Rose Rock Public Units should consult its own tax advisor.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of Rose Rock Public Units or SemGroup Common Stock that is for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	a trust if (i) a U.S. court is able to exercise primary supervision over the trust’s administration and one or more United States persons (as defined in the Code) are authorized to control all substantial decisions of the trust or (ii) the trust has a valid election in effect under applicable Treasury Regulations to be treated as a United States person for U.S. federal income tax purposes; or

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source.

THIS DISCUSSION IS PROVIDED FOR GENERAL INFORMATION ONLY AND IS NOT A COMPLETE ANALYSIS OR DESCRIPTION OF ALL POTENTIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER OR THE RECEIPT, OWNERSHIP AND DISPOSITION OF SEMGROUP COMMON STOCK, IF ANY, RECEIVED IN THE MERGER. EACH HOLDER OF ROSE ROCK PUBLIC UNITS IS STRONGLY URGED TO CONSULT WITH AND RELY UPON ITS OWN TAX ADVISOR AS TO THE SPECIFIC FEDERAL, STATE, LOCAL, AND NON-U.S. TAX CONSEQUENCES TO SUCH HOLDER OF THE MERGER AND THE RECEIPT, OWNERSHIP, AND DISPOSITION OF SEMGROUP COMMON STOCK, IF ANY, RECEIVED IN THE MERGER, TAKING INTO ACCOUNT ITS OWN PARTICULAR CIRCUMSTANCES.

Tax Consequences of the Merger to U.S. Holders of Rose Rock Public Units

Tax Characterization of the Merger. The receipt of SemGroup Common Stock and any cash in lieu of fractional shares of SemGroup Common Stock in exchange for Rose Rock Public Units pursuant to the Merger will be a taxable transaction to U.S. holders for U.S. federal income tax purposes. In general, the Merger will be treated as a taxable sale of a U.S. holder’s Rose Rock Public Units in exchange for SemGroup Common Stock and any cash received in lieu of fractional shares of SemGroup Common Stock in the Merger.

Amount and Character of Gain or Loss Recognized. A U.S. holder who receives SemGroup Common Stock and cash in lieu of fractional shares of SemGroup Common Stock in exchange for Rose Rock Public Units pursuant to the Merger will recognize gain or loss in an amount equal to the difference between (i) the sum of (A) the amount of any cash received, (B) the fair market value of any SemGroup Common Stock received, and (C) such U.S. holder’s share of Rose Rock’s nonrecourse liabilities immediately prior to the merger and (ii) such U.S. holder’s adjusted tax basis in the Rose Rock Public Units exchanged therefor (which includes such U.S. holder’s share of Rose Rock’s nonrecourse liabilities immediately prior to the Merger).

A U.S. holder’s initial tax basis in its Rose Rock Public Units would have been equal to the amount such holder paid for the Rose Rock Public Units plus the U.S. holder’s share of Rose Rock’s nonrecourse liabilities. Over time that basis would have (i) increased by the U.S. holder’s share of Rose Rock’s income and by any increases in the U.S. holder’s share of Rose Rock’s nonrecourse liabilities and (ii) decreased, but not below zero, by distributions from Rose Rock, by the U.S. holder’s share of Rose Rock’s losses, by any decreases in the U.S. holder’s share of Rose Rock’s nonrecourse liabilities and by the U.S. holder’s share of Rose Rock’s expenditures that are not deductible in computing taxable income and are not required to be capitalized.

Except as noted below, gain or loss recognized by a U.S. holder on the exchange of Rose Rock Public Units in the Merger will generally be taxable as capital gain or loss. However, a portion of this gain or loss, which portion will likely be substantial, will be separately computed and taxed as ordinary income or loss under Section 751 of the Code to the extent attributable to assets giving rise to depreciation recapture or other “unrealized receivables” or to “inventory items” owned by Rose Rock and its subsidiaries. The term “unrealized receivables” includes potential recapture items, including depreciation recapture. Ordinary income attributable to unrealized receivables, inventory items and depreciation recapture may exceed net taxable gain realized upon the exchange of a Rose Rock Public Unit pursuant to the merger and may be recognized even if there is a net taxable loss realized on the exchange of such U.S. holder’s Rose Rock Public Units pursuant to the Merger. Consequently, a U.S. holder may recognize both ordinary income and capital loss upon the exchange of Rose Rock Public Units in the Merger.

Capital gain or loss recognized by a U.S. holder will generally be long-term capital gain or loss if the U.S. holder’s holding period for its Rose Rock Public Units is more than twelve months as of the effective time of the Merger. If the U.S. holder is an individual, such long-term capital gain will generally be eligible for reduced rates of taxation. Capital losses recognized by a U.S. holder may offset capital gains and, in the case of individuals, no more than $3,000 of ordinary income. Capital losses recognized by U.S. holders that are corporations may be used to offset only capital gains.

The amount of gain or loss recognized by each U.S. holder in the Merger will vary depending on each U.S. holder’s particular situation, including the value of the SemGroup Common Stock and the amount of any cash received in lieu of fractional shares of SemGroup Common Stock by each U.S. holder in the Merger, the adjusted tax basis of the Rose Rock Public Units exchanged by each U.S. holder in the Merger, and the amount of any suspended passive losses that may be available to a particular unitholder to offset a portion of the gain recognized by each U.S. holder. Passive losses that were not deductible by a U.S. holder in prior taxable periods because they exceeded a U.S. holder’s share of Rose Rock’s income may be deducted in full upon the U.S. holder’s taxable disposition of its entire investment in Rose Rock pursuant to the Merger. Each U.S. holder is strongly urged to consult its own tax advisor with respect to the specific tax consequences to them of the Merger, taking into account its own particular circumstances.

Rose Rock Items of Income, Gain, Loss, and Deduction for the Taxable Period Ending on the Date of the Merger. U.S. holders of Rose Rock Public Units will be allocated their share of Rose Rock’s items of income, gain, loss, and deduction for the taxable period of Rose Rock ending on the date of the Merger. These allocations will be made in accordance with the terms of the Rose Rock LP Agreement. A U.S. holder will be subject to U.S. federal income taxes on any such allocated income and gain even if such U.S. holder does not receive a cash distribution from Rose Rock attributable to such allocated income and gain. Any such income and gain allocated to a U.S. holder will increase the U.S. holder’s tax basis in the Rose Rock Public Units held and, therefore, will reduce the gain, or increase the loss, recognized by such U.S. holder resulting from the Merger. Any losses or deductions allocated to a U.S. holder will decrease the U.S. holder’s tax basis in the Rose Rock Public Units held and, therefore, will increase the gain, or reduce the loss, recognized by such U.S. holder resulting from the Merger.

Tax Basis and Holding Period in SemGroup Common Stock Received in the Merger. A U.S. holder’s tax basis in the SemGroup Common Stock received in the Merger will equal the fair market value of such SemGroup Common Stock. A U.S. holder’s holding period in SemGroup Common Stock received in the merger will begin on the day after the date of the Merger.

Tax Consequences to U.S. Holders of Owning and Disposing of SemGroup Common Stock Received in the Merger

Distributions on SemGroup Common Stock. For U.S. federal income tax purposes, distributions of cash by SemGroup to a U.S. holder with respect to SemGroup Common Stock received in the Merger will generally be included in a U.S. holder’s income as ordinary dividend income to the extent of SemGroup’s current and accumulated “earnings and profits” as determined under U.S. federal income tax principles. A portion of the cash distributed to SemGroup Stockholders by SemGroup after the Merger may exceed SemGroup’s current and accumulated earnings and profits. Distributions of cash in excess of SemGroup’s current and accumulated earnings and profits will be treated as a non-taxable return of capital reducing a U.S. holder’s adjusted tax basis in such U.S. holder’s SemGroup Common Stock and, to the extent the distribution exceeds such U.S. holder’s adjusted tax basis, as capital gain from the sale or exchange of such SemGroup Common Stock. Dividends received by a corporate U.S. holder may be eligible for a dividends received deduction, subject to applicable limitations. Dividends received by an individual U.S. holder may be taxed at the lower applicable long-term capital gains rate if such dividends are treated as “qualified dividend income” for U.S. federal income tax purposes.

Sale, Exchange, Certain Redemptions, or Other Taxable Dispositions of SemGroup Common Stock. Upon the sale, exchange, certain redemptions or other taxable dispositions of SemGroup Common Stock received in the Merger, a U.S. holder will generally recognize capital gain or loss equal to the difference between

(i) the amount of cash and the fair market value of any other property received upon such taxable disposition of SemGroup Common Stock and (ii) the U.S. holder’s adjusted tax basis in such SemGroup Common Stock. Such capital gain or loss will be long-term capital gain or loss if the U.S. holder’s holding period in the SemGroup Common Stock disposed of is more than twelve months at the time of such taxable disposition. Long-term capital gains of non-corporate taxpayers are generally taxed at reduced rates. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding

Information returns may be required to be filed with the IRS in connection with the Merger and in connection with distributions made with respect to, or dispositions of, SemGroup Common Stock received in the Merger. A U.S. holder may be subject to U.S. backup withholding on payments made pursuant to the merger or on distributions made with respect to, or on payments made pursuant to dispositions of, SemGroup Common Stock received in the Merger unless such holder provides proof of an applicable exemption or a correct taxpayer identification number and otherwise complies with the applicable requirements of the backup withholding rules. Any amount withheld under the U.S. backup withholding rules is not an additional tax and will generally be allowed as a refund or credit against the U.S. holder’s U.S. federal income tax liability provided that the required information is timely furnished to the IRS.

LEGAL MATTERS

The validity of SemGroup Common Stock to be issued in the Merger will be passed upon by Gibson, Dunn & Crutcher LLP (“Gibson Dunn”). Gibson Dunn has provided legal services to SemGroup in the past regarding matters unrelated to the Merger.

EXPERTS

The consolidated financial statements of SemGroup as of December 31, 2015 and 2014 and for each of the three years in the period ended December 31, 2015 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2015 incorporated by reference herein have been so incorporated in reliance on the reports of BDO USA, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of White Cliffs Pipeline, L.L.C. as of December 31, 2015, and 2014 and for each of the three years in the period ended December 31, 2015 incorporated by reference herein have been so incorporated in reliance on the report of BDO USA, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Rose Rock as of December 31, 2015, and 2014 and for each of the three years in the period ended December 31, 2015 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2015 incorporated by reference herein have been so incorporated in reliance on the reports of BDO USA, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of NGL Energy Partners LP and subsidiaries as of March 31, 2016 and 2015 and for each of the three years in the period ended March 31, 2016, included in the amended Annual Report of SemGroup Corporation on Form 10-K/A (Amendment No. 1) for the year ended December 31, 2015, incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

FUTURE STOCKHOLDER PROPOSALS

SemGroup will hold a regular annual meeting of stockholders in 2017 regardless of whether the Merger Transactions are completed.

In order to be considered for inclusion in SemGroup’s proxy materials, SemGroup stockholders must submit proposals for next year’s annual meeting in writing to SemGroup’s Secretary at SemGroup’s executive offices at Two Warren Place, 6120 S. Yale Avenue, Suite 700, Tulsa, Oklahoma 74136, on or prior to December 14, 2016. Such proposals also must comply with Rule 14a-8 under the Exchange Act.

In accordance with the SemGroup Amended and Restated Bylaws, a stockholder who intends to submit a proposal for consideration, but not for inclusion in SemGroup’s proxy materials, or who intends to nominate a candidate for election as a director, must provide written notice of the matter to SemGroup’s Secretary at Two Warren Place, 6120 S. Yale Avenue, Suite 700, Tulsa, Oklahoma 74136, not less than 90 days nor more than 120 days prior to the first anniversary date of the immediately preceding annual meeting of stockholders. As a result, any notice given by or on behalf of a stockholder pursuant to these provisions of the SemGroup Amended and Restated Bylaws (and not pursuant to Rule 14a-8 under the Exchange Act) must be received no earlier than January 17, 2017, and no later than February 16, 2017.

Under the Delaware Partnership Act and the Rose Rock LP Agreement, Rose Rock is not required to hold an annual meeting of Rose Rock Common Unitholders. Ownership of Rose Rock Common Units does not entitle Rose Rock Common Unitholders to make proposals at any special meeting of Rose Rock that may be called in accordance with the Rose Rock LP Agreement.

WHERE YOU CAN FIND MORE INFORMATION

SemGroup and Rose Rock are subject to the informational requirements of the Exchange Act and file reports and other information with the SEC. The public may read and copy any reports or other information filed with the SEC at the SEC’s public reference room, 100 F Street N.E., Washington, D.C. 20549-2521. The public may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. SemGroup’s and Rose Rock’s SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov. Unless specifically listed under “Incorporation by Reference” below, the information contained on the SEC web site is not intended to be incorporated by reference into this prospectus and you should not consider that information a part of this prospectus.

SemGroup’s and Rose Rock’s SEC filings can also be inspected and copied at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. SemGroup will also provide to you, at no cost, a copy of any document incorporated by reference in this prospectus and the applicable prospectus supplement and any exhibits specifically incorporated by reference into those documents. You may request copies of these filings from SemGroup by mail at the following address, or by telephone at the following telephone number:

SemGroup Corporation

Investor Relations

Two Warren Place

6120 S. Yale Avenue, Suite 700

Tulsa, Oklahoma 74136-4216

Telephone Number: (918) 524-8100

SemGroup and Rose Rock each make available free of charge on or through their respective Internet websites, http://ir.semgroupcorp.com/ and http://ir.rrmidstream.com/, their reports and other information filed with or furnished to the SEC as referred to above and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after such material is filed with or furnished to the SEC. Information contained on SemGroup’s or Rose Rock’s website is not incorporated by reference into this prospectus and you should not consider that information a part of this prospectus.

SemGroup has filed with the SEC a registration statement on Form S-4 of which this joint consent statement/proxy statement/prospectus forms a part. The registration statement registers SemGroup Common Stock to be issued to Rose Rock Public Unitholders in connection with the Merger. The registration statement, including the attached exhibits and annexes, contains additional relevant information about the SemGroup Common Stock and the Rose Rock Common Units. The rules and regulations of the SEC allow SemGroup and Rose Rock to omit certain information included in the registration statement from this joint consent statement/proxy statement/prospectus.

In addition, the SEC allows Rose Rock and SemGroup to disclose important information to you by referring you to other documents filed separately with the SEC. This information is considered to be a part of this joint consent statement/proxy statement/prospectus, except for any information that is superseded by information included directly in this joint consent statement/proxy statement/prospectus or incorporated by reference subsequent to the date of this joint consent statement/proxy statement/prospectus as described below. Statements contained in this joint consent statement/proxy statement/prospectus as to the contents of any contract or other documents are not necessarily complete, and in each instance Rose Rock Common Unitholders are referred to the copy of the contract or other document filed with the SEC, each statement being qualified in all respects by such reference.

This joint consent statement/proxy statement/prospectus incorporates by reference the documents listed below that Rose Rock and SemGroup have previously filed with the SEC. They contain important information about the companies and their financial condition, business and prospects. You should analyze the information in this joint consent statement/proxy statement/prospectus and the additional information in the documents described under the heading “Documents Incorporated By Reference.”

Rose Rock Common Unitholders and SemGroup Stockholders may also request copies of these publicly filed documents from Rose Rock or SemGroup, respectively, without charge, upon written request to Two Warren Place, 6120 S. Yale Avenue, Suite 700, Tulsa, Oklahoma 74136-4216, Attention: Investor Relations. In order to receive timely delivery of requested documents in advance of the SemGroup Special Meeting, your request should be received no later than                     , 2016. If you request any documents, SemGroup or Rose Rock, as applicable, will mail them to you by first class mail, or another equally prompt means, within one business day after receipt of your request.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows SemGroup and Rose Rock to “incorporate by reference” certain information in documents SemGroup and Rose Rock file with the SEC, which means that SemGroup and Rose Rock can disclose important information to you in this joint consent statement/proxy statement/prospectus by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this joint consent statement/proxy statement/prospectus, except for any information superseded by information in this joint consent statement/proxy statement/prospectus, or information filed subsequently that is incorporated by reference and information in any joint consent statement/proxy statement/prospectus supplement. These documents contain important business and financial information about SemGroup and Rose Rock, including information concerning financial performance, and SemGroup and Rose Rock each urge you to read them. SemGroup and Rose Rock incorporate by reference into this joint consent statement/proxy statement/prospectus all of the following documents (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

•	Rose Rock’s Annual Report on Form 10-K for the year ended December 31, 2015, filed on February 26, 2016;

•	Rose Rock’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2016 (filed on May 6, 2016) and June 30, 2016 (filed on August 5, 2016)

•	Rose Rock’s Current Reports on Form 8-K filed on February 10, 2016, February 29, 2016, March 1, 2016, April 5, 2016, May 31, 2016 and August 5, 2016;

•	SemGroup’s Annual Report on Form 10-K for the year ended December 31, 2015, filed on February 26, 2016 (including Amendment No. 1, filed May 31, 2016 and the portions of SemGroup’s proxy statement for its 2016 annual meeting of stockholders specifically incorporated therein);

•	SemGroup’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2016 (filed on May 6, 2016) and June 30, 2016 (filed on August 5, 2016);

•	SemGroup’s Current Reports on Form 8-K filed on February 10, 2016, February 29, 2016, May 19, 2016, May 31, 2016, June 16, 2016, June 21, 2016 and August 5, 2016.

All additional documents filed by SemGroup or Rose Rock with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement of which this joint consent statement/proxy statement/prospectus forms a part and prior to the effectiveness of such registration statement, and after the date of this joint consent statement/proxy statement/prospectus and prior to the date on which the Merger is consummated, are also deemed to be incorporated by reference. However, any documents or portions thereof or any exhibits thereto that SemGroup or Rose Rock furnish to, but do not file with, the SEC shall not be incorporated or deemed to be incorporated by reference into this joint consent statement/proxy statement/prospectus.

You can obtain any of these documents in accordance with the procedures described above under “Where You Can Find More Information.”

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

Certain matters discussed in this joint consent statement/proxy statement/prospectus and the documents incorporated herein by reference include “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. SemGroup makes these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995.

All statements, other than statements of historical fact, included or incorporated by reference in this joint consent statement/proxy statement/prospectus regarding the benefits of the Merger, including the combined company’s future financial and operating results, plans, objectives, expectations and intentions and other statements that are not historical facts, may constitute forward-looking statements. In addition, forward-looking statements generally can be identified by the use of forward-looking words such as “may,” “will,” “expect,” “intend,” “estimate,” “foresee,” “project,” “anticipate,” “believe,” “plans,” “forecasts,” “continue” or “could” or the negative of these terms or variations of them or similar terms. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that these expectations will prove to be correct. These forward-looking statements are subject to certain known and unknown risks, and uncertainties, as well as assumptions that could cause actual results to differ materially from those reflected in these forward-looking statements. Factors that might cause actual results to differ include, but are not limited to, those discussed in Item 1A of each of SemGroup’s Annual Report on Form 10-K for the year ended December 31, 2015, filed on February 26, 2016 (including Amendment No. 1, filed May 31, 2016), and Rose Rock’s Annual Report on Form 10-K for the year ended December 31, 2015, filed on February 26, 2016, entitled “Risk Factors,” risk factors discussed in other reports that each of SemGroup and Rose Rock file with the SEC and the following risks arising in connection with or impacted as a result of the Merger:

•	The Closing, expected timing, and benefits of the Merger;

•	SemGroup’s ability, following the Merger, to generate sufficient cash flow from operations to enable it to pay its obligations and its current and expected dividends or to fund its liquidity needs;

•	The levels of expected future dividends payable by SemGroup to SemGroup Stockholders;

•	Expected levels of future cash distributions by Rose Rock with respect to general partner interests, incentive distribution rights and limited partner interests;

•	The effect of SemGroup’s debt level on its future financial and operating flexibility, including its ability to obtain additional capital on terms that are favorable to it;

•	SemGroup’s ability to access the debt and equity markets, which will depend on general markets conditions and the credit ratings for SemGroup’s debt obligations and equity; and

•	Amounts and nature of future capital requirements.

New factors that could cause actual results to differ materially from those described in forward-looking statements emerge from time to time, and it is not possible for SemGroup or Rose Rock to predict all such factors, or the extent to which any such factor or combination of factors may cause actual results to differ from those contained in any forward-looking statement.

Readers are cautioned not to place undue reliance on any forward-looking statements contained in joint consent statement/proxy statement/prospectus, which forward-looking statements reflect SemGroup’s and Rose Rock’s management’s opinions only as of the date hereof. Except as required by law, SemGroup and Rose Rock undertake no obligation to revise or publicly release the results of any revision to any forward-looking statements.

Because forward-looking statements involve risks and uncertainties, SemGroup and Rose Rock caution that there are important factors, in addition to those listed above, that may cause actual results to differ materially from those contained in the forward-looking statements. These factors include the risks set forth under the caption “Risk Factors” in this joint consent statement/proxy statement/prospectus, the qualifications in the section entitled “The Merger — Unaudited Financial Projections of SemGroup and Rose Rock” beginning on page 50 of this joint consent statement/proxy statement/prospectus, and the risks set forth in in SemGroup’s Annual Report on Form 10-K for the year ended December 31, 2015, filed on February 26, 2016 (including Amendment No. 1, filed May 31, 2016), Rose Rock’s Annual Report on Form 10-K for the year ended December 31, 2015, filed on February 26, 2016 and the subsequent Quarterly Reports on Form 10-Q filed by each of SemGroup and Rose Rock, each of which is incorporated by reference in this joint consent statement/proxy statement/prospectus.

SemGroup Corporation

Unaudited Pro Forma Condensed Consolidated Financial Statements

SEMGROUP CORPORATION

INDEX TO UNAUDITED PRO FORMA

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Introduction	F-2
Unaudited Pro Forma Condensed Consolidated Balance Sheet as of June 30, 2016	F-3
Unaudited Pro Forma Condensed Consolidated Statement of Operations and Comprehensive Income (Loss) for the six months ended June 30, 2016	F-4
Unaudited Pro Forma Condensed Consolidated Statement of Operations and Comprehensive Income for the year ended December 31, 2015	F-5
Notes to Unaudited Pro Forma Condensed Financial Statements

SemGroup Corporation

Unaudited Pro Forma Condensed Consolidated Financial Statements

Introduction to the Unaudited Pro Forma Condensed Financial Statements

On May 31, 2016, SemGroup announced an agreement under which SemGroup will acquire all of the outstanding Rose Rock Public Units in an all stock-for-unit transaction at a ratio of 0.8136 shares of SemGroup Common Stock for each Rose Rock Public Unit.

The accompanying unaudited pro forma condensed consolidated financial statements of SemGroup have been prepared in accordance with Article 11 of Regulation S-X. The accompanying unaudited pro forma condensed consolidated balance sheet reflects the Merger as if it had occurred on June 30, 2016. The accompanying unaudited pro forma condensed consolidated statements of operations and comprehensive income (loss) for the six months ended June 30, 2016 and the year ended December 31, 2015 reflect the Merger as if it had occurred on January 1, 2015. The terms “we”, “our”, “us”, and similar language used in these unaudited pro forma condensed consolidated financial statements refer to SemGroup and its subsidiaries.

These unaudited pro forma condensed consolidated financial statements have been derived from our historical financial statements, which are included in SemGroup’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 and its Quarterly Report on Form 10-Q for the quarter ended June 30, 2016. These unaudited pro forma condensed consolidated financial statements should be read in conjunction with our historical financial statements and related notes thereto.

These unaudited pro forma condensed consolidated financial statements are provided for illustrative purposes only and do not purport to represent what our actual results of operations or financial position would have been if the Merger had occurred on the dates assumed, nor are they necessarily indicative of our future operating results or financial position. However, the pro forma adjustments shown in these unaudited pro forma condensed consolidated financial statements reflect estimates and assumptions that we believe to be reasonable.

SEMGROUP CORPORATION

Unaudited Pro Forma Condensed Consolidated Balance Sheet

as of June 30, 2016

(in thousands)

	As of June 30, 2016
	Historical	Pro Forma adjustments			Pro Forma
ASSETS
Current assets:
Cash and cash equivalents	$255,780	$—			$255,780
Restricted cash	31	—			31
Accounts receivable, net	388,668	—			388,668
Receivable from affiliates	10,219	—			10,219
Inventories	85,460	—			85,460
Other current assets	25,445	—			25,445

Total current assets	765,603	—			765,603

Property, plant and equipment, net	1,648,962	—			1,648,962
Equity method investments	446,938	—			446,938
Goodwill	34,698	—			34,698
Other intangible assets, net	156,617	—			156,617
Other noncurrent assets	44,156	—			44,156

Total assets	$3,096,974	$—			$3,096,974

LIABILITIES AND OWNERS’ EQUITY
Current liabilities:
Accounts payable	$338,720	$8,000	(b	)	$346,720
Payable to affiliates	9,030	—			9,030
Accrued liabilities	84,703	—			84,703
Other current liabilities	11,510	—			11,510

Total current liabilities	443,963	8,000			451,963

Long-term debt, net	1,070,363	—			1,070,363
Deferred income taxes	183,776	(3,029)	(b	)	61,029
		(119,718)	(a	)
Other noncurrent liabilities	23,544	—			23,544
Commitments and contingencies
SemGroup owners’ equity:
Common stock, $0.01 par value	526	131	(c	)	657
Additional paid-in capital	1,411,567	70,952	(c	)	1,597,266
		(4,971)	(b	)
		119,718	(a	)
Treasury stock, at cost	(6,497)	—			(6,497)
Accumulated deficit	(45,271)	—			(45,271)
Accumulated other comprehensive loss	(56,080)	—			(56,080)

Total SemGroup Corporation owners’ equity	1,304,245	185,830			1,490,075

Noncontrolling interests in consolidated subsidiaries	71,083	(71,083)	(c	)	—

Total owners’ equity	1,375,328	114,747			1,490,075

Total liabilities and owners’ equity	$3,096,974	$—			$3,096,974

SEMGROUP CORPORATION

Unaudited Pro Forma Condensed Consolidated Statement of Operations and Comprehensive Income (Loss)

Six Months Ended June 30, 2016

(in thousands, except per share amounts)

	Six Months Ended June 30, 2016
	Historical	Pro Forma adjustments			Pro Forma
Revenues:
Product	$447,022	$—			$447,022
Service	126,273	—			126,273
Other	28,933	—			28,933

Total revenues	602,228	—			602,228
Expenses:
Costs of products sold, exclusive of depreciation and amortization shown below	373,789	—			373,789
Operating	104,899	—			104,899
General and administrative	41,835	—			41,835
Depreciation and amortization	49,095	—			49,095
Loss on disposal or impairment, net	14,992	—			14,992

Total expenses	584,610	—			584,610

Earnings from equity method investments	40,149	—			40,149
Loss on issuance of common units by equity method investee	(41)	—			(41)

Operating income	57,726	—			57,726
Other expenses (income), net:
Interest expense	37,810	—			37,810
Foreign currency transaction loss	3,012	—			3,012
Loss on impairment of equity method investment	30,644	—			30,644
Other income, net	(678)	—			(678)

Total other expenses, net	70,788	—			70,788

Loss from continuing operations before income taxes	(13,062)	—			(13,062)
Income tax benefit	(16,749)	15,070	(d	)	(1,679)

Income (loss) from continuing operations	3,687	(15,070)			(11,383)
Loss from discontinued operations, net of income taxes	(4)	—			(4)

Net income (loss)	3,683	(15,070)			(11,387)
Less: net income attributable to noncontrolling interests	10,942	(10,942)	(e	)	—

Net loss attributable to SemGroup	$(7,259)	$(4,128)			$(11,387)

Net income (loss)	$3,683	$(15,070)			$(11,387)
Other comprehensive income, net of income taxes	2,482	—			2,482

Comprehensive income (loss)	6,165	(15,070)			(8,905)
Less: comprehensive income attributable to noncontrolling interests	10,942	(10,942)	(e	)	—

Comprehensive loss attributable to SemGroup	$(4,777)	$(4,128)			$(8,905)

Net loss attributable to SemGroup per common share
Basic	$(0.16)				$(0.20)
Diluted	$(0.16)				$(0.20)
Weighted average shares outstanding
Basic	44,553	13,126	(f	)	57,679
Diluted	44,553	13,126	(f	)	57,679

SEMGROUP CORPORATION

Unaudited Pro Forma Condensed Consolidated Statement of Operations and Comprehensive Income

Year Ended December 31, 2015

(in thousands, except per share amounts)

	Year Ended December 31, 2015
	Historical	Pro Forma adjustments			Pro Forma
Revenues:
Product	$1,118,886	$—			$1,118,886
Service	259,542	—			259,542
Other	76,666	—			76,666

Total revenues	1,455,094	—			1,455,094
Expenses:
Costs of products sold, exclusive of depreciation and amortization shown below	979,549	—			979,549
Operating	224,443	—			224,443
General and administrative	97,366	—			97,366
Depreciation and amortization	100,882	—			100,882
Loss on disposal or impairment, net	11,472	—			11,472

Total expenses	1,413,712	—			1,413,712

Earnings from equity method investments	81,386	—			81,386
Gain on issuance of common units by equity method investee	6,385	—			6,385

Operating income	129,153	—			129,153
Other expenses (income):
Interest expense	69,675	—			69,675
Foreign currency transaction gain	(1,067)	—			(1,067)
Other income, net	(15,801)	—			(15,801)

Total other expenses, net	52,807	—			52,807

Income from continuing operations before income taxes	76,346	—			76,346
Income tax expense	33,530	4,731	(d	)	38,261

Income from continuing operations	42,816	(4,731)			38,085
Loss from discontinued operations, net of income taxes	(4)	—			(4)

Net income	42,812	(4,731)			38,081
Less: net income attributable to noncontrolling interests	12,492	(12,492)	(e	)	—

Net income attributable to SemGroup	$30,320	$7,761			$38,081

Net income	$42,812	$(4,731)			$38,081
Other comprehensive loss, net of income taxes	(31,421)	—			(31,421)

Comprehensive income	11,391	(4,731)			6,660
Less: comprehensive income attributable to noncontrolling interests	12,492	(12,492)	(e	)	—

Comprehensive income (loss) attributable to SemGroup	$(1,101)	$7,761			$6,660

Net income attributable to SemGroup per common share
Basic	$0.69				$0.67
Diluted	$0.69				$0.67
Weighted average shares outstanding
Basic	43,787	13,126	(f	)	56,913
Diluted	43,970	13,126	(f	)	57,096

1.	Basis of presentation

The Merger will be accounted for in accordance with Financial Accounting Standards Board Accounting Standards Codification (“ASC”) 810, Consolidation — Overall — Changes in a Parent’s Ownership Interest in a Subsidiary. SemGroup controls and consolidates Rose Rock prior to the Merger and will retain control of Rose Rock subsequent to the Merger. Therefore, the change in SemGroup’s ownership interest in Rose Rock will be accounted for as an equity transaction and no gain or loss will be recognized in SemGroup’s consolidated statements of operations and comprehensive income (loss) as a result of the Merger.

2.	Pro forma adjustments

(a) Reflects the estimated impact of deferred income taxes resulting from the Merger using SemGroup’s statutory federal and state tax rate of 37.9%. The amount reflects a net adjustment of $119.7 million related to the effects of the change in ownership and the step-up in tax basis as a result of SemGroup’s acquisition of the Rose Rock Public Units. The deferred income tax adjustment is based on a SemGroup illustrative share price of $29.50. Actual amounts will be determined based on the SemGroup share price as of the effective time of the Merger.

(b) Reflects the expected $8 million cost of the Merger for legal, advisory and other costs. As the Merger is accounted for as an equity transaction, these costs will be recognized as an adjustment to additional paid-in capital, net of income tax benefit of approximately $3 million.

(c) Reflects the issuance of approximately 13.1 million shares of SemGroup Common Stock for purchase of the noncontrolling interest in Rose Rock. The number of shares to be issued is estimated based on the agreed upon ratio of 0.8136 shares of SemGroup Common Stock per Rose Rock Public Unit and the 16.1 million Rose Rock Public Units issued and outstanding at June 30, 2016.

(d) Reflects the additional income tax expense on the incremental income attributable to SemGroup as a result of the Merger and the resultant impact of the change in the effective tax rate.

(e) Reflects the additional net income attributable to shares of SemGroup Common Stock had the Merger occurred at January 1, 2015.

(f) Reflects the additional outstanding shares of SemGroup Common Stock for the year ended December 31, 2015 and the six months ended June 30, 2016 had the Merger occurred at January 1, 2015. Incremental shares were calculated as described at note (c), above. No additional dilutive shares were assumed related to unvested Rose Rock Restricted Unit Awards, which will be converted into unvested SemGroup restricted share compensation awards based on the agreed upon ratio of 0.8136, for the year ended December 31, 2015. Unvested equity compensation awards were antidilutive for the six months ended June 30, 2016 due to the net loss for that period.

Annex A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

dated as of

May 30, 2016

by and among

SEMGROUP CORPORATION,

PBMS, LLC,

ROSE ROCK MIDSTREAM, L.P.

and

ROSE ROCK MIDSTREAM GP, LLC

i

(Continued)

ii

Table of Contents—(Continued)

iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of May 30, 2016 (the “Execution Date”), is entered into by and among SemGroup Corporation, a Delaware corporation (“Parent”), PBMS, LLC, a Delaware limited liability company and an indirect, wholly owned subsidiary of Parent (“Merger Sub”), Rose Rock Midstream, L.P., a Delaware limited partnership (“RRMS”), and Rose Rock Midstream GP, LLC, a Delaware limited liability company and the general partner of RRMS (“RRMS General Partner”).

WITNESSETH:

WHEREAS, Parent and RRMS desire to combine their businesses on the terms and conditions set forth in this Agreement;

WHEREAS, RRMS has required, as a condition to its willingness to enter into this Agreement, that Rose Rock Midstream Holdings, LLC, a Delaware limited liability company and the sole member of RRMS General Partner (“RRMS Holdings”), simultaneously herewith enters into a Support Agreement, dated as of the Execution Date (the “Support Agreement”), pursuant to which, among other things, RRMS Holdings agrees to support the Merger (as defined below) and the other transactions contemplated hereby, on the terms and subject to the conditions provided for in the Support Agreement;

WHEREAS, the RRMS Conflicts Committee (as defined below), by unanimous vote, acting in good faith (a) determined that this Agreement and the transactions contemplated hereby are in the best interest of RRMS considering the interests of the RRMS Unaffiliated Holders (as defined below), (b) approved this Agreement and the transactions contemplated hereby, including the Merger (the foregoing constituting RRMS Special Approval (as defined below)), and (c) resolved to approve, and to recommend to the RRMS Board (as defined below) the approval of, this Agreement and the consummation of the transactions contemplated hereby, including the Merger;

WHEREAS, upon the receipt of the recommendation of the RRMS Conflicts Committee, at a meeting duly called and held, the RRMS Board, by unanimous vote, (a) approved this Agreement and the transactions contemplated hereby, including the Merger, and (b) directed that this Agreement be submitted to a vote of the Holders of RRMS Common Units and authorized the Holders of RRMS Common Units to act by written consent pursuant to Section 13.11 of the RRMS Partnership Agreement (as defined below); and

WHEREAS, the Board of Directors of Parent, by unanimous vote, has (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, are in the best interests of Parent and its stockholders, (b) approved and declared advisable this Agreement and the issuance of shares of Parent Common Stock in connection with the Merger (the “Parent Stock Issuance”), and (c) resolved to submit the Parent Stock Issuance to a vote of Parent’s stockholders and recommend approval of the Parent Stock Issuance.

NOW, THEREFORE, in consideration of the premises and the respective representations, warranties, covenants, agreements and conditions contained herein, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1 Definitions. In this Agreement, unless the context otherwise requires, the following terms shall have the following meanings respectively:

“Affiliate” has the meaning set forth in Rule 405 of the rules and regulations under the Securities Act, unless otherwise expressly stated herein; provided, however, that prior to the Closing (i) with respect to the Parent Group Entities, the term “Affiliate” shall exclude each of the RRMS Group Entities, and (ii) with respect to the RRMS Group Entities, the term “Affiliate” shall exclude each of the Parent Group Entities.

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“Agreement” has the meaning set forth in the Preamble.

“Book-Entry RRMS Common Units” has the meaning set forth in Section 2.1(c)(ii).

“Business Day” means any day on which commercial banks are generally open for business in New York, New York other than a Saturday, a Sunday or a day observed as a holiday in New York, New York under the Laws of the State of New York or the federal Laws of the United States of America.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act.

“Certificate of Merger” has the meaning set forth in Section 2.1(b).

“Closing” has the meaning set forth in Section 2.1(a).

“Closing Date” has the meaning set forth in Section 2.1(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” has the meaning set forth in Section 5.2.

“Consent Statement/Prospectus/Parent Proxy Statement” has the meaning set forth in Section 5.3(a).

“D&O Insurance” has the meaning set forth in Section 5.9(b).

“Delaware Courts” has the meaning set forth in Section 8.2.

“DLLCA” means the Delaware Limited Liability Company Act, as amended.

“DRULPA” means the Delaware Revised Uniform Limited Partnership Act, as amended.

“Effective Time” has the meaning set forth in Section 2.1(b).

“Employee Benefit Plan” means any “employee benefit plan” (within the meaning of Section 3(3) of ERISA), and any equity-based purchase, option, change-in-control, collective bargaining, incentive, employee loan, deferred compensation, pension, profit-sharing, retirement, bonus, retention bonus, employment, severance and other employee benefit or fringe benefit plan, agreement, program, policy or other arrangement, whether or not subject to ERISA (including any funding mechanism now in effect or required in the future), whether formal or informal, oral or written, legally binding or not, maintained by, sponsored by or contributed to by, or obligated to be contributed to by, the entity in question or with respect to which the entity in question has any obligation or liability, whether secondary, contingent or otherwise.

“Environmental Laws” means, without limitation, the following Laws, in effect as of the Closing Date, as amended: (i) the Resource Conservation and Recovery Act; (ii) the Clean Air Act; (iii) CERCLA; (iv) the Federal Water Pollution Control Act; (v) the Safe Drinking Water Act; (vi) the Toxic Substances Control Act; (vii) the Emergency Planning and Community Right-to Know Act; (viii) the National Environmental Policy Act; (ix) the Pollution Prevention Act of 1990; (x) the Oil Pollution Act of 1990; (xi) the Hazardous Materials Transportation Act; (xii) the Occupational Safety and Health Act; (xiii) all rules, regulations, orders, judgments, decrees promulgated or issued with respect to the foregoing Environmental Laws by Governmental Entities with jurisdiction in the premises; and (xiv) any other federal, state or local Laws that regulate or otherwise pertain to the protection of human health, safety or the environment, including but not limited to the management, control, discharge, emission, treatment, containment, handling, removal, use, generation, permitting, migration, storage, release, transportation, disposal, remediation, manufacture, processing or distribution of Hazardous Materials.

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“Environmental Permits” has the meaning set forth in Section 3.11.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“Excess Shares” has the meaning set forth in Section 2.1(e).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Agent” has the meaning set forth in Section 2.2(a).

“Execution Date” has the meaning set forth in the Preamble.

“Fractional Share Proceeds” has the meaning set forth in Section 2.1(e).

“GAAP” has the meaning set forth in Section 1.2.

“Governing Documents” means, with respect to any Person, the certificate or articles of incorporation or formation, bylaws, articles of organization, limited liability company agreement, partnership agreement, formation agreement, joint venture agreement, operating agreement, unanimous equityholder agreement or declaration or other similar governing documents of such Person.

“Governmental Entity” means any federal, state, tribal, provincial, municipal, foreign or other government, governmental court, department, commission, board, bureau, regulatory or administrative agency or instrumentality.

“Hazardous Material” means any substance, whether solid, liquid, or gaseous: (i) which is listed, defined, or regulated as a “hazardous material,” “hazardous waste,” “solid waste,” “hazardous substance,” “toxic substance,” “pollutant,” or “contaminant,” or words of similar meaning or import found in any applicable Environmental Law; or (ii) which is or contains asbestos, polychlorinated biphenyls, radon, urea formaldehyde foam insulation, explosives, or radioactive materials; or (iii) any petroleum, petroleum hydrocarbons, petroleum substances, petroleum or petrochemical products, natural gas, crude oil and any components, fractions, or derivatives thereof, any oil or gas exploration or production waste, and any natural gas, synthetic gas and any mixtures thereof; or (iv) radioactive material, waste or pollutants, radiation, radionuclides and their daughter or breakdown products, or nuclear waste including used nuclear fuel; or (v) which causes or threatens to cause contamination or nuisance on any properties, or poses or threatens to pose a hazard to the environment or to human health or safety.

“Holders” means, when used with reference to shares of Parent Common Stock or the RRMS Common Units, the holders of such shares or units shown from time to time in the registers maintained by or on behalf of Parent or RRMS, respectively.

“Knowledge” as used in this Agreement with respect to a party hereto, means the actual knowledge of that party’s designated personnel, after reasonable inquiry. The designated personnel for the Parent Parties are set forth on Schedule A-1 hereto. The designated personnel for the RRMS Parties are set forth on Schedule A-2 hereto.

“Laws” means all statutes, regulations, codes, tariffs, ordinances, decisions, administrative interpretations, writs, injunctions, stipulations, statutory rules, orders, judgments, decrees and terms and conditions of any grant of approval, permission, authority, permit or license of any court, Governmental Entity, statutory body or self-regulatory authority (including the NYSE).

“Letter of Transmittal” has the meaning set forth in Section 2.2(b).

3

“Liens” means any mortgage, restriction (including restrictions on transfer), deed of trust, lien, security interest, preemptive right, option, right of first offer or refusal, lease or sublease, claim, pledge, conditional sales contract, charge, encroachment or encumbrance.

“Merger” means the merger of Merger Sub with and into RRMS, with RRMS as the sole surviving entity.

“Merger Consideration” has the meaning set forth in Section 2.1(c)(i).

“Merger Sub” has the meaning set forth in the Preamble.

“NGL” means natural gas liquids.

“Notice” has the meaning set forth in Section 8.1.

“NYSE” means the New York Stock Exchange.

“Orders” has the meaning set forth in Section 3.8(a).

“Parent” has the meaning set forth in the Preamble.

“Parent 10-K” has the meaning set forth in Section 4.6(a).

“Parent 10-Q” has the meaning set forth in Section 4.6(a).

“Parent Acquisition Proposal” means any inquiry, proposal or offer from any Person or “group” (as defined in Section 13(d) of the Exchange Act), other than the RRMS Group Entities, relating to any direct or indirect acquisition (whether in a single transaction or a series of related transactions and whether by merger, consolidation, share exchange, share issuance, business combination, recapitalization, liquidation or otherwise) of (a) of assets of Parent and the Parent Subsidiaries (including securities of Parent Subsidiaries) equal to twenty-five percent (25%) or more of the assets (based on fair market value) of Parent and the Parent Subsidiaries, taken as whole, or to which twenty-five percent (25%) or more of the revenues or earnings (for the twelve-month period ending on the last day of Parent’s most recently completed fiscal quarter) of Parent and the Parent Subsidiaries, taken as a whole, are attributable, or (b) beneficial ownership (within the meaning of Section 13(d) under the Exchange Act) of twenty-five percent (25%) or more of any class of equity securities of Parent. For purposes of this definition, the assets and revenues of Parent and the Parent Subsidiaries shall include the assets, revenues and earnings of the RRMS Group Entities.

“Parent Adverse Recommendation Change” has the meaning set forth in Section 5.3(e).

“Parent Associated Employees” has the meaning set forth in Section 4.15(a).

“Parent Award” has the meaning set forth in Section 2.3.

“Parent Benefit Plan” means any Employee Benefit Plan maintained by, sponsored by or contributed to by, or obligated to be contributed to by any Parent Group Entity.

“Parent Board” means the Board of Directors of Parent.

“Parent Board Recommendation” has the meaning set forth in Section 5.3(e).

“Parent Common Stock” means the Class A Common Stock of Parent, par value $0.01 per share.

4

“Parent Designated Proposal” means a bona fide written Parent Acquisition Proposal obtained after the date of this Agreement, which the Parent Board determines in good faith to be more favorable to Parent’s stockholders from a financial point of view than the transactions contemplated by this Agreement, taking into account all financial, legal, financing, regulatory and other aspects of such offer and any changes to the terms of this Agreement that as of the time of determination had been committed to by RRMS and the RRMS General Partner in writing; provided that, for purposes of this definition of “Parent Designated Proposal,” references in the term “Parent Acquisition Proposal” to “twenty-five percent (25%)” shall be deemed to be references to “fifty percent (50%)”.

“Parent Disclosure Letter” means the disclosure letter prepared by Parent and delivered to RRMS concurrently herewith.

“Parent Financial Statements” has the meaning set forth in Section 4.6(a).

“Parent Group Entities” means the Parent Parties and the Parent Subsidiaries.

“Parent Material Adverse Effect” means any change, effect, event or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on or result in a material adverse change in (i) the business, assets, liabilities, properties, condition (financial or otherwise) or results of operations of the Parent Group Entities, taken as a whole; provided, however, that any adverse changes, effects, events or occurrences resulting from or due to any of the following shall be disregarded in determining whether there has been a Parent Material Adverse Effect: (a) changes, effects, events or occurrences affecting the petroleum products (including crude oil, natural gas, NGL and other hydrocarbon products) gathering, processing, treating, transportation, storage, distribution and marketing industries generally (including any change in the prices of crude oil, natural gas, NGL or other hydrocarbon products, industry margins or any regulatory changes or changes in applicable Law), (b) changes, effects, events or occurrences affecting the United States or global economic conditions or financial, credit, debt, securities or other capital markets in general, (c) any outbreak of, acts of or escalation of hostilities, terrorism, war or other similar national emergency, (d) the announcement or pendency of this Agreement or the transactions contemplated hereby, (e) changes in any Laws applicable to Parent or any of the Parent Subsidiaries or in accounting regulations or principles or the interpretation thereof that materially affects this Agreement or the transactions contemplated hereby, (f) the Parent Parties taking any action required or contemplated by this Agreement, (g) changes, effects, events or occurrences at any RRMS Group Entity or (h) any change in the market price or trading volume of the shares of common stock or other equity securities of Parent (it being understood and agreed that the foregoing shall not preclude any other party to this Agreement from asserting that any facts or occurrences giving rise to or contributing to such change that are not otherwise excluded from the definition of Parent Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Parent Material Adverse Effect); provided that any change, effect, event or occurrence referred to in clauses (a), (b), (c) and (e) shall be taken into account for purposes of determining whether a Parent Material Adverse Effect has occurred to the extent, and only to the extent, that such change, effect, event or occurrence has a materially disproportionate adverse effect on the Parent Group Entities, taken as a whole, relative to the adverse effect on similarly situated parties, or (ii) the ability of any of the Parent Parties to perform their obligations under this Agreement or to consummate the transactions contemplated by this Agreement.

“Parent Material Contract” shall have the meaning ascribed to such term in Section 4.13(a).

“Parent Parties” means Parent and Merger Sub.

“Parent Proxy Statement” has the meaning set forth in Section 3.17.

“Parent SEC Reports” has the meaning set forth in Section 4.5(a).

“Parent Stockholder Meeting” has the meaning set forth in Section 5.3(e).

5

“Parent Stock Issuance” has the meaning set forth in the Recitals.

“Parent Stock Issuance Approval” has the meaning set forth in Section 4.2.

“Parent Subsidiaries” means the entities that are partially or wholly owned, directly or indirectly, by Parent, excluding any RRMS Group Entity and any entity set forth on Section 1.1 of the Parent Disclosure Letter.

“Party Group” means the RRMS Parties, on the one hand, and the Parent Parties, on the other hand. A reference to a Party Group is a reference to each of the members of such Party Group.

“Permits” has the meaning set forth in Section 3.12(a).

“Permitted Lien” means all: (i) mechanics’, materialmen’s, carriers’, workmen’s, repairmen’s, vendors’, operators’ or other like Liens, if any, that do not materially detract from the value of or materially interfere with the use of any of the assets of the Parent Group Entities or RRMS Group Entities, as applicable, subject thereto; (ii) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business; (iii) title defects or Liens (other than those constituting Liens for the payment of indebtedness), if any, that do not or would not, individually or in the aggregate, impair in any material respect the use or occupancy of the assets of the Parent Group Entities or RRMS Group Entities, as applicable, taken as a whole; (iv) Liens for Taxes that are not due and payable or that may thereafter be paid without penalty; and (v) Liens supporting surety bonds, performance bonds and similar obligations issued in connection with the businesses of the Parent Group Entities or RRMS Group Entities, as applicable.

“Person” means an individual, partnership, corporation, association, trust, limited liability company, joint venture, unincorporated organization or other entity or Governmental Entity.

“Proceedings” has the meaning set forth in Section 3.8(a).

“Registration Statement” has the meaning set forth in Section 3.17.

“Representatives” has the meaning set forth in Section 5.2.

“Rights” shall mean, with respect to any Person, subscriptions, options, restricted units, equity appreciation rights, profits interests or other equity-based interests, warrants, calls, convertible or exchangeable securities, rights, preemptive rights, preferential purchase rights, rights of first refusal or any similar rights, commitments or agreements of any character providing for the issuance of any partnership interests, shares, voting securities or equity interests of such Person, including any representing the right to purchase or otherwise receive any of the foregoing or any securities convertible into or exchangeable or exercisable for such partnership interests, shares, voting securities or equity interests.

“Rights-of-Way” has the meaning set forth in Section 3.7(b).

“RRMS” has the meaning set forth in the Preamble.

“RRMS 10-K” has the meaning set forth in Section 3.6(a).

“RRMS 10-Q” has the meaning set forth in Section 3.6(a).

“RRMS Board” means the Board of Directors of RRMS General Partner.

“RRMS Certificate” has the meaning set forth in Section 2.1(c)(ii).

“RRMS Common Unit” means a “Common Unit,” as defined in the RRMS Partnership Agreement.

“RRMS Conflicts Committee” means the Conflicts Committee (as defined in the RRMS Partnership Agreement) of the RRMS Board.

6

“RRMS D&O Indemnified Parties” means (a) any Person (together with such Person’s heirs, executors and administrators) who is or was, or at any time prior to the Effective Time becomes, an officer or director of any RRMS Group Entity and (b) any Person (together with such Person’s heirs, executors and administrators) who is or was serving, or at any time prior to the Effective Time serves, at the request of any RRMS Group Entity as an officer, director, member, partner, agent, fiduciary or trustee of another Person; provided that a Person shall not be a RRMS D&O Indemnified Party by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services.

“RRMS Disclosure Letter” means the disclosure letter prepared by RRMS and delivered to Parent concurrently herewith.

“RRMS Equity Incentive Plan” means the Rose Rock Midstream Equity Incentive Plan of Rose Rock Midstream GP, LLC, adopted and approved as of December 8, 2011.

“RRMS Expenses” has the meaning set forth in Section 7.6(a).

“RRMS Financial Statements” has the meaning set forth in Section 3.6(a).

“RRMS General Partner” has the meaning set forth in the Preamble.

“RRMS General Partner Interest” means the “General Partner Interest,” as defined in the RRMS Partnership Agreement.

“RRMS GP LLC Agreement” means the First Amended and Restated Limited Liability Company Agreement of Rose Rock Midstream GP, LLC, dated as of December 14, 2011.

“RRMS Group Entities” means the RRMS Parties and the RRMS Subsidiaries.

“RRMS Holdings” has the meaning set forth in the Recitals.

“RRMS Incentive Distribution Right” means an “Incentive Distribution Right,” as defined in the RRMS Partnership Agreement.

“RRMS Material Adverse Effect” means any change, effect, event or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on or resulting in a material adverse change in (i) the business, assets, liabilities, properties, condition (financial or otherwise) or results of operations of the RRMS Group Entities, taken as a whole; provided, however, that any adverse changes, effects, events or occurrences resulting from or due to any of the following shall be disregarded in determining whether there has been a RRMS Material Adverse Effect: (a) changes, effects, events or occurrences affecting the crude oil gathering, transportation, storage, distribution and marketing industries generally (including any change in the price of crude oil, industry margins or any regulatory changes or changes in applicable Law), (b) changes, effects, events or occurrences affecting the United States or global economic conditions or financial, credit, debit, securities or other capital markets in general, (c) any outbreak of, acts of or escalation of hostilities, terrorism, war or other similar national emergency, (d) the announcement or pendency of this Agreement or the transactions contemplated hereby, (e) changes in any Laws applicable to RRMS or any of the RRMS Subsidiaries or in accounting regulations or principles or the interpretation thereof that materially affects this Agreement or the transactions contemplated hereby, (f) the RRMS Parties taking any action required or contemplated by this Agreement or (g) any change in the market price or trading volume of the limited partnership interests or other equity securities of RRMS (it being understood and agreed that the foregoing shall not preclude any other party to this Agreement from asserting that any facts or occurrences giving rise to or contributing to such change that are not otherwise excluded from the definition of RRMS Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a RRMS Material Adverse Effect); provided that any change, effect, event or occurrence referred to in clauses (a), (b),

7

(c) and (e) shall be taken into account for purposes of determining whether a RRMS Material Adverse Effect has occurred to the extent, and only to the extent, that such change, effect, event or occurrence has a materially disproportionate adverse effect on the RRMS Group Entities, taken as a whole, relative to the adverse effect on similarly situated parties, or (ii) the ability of either of the RRMS Parties to perform their obligations under this Agreement or to consummate the transactions contemplated by this Agreement.

“RRMS Material Contract” shall have the meaning ascribed to such term in Section 3.13(a).

“RRMS Parties” means RRMS and RRMS General Partner.

“RRMS Partnership Agreement” means the Second Amended and Restated Agreement of Limited Partnership of Rose Rock Midstream, L.P. dated as of December 14, 2011, as heretofore amended, and as further amended from time to time after the Execution Date in accordance with this Agreement.

“RRMS Partnership Interest” means “Partnership Interest,” as defined in the RRMS Partnership Agreement.

“RRMS Public Units” means the RRMS Common Units other than the RRMS Restricted Unit Awards and other than the RRMS Common Units held directly or indirectly by the Parent Group Entities or by RRMS.

“RRMS Restricted Unit Award” has the meaning set forth in Section 3.4(a).

“RRMS SEC Reports” has the meaning set forth in Section 3.5(a).

“RRMS Special Approval” means “Special Approval,” as defined in the RRMS Partnership Agreement.

“RRMS Subsidiaries” means the entities that are partially or wholly owned, directly or indirectly, by RRMS.

“RRMS Unaffiliated Holders” means the holders of outstanding RRMS Common Units, other than Parent and its Affiliates (including, for purposes of this definition, the RRMS Group Entities and their Affiliates).

“RRMS Vote” has the meaning set forth in Section 3.2.

“Sarbanes-Oxley Act” has the meaning set forth in Section 3.5(a).

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Share Proceeds” has the meaning set forth in Section 2.1(e).

“Subsidiaries” means, when used with reference to Parent or RRMS, the Parent Subsidiaries or the RRMS Subsidiaries, respectively.

“Support Agreement” has the meaning set forth in the Recitals.

“Surrender” means, when used with reference to a RRMS Public Unit, the proper delivery of a RRMS Certificate (or lost certificate affidavit as contemplated by Section 2.2(b)) or the proper completion, with respect to a Book-Entry RRMS Common Unit, of all procedures necessary, in either case, to effect the transfer of such RRMS Public Unit in accordance with the terms of the Letter of Transmittal or such other procedures as may be reasonably established by the Exchange Agent.

8

“Surviving Entity” has the meaning set forth in Section 2.1(b).

“Tax” or “Taxes” means all taxes, however denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, imposed by any Governmental Entity, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including, but not limited to, federal income taxes and state income taxes), gross receipts taxes, net proceeds taxes, alternative or add-on minimum taxes, sales taxes, use taxes, real property gains or transfer taxes, ad valorem taxes, property taxes, value-added taxes, franchise taxes, production taxes, severance taxes, windfall profit taxes, withholding taxes, payroll taxes, employment taxes, excise taxes and other obligations of the same or similar nature to any of the foregoing.

“Tax Return” means all reports, estimates, declarations of estimated Tax, information statements and returns relating to, or required to be filed in connection with, any Taxes, including information returns or reports with respect to backup withholding and other payments to third parties.

“Termination Date” has the meaning set forth in Section 7.2(a).

“Termination Fee” has the meaning set forth in Section 7.6(b).

“Written Consent” means approval of this Agreement and the transactions contemplated hereby, including the Merger, by written consent without a meeting in accordance with Section 13.11 and Section 14.3 of the RRMS Partnership Agreement of the holders of RRMS Common Units constituting a Unit Majority (as defined in the RRMS Partnership Agreement).

SECTION 1.2 Rules of Construction. The division of this Agreement into articles, sections and other portions and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation hereof. Unless otherwise indicated, all references to an “Article” or “Section” followed by a number or a letter refer to the specified Article or Section of this Agreement. The terms “this Agreement,” “hereof,” “herein” and “hereunder” and similar expressions refer to this Agreement (including the RRMS Disclosure Letter and the Parent Disclosure Letter) and not to any particular Article, Section or other portion hereof. Unless otherwise specifically indicated or the context otherwise requires, (a) all references to “dollars” or “$” mean United States dollars, (b) words importing the singular shall include the plural and vice versa and words importing any gender shall include all genders, (c) “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation,” (d) all words used as accounting terms shall have the meanings assigned to them under United States generally accepted accounting principles applied on a consistent basis during the periods involved (“GAAP”), and (e) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. In the event that any date on which any action is required to be taken hereunder by any of the parties hereto is not a Business Day, such action shall be required to be taken on the next succeeding day that is a Business Day. Reference to any party hereto is also a reference to such party’s permitted successors and assigns. The Exhibits attached to this Agreement are hereby incorporated by reference into this Agreement and form part hereof. Unless otherwise indicated, all references to an “Exhibit” followed by a number or a letter refer to the specified Exhibit to this Agreement. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, it is the intention of the parties hereto that this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any Person by virtue of the authorship of any of the provisions of this Agreement. Further, prior drafts of this Agreement or the fact that any clauses have been added, deleted or otherwise modified from any prior drafts of this Agreement shall not be used as an aid of construction or otherwise constitute evidence of the intent of the parties; and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of such prior drafts.

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ARTICLE II

MERGER

SECTION 2.1 Closing of the Merger.

(a) Closing Date. Subject to the satisfaction or waiver of the conditions (other than those conditions that are not legally permitted to be waived) to closing set forth in Article VI, the closing (the “Closing”) of the Merger and the transactions contemplated by this Section 2.1 shall be held at the offices of Parent at Two Warren Place, 6120 S. Yale Avenue, Suite 700, Tulsa, Oklahoma 74136-4216 on the next Business Day following the satisfaction or waiver (other than those conditions that are not legally permitted to be waived) of all of the conditions set forth in Article VI (other than conditions that would normally be satisfied on the Closing Date, but subject to satisfaction or waiver (other than those conditions that are not legally permitted to be waived) of those conditions) commencing at 9:00 a.m., local time, or such other place, date and time as may be mutually agreed upon in writing by the parties hereto. The “Closing Date,” as referred to herein, shall mean the date on which the Closing actually occurs.

(b) Effective Time. Concurrently with or as soon as practicable following the Closing, Parent and RRMS shall cause a certificate of merger effecting the Merger (the “Certificate of Merger”) to be filed with the Secretary of State of the State of Delaware, duly executed in accordance with the relevant provisions of DRULPA and DLLCA, as applicable (the date and time of such filing (or, if agreed by the parties hereto, such later time and date as may be expressed therein as the effective date and time of the Merger) being the “Effective Time”). Upon the terms and subject to the conditions of this Agreement, at the Effective Time, Merger Sub shall merge with and into RRMS, the separate existence of Merger Sub shall cease, and RRMS shall continue as the surviving limited partnership in the Merger (the “Surviving Entity”).

(c) Effect of the Merger on Equity Securities. Subject in each case to Sections 2.1(e) and 2.1(f), at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, RRMS, RRMS General Partner, any Holder of RRMS Common Units, any Holder of Parent Common Stock, or any other Person:

(i) Conversion of RRMS Public Units. Each of the RRMS Public Units outstanding immediately prior to the Effective Time shall be converted into the right to receive 0.8136 shares of validly issued, fully paid and nonassessable Parent Common Stock (such number of shares of Parent Common Stock, the “Merger Consideration”).

(ii) Each RRMS Public Unit, upon being converted into the right to receive the Merger Consideration pursuant to this Section 2.1(c), shall cease to be outstanding and shall be canceled and retired and shall cease to exist, and each Holder of such RRMS Public Units immediately prior to the Effective Time shall thereafter cease to be a limited partner of RRMS or have any rights with respect to such RRMS Public Units, except the right to receive the Merger Consideration, and any distributions and Fractional Share Proceeds to which former Holders of RRMS Public Units become entitled all in accordance with this Article II upon the Surrender of (A) a certificate that immediately prior to the Effective Time represented RRMS Public Units (a “RRMS Certificate”) (or lost certificate affidavit as contemplated by Section 2.2(b)) or (B) uncertificated RRMS Public Units represented by book-entry (“Book-Entry RRMS Common Units”), together with such properly completed and duly executed Letter of Transmittal and such other documents in accordance with Section 2.2.

(iii) Treatment of RRMS-Owned Units and Parent-Owned Partnership Interests. Any RRMS Common Units that are owned immediately prior to the Effective Time by RRMS shall be automatically canceled and shall cease to exist and no consideration shall be delivered in exchange for such canceled RRMS Common Units. All (a) RRMS General Partner Interest, (b) RRMS Incentive Distribution Rights and (c) RRMS Common Units that are not RRMS Public Units or subject to RRMS Restricted Unit Awards or not cancelled pursuant to the first sentence of this clause (iii) shall, in each case, remain outstanding as partnership interests in the Surviving Entity, unaffected by the Merger or, with respect to RRMS Restricted Unit Awards, be treated as described in Section 2.3.

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(iv) Equity of Merger Sub. The outstanding limited liability company interest in Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into an aggregate number of common units of the Surviving Entity equal to the number of RRMS Public Units that are converted into the right to receive the Merger Consideration pursuant to Section 2.1(c)(i). At the Effective Time, the books and records of RRMS shall be revised to reflect the cancellation and retirement of all RRMS Public Units and the conversion of the limited liability company interest in Merger Sub to common units of the Surviving Entity, and the existence of RRMS (as the Surviving Entity) shall continue without dissolution.

(d) Other Effects of the Merger. The Merger shall be conducted in accordance with and shall have the effects set forth in this Agreement and the applicable provisions of DRULPA and DLLCA. At the Effective Time, (i) the certificate of limited partnership of RRMS shall continue as the certificate of limited partnership of the Surviving Entity, and (ii) the RRMS Partnership Agreement shall remain unchanged and shall continue as the agreement of limited partnership of the Surviving Entity, until duly amended in accordance with applicable Law and the terms of the RRMS Partnership Agreement (subject to Section 5.9 hereof).

(e) No Fractional Shares. Notwithstanding any other provision of this Agreement, (i) no certificates or scrip representing fractional shares of Parent Common Stock shall be issued in the Merger and (ii) each registered Holder of RRMS Public Units converted pursuant to the Merger who would otherwise have been entitled to receive a fractional share of Parent Common Stock (after taking into account all RRMS Public Units held by such Holder immediately prior to the Effective Time) shall be entitled to receive, from the Exchange Agent in accordance with the provisions of this Section 2.1(e), a cash payment, without interest, in lieu of such fractional shares representing such Holder’s proportionate interest, in the proceeds from the sale by the Exchange Agent (the “Share Proceeds”) in one or more transactions of a number of shares of Parent Common Stock, such number equal to the excess of (i) the aggregate number of shares of Parent Common Stock reserved with the Exchange Agent by Parent pursuant to Section 2.2(a) minus (ii) the aggregate number of whole shares of Parent Common Stock that Holders of RRMS Public Units are entitled to receive pursuant to Section 2.1(c)(i) and Section 2.1(c)(ii) (such excess, which, for the avoidance of doubt, shall be equal to the aggregate number of fractional shares of Parent Common Stock that the registered Holders of RRMS Public Units converted pursuant to the Merger would have otherwise been entitled to receive, the “Excess Shares”). The parties acknowledge that payment of the cash Share Proceeds in lieu of issuing certificates or scrip for fractional shares was not separately bargained-for consideration but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience to Parent that would otherwise be caused by the issuance of fractional shares. As soon as practicable after the Effective Time, the Exchange Agent, as agent for the holders of RRMS Public Units that would otherwise receive fractional shares of Parent Common Stock, shall sell the Excess Shares at then-prevailing price on the NYSE in the manner provided in this Section 2.1(e) and such sales shall be executed in round lots to the extent practicable. Until the Share Proceeds of such sale or sales have been distributed to the Holders of such RRMS Public Units, the Exchange Agent shall hold such Share Proceeds in trust for the benefit of the Holders of such RRMS Public Units (the “Fractional Share Proceeds”). The Exchange Agent shall determine the portion of the Fractional Share Proceeds to which each Holder of such RRMS Public Units shall be entitled, if any, by multiplying the amount of the aggregate Share Proceeds comprising the Fractional Share Proceeds by a fraction, the numerator of which is the amount of the fractional share interest to which such Holder of such RRMS Public Units would otherwise be entitled and the denominator of which is the aggregate amount of fractional share interests to which all holders of such RRMS Public Units would otherwise be entitled.

(f) Certain Adjustments. If between the Execution Date and the Effective Time, whether or not permitted pursuant to the terms of this Agreement, the number of outstanding RRMS Common Units or shares of Parent Common Stock shall be changed into a different number of units, shares or other securities (including any different class or series of securities) by reason of any dividend or distribution payable in partnership interests, voting securities, equity interests or Rights, subdivision, reclassification, split, split-up, combination, merger, consolidation, reorganization, exchange or other similar transaction, or any such transaction shall be authorized, declared or agreed upon with a record date at or prior to the Effective Time, then the Merger Consideration, and any other similarly dependent items shall be appropriately adjusted to reflect fully the effect of such transaction

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and to provide to RRMS, Merger Sub and the Holders of RRMS Restricted Unit Awards and RRMS Public Units the same economic effect as contemplated by this Agreement prior to such event, and thereafter, all references in this Agreement to the Merger Consideration, and any other similarly dependent items shall be references to the Merger Consideration, and any other similarly dependent items, as so adjusted; provided, however, that nothing in this Section 2.1(f) shall be deemed to permit or authorize any party hereto to effect any such dividend or distribution payable in partnership interests, shares, voting securities, equity interests or Rights, subdivision, reclassification, split, split-up, combination, merger, consolidation, reorganization, exchange or other similar transaction, or the authorization, declaration or agreement to do such transaction that it is not otherwise authorized or permitted to be undertaken pursuant to this Agreement.

SECTION 2.2 Exchange of RRMS Public Units.

(a) Exchange Agent. Prior to the mailing of the Consent Statement/Prospectus/Parent Proxy Statement, Parent shall appoint Computershare (or a different exchange agent reasonably acceptable to Parent and RRMS) to act as exchange agent (the “Exchange Agent”) for the payment of the Merger Consideration and any dividends and other distributions pursuant to Section 2.2(c) and any Fractional Share Proceeds. Promptly after the Effective Time, Parent shall (i) reserve with the Exchange Agent the shares of Parent Common Stock to be issued pursuant to Section 2.1(c)(i) and (ii) authorize the Exchange Agent to exchange shares of Parent Common Stock in accordance with this Section 2.2. Parent shall deposit with the Exchange Agent any additional cash or other consideration as and when necessary to pay any dividends and other distributions pursuant to Section 2.2(c) and other amounts required to be paid under this Agreement. Parent shall pay all costs and fees of the Exchange Agent and all expenses associated with the exchange process. Any shares of Parent Common Stock, or fraction thereof, any remaining Fractional Share Proceeds, and any remaining amount of funds deposited with the Exchange Agent shall be returned to Parent after the earlier to occur of (x) payment in full of all amounts due to the Holders of RRMS Public Units and (y) twelve months after the Closing Date, and any Holders of the RRMS Certificates or Book-Entry RRMS Common Units who have not theretofore complied with this Section 2.2 shall thereafter look only to Parent and only as general creditors thereof for payment of their claim for the Merger Consideration, any Share Proceeds and any distributions or other distributions to which such Holders may be entitled.

(b) Exchange Procedures. Promptly after the Effective Time, Parent shall, or shall cause the Exchange Agent to, mail to each Holder, as of the Effective Time, of RRMS Public Units whose RRMS Public Units were converted into the right to receive the Merger Consideration a form of letter of transmittal (the “Letter of Transmittal”) (which shall specify that delivery shall be effected, and risk of loss and title to the RRMS Certificates shall pass, only upon proper delivery of the RRMS Certificates (or lost certificate affidavit as contemplated by this Section 2.2(b)) to the Exchange Agent or, in the case of Book-Entry RRMS Common Units, upon adherence to the procedures set forth in the Letter of Transmittal, and which shall be in such customary form and have such other provisions as Parent and RRMS may reasonably agree prior to the Effective Time and instructions for effecting the Surrender of such RRMS Certificates (or lost certificate affidavit as contemplated by this Section 2.2(b)) or Book-Entry RRMS Common Units in exchange for, as applicable, whole shares of Parent Common Stock and any dividends or distributions payable pursuant to Section 2.2(c) and any Fractional Share Proceeds. Subject to Section 2.2(c), upon Surrender to the Exchange Agent of such RRMS Certificates (or lost certificate affidavit as contemplated by this Section 2.2(b)) or Book-Entry RRMS Common Units, together with such properly completed and duly executed Letter of Transmittal and such other documents as may reasonably be required by the Exchange Agent, the Holder of a RRMS Certificate (or lost certificate affidavit as contemplated by this Section 2.2(b)) or Book-Entry RRMS Common Units shall be entitled to receive in exchange therefor, as applicable, (i) that number of whole shares of Parent Common Stock (which shall be in uncertificated book-entry form unless a physical certificate is requested) to which such Holder is entitled pursuant to Section 2.1(c)(i), (ii) the Fractional Share Proceeds, if any, payable in lieu of any fractional shares of Parent Common Stock otherwise issuable and (iii) any dividends or distributions payable pursuant to Section 2.2(c) to which such Holder is entitled. The instructions for effecting the Surrender of RRMS Certificates shall set forth procedures that must be taken by the Holder of any RRMS Certificate that has been lost, destroyed or stolen; it shall be a condition to the right of such Holder to receive the Merger Consideration, the Fractional

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Share Proceeds, if any, and any distributions payable pursuant to Section 2.2(c) that the Exchange Agent shall have received, along with the Letter of Transmittal, a duly executed lost certificate affidavit, including an agreement to indemnify Parent, signed exactly as the name or names of the registered Holder or Holders of RRMS Public Units appeared on the books of RRMS immediately prior to the Effective Time, together with a customary bond and such other documents, in each case, as Parent may reasonably require in connection therewith. After the Effective Time, there shall be no further transfer on the records of RRMS or its transfer agent of RRMS Certificates or Book-Entry RRMS Common Units (provided, however, that the foregoing shall not restrict the transfer of any RRMS Partnership Interest other than the RRMS Public Units after the Effective Time); and if such RRMS Certificates or Book-Entry RRMS Common Units are presented to RRMS or its transfer agent for transfer, they shall be canceled against delivery of the appropriate Merger Consideration, any Fractional Share Proceeds and any distributions payable pursuant to Section 2.2(c) as hereinabove provided. Until Surrendered as contemplated by this Section 2.2(b), each RRMS Certificate or Book-Entry RRMS Common Unit shall be deemed at any time after the Effective Time to represent only the right to receive upon such Surrender the appropriate Merger Consideration, together with any distributions payable pursuant to Section 2.2(c) and Fractional Share Proceeds as contemplated by this Section 2.2. No interest will be paid or will accrue on any Fractional Share Proceeds or any distributions payable pursuant to Section 2.2(c).

(c) Dividends and Distributions with Respect to Unexchanged RRMS Public Units. No dividends or other distributions with respect to shares of Parent Common Stock issued in the Merger with a record date after the Effective Time shall be paid to the Holder of any RRMS Certificate or Book-Entry RRMS Common Units not Surrendered with respect to such shares of Parent Common Stock issuable in respect thereof until the Surrender of such RRMS Certificate or Book-Entry RRMS Common Units in accordance with this Section 2.2. Subject to the effect of applicable Laws, Parent shall pay, or cause the Exchange Agent to pay, to the Holder of each RRMS Certificate or Book-Entry RRMS Common Units, without interest, (i) at the time of Surrender of such RRMS Certificate or Book-Entry RRMS Common Units, the amount of dividends or other distributions previously paid with respect to the whole shares of Parent Common Stock issuable with respect to such RRMS Certificate or Book-Entry RRMS Common Units that have a record date after the Effective Time and a payment date on or prior to the time of Surrender and (ii) at the appropriate payment date, the amount of dividends and distributions payable with respect to such whole shares of Parent Common Stock with a record date after the Effective Time and prior to such Surrender and a payment date subsequent to such Surrender.

(d) No Further Ownership Rights in RRMS Public Units. All Merger Consideration issued upon the Surrender for exchange of RRMS Certificates or Book-Entry RRMS Common Units in accordance with the terms of this Article II (including any Fractional Share Proceeds and dividends and distributions payable pursuant to Section 2.2(c)) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the RRMS Public Units heretofore represented by such RRMS Certificates or Book-Entry RRMS Common Units (including all rights to common units arrearages), subject, however, to Parent’s obligation, with respect to RRMS Public Units outstanding immediately prior to the Effective Time, to pay any distributions with a record date prior to the Effective Time that may have been declared or made by RRMS on such RRMS Common Units in accordance with the terms of this Agreement on or prior to the Effective Time and that remain unpaid at the Closing Date.

(e) No Liability. To the extent permitted by applicable Law, none of Parent, Merger Sub, RRMS, RRMS General Partner or their respective Affiliates or the Exchange Agent shall be liable to any Person in respect of any Merger Consideration, distribution or Fractional Share Proceeds properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any RRMS Certificates or Book-Entry RRMS Common Units shall not have been Surrendered immediately prior to such date on which any Merger Consideration, any Fractional Share Proceeds or any distributions with respect to RRMS Common Units or shares of Parent Common Stock in respect of such RRMS Certificate or Book-Entry RRMS Common Units would escheat to or become the property of any Governmental Entity, any such units, cash or distributions in respect of such RRMS Certificates or Book-Entry RRMS Common Units shall, to the extent permitted by applicable Law, become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.

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(f) Withholding Rights. Parent, Merger Sub and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement, without duplication, such amounts, which may include shares of Parent Common Stock, as Parent, Merger Sub or the Exchange Agent reasonably deems to be required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld or paid over to or deposited with the relevant Governmental Entity by Parent, Merger Sub or the Exchange Agent, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made by Parent, Merger Sub or the Exchange Agent, as the case may be.

(g) No Dissenters’ Rights. No dissenters’ or appraisal rights shall be available with respect to the Merger or the other transactions contemplated by this Agreement.

SECTION 2.3 Treatment of RRMS Restricted Unit Awards and RRMS UDRs.

(a) At the Effective Time, each RRMS Restricted Unit Award that is not vested and does not vest in accordance with its terms (as set forth in an applicable award agreement) as a result of the transactions contemplated by this Agreement and that is outstanding as of immediately prior to the Effective Time, shall cease to represent an award with respect to RRMS Common Units and shall be converted into an award with respect to shares of Parent Common Stock (a “Parent Award”), subject to the same vesting and forfeiture provisions as were applicable to such RRMS Restricted Unit Award immediately prior to the Effective Time, with the number of shares of Parent Common Stock subject to each such Parent Award to be equal to the number of RRMS Common Units subject to each such RRMS Restricted Unit Award immediately prior to the Effective Time multiplied by the Merger Consideration (rounded down to the nearest whole share), with any corresponding accrued but unpaid UDRs (as defined in the RRMS Equity Incentive Plan) with respect to any RRMS Restricted Unit Awards to be assumed by Parent, remain outstanding and continue to represent an obligation with respect to the applicable Parent Award.

(b) Prior to the Effective Time, RRMS and RRMS General Partner shall take all action necessary to effectuate the provisions of this Section 2.3. RRMS and RRMS General Partner shall ensure that, as of immediately following the Effective Time, no holder of a RRMS Restricted Unit Award or participant in the RRMS Equity Incentive Plan shall have any rights thereunder to acquire, or other rights in respect of, the equity of RRMS, the Surviving Entity or any of the RRMS Subsidiaries.

(c) Parent shall reserve for issuance a number of shares of Parent Common Stock at least equal to the number of shares of Parent Common Stock that will be subject to the Parent Awards as a result of the actions contemplated by this Section 2.3. As soon as practicable following the Effective Time, Parent shall, to the extent legally required, file a registration statement on Form S-8 (or any successor form, or if Form S-8 is not available, other appropriate forms, including Form S-3) with respect to the shares of Parent Common Stock subject to such Parent Awards and shall use its reasonable best efforts to maintain the effectiveness of any such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Parent Awards remain outstanding and the offering with respect thereto is required to be registered.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE RRMS PARTIES

Except (i) as set forth in a section of the RRMS Disclosure Letter corresponding to the applicable section of this Article III to which such disclosure applies (provided that any information set forth in one section of the RRMS Disclosure Letter shall be deemed to apply to each other section thereof to which its relevance is reasonably apparent on its face) or (ii) as disclosed in the RRMS SEC Reports (excluding any disclosures set

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forth in such RRMS SEC Report under the heading “Risk Factors” or in any section related to forward-looking statements (other than any factual information contained within such headings, disclosure or statements)) filed on or after January 1, 2015 and prior to the Execution Date (without giving effect to any SEC Report or any amendment to any SEC Report in each case filed on or after the Execution Date), RRMS and, with respect to itself where provided for in this Article III, the RRMS General Partner each hereby represent and warrant to the Parent Parties that:

SECTION 3.1 Organization and Existence.

(a) Each of the RRMS Parties is a limited partnership or limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware and has all requisite limited partnership or limited liability company power and authority to own, operate and lease its properties and assets and to carry on its business as now conducted.

(b) Each of the RRMS Subsidiaries (other than any of the RRMS Parties) is an entity duly organized or formed, as applicable, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of its respective jurisdiction of organization or formation and has all requisite power and authority to own, operate and lease its properties and assets and to carry on its business as now conducted.

(c) Each of the RRMS Group Entities is duly licensed or qualified to do business and is in good standing in the states in which the character of the properties and assets owned or held by it or the nature of the business conducted by it requires it to be so licensed or qualified, except where the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, have a RRMS Material Adverse Effect.

(d) RRMS has made available to Parent true and complete copies of the Governing Documents of each RRMS Party in effect as of the Execution Date. All such Governing Documents are in full force and effect and no RRMS Party is in violation of any provisions thereof.

SECTION 3.2 Authority and Approval. Each of the RRMS Parties has all requisite limited liability company or limited partnership power and authority to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform all of the terms and conditions hereof to be performed by it, subject to receipt of the RRMS Vote, in the case of RRMS. The execution and delivery of this Agreement by each of the RRMS Parties, the consummation of the transactions contemplated hereby and the performance of all of the terms and conditions hereof to be performed by the RRMS Parties have been duly authorized and approved by all requisite limited partnership or limited liability company action on the part of each of the RRMS Parties, subject to receipt of the RRMS Vote, in the case of RRMS. At a meeting duly called and held, the RRMS Conflicts Committee, by unanimous vote, in good faith (a) determined that this Agreement and the transactions contemplated hereby are in the best interest of RRMS considering the interests of the RRMS Unaffiliated Holders, (b) approved this Agreement and the transactions contemplated hereby, including the Merger (the foregoing constituting RRMS Special Approval), and (c) resolved to approve, and to recommend to the RRMS Board the approval of, this Agreement and the consummation of the transactions contemplated hereby, including the Merger. Upon the receipt of the recommendation of the RRMS Conflicts Committee, at a meeting duly called and held, the RRMS Board, by unanimous vote, (a) approved this Agreement and the transactions contemplated hereby, including the Merger, and (b) directed that this Agreement be submitted to a vote of Holders of RRMS Common Units and authorized the Holders of RRMS Common Units to act by written consent pursuant to Section 13.11 of the RRMS Partnership Agreement. Following such approval by the RRMS Conflicts Committee and the RRMS Board, RRMS Holdings approved this Agreement and the transactions contemplated hereby, including the Merger. The adoption of this Agreement by the affirmative vote or consent of the Holders of at least a Unit Majority (as defined in the RRMS Partnership Agreement) (the “RRMS Vote”) is the only vote or approval of the holders of any partnership interests in RRMS necessary to approve and adopt this Agreement and approve and consummate the transactions contemplated by this Agreement, including the Merger. This Agreement has been duly executed and delivered by each of the RRMS Parties and constitutes the valid and

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legally binding obligation of each of the RRMS Parties, enforceable against each of the RRMS Parties in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws affecting the enforcement of creditors’ rights and remedies generally and by general principles of equity (whether applied in a Proceeding at law or in equity).

SECTION 3.3 No Conflict; Consents.

(a) Except as set forth on Section 3.3(a) of the RRMS Disclosure Letter, and subject to the consent, approval, license, permit, order, authorization, filings and notices referred to in Section 3.3(b) and receipt of the RRMS Vote, the execution, delivery and performance of this Agreement by each of the RRMS Parties does not, and the fulfillment and compliance with the terms and conditions hereof and the consummation of the transactions contemplated hereby will not, (i) contravene, violate, conflict with any of, result in any breach of, or require the consent of any Person under, the terms, conditions or provisions of the Governing Documents of any of the RRMS Parties; (ii) contravene, conflict with or violate any provision of applicable Laws; (iii) conflict with, result in a breach of, constitute a default under (whether with notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under, or result in the suspension, termination or cancellation of, or in a right of suspension, termination or cancellation of, any indenture, deed of trust, mortgage, debenture, note, agreement, contract, commitment, license, concession, permit, lease, joint venture, obligation or other instrument to which any of the RRMS Group Entities is a party or by which any of the RRMS Group Entities or any of their assets are bound; or (iv) result in the creation of any Lien (other than Permitted Liens) on any of the assets or businesses of any of the RRMS Group Entities under any such indenture, deed of trust, mortgage, debenture, note, agreement, contract, commitment, license, concession, permit lease, joint venture, obligation or other instrument, except in the case of clauses (ii), (iii) and (iv), for those items that would not, individually or in the aggregate, have a RRMS Material Adverse Effect.

(b) No consent, approval, license, permit, order or authorization of, or any filing with or notice to, any Governmental Entity is required to be obtained or made by any of the RRMS Group Entities in connection with the execution, delivery, and performance of this Agreement or the consummation of the transactions contemplated hereby or thereby, except (i) as have been waived or obtained or with respect to which the time for asserting such right has expired, (ii) for (A) such filings and reports as may be required pursuant to the applicable requirements of the Securities Act, the Exchange Act, and any other applicable state or federal securities, takeover and “blue sky” Laws, (B) any filings and approvals required under the rules and regulations of the NYSE, or (C) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, or (iii) for those which would not, individually or in the aggregate, have a RRMS Material Adverse Effect (including such consents, approvals, licenses, permits, orders or authorizations that are not customarily obtained prior to the Closing and are reasonably expected to be obtained in the ordinary course of business following the Closing).

SECTION 3.4 Capitalization; Limited Partner Interests.

(a) As of the Execution Date, the outstanding capitalization of RRMS consists of 37,014,462 RRMS Common Units (including 176,704 RRMS Common Units subject to RRMS Restricted Unit Awards), the RRMS General Partner Interest and the RRMS Incentive Distribution Rights. All of such RRMS Common Units and RRMS Incentive Distribution Rights and the limited partner interests represented thereby, with respect to the RRMS Common Units, have been duly authorized and validly issued in accordance with the RRMS Partnership Agreement, and are fully paid (to the extent required under the RRMS Partnership Agreement) and nonassessable (except as such nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the DRULPA and the RRMS Partnership Agreement). The RRMS General Partner is the sole owner of the RRMS General Partner Interest and the RRMS General Partner Interest has been duly authorized and validly issued in accordance with the RRMS Partnership Agreement. As of the Execution Date, (i) 743,497 RRMS Common Units were reserved

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for issuance under the RRMS Equity Incentive Plan, of which (A) 176,704 RRMS Common Units were subject to outstanding restricted unit awards (the “RRMS Restricted Unit Awards”) and (B) no RRMS Common Units were subject to outstanding options, unit appreciation rights, phantom units, or other unit-based awards of any other kind. All RRMS Common Units reserved for issuance under the RRMS Equity Incentive Plan, when issued in accordance with the respective terms thereof, are or will be duly authorized, validly issued, fully paid and nonassessable. Except as set forth above in this Section 3.4(a), as of the Execution Date there are not any RRMS Common Units, partnership interests, voting securities or other equity interests of RRMS issued and outstanding or any Rights issued or granted by, or binding upon, RRMS, except as set forth in the RRMS SEC Reports (without giving effect to any SEC Report or any amendment to any SEC Report in each case filed on or after the Execution Date) or the RRMS Partnership Agreement as in effect on the Execution Date, except for awards granted under the RRMS Equity Incentive Plan, or except as expressly contemplated by this Agreement. Except as set forth in the RRMS Partnership Agreement as in effect on the Execution Date, there are no outstanding obligations of RRMS or any RRMS Group Entity to repurchase, redeem or otherwise acquire any RRMS Common Units or other partnership interests, voting securities or other equity interests or any Rights of RRMS or any RRMS Group Entity. There are no outstanding bonds, debentures, notes or other indebtedness, the holders of which have the right to vote (or which are convertible or exchangeable into or exercisable for securities having the right to vote) with the limited partners of RRMS on any matter.

(b) Section 3.4(b) of the RRMS Disclosure Letter sets forth a true and complete list of the RRMS Subsidiaries as of the Execution Date. As of the Execution Date, all of the outstanding shares of capital stock or other equity or voting interests of each RRMS Subsidiary owned directly or indirectly by the RRMS Parties (i) are owned, beneficially and of record free and clear of all Liens in the percentages set out on Section 3.4(b) of the RRMS Disclosure Letter and (ii) have been duly authorized and are validly issued, fully paid (with respect to RRMS Subsidiaries that are limited liability companies or limited partnerships, to the extent required under the limited liability company agreement or limited partnership agreement of the applicable RRMS Subsidiary) and nonassessable (with respect to RRMS Subsidiaries that are limited liability companies or limited partnerships, except as such nonassessability may be affected by Sections 18-607 and 18-804 of the DLLCA or by Sections 17-303, 17-403, 17-607 and 17-804 of the DRULPA and the Governing Documents of the applicable entity).

(c) Other than ownership interests in the RRMS Subsidiaries set forth on Section 3.4(b) of the RRMS Disclosure Letter, RRMS does not own beneficially, directly or indirectly, any equity securities or other ownership interests of any Person as of the Execution Date. There are no outstanding Rights issued or granted by, or binding upon, any of the RRMS Subsidiaries as of the Execution Date.

(d) Except as set forth in this Section 3.4 or as otherwise issued or committed to issue after the date of this Agreement, neither RRMS nor any RRMS Subsidiary has issued any compensatory equity or equity-linked award that remains outstanding, nor has any such entity committed to issue any such award.

SECTION 3.5 SEC Documents; Internal Controls.

(a) Since January 1, 2015, all reports, including but not limited to the Annual Reports on Form 10-K, the Quarterly Reports on Form 10-Q and the Current Reports on Form 8-K (whether filed on a voluntary basis or otherwise), forms, schedules, certifications, prospectuses, registration statements and other documents required to be filed or furnished by RRMS or any RRMS Subsidiary with or to the SEC have been or will be timely filed or furnished (the “RRMS SEC Reports”). Each of the RRMS SEC Reports (i) complied in all material respects with the requirements of applicable Law (including the Exchange Act, the Securities Act and the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder (the “Sarbanes-Oxley Act”)), and (ii) as of its effective date (in the case of RRMS SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act) and as of its filing date did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except for any statements (x) in any RRMS SEC Report that may have been modified by an amendment to such report or a subsequent report

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filed with the SEC prior to the Execution Date or (y) with respect to information supplied in writing by or on behalf of Parent, as to which RRMS makes no representation or warranty.

(b) No RRMS Subsidiary is required to file reports, forms or other documents with the SEC pursuant to the Exchange Act. There are no outstanding comments from, or unresolved issues raised by, the staff of the SEC with respect to the RRMS SEC Reports. No enforcement action has been initiated against RRMS relating to disclosures contained or omitted from any RRMS SEC Report.

(c) RRMS makes and keeps books, records, and accounts and has devised and maintains a system of internal controls, in each case, as required pursuant to Section 13(b)(2) under the Exchange Act. RRMS has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act and the applicable listing standards of the NYSE. Such disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by RRMS in the reports that it files under the Exchange Act are recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to its management as appropriate to allow timely decisions regarding required disclosure. RRMS General Partner’s principal executive officer and its principal financial officer have disclosed, based on their most recent evaluation, to RRMS’s auditors and the audit committee of the RRMS Board (x) all significant deficiencies in the designation or operation of internal controls which could adversely affect RRMS’s ability to record, process, summarize and report financial data and have identified for RRMS’s auditors any material weakness in internal controls and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in RRMS’s internal controls.

(d) Since January 1, 2015, the principal executive officer and principal financial officer of the RRMS General Partner have made all certifications (without qualification or exceptions to the matters certified, except as to Knowledge) required by the Sarbanes-Oxley Act, and the statements contained in any such certifications are complete and correct, and none of such entities or its officers have received notice from any Governmental Entity questioning or challenging the accuracy, completeness, form or manner of filing or submission of such certification. As of the Execution Date, and except as disclosed in a RRMS SEC Report filed with the SEC prior to the Execution Date, none of such entities has any Knowledge of any material weaknesses in the design or operation of such internal controls over financial reporting.

SECTION 3.6 Financial Statements; Undisclosed Liabilities.

(a) RRMS’s Annual Report on Form 10-K filed with the SEC on February 26, 2016 (the “RRMS 10-K”) sets forth a true and complete copy of the consolidated audited statements of income, changes in equity and cash flows for each of the three years in the period ended December 31, 2015 and consolidated balance sheets as of December 31, 2015 and 2014 for RRMS, including the notes thereto, and RRMS’s Quarterly Report on Form 10-Q filed with the SEC on May 6, 2016 (the “RRMS 10-Q”) sets forth a true and complete copy of the unaudited condensed consolidated statements of income and cash flows for each of the three month periods ending March 31, 2016 and March 31, 2015 and unaudited condensed consolidated balance sheet as of March 31, 2016 for RRMS, including the notes thereto (the referenced financial statements set forth in the RRMS 10-K and in the RRMS 10-Q are collectively referred to as the “RRMS Financial Statements”). The RRMS Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as may be indicated in the notes thereto) and present fairly in all material respects the consolidated financial position of RRMS as of such dates and the consolidated statements of income and cash flows of RRMS for such periods, except as otherwise noted therein. Except as set forth in the RRMS Financial Statements, there are no off-balance sheet arrangements that would, individually or in the aggregate, have a RRMS Material Adverse Effect. RRMS has not had any disagreement with its independent public accounting firm that required disclosure in the RRMS SEC Reports.

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(b) There are no liabilities or obligations of RRMS, RRMS General Partner or the RRMS Subsidiaries (whether known or unknown and whether accrued, absolute, contingent or otherwise) and there are no facts or circumstances that would reasonably be expected to result in any such liabilities or obligations, whether arising in the context of federal, state or local judicial, regulatory, administrative or permitting agency Proceedings, other than (i) liabilities or obligations disclosed, reflected or reserved against in the RRMS Financial Statements, (ii) current liabilities incurred in the ordinary course of business since December 31, 2015, (iii) liabilities and obligations incurred under or in accordance with this Agreement or in connection with the transactions contemplated by this Agreement, and (iv) liabilities or obligations (whether known or unknown and whether accrued, absolute, contingent or otherwise) that would not, individually or in the aggregate, have a RRMS Material Adverse Effect.

SECTION 3.7 Real Property; Rights-of-Way.

(a) Each of the RRMS Group Entities has good, valid and marketable title to all real property, good and valid leasehold interest in each material lease, sublease and other agreement under which the RRMS Group Entities uses or occupies or has the right to use or occupy any material real property and good title to all tangible personal property owned by the RRMS Group Entities that is sufficient for the operation of their respective businesses as presently conducted, free and clear of all Liens (except Permitted Liens), except as would not, individually or in the aggregate, have a RRMS Material Adverse Effect.

(b) Each of the RRMS Group Entities has such consents, easements, rights-of-way, permits and licenses from each Person (collectively, “Rights-of-Way”) as are sufficient to conduct its business in the manner described, and subject to the limitations, qualifications, reservations and encumbrances contained, in any RRMS SEC Report filed on or prior to the Execution Date, except for such Rights-of-Way the absence of which would not, individually or in the aggregate, have a RRMS Material Adverse Effect. Each of the RRMS Group Entities has fulfilled and performed all its material obligations with respect to such Rights-of-Way and no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or would result in any impairment of the rights of the holder of any such Rights-of-Way, except for such revocations, terminations and impairments that would not, individually or in the aggregate, have a RRMS Material Adverse Effect.

(c) (i) (A) there are no pending Proceedings to modify the zoning classification of, or to condemn or take by power of eminent domain, all or any of the assets of the RRMS Group Entities and (B) none of the RRMS Parties have Knowledge of any such threatened Proceeding, which (in the case of clause (A) or (B)), if pursued, would, individually or in the aggregate, have a RRMS Material Adverse Effect, (ii) to the extent located in jurisdictions subject to zoning, the assets of the RRMS Group Entities that are real property (owned or leased) are properly zoned for the existence, occupancy and use of all of the improvements located on the owned and leased real property and on the Rights-of-Way held by any of the RRMS Group Entities, except as would not, individually or in the aggregate, have a RRMS Material Adverse Effect, and (iii) none of such improvements are subject to any conditional use permits or “permitted non-conforming use” or “permitted non-conforming structure” classifications or similar permits or classifications, except as would not, either currently or in the case of a rebuilding of or additional construction of improvements, individually or in the aggregate, have a RRMS Material Adverse Effect.

SECTION 3.8 Litigation; Laws and Regulations. Except as would not, individually or in the aggregate, have a RRMS Material Adverse Effect:

(a) There are no (i) civil, criminal, regulatory or administrative actions, suits, claims, hearings, arbitrations, inquiries, subpoenas, investigations or proceedings (“Proceedings”) pending or, to the Knowledge of the RRMS Parties, threatened against or affecting the RRMS Group Entities, their assets, or any of the operations of the RRMS Group Entities related thereto or (ii) judgments, orders, decrees or injunctions of any Governmental Entity, whether at law or in equity (“Orders”), against or affecting the RRMS Group Entities, their assets, or any of the operations of the RRMS Group Entities related thereto.

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(b) None of the RRMS Group Entities (i) is in violation of or in default under its Governing Documents or (ii) is in violation of any applicable Law, except in the case of each of clause (i) and (ii) for such violations or defaults that would not, individually or in the aggregate, have a RRMS Material Adverse Effect.

SECTION 3.9 No Adverse Changes. Except as described in the RRMS Financial Statements:

(a) since December 31, 2015, there has not been a RRMS Material Adverse Effect;

(b) since December 31, 2015, there has not been any material damage, destruction or loss to any material portion of the assets of the RRMS Group Entities, whether or not covered by insurance; and

(c) since December 31, 2015, neither RRMS nor any other RRMS Group Entity has taken any action described in Section 5.1(a) that, if taken after the date of this Agreement and prior to the Effective Time without the prior written consent of Parent, would violate such provisions.

SECTION 3.10 Taxes. Except as would not, individually or in the aggregate, have a RRMS Material Adverse Effect, (a) all Tax Returns required to be filed by or with respect to RRMS or any of the RRMS Subsidiaries or their assets have been filed on a timely basis (taking into account all extensions of due dates); (b) all Taxes owed by RRMS or any of the RRMS Subsidiaries, which are or have become due, have been timely paid in full; (c) there are no Liens on any of the assets of RRMS or any of the RRMS Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax on any of such assets, other than Permitted Liens; (d) there is no pending Proceeding for assessment or collection of Taxes and no Tax assessment, deficiency or adjustment has been asserted or proposed with respect to RRMS or any of the RRMS Subsidiaries or their assets; (e) RRMS is not a “corporation” under Code Section 7704(a) and is and has always at all times since its formation been properly treated as a partnership for U.S. federal income tax purposes; (f) for U.S. federal income tax purposes, the RRMS Subsidiaries are either (i) disregarded as separate from RRMS, (ii) partnerships, or (iii) with regard only to Rose Rock Finance Corporation, a corporation; and (g) RRMS and any of the RRMS Subsidiaries that is classified as a partnership for U.S. federal income tax purposes has in effect an election under Code Section 754.

SECTION 3.11 Environmental Matters. Except as would not, individually or in the aggregate, have a RRMS Material Adverse Effect: (a) the RRMS Group Entities, their assets and their operations relating thereto are in compliance with applicable Environmental Laws; (b) no circumstances exist with respect to the RRMS Group Entities, their assets or their operations relating thereto that give rise to an obligation under any applicable Environmental Laws of the RRMS Group Entities to investigate or remediate the presence or release of Hazardous Materials on any real property or rights-of-way owned, leased or otherwise impacted by RRMS Group Entities operations, including off-site waste disposal sites; (c) the RRMS Group Entities, their assets or their operations related thereto are not subject to any pending or, to the Knowledge of the RRMS Parties, threatened Proceeding under any Environmental Law (including designation as a potentially responsible party under CERCLA or any similar local or state Law); (d) all notices, registrations, permits, permit exemptions, approvals, licenses or similar authorizations required under Environmental Law (“Environmental Permits”), if any, required to be obtained or filed by the RRMS Group Entities with respect to their assets or their operations relating thereto have been duly obtained or filed and are in full force and effect and none of the RRMS Group Entities has received any notice regarding the revocation, suspension or amendment of any Environmental Permit as of the time of the Closing; (e) there has been no release of any Hazardous Material into the environment by the RRMS Group Entities on their assets or as a result of their operations relating thereto, except in compliance with applicable Environmental Law; and (f) there has been no exposure of any Person or real property to any Hazardous Material in connection with RRMS Group Entities assets or as a result of RRMS Group Entities operations.

SECTION 3.12 Licenses; Permits.

(a) The RRMS Group Entities have all licenses, franchises, tariffs, grants, easements, variances, exceptions, permits and authorizations (other than Environmental Permits) issued or granted by Governmental

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Entities that are necessary for the conduct of their respective businesses as now being conducted or have obtained valid waivers therefrom (collectively, “Permits”), except where the failure to obtain such Permit would not, individually or in the aggregate, have a RRMS Material Adverse Effect.

(b) All Permits are validly held by the RRMS Group Entities and are in full force and effect, except as would not, individually or in the aggregate, have a RRMS Material Adverse Effect.

(c) The RRMS Group Entities have complied with all terms and conditions of the Permits, except as would not, individually or in the aggregate, have a RRMS Material Adverse Effect. No suspension or cancellation of any Permit is pending or, to the Knowledge of the RRMS Parties, threatened, except as would not, individually or in the aggregate, have a RRMS Material Adverse Effect.

(d) The Permits will not be subject to suspension, modification, revocation or non-renewal as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except, in each case, as would not, individually or in the aggregate, have a RRMS Material Adverse Effect.

(e) No Proceeding is pending or, to the Knowledge of the RRMS Parties, threatened with respect to any alleged failure by the RRMS Group Entities to have any material Permit necessary for the operation of any asset or the conduct of their businesses or to be in compliance therewith.

SECTION 3.13 Contracts.

(a) Except for this Agreement or as filed or publicly furnished with the SEC prior to the Execution Date, none of the RRMS Group Entities is a party to or bound by, as of the Execution Date, any contract or other agreement (whether written or oral) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to RRMS (each contract that is described in this Section 3.13(a) being a “RRMS Material Contract”).

(b) Except as would not, individually or in the aggregate, have a RRMS Material Adverse Effect, with respect to each of the RRMS Group Entities: (i) each RRMS Material Contract to which such entity is a party is legal, valid and binding on and enforceable against such entity, and in full force and effect; (ii) each RRMS Material Contract to which such entity is a party will continue to be legal, valid and binding on and enforceable against such entity, and in full force and effect on identical terms following the consummation of the transactions contemplated by this Agreement; (iii) such entity that is a party to each RRMS Material Contract is not in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default by any such party, or permit termination, modification, or acceleration, under the RRMS Material Contract; and (iv) to the Knowledge of the RRMS Parties, no other party to any RRMS Material Contract is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default by such other party, or permit termination, modification or acceleration under any RRMS Material Contract other than in accordance with its terms nor has any other party repudiated any provision of the RRMS Material Contract.

SECTION 3.14 Brokerage Arrangements. Except for RRMS’s obligations to Evercore Group L.L.C., the fees and expenses of which will be paid by RRMS, none of the RRMS Parties has entered (directly or indirectly) into any agreement with any Person that would obligate the RRMS Parties to pay any commission, brokerage or “finder’s fee” or other similar fee in connection with this Agreement or the transactions contemplated hereby.

SECTION 3.15 State Takeover Laws. RRMS has taken all action necessary to render inapplicable to this Agreement and the transactions contemplated hereby, including the Merger, any potentially applicable state takeover Laws and any applicable takeover provision of the RRMS Partnership Agreement or other Governing Documents of RRMS.

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SECTION 3.16 Opinion of Financial Advisor. The RRMS Conflicts Committee has received the opinion of Evercore Group L.L.C., dated as of the Execution Date, to the effect that, as of the date thereof and subject to the qualifications, limitations and assumptions set forth therein, the exchange ratio implied by the Merger Consideration is fair, from a financial point of view, to the holders of outstanding RRMS Common Units, other than the Parent and its affiliates.

SECTION 3.17 Information Supplied. None of the information supplied (or to be supplied) in writing by or on behalf of RRMS specifically for inclusion or incorporation by reference in (a) the registration statement on Form S-4 to be filed with the SEC by Parent with respect to the issuance of shares of Parent Common Stock in connection with the Merger (as amended or supplemented from time to time, the “Registration Statement”) will, at the time the Registration Statement, or any amendment or supplement thereto, is filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading, and (b) the proxy statement filed by Parent with the SEC in connection with the Parent Stock Issuance Approval (the “Parent Proxy Statement”) will, on the date it is first mailed to stockholders of Parent, and at the time of the Parent Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, RRMS makes no representation or warranty with respect to information supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in any of the foregoing documents.

SECTION 3.18 Insurance. Except as would not, individually or in the aggregate, have a RRMS Material Adverse Effect, (a) the businesses and assets of the RRMS Group Entities are covered by, and insured under, insurance policies underwritten by reputable insurers that include coverages and related limits and deductibles that are customary in the industries in which the RRMS Group Entities conduct business, (b) all such insurance policies are in full force and effect and all premiums due and payable on such policies have been paid, and (c) no notice of cancellation of, material premium increase of, or indication of an intention not to renew, any such insurance policy has been received by the RRMS Group Entities other than in the ordinary course of business.

SECTION 3.19 Condition of Assets. Except as would not, individually or in the aggregate, have a RRMS Material Adverse Effect, the assets of the RRMS Group Entities have been maintained and repaired in the same manner as would a prudent operator of such assets, and are adequate for the purposes for which they are currently used.

SECTION 3.20 Investment Company Act. RRMS is not, nor immediately after the Closing will be, subject to regulation under the Investment Company Act of 1940, as amended.

SECTION 3.21 Waivers and Disclaimers. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES AND OTHER COVENANTS AND AGREEMENTS MADE BY THE RRMS PARTIES IN THIS AGREEMENT, THE RRMS PARTIES HAVE NOT MADE, DO NOT MAKE, AND SPECIFICALLY NEGATE AND DISCLAIM ANY REPRESENTATIONS, WARRANTIES, PROMISES, COVENANTS, AGREEMENTS OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS, IMPLIED OR STATUTORY, ORAL OR WRITTEN, PAST OR PRESENT REGARDING (A) THE VALUE, NATURE, QUALITY OR CONDITION OF THEIR ASSETS INCLUDING THE WATER, SOIL, GEOLOGY OR ENVIRONMENTAL CONDITION OF THEIR ASSETS GENERALLY, INCLUDING THE PRESENCE OR LACK OF HAZARDOUS SUBSTANCES ON OR OTHER MATTERS REGARDING THEIR ASSETS, (B) THE INCOME TO BE DERIVED FROM THEIR ASSETS, (C) THE SUITABILITY OF THEIR ASSETS FOR ANY AND ALL ACTIVITIES AND USES THAT MAY BE CONDUCTED THEREON, (D) THE COMPLIANCE OF OR BY THEIR ASSETS OR THEIR OPERATION WITH ANY LAWS (INCLUDING ANY ZONING, ENVIRONMENTAL PROTECTION, POLLUTION OR LAND USE LAWS,

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RULES, REGULATIONS, ORDERS OR REQUIREMENTS), OR (E) THE HABITABILITY, MERCHANTABILITY, MARKETABILITY, PROFITABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THEIR ASSETS. EXCEPT TO THE EXTENT PROVIDED IN THIS AGREEMENT, NEITHER THE RRMS PARTIES NOR ANY OF THEIR AFFILIATES SHALL BE LIABLE OR BOUND IN ANY MANNER BY ANY VERBAL OR WRITTEN STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE RRMS PARTIES, THEIR BUSINESSES OR THEIR ASSETS FURNISHED BY ANY AGENT, EMPLOYEE, SERVANT OR THIRD PARTY. THE PROVISIONS OF THIS SECTION 3.21 HAVE BEEN NEGOTIATED BY THE PARTIES AFTER DUE CONSIDERATION AND ARE INTENDED TO BE A COMPLETE EXCLUSION AND NEGATION OF ANY REPRESENTATIONS OR WARRANTIES, WHETHER EXPRESS, IMPLIED OR STATUTORY, WITH RESPECT TO THE RRMS GROUP ENTITIES, THEIR BUSINESSES OR THEIR ASSETS THAT MAY ARISE PURSUANT TO ANY LAW NOW OR HEREAFTER IN EFFECT, OR OTHERWISE, EXCEPT AS SET FORTH IN THIS AGREEMENT.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE PARENT PARTIES

Except (i) as set forth in a section of the Parent Disclosure Letter corresponding to the applicable section of this Article IV to which such disclosure applies (provided that any information set forth in one section of the Parent Disclosure Letter shall be deemed to apply to each other section thereof to which its relevance is reasonably apparent on its face) or (ii) as disclosed in the Parent SEC Reports (excluding any disclosures set forth in such Parent SEC Report under the heading “Risk Factors” or in any section related to forward-looking statements (other than any factual information contained within such headings, disclosure or statements)) filed on or after January 1, 2015 and prior to the Execution Date (without giving effect to any SEC Report or any amendment to any SEC Report in each case filed on or after the Execution Date), Parent hereby represents and warrants to the RRMS Parties that:

SECTION 4.1 Organization and Existence.

(a) Each of the Parent Parties is a corporation or limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate or limited liability company power and authority to own, operate and lease its properties and assets and to carry on its business as now conducted.

(b) Each of the Parent Subsidiaries (other than Merger Sub) is an entity duly organized or formed, as applicable, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of its respective jurisdiction of organization or formation and has all requisite power and authority to own, operate and lease its properties and assets and to carry on its business as now conducted.

(c) Each of the Parent Group Entities is duly licensed or qualified to do business and is in good standing in the states in which the character of the properties and assets owned or held by it or the nature of the business conducted by it requires it to be so licensed or qualified, except where the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, have a Parent Material Adverse Effect.

(d) Parent has made available to RRMS true and complete copies of the Governing Documents of each Parent Party in effect as of the Execution Date. All such Governing Documents are in full force and effect and no Parent Party is in violation of any provisions thereof.

(e) All of the issued and outstanding limited liability company interests of Merger Sub are owned, beneficially and of record, by Rose Rock Midstream Holdings, LLC. Merger Sub was formed solely for the purpose of engaging in the Merger and the other transactions contemplated by this Agreement. Merger Sub has not incurred, directly or indirectly, any obligations or conducted any business other than incident to its formation and pursuant to this Agreement, the Merger and the other transactions contemplated hereby.

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SECTION 4.2 Authority and Approval. Each of the Parent Parties has all requisite corporate or limited liability company power and authority to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform all of the terms and conditions hereof to be performed by it, subject to obtaining the Parent Stock Issuance Approval in the case of Parent. The execution and delivery of this Agreement by each of the Parent Parties, the consummation of the transactions contemplated hereby and the performance of all of the terms and conditions hereof to be performed by the Parent Parties have been duly authorized and approved by all requisite corporate or limited liability company action on the part of each of the Parent Parties, subject to obtaining the Parent Stock Issuance Approval in the case of Parent. At a meeting duly called and held, the Parent Board, by unanimous vote, (a) determined that this Agreement and the transactions contemplated hereby, including the Merger and the Parent Stock Issuance, are in the best interest of Parent and Holders of Parent Common Stock, (b) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger and the Parent Stock Issuance, and (c) resolved to submit the Parent Stock Issuance to a vote of Parent’s stockholders and recommend approval of the Parent Stock Issuance. The affirmative vote (in person or by proxy) of the holders of a majority of the aggregate voting power present at the Parent Stockholder Meeting or any adjournment or postponement thereof to approve the Parent Stock Issuance (the “Parent Stock Issuance Approval”) is the only vote or approval of the holders of any class or series of the capital stock of Parent necessary to approve the Parent Stock Issuance and approve and consummate the transactions contemplated by this Agreement, including the Merger. This Agreement has been duly executed and delivered by each of the Parent Parties and constitutes the valid and legally binding obligation of each of the Parent Parties, enforceable against each of the Parent Parties in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws affecting the enforcement of creditors’ rights and remedies generally and by general principles of equity (whether applied in a Proceeding at law or in equity). As of the Execution Date, RRMS Holdings is the record holder and beneficial owner in the aggregate of, and has the right to vote, a majority of the RRMS Common Units outstanding on the date hereof.

SECTION 4.3 No Conflict; Consents.

(a) Except as set forth on Section 4.3(a) of the Parent Disclosure Letter, and subject to the consent, approval, license, permit, order, authorization, filings and notices referred to in Section 4.3(b) and receipt of the Parent Stock Issuance Approval, the execution, delivery and performance of this Agreement by each of the Parent Parties does not, and the fulfillment and compliance with the terms and conditions hereof and the consummation of the transactions contemplated hereby will not, (i) contravene, violate, conflict with any of, result in any breach of, or require the consent of any Person under, the terms, conditions or provisions of the Governing Documents of any of the Parent Parties; (ii) contravene, conflict with or violate any provision of applicable Laws; (iii) conflict with, result in a breach of, constitute a default under (whether with notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under, or result in the suspension, termination or cancellation of, or in a right of suspension, termination or cancellation of, any indenture, deed of trust, mortgage, debenture, note, agreement, contract, commitment, license, concession, permit, lease, joint venture, obligation or other instrument to which any of the Parent Group Entities is a party or by which any of the Parent Group Entities or any of their assets are bound; or (iv) result in the creation of any Lien (other than Permitted Liens) on any of the assets or businesses of any of the Parent Group Entities under any such indenture, deed of trust, mortgage, debenture, note, agreement, contract, commitment, license, concession, permit lease, joint venture, obligation or other instrument, except in the case of clauses (ii), (iii) and (iv), for those items that would not, individually or in the aggregate, have a Parent Material Adverse Effect.

(b) No consent, approval, license, permit, order or authorization of, or any filing with or notice to, any Governmental Entity is required to be obtained or made by any of the Parent Group Entities in connection with the execution, delivery, and performance of this Agreement or the consummation of the transactions contemplated hereby or thereby, except (i) as have been waived or obtained or with respect to which the time for asserting such right has expired, (ii) for (A) such filings and reports as may be required pursuant to the applicable

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requirements of the Securities Act, the Exchange Act, and any other applicable state or federal securities, takeover and “blue sky” Laws, (B) any filings and approvals required under the rules and regulations of the NYSE, or (C) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, or (iii) for those which would not, individually or in the aggregate, have a Parent Material Adverse Effect (including such consents, approvals, licenses, permits, orders or authorizations that are not customarily obtained prior to the Closing and are reasonably expected to be obtained in the ordinary course of business following the Closing).

SECTION 4.4 Capitalization.

(a) The authorized capital stock of Parent consists of (i) 90,000,000 shares of Parent Common Stock and (ii) 10,000,000 shares of Class B Common Stock, par value $0.01 per share. As of the Execution Date, 43,859,605 shares of Parent Common Stock were issued and outstanding and an additional 976,223 shares of Parent Common Stock were held by Parent in its treasury. Except as set forth above in this Section 4.4(a), as of the Execution Date there are not any shares of capital stock, voting securities or other equity interests of Parent issued and outstanding or any Rights issued or granted by, or binding upon, Parent, except as set forth in the Parent SEC Reports (without giving effect to any SEC Report or any amendment to any SEC Report in each case filed on or after the Execution Date), except for awards granted under Parent’s employee benefit, stock option, incentive and stock purchase plans, or as expressly contemplated by this Agreement. There are no outstanding obligations of Parent or any Parent Group Entity to repurchase, redeem or otherwise acquire any capital stock, voting securities or other equity interests or any Rights of Parent or any Parent Group Entity. There are no outstanding bonds, debentures, notes or other indebtedness, the holders of which have the right to vote (or which are convertible or exchangeable into or exercisable for securities having the right to vote) with stockholders of Parent on any matter. The shares of Parent Common Stock to be issued pursuant to the Merger will be duly authorized, validly issued, fully paid and nonassessable.

(b) Section 4.4(b) of the Parent Disclosure Letter sets forth a true and complete list of the Parent Subsidiaries as of the Execution Date. As of the Execution Date, all of the outstanding shares of capital stock, voting securities or other equity interests of each Parent Subsidiary owned directly or indirectly by the Parent Parties (i) are owned, beneficially and of record free and clear of all Liens in the percentages set out on Section 4.4(b) of the Parent Disclosure Letter and (ii) have been duly authorized and are validly issued, fully paid (with respect to Parent Subsidiaries that are limited liability companies or limited partnerships, to the extent required under the limited liability company agreement or limited partnership agreement of the applicable Parent Subsidiary) and nonassessable (with respect to Parent Subsidiaries that are limited liability companies or limited partnerships, except as such nonassessability may be affected by Sections 18-607 and 18-804 of the DLLCA or by Sections 17-303, 17-403, 17-607 and 17-804 of the DRULPA and the Governing Documents of the applicable entity).

(c) Other than ownership interests in the Parent Subsidiaries set forth on Section 4.4(b) of the Parent Disclosure Letter, Parent does not own beneficially, directly or indirectly, any equity securities or other ownership interests of any Person as of the Execution Date. There are no outstanding Rights issued or granted by, or binding upon, any of the Parent Subsidiaries as of the Execution Date.

SECTION 4.5 SEC Documents; Internal Controls.

(a) Since January 1, 2015, all reports, including but not limited to the Annual Reports on Form 10-K, the Quarterly Reports on Form 10-Q and the Current Reports on Form 8-K (whether filed on a voluntary basis or otherwise), forms, schedules, certifications, prospectuses, registration statements and other documents required to be filed or furnished by Parent or any Parent Subsidiary with or to the SEC have been or will be timely filed or furnished (the “Parent SEC Reports”). Each of the Parent SEC Reports (i) complied in all material respects with the requirements of applicable Law (including the Exchange Act, the Securities Act and the Sarbanes-Oxley Act), and (ii) as of its effective date (in the case of Parent SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act) and as of its filing date did not contain any untrue statement of

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a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except for any statements (x) in any Parent SEC Report that may have been modified by an amendment to such report or a subsequent report filed with the SEC prior to the Execution Date or (y) with respect to information supplied in writing by or on behalf of RRMS, as to which Parent makes no representation or warranty.

(b) No Parent Subsidiary is required to file reports, forms or other documents with the SEC pursuant to the Exchange Act. There are no outstanding comments from, or unresolved issues raised by, the staff of the SEC with respect to the Parent SEC Reports. No enforcement action has been initiated against Parent relating to disclosures contained or omitted from any Parent SEC Report.

(c) Parent makes and keeps books, records, and accounts and has devised and maintains a system of internal controls, in each case, as required pursuant to Section 13(b)(2) under the Exchange Act. Parent has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act and the applicable listing standards of the NYSE. Such disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Parent in the reports that it files under the Exchange Act are recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to its management as appropriate to allow timely decisions regarding required disclosure. Parent’s principal executive officer and its principal financial officer have disclosed, based on their most recent evaluation, to Parent’s auditors and the audit committee of the Parent Board (x) all significant deficiencies in the designation or operation of internal controls which could adversely affect Parent’s ability to record, process, summarize and report financial data and have identified for Parent’s auditors any material weakness in internal controls and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls.

(d) Since January 1, 2015, the principal executive officer and principal financial officer of Parent have made all certifications (without qualification or exceptions to the matters certified, except as to Knowledge) required by the Sarbanes-Oxley Act, and the statements contained in any such certifications are complete and correct, and none of such entities or its officers have received notice from any Governmental Entity questioning or challenging the accuracy, completeness, form or manner of filing or submission of such certification. As of the Execution Date, and except as disclosed in a Parent SEC Report filed with the SEC prior to the Execution Date, none of such entities has any Knowledge of any material weaknesses in the design or operation of such internal controls over financial reporting.

SECTION 4.6 Financial Statements; Undisclosed Liabilities.

(a) Parent’s Annual Report on Form 10-K filed with the SEC on February 26, 2016 (the “Parent 10-K”) sets forth a true and complete copy of the consolidated audited statements of operations and comprehensive income, changes in owner’s equity and cash flows for each of the three years in the period ended December 31, 2015 and balance sheets as of December 31, 2015 and 2014 for Parent, including the notes thereto, and Parent’s Quarterly Report on Form 10-Q filed with the SEC on May 6, 2016 (the “Parent 10-Q”) sets forth a true and complete copy of the unaudited condensed consolidated statements of operations and comprehensive income (loss) and cash flows for each of the three month periods ending March 31, 2016 and March 31, 2015 and unaudited condensed consolidated balance sheet as of March 31, 2016 for Parent, including the notes thereto (the referenced financial statements set forth in the Parent 10-K and in the Parent 10-Q are collectively referred to as the “Parent Financial Statements”). The Parent Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as may be indicated in the notes thereto) and present fairly in all material respects the consolidated financial position of Parent as of such dates and the consolidated results of operations and comprehensive income and cash flows of Parent for such periods, except as otherwise noted therein. Except as set forth in the Parent Financial Statements, there are no

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off-balance sheet arrangements that would, individually or in the aggregate, have a Parent Material Adverse Effect. Parent has not had any disagreement with its independent public accounting firm that required disclosure in the Parent SEC Reports.

(b) There are no liabilities or obligations of Parent or the Parent Subsidiaries (whether known or unknown and whether accrued, absolute, contingent or otherwise) and there are no facts or circumstances that would reasonably be expected to result in any such liabilities or obligations, whether arising in the context of federal, state or local judicial, regulatory, administrative or permitting agency Proceedings, other than (i) liabilities or obligations disclosed, reflected or reserved against in the Parent Financial Statements, (ii) current liabilities incurred in the ordinary course of business since December 31, 2015, (iii) liabilities and obligations incurred under or in accordance with this Agreement or in connection with the transactions contemplated by this Agreement, and (iv) liabilities or obligations (whether known or unknown and whether accrued, absolute, contingent or otherwise) that would not, individually or in the aggregate, have a Parent Material Adverse Effect.

SECTION 4.7 Real Property; Rights-of-Way.

(a) Each of the Parent Group Entities has good, valid and marketable title to all real property, good and valid leasehold interest in each material lease, sublease and other agreement under which the Parent Group Entities uses or occupies or has the right to use or occupy any material real property and good title to all tangible personal property owned by the Parent Group Entities that is sufficient for the operation of their respective businesses as presently conducted, free and clear of all Liens (except Permitted Liens), except as would not, individually or in the aggregate, have a Parent Material Adverse Effect.

(b) Each of the Parent Group Entities has such Rights-of-Way as are sufficient to conduct its business in the manner described, and subject to the limitations, qualifications, reservations and encumbrances contained, in any Parent SEC Report filed on or prior to the Execution Date, except for such Rights-of-Way the absence of which would not, individually or in the aggregate, have a Parent Material Adverse Effect. Each of the Parent Group Entities has fulfilled and performed all its material obligations with respect to such Rights-of-Way and no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or would result in any impairment of the rights of the holder of any such Rights-of-Way, except for such revocations, terminations and impairments that would not, individually or in the aggregate, have a Parent Material Adverse Effect.

(c) (i) (A) there are no pending Proceedings to modify the zoning classification of, or to condemn or take by power of eminent domain, all or any of the assets of the Parent Group Entities and (B) none of the Parent Parties have Knowledge of any such threatened Proceeding, which (in the case of clause (A) or (B)), if pursued, would, individually or in the aggregate, have a Parent Material Adverse Effect, (ii) to the extent located in jurisdictions subject to zoning, the assets of the Parent Group Entities that are real property (owned or leased) are properly zoned for the existence, occupancy and use of all of the improvements located on the owned and leased real property and on the Rights-of-Way held by any of the Parent Group Entities, except as would not, individually or in the aggregate, have a Parent Material Adverse Effect, and (iii) none of such improvements are subject to any conditional use permits or “permitted non-conforming use” or “permitted non-conforming structure” classifications or similar permits or classifications, except as would not, either currently or in the case of a rebuilding of or additional construction of improvements, individually or in the aggregate, have a Parent Material Adverse Effect.

SECTION 4.8 Litigation; Laws and Regulations. Except as would not, individually or in the aggregate, have a Parent Material Adverse Effect:

(a) There are no (i) Proceedings pending or, to the Knowledge of the Parent Parties, threatened against or affecting the Parent Group Entities, their assets, or any of the operations of the Parent Group Entities related thereto or (ii) Orders against or affecting the Parent Group Entities, their assets, or any of the operations of the Parent Group Entities related thereto.

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(b) None of the Parent Group Entities (i) is in violation of or in default under its Governing Documents or (ii) is in violation of any applicable Law, except in the case of each of clause (i) and (ii) for such violations or defaults that would not, individually or in the aggregate, have a Parent Material Adverse Effect.

SECTION 4.9 No Adverse Changes. Except as described in the Parent Financial Statements:

(a) since December 31, 2015, there has not been a Parent Material Adverse Effect;

(b) since December 31, 2015, there has not been any material damage, destruction or loss to any material portion of the assets of the Parent Group Entities, whether or not covered by insurance; and

(c) Since December 31, 2015, neither Parent nor any other Parent Group Entity has taken any action described in Section 5.1(b) that, if taken after the date of this Agreement and prior to the Effective Time without the prior written consent of RRMS, would violate such provisions.

SECTION 4.10 Taxes. Except as would not, individually or in the aggregate, have a Parent Material Adverse Effect, (a) all Tax Returns required to be filed by or with respect to Parent or any of the Parent Subsidiaries or their assets have been filed on a timely basis (taking into account all extensions of due dates); (b) all Taxes owed by Parent or any of the Parent Subsidiaries, which are or have become due, have been timely paid in full; (c) there are no Liens on any of the assets of Parent or any of the Parent Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax on any of such assets, other than Permitted Liens; (d) there is no pending Proceeding for assessment or collection of Taxes and no Tax assessment, deficiency or adjustment has been asserted or proposed with respect to Parent or any of the Parent Subsidiaries or their assets; and (e) Parent has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code in the two years prior to the date of this Agreement or in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement. Notwithstanding anything to the contrary in this Article IV, this Section 4.10 is the only representation in this Article IV with respect to Taxes.

SECTION 4.11 Environmental Matters. Except as would not, individually or in the aggregate, have a Parent Material Adverse Effect: (a) the Parent Group Entities, their assets and their operations relating thereto are in compliance with applicable Environmental Laws; (b) no circumstances exist with respect to the Parent Group Entities, their assets or their operations relating thereto that give rise to an obligation under any applicable Environmental Laws of the Parent Group Entities to investigate or remediate the presence or release of Hazardous Materials on any real property or rights-of-way owned, leased or otherwise impacted by Parent Group Entities operations, including off-site waste disposal sites; (c) the Parent Group Entities, their assets or their operations related thereto are not subject to any pending or, to the Knowledge of the Parent Parties, threatened Proceeding under any Environmental Law (including designation as a potentially responsible party under CERCLA or any similar local or state Law); (d) all Environmental Permits, if any, required to be obtained or filed by the Parent Group Entities, with respect to their assets or their operations relating thereto have been duly obtained or filed and are in full force and effect and none of the Parent Group Entities has received any notice regarding the revocation, suspension or amendment of any Environmental Permit as of the time of the Closing; (e) there has been no release of any Hazardous Material into the environment by the Parent Group Entities on their assets or as a result of their operations relating thereto, except in compliance with applicable Environmental Law; and (f) there has been no exposure of any Person or real property to any Hazardous Material in connection with Parent Group Entities assets or as a result of Parent Group Entities operations.

SECTION 4.12 Licenses; Permits.

(a) The Parent Group Entities have all Permits, except where the failure to obtain such Permit would not, individually or in the aggregate, have a Parent Material Adverse Effect.

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(b) All Permits are validly held by the Parent Group Entities and are in full force and effect, except as would not, individually or in the aggregate, have a Parent Material Adverse Effect.

(c) The Parent Group Entities have complied with all terms and conditions of the Permits, except as would not, individually or in the aggregate, have a Parent Material Adverse Effect. No suspension or cancellation of any Permit is pending or, to the Knowledge of the Parent Parties, threatened, except as would not, individually or in the aggregate, have a Parent Material Adverse Effect.

(d) The Permits will not be subject to suspension, modification, revocation or non-renewal as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except, in each case, as would not, individually or in the aggregate, have a Parent Material Adverse Effect.

(e) No Proceeding is pending or, to the Knowledge of the Parent Parties, threatened with respect to any alleged failure by the Parent Group Entities to have any material Permit necessary for the operation of any asset or the conduct of their businesses or to be in compliance therewith.

SECTION 4.13 Contracts.

(a) Except for this Agreement or as filed or publicly furnished with the SEC prior to the Execution Date, none of the Parent Group Entities is a party to or bound by, as of the Execution Date, any contract or other agreement (whether written or oral) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to Parent (each contract that is described in this Section 4.13(a) being a “Parent Material Contract”).

(b) Except as would not, individually or in the aggregate, have a Parent Material Adverse Effect, with respect to each of the Parent Group Entities: (i) each Parent Material Contract to which such entity is a party is legal, valid and binding on and enforceable against such entity, and in full force and effect; (ii) each Parent Material Contract to which such entity is a party will continue to be legal, valid and binding on and enforceable against such entity, and in full force and effect on identical terms following the consummation of the transactions contemplated by this Agreement; (iii) such entity that is a party to each Parent Material Contract is not in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default by any such party, or permit termination, modification, or acceleration, under the Parent Material Contract; and (iv) to the Knowledge of the Parent Parties, no other party to any Parent Material Contract is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default by such other party, or permit termination, modification or acceleration under any Parent Material Contract other than in accordance with its terms nor has any other party repudiated any provision of the Parent Material Contract.

SECTION 4.14 Employees and Employee Benefits.

(a) Except as would not, individually or in the aggregate, have a Parent Material Adverse Effect, (i) each Parent Benefit Plan that is intended to be qualified under Section 401(a) of the Code is and has been so qualified in form, and (ii) each Parent Benefit Plan is and has been operated and maintained in compliance with its terms and the provisions of all applicable Laws, rules and regulations, including ERISA and the Code.

(b) None of the Parent Benefit Plans are subject to Title IV or Section 302 of ERISA or Section 412 of the Code and no Parent Benefit Plan is a “multiemployer plan” within the meaning of Section 3(37) of ERISA and the Parent Group Entities have no direct or contingent liability with respect to any such plan. Except as required under applicable Law, none of the Parent Benefit Plans provide for post-employment medical or life insurance benefits.

(c) No action is pending or, to the Knowledge of the Parent Parties, threatened against, by or on behalf of any Parent Benefit Plan or the assets, fiduciaries or administrators thereof (other than claims for benefits in the

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ordinary course) that would have a Parent Material Adverse Effect. No Parent Benefit Plan and none of the Parent Parties with respect to any Parent Benefit Plan is the subject of an audit or investigation by the Internal Revenue Service, the Department of Labor, the Pension Benefit Guaranty Corporation or any other governmental authority, nor is any such audit or investigation pending or, to the Knowledge of the Parent Parties, threatened that would have a Parent Material Adverse Effect. None of the assets of any Parent Group Entity is, or may reasonably be expected to become, the subject of any Lien arising under ERISA or the Code.

SECTION 4.15 Labor Matters.

(a) There is no labor strike, or other material labor dispute, slowdown or stoppage pending or, to the Knowledge of the Parent Parties, threatened against the Parent Group Entities with respect to any of the employees of any Parent Group Entities (other than any such employees who provide exclusive or shared services with respect to the assets or business of the RRMS Group Entities) (collectively, the “Parent Associated Employees”), and the Parent Group Entities have not experienced any such labor strike or material labor dispute, slowdown or stoppage during the past three years.

(b) With respect to current, former and prospective Parent Associated Employees, except as would not, individually or in the aggregate, have a Parent Material Adverse Effect, the Parent Group Entities are in compliance with all applicable Laws, statutes, rules and regulations respecting employment and employment practices, terms and conditions of employment, wages and hours, pay equity, discrimination in employment, wrongful discharge, collective bargaining, fair labor standards, occupational health and safety, personal rights or any other labor and employment-related matters.

SECTION 4.16 Brokerage Arrangements. Except for Parent’s obligations to Barclays Capital Inc. and Citigroup Global Markets Inc., the fees and expenses of which will be paid by Parent, none of the Parent Parties has entered (directly or indirectly) into any agreement with any Person that would obligate the Parent Parties to pay any commission, brokerage or “finder’s fee” or other similar fee in connection with this Agreement or the transactions contemplated hereby.

SECTION 4.17 State Takeover Laws. Parent has taken all action necessary to render inapplicable to this Agreement and the transactions contemplated hereby, including the Merger, any potentially applicable state takeover Laws and any applicable takeover provision of the Governing Documents of Parent.

SECTION 4.18 Opinion of Financial Advisor. The Parent Board has received the opinion of Barclays Capital Inc., dated as of the Execution Date, to the effect that, as of the date thereof and subject to the qualifications, limitations and assumptions set forth therein, the exchange ratio of 0.8136 of a share of Parent Common Stock for each RRMS Public Unit outstanding immediately prior to the Effective Time is fair, from a financial point of view, to Parent.

SECTION 4.19 Information Supplied. None of the information supplied (or to be supplied) in writing by or on behalf of Parent specifically for inclusion or incorporation by reference in (a) the Registration Statement will, at the time the Registration Statement, or any amendment or supplement thereto, is filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading and (b) the Parent Proxy Statement will, on the date it is first mailed to stockholders of Parent, and at the time of the Parent Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to information supplied by or on behalf of RRMS for inclusion or incorporation by reference in any of the foregoing documents.

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SECTION 4.20 Insurance. Except as would not, individually or in the aggregate, have a Parent Material Adverse Effect, (a) the businesses and assets of the Parent Group Entities are covered by, and insured under, insurance policies underwritten by reputable insurers that include coverages and related limits and deductibles that are customary in the industries in which the Parent Group Entities conduct business, (b) all such insurance policies are in full force and effect and all premiums due and payable on such policies have been paid, and (c) no notice of cancellation of, material premium increase of, or indication of an intention not to renew, any such insurance policy has been received by the Parent Group Entities other than in the ordinary course of business.

SECTION 4.21 Condition of Assets. Except as would not, individually or in the aggregate, have a Parent Material Adverse Effect, the assets of the Parent Group Entities have been maintained and repaired in the same manner as would a prudent operator of such assets, and are adequate for the purposes for which they are currently used.

SECTION 4.22 Investment Company Act. Parent is not, nor immediately after the Closing will be, subject to regulation under the Investment Company Act of 1940, as amended.

SECTION 4.23 Support Agreement. RRMS Holdings has all requisite corporate or limited liability company power and authority to execute and deliver the Support Agreement, to consummate the transactions contemplated thereby and to perform all of the terms and conditions thereof to be performed by it. The execution and delivery of the Support Agreement by RRMS Holdings, the consummation of the transactions contemplated thereby and the performance of all of the terms and conditions thereof to be performed by RRMS Holdings have been duly authorized and approved by all requisite corporate or limited liability company action on the part of RRMS Holdings. The Support Agreement has been duly executed and delivered by RRMS Holdings and constitutes the valid and legally binding obligation of RRMS Holdings, enforceable against RRMS Holdings in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws affecting the enforcement of creditors’ rights and remedies generally and by general principles of equity (whether applied in a Proceeding at law or in equity).

SECTION 4.24 Waivers and Disclaimers. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES AND OTHER COVENANTS AND AGREEMENTS MADE BY THE PARENT PARTIES IN THIS AGREEMENT, THE PARENT PARTIES HAVE NOT MADE, DO NOT MAKE, AND SPECIFICALLY NEGATE AND DISCLAIM ANY REPRESENTATIONS, WARRANTIES, PROMISES, COVENANTS, AGREEMENTS OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS, IMPLIED OR STATUTORY, ORAL OR WRITTEN, PAST OR PRESENT REGARDING (A) THE VALUE, NATURE, QUALITY OR CONDITION OF THEIR ASSETS INCLUDING THE WATER, SOIL, GEOLOGY OR ENVIRONMENTAL CONDITION OF THEIR ASSETS GENERALLY, INCLUDING THE PRESENCE OR LACK OF HAZARDOUS SUBSTANCES ON OR OTHER MATTERS REGARDING THEIR ASSETS, (B) THE INCOME TO BE DERIVED FROM THEIR ASSETS, (C) THE SUITABILITY OF THEIR ASSETS FOR ANY AND ALL ACTIVITIES AND USES THAT MAY BE CONDUCTED THEREON, (D) THE COMPLIANCE OF OR BY THEIR ASSETS OR THEIR OPERATION WITH ANY LAWS (INCLUDING ANY ZONING, ENVIRONMENTAL PROTECTION, POLLUTION OR LAND USE LAWS, RULES, REGULATIONS, ORDERS OR REQUIREMENTS), OR (E) THE HABITABILITY, MERCHANTABILITY, MARKETABILITY, PROFITABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THEIR ASSETS. EXCEPT TO THE EXTENT PROVIDED IN THIS AGREEMENT, NEITHER THE PARENT PARTIES NOR ANY OF THEIR AFFILIATES SHALL BE LIABLE OR BOUND IN ANY MANNER BY ANY VERBAL OR WRITTEN STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE PARENT PARTIES, THEIR BUSINESSES OR THEIR ASSETS FURNISHED BY ANY AGENT, EMPLOYEE, SERVANT OR THIRD PARTY. THE PROVISIONS OF THIS SECTION 4.24 HAVE BEEN NEGOTIATED BY THE PARTIES AFTER DUE CONSIDERATION AND ARE INTENDED TO BE A COMPLETE EXCLUSION AND NEGATION OF ANY REPRESENTATIONS OR WARRANTIES, WHETHER EXPRESS, IMPLIED OR STATUTORY, WITH RESPECT TO THE PARENT GROUP ENTITIES, THEIR BUSINESSES OR THEIR ASSETS THAT MAY ARISE PURSUANT TO ANY LAW NOW OR HEREAFTER IN EFFECT, OR OTHERWISE, EXCEPT AS SET FORTH IN THIS AGREEMENT.

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ARTICLE V

ADDITIONAL AGREEMENTS, COVENANTS,

RIGHTS AND OBLIGATIONS

SECTION 5.1 Conduct of Parties.

(a) Except (i) as provided in this Agreement, including, without limitation, Section 5.3(f) and Section 7.4(b), (ii) as required by applicable Law, or (iii) as consented to in writing by RRMS (which consent shall not be unreasonably withheld, delayed or conditioned), during the period from the Execution Date until the Effective Time, Parent shall not take any action to cause and shall not permit the RRMS General Partner to cause the amendment of the RRMS Partnership Agreement or the RRMS GP LLC Agreement, in each case, to the extent that any such amendment would reasonably be expected to (1) prohibit, prevent or materially hinder, impede or delay the ability of the parties to satisfy any conditions to or the consummation of the Merger or the other transactions contemplated by this Agreement or (2) adversely impact the Holders of RRMS Public Units in any material respect.

(b) Except (i) as provided in this Agreement, including, without limitation, Section 5.3(f) and Section 7.4(b), (ii) as set forth in the Parent Disclosure Letter, (iii) as required by applicable Law, (iv) as provided in any Parent Material Contract in effect as of the Execution Date or (v) as consented to in writing by RRMS (such consent shall not be unreasonably withheld, delayed or conditioned), during the period from the Execution Date to the Effective Time, Parent shall, and shall cause each Parent Group Entity, to conduct its operations in the ordinary course consistent with past practice (except for such deviations as would not, individually or in the aggregate, have a material adverse effect on or result in a material adverse change in the business, assets, liabilities, properties, condition (financial or otherwise) or results of operations of the Parent Group Entities taken as a whole), and Parent shall not, and shall not permit any Parent Group Entity to:

(i) (A) amend Parent’s certificate of incorporation or bylaws in any manner that would reasonably be expected to prohibit, prevent or materially hinder, impede or delay the ability of the parties to satisfy any of the conditions to or the consummation of the Merger or the other transactions contemplated by this Agreement or have an adverse effect on the value of the Merger Consideration to be received by the Holders of RRMS Public Units in the Merger, or (B) declare, set aside or pay any dividend or distribution payable in cash, stock or property in respect of any capital stock, other than regular quarterly cash dividends on the Parent Common Stock in the ordinary course of business consistent with past practice and other than dividends or distributions with a record date after the Effective Time;

(ii) other than transactions exclusively between wholly owned Parent Subsidiaries, or between Parent and a wholly owned Parent Subsidiary, adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, or other reorganization, in each case, that would reasonably be expected to prohibit, prevent or materially hinder, impede or delay the ability of the parties to satisfy any of the conditions to or the consummation of the Merger or the other transactions contemplated by this Agreement or have an adverse effect on the value of the Merger Consideration to be received by the Holders of RRMS Public Units in the Merger;

(iii) settle any claims, demands, lawsuits or Proceedings seeking damages or an injunction or other equitable relief where such settlements would, in the aggregate, have a Parent Material Adverse Effect;

(iv) except as set forth on Section 5.1(b) of the Parent Disclosure Letter, issue, deliver or sell any equity securities, or Rights to acquire equity securities, of Parent for cash; provided, however, that this clause (iv) shall not restrict or limit the ability of Parent to make equity grants to its employees, officers and directors pursuant to its Employee Benefit Plans or as permitted by clause (v); provided further, however, that nothing in this clause (iv) shall be deemed to restrict the vesting and/or payment, or the acceleration of the vesting and/or payment, of any awards consisting of Parent Common Stock or other equity awards in accordance with the terms of any existing equity-based, bonus, incentive, performance or other compensation plan or arrangement or Employee Benefit Plan (including, without limitation, in connection with any equity award holder’s termination of service);

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(v) grant any awards consisting of Parent Common Stock or other equity interests of Parent under any equity-based, bonus, incentive, performance or other compensation plan or arrangement or Employee Benefit Plan, other than in the ordinary course of business consistent with past practice;

(vi) enter into any merger, consolidation or acquisition, in each case, that would reasonably be expected to prohibit, prevent or materially hinder, impede or delay the ability of the parties to satisfy any of the conditions to or the consummation of the Merger or the other transactions contemplated by this Agreement;

(vii) fail to prevent the final, non-appealable denial of the permit applications set forth on Section 5.1(b)(vii) of the Parent Disclosure Letter prior to the Effective Date; or

(viii) agree, in writing or otherwise, to take any of the foregoing actions.

(c) Except as provided in this Agreement, including, without limitation, Section 5.3(f) and Section 7.4(b), from the Execution Date until the Effective Time, neither RRMS nor Parent shall, nor shall it cause any of its Subsidiaries to, take any action prohibited by this Agreement or fail to take any action required by this Agreement that, in either case, would be reasonably likely to materially delay the consummation of the Merger or result in the failure of a condition to closing pursuant to Article VI.

(d) From the Execution Date until the Effective Time, each of Parent and RRMS shall, and shall cause its Subsidiaries to, promptly notify the other party in writing of (i) any event, condition or circumstance that could reasonably be expected to result in any of the conditions set forth in Article VI not being satisfied at the Effective Time, and (ii) any material breach by the notifying party of any covenant, obligation, or agreement contained in this Agreement; provided, however, that the delivery of any notice pursuant to this Section 5.1(d) shall not limit or otherwise affect the remedies available hereunder to the notified party. Notwithstanding the foregoing, neither Parent nor RRMS shall have any obligation to disclose or provide access to any information the disclosure of which Parent or RRMS (as applicable) has concluded may jeopardize any privilege available to Parent or RRMS, respectively, relating to such information or would be in violation of a confidentiality obligation binding on Parent or RRMS, respectively, including, without limitation, any information in connection with a Parent Designated Proposal (except as otherwise required by Section 5.3(f)).

SECTION 5.2 Access to Information; Confidentiality. Subject to applicable Laws, upon reasonable notice, each Party Group shall (and shall cause the members of such Party Group to) afford the officers, employees, counsel, accountants and other representatives and advisors (the “Representatives”) of the requesting Party Group reasonable access, during normal business hours from the Execution Date until the Effective Time, to its properties, books, contracts and records as well as to their management personnel; provided that such access shall be provided on a basis that minimizes the disruption to the operations of the disclosing Party Group and the members of its Party Group. The disclosing Party Group shall not be responsible to the requesting Party Group for personal injuries sustained by the requesting Party Group’s Representatives in connection with the access provided pursuant to this Section 5.2, and shall be indemnified and held harmless by the requesting Party Group for any losses suffered by the disclosing Party Group or its Representatives in connection with any such personal injuries. Subject to applicable Laws, during such period, each Party Group shall (and shall cause the members of such Party Group to) furnish promptly to the other Party Group (i) a copy of each report, schedule, registration statement and other document filed, published, announced or received by it in connection with the transactions contemplated by this Agreement during such period pursuant to the requirements of Federal, state or foreign Laws (including pursuant to the Securities Act, the Exchange Act and the rules of any Governmental Entity thereunder), as applicable (other than documents which such Party Group is not permitted to disclose under applicable Laws) and (ii) all information concerning the disclosing Party Group’s business, properties and personnel as the requesting Party Group may reasonably request, including all information relating to environmental matters. Notwithstanding the foregoing, a Party Group shall have no obligation to disclose or provide access to any information the disclosure of which such Party Group has concluded may jeopardize any privilege available to such Party Group relating to such information or would be in violation of a confidentiality

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obligation binding on such Party Group. Each party shall hold information received from the other party pursuant to this Section 5.2 in confidence in accordance with the terms of the Confidentiality Agreement, dated as of April 19, 2016 between Parent and RRMS (as it may be amended from time to time, the “Confidentiality Agreement”).

SECTION 5.3 Certain Filings; Parent Stockholder Meeting.

(a) As promptly as practicable following the Execution Date (i) each of the RRMS Parties and the Parent Parties agrees to cooperate in the preparation of the Registration Statement (including the joint consent statement/prospectus/Parent Proxy Statement constituting a part thereof (the “Consent Statement/Prospectus/Parent Proxy Statement”)), (ii) Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing on the NYSE (subject, if applicable, to notice of issuance) prior to the Effective Time, and (iii) the parties hereto shall make all required filings under applicable state securities and “blue sky” Laws; provided, however, that no such filings shall be required in any jurisdiction where, as a result thereof, Parent would become subject to general service of process or to taxation or qualification to do business as a foreign corporation doing business in such jurisdiction solely as a result of such filing. Parent agrees to file the Registration Statement with the SEC as promptly as reasonably practicable. Each of Parent and RRMS agrees to use its commercially reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable after filing thereof and keep the Registration Statement effective until the earlier of the consummation of the transactions contemplated by this Agreement and the termination of this Agreement in accordance with its terms. Parent shall use its reasonable best efforts to cause the Consent Statement/Prospectus/Parent Proxy Statement to be mailed to the stockholders of Parent as promptly as practicable after the Registration Statement is declared effective under the Securities Act. Each of Parent and RRMS agrees to furnish to the other party all information concerning the Parent Group Entities or the RRMS Group Entities, as applicable, and to take such other action as may be reasonably requested in connection with the foregoing. No filing of, or amendment or supplement to, the Registration Statement or the Consent Statement/Prospectus/Parent Proxy Statement will be made by Parent or RRMS, in each case without providing the other party a reasonable opportunity to review and comment thereon.

(b) Each of the Parent Parties and the RRMS Parties agrees, as to itself and its Subsidiaries, that (i) none of the information supplied or to be supplied by it for inclusion or incorporation by reference in the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) none of the information supplied or to be supplied by it for inclusion or incorporation by reference in the Consent Statement/Prospectus/Parent Proxy Statement and any amendment or supplement thereto will, at the date the Consent Statement/Prospectus/Parent Proxy Statement is mailed to the Holders of RRMS Common Units or Parent Common Stock, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the Parent Parties and the RRMS Parties further agrees that, if it shall become aware prior to the Closing Date of any information that would cause any of the statements in the Registration Statement or the Consent Statement/Prospectus/Parent Proxy Statement to be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not false or misleading, it will promptly inform the other party thereof and take the necessary steps to correct such information in an amendment or supplement to the Registration Statement or Consent Statement/Prospectus/Parent Proxy Statement.

(c) Each of RRMS and Parent shall (1) promptly notify the other of receipt of any comments from the SEC or its staff or any other applicable government official and of any requests by the SEC or its staff or any other applicable government official for amendments or supplements to any of the filings with the SEC in connection with the Merger and other transactions contemplated hereby or for additional information and (2) promptly supply the other with copies of all correspondence between RRMS or any of its Representatives, or

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Parent or any of its Representatives, as the case may be, on the one hand, and the SEC or its staff or any other applicable government official, on the other hand, with respect thereto. Parent and RRMS shall use their respective commercially reasonable efforts to respond to any comments of the SEC or its staff with respect to the Consent Statement/Prospectus/Parent Proxy Statement or the Registration Statement as promptly as practicable.

(d) RRMS General Partner shall distribute to the Holders of RRMS Common Units the Consent Statement/Prospectus/Parent Proxy Statement, which shall include a form of consent that may be executed by Holders of RRMS Common Units in connection with the Written Consent as promptly as practicable after the Registration Statement is declared effective under the Securities Act.

(e) Parent shall, as soon as practicable following the effective date of the Registration Statement, establish a record date for, duly call, give notice of, convene and hold a special meeting of its stockholders (the “Parent Stockholder Meeting”) for the purpose of obtaining the Parent Stock Issuance Approval. Subject to Section 5.3(f), Parent shall, through the Parent Board, recommend to its stockholders approval of the Parent Stock Issuance (the “Parent Board Recommendation”) and shall not (i) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to RRMS, such recommendation or (ii) fail to include such Parent Board Recommendation in the Parent Proxy Statement (any such action being referred to herein as a “Parent Adverse Recommendation Change”). Subject to Section 5.3(f), Parent shall use reasonable best efforts to obtain from its stockholders the Parent Stock Issuance Approval. Without limiting the generality of the foregoing, the obligations of Parent set forth in the first sentence of this Section 5.3(e) shall not be affected by a Parent Adverse Recommendation Change (other than a Parent Recommendation Change made in connection with a Parent Designated Proposal). Notwithstanding anything in this Agreement to the contrary, Parent may postpone or adjourn the Parent Stockholder Meeting (i) to solicit additional proxies for the purpose of obtaining the Parent Stock Issuance Approval, (ii) in the absence of a quorum, (iii) if Parent has delivered any notice contemplated by Section 5.3(f) and the time periods contemplated by Section 5.3(f) have not expired, or (iv) to allow reasonable additional time for the filing and/or mailing of any supplemental or amended disclosure that Parent has determined after consultation with outside legal counsel is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the stockholders of Parent prior to the Parent Stockholder Meeting.

(f) Notwithstanding anything to the contrary in this Agreement, at any time prior to obtaining the Parent Stock Issuance Approval, and subject to compliance with the provisions of this Section 5.3(f), the Parent Board may, if the Parent Board determines in good faith (after consultation with the Parent’s financial advisor and outside legal counsel) that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties to stockholders under applicable Law, make a Parent Adverse Recommendation Change; provided, however, that no such Parent Adverse Recommendation Change shall be made in response to a Parent Acquisition Proposal that does not constitute a Parent Designated Proposal; provided further, however, that the Parent Board may not effect a Parent Adverse Recommendation Change pursuant to the foregoing unless:

(i) Parent has provided prior written notice to RRMS of its intention to make a Parent Adverse Recommendation Change, specifying in reasonable detail the reasons for such action (including, in the case of a Parent Designated Proposal, a description of the material terms of such Parent Designated Proposal and a copy of any draft definitive agreement reflecting such Parent Designated Proposal), at least five (5) days in advance of its making a Parent Adverse Recommendation Change, unless at the time such notice is required to be given there are less than five (5) days prior to the Parent Stockholder Meeting, in which case Parent shall provide as much notice as is reasonably practicable (the period inclusive of all such days, the “Parent Notice Period”); and

(ii) during the Parent Notice Period the Parent Board has negotiated, and has caused its Representatives to negotiate, with RRMS (to the extent RRMS desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that the failure to effect such Parent Adverse Recommendation Change would not be reasonably likely to be inconsistent with the Parent Board’s fiduciary duties to stockholders under applicable Law; provided that any material amendment

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to the terms of a Parent Designated Proposal, if applicable, shall require a new notice pursuant to this Section 5.3(f) and a new Parent Notice Period, except that such new Parent Notice Period in connection with any material amendment shall be for three (3) days from the time RRMS receives such notice (as opposed to five (5) days).

SECTION 5.4 Commercially Reasonable Efforts; Further Assurances. From and after the Execution Date, upon the terms and subject to the other terms and conditions of this Agreement, each of the parties hereto shall use its commercially reasonable efforts to (i) take, or cause to be taken, all appropriate action, and to do or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable and (ii) defend any lawsuits or other Proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement or seek to have lifted or rescinded any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby, including the Merger. Without limiting the foregoing but subject to the other terms of this Agreement, the parties hereto agree that, from time to time, whether before, at or after the Closing Date, each of them will execute and deliver, or cause to be executed and delivered, such instruments of assignment, transfer, conveyance, endorsement, direction or authorization as may be necessary to consummate and make effective the transactions contemplated by this Agreement. Notwithstanding the foregoing, nothing in this Agreement will require any party hereto to hold separate or make any divestiture not expressly contemplated herein of any asset or otherwise agree to any restriction on its operations or other condition in order to obtain any consent or approval or other clearance required by this Agreement.

SECTION 5.5 No Public Announcement. On the Execution Date, Parent and RRMS shall issue a joint press release with respect to the execution of this Agreement and the Merger, which press release shall be reasonably satisfactory to Parent, RRMS General Partner and the RRMS Conflicts Committee. From and after the Execution Date, neither RRMS nor Parent shall issue any other press release or make any other public announcement concerning this Agreement or the transactions contemplated by this Agreement (to the extent not previously issued or made in accordance with this Agreement) (other than public announcements at industry road shows and conferences or as may be required by applicable Law or by obligations pursuant to any listing agreement with the NYSE, in which event the party making the public announcement or press release shall, to the extent practicable, notify Parent and RRMS General Partner in advance of such public announcement or press release) without the prior approval of Parent and RRMS General Partner, which approval shall not be unreasonably withheld, delayed or conditioned.

SECTION 5.6 Expenses. Whether or not the Merger is consummated, and except as otherwise expressly provided in this Agreement, all costs and expenses incurred in connection with this Agreement, including legal fees, accounting fees, financial advisory fees and other professional and non-professional fees and expenses, shall be paid by the party hereto incurring such expenses, except that Parent and RRMS shall each pay for one-half of (a) any filing fees with respect to the Registration Statement and the Consent Statement/Prospectus/Parent Proxy Statement and (b) the costs of printing and mailing of the Consent Statement/Prospectus/Parent Proxy Statement.

SECTION 5.7 Regulatory Issues. RRMS and Parent shall cooperate fully with respect to any filing, submission or communication with a Governmental Entity having jurisdiction over the Merger. Such cooperation shall include each of the parties hereto: (i) providing, in the case of oral communications with a Governmental Entity, advance notice of any such communication and, to the extent permitted by applicable Law, an opportunity for the other party to participate; (ii) providing, in the case of written communications, an opportunity for the other party to comment on any such communication and provide the other with a final copy of all such communications; and (iii) complying promptly with any request for information from a Governmental Entity (including an additional request for information and documentary material), unless directed not to do so by the other party hereto. All cooperation shall be conducted in such a manner so as to preserve all applicable privileges.

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SECTION 5.8 Tax Matters. For U.S. federal income tax purposes (and for purposes of any applicable state, local or foreign Tax that follows the U.S. federal income tax treatment), the parties agree to treat the Merger (a) with respect to holders of RRMS Public Units, as a taxable sale of such RRMS Common Units to Parent and (b) with respect to Parent, as a purchase of RRMS Public Units from the Holders of such RRMS Common Units. The parties will prepare and file all Tax Returns consistent with the foregoing and will not take any inconsistent position on any Tax Return, or during the course of any audit, litigation or other proceeding with respect to Taxes, except as otherwise required by applicable Law following a final determination by a court of competent jurisdiction or other administrative settlement with or final administrative decision by the relevant Governmental Entity.

SECTION 5.9 D&O Insurance.

(a) For a period of six years after the Effective Time, Parent shall, and shall cause the RRMS Group Entities to, honor all rights to indemnification, advancement of expenses, elimination of liability and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement) now existing in favor of the RRMS D&O Indemnified Parties as provided in the Governing Documents of any RRMS Group Entity, under applicable Delaware Law or otherwise, and shall ensure that the Governing Documents of RRMS and RRMS General Partner (or their successor entities) shall, for a period of six years following the Effective Time, contain provisions no less advantageous with respect to indemnification, advancement of expenses, elimination of liability and exculpation of their present and former directors, officers, employees and agents than are set forth in the Governing Documents of RRMS and RRMS General Partner as of the Execution Date.

(b) For a period of six years after the Effective Time, Parent shall maintain officers’ and directors’ liability insurance with a nationally reputable carrier covering each RRMS D&O Indemnified Party who is or at any time prior to the Effective Time was covered by the existing officers’ and directors’ liability insurance applicable to the RRMS Group Entities (“D&O Insurance”), on terms no less advantageous to the RRMS D&O Indemnified Parties, as applicable, than such existing insurance with respect to acts or omissions, or alleged acts or omissions, prior to the Effective Time (whether claims, actions or other Proceedings relating thereto are commenced, asserted or claimed before or after the Effective Time); provided, however, that Parent shall not be required to pay an annual premium for the D&O Insurance for the RRMS D&O Indemnified Parties in excess of 300% of the current annual premium currently paid by the RRMS Group Entities for such insurance, but shall purchase as much of such coverage as possible for such applicable amount. Parent shall have the right to cause such coverage to be extended under the applicable D&O Insurance by obtaining a six-year “tail” policy on terms and conditions no less advantageous to the RRMS D&O Indemnified Parties than the existing D&O Insurance, and such “tail” policy shall satisfy the provisions of this Section 5.9.

(c) The provisions of this Section 5.9 shall survive the consummation of the Merger and the other transactions contemplated by this Agreement for a period of six years and expressly are intended to benefit each of the RRMS D&O Indemnified Parties; provided, however, that in the event that any claim or claims for indemnification or advancement set forth in this Section 5.9 are asserted or made within such six-year period, all rights to indemnification and advancement in respect of any such claim or claims shall continue until disposition of all such claims. The rights of any RRMS D&O Indemnified Party under this Section 5.9 shall be in addition to any other rights such RRMS D&O Indemnified Party may have under the Governing Documents of any RRMS Group Entity or applicable Law.

(d) In the event Parent or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then and in either such case, Parent shall cause proper provision to be made so that its successors and assigns, as the case may be, shall assume the obligations set forth in this Section 5.9.

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SECTION 5.10 Dividends and Distributions. After the Execution Date until the Effective Time, each of Parent and RRMS shall coordinate with the other regarding the declaration of any dividends or distributions in respect of Parent Common Stock and RRMS Common Units and the record dates and payment dates relating thereto, it being the intention of the parties that Holders of RRMS Common Units shall not receive, for any quarter, distributions both in respect of RRMS Common Units and also dividends in respect of the Parent Common Stock that they receive in exchange therefor in the Merger, but that they shall receive for any such quarter (exclusive of any dividends received in respect of Parent Common Stock not received by such Holders in the Merger) either: (a) only distributions in respect of RRMS Common Units or (b) only dividends in respect of Parent Common Stock that they receive in exchange therefor in the Merger.

SECTION 5.11 Consent to Use of Financial Statements; Financing Cooperation. The RRMS Parties hereby consent to the Parent Group Entities’ use of and reliance on any audited or unaudited financial statements, including the RRMS Financial Statements, relating to the RRMS Group Entities reasonably requested by the Parent Parties to be used in any financing or other activities of the Parent Parties permitted hereby, including any filings that the Parent Parties desire to make with the SEC. In addition, the RRMS Parties will use commercially reasonable efforts, at the Parent Parties’ sole cost and expense, to obtain the consents of BDO USA, LLP to the inclusion of the financial statements referenced above in appropriate filings with the SEC. Prior to the Closing, the RRMS Parties will provide the Parent Parties such information, and make available such personnel, as the Parent Parties may reasonably request in order to assist any of the Parent Group Entities in connection with financing activities permitted hereby, including any public offerings to be registered under the Securities Act or private offerings.

SECTION 5.12 Section 16 Matters. Prior to the Effective Time, the RRMS Board and the Parent Board shall take all such steps as may be necessary or appropriate to cause the transactions contemplated by this Agreement, including any dispositions of RRMS Common Units (including derivative securities with respect to such RRMS Common Units) or acquisitions of shares of Parent Common Stock (including derivative securities with respect to such shares Parent Common Stock) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to RRMS, or will become subject to such reporting requirements with respect to Parent, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

SECTION 5.13 Conflicts Committee. Prior to the Effective Time, neither any Parent Party nor any RRMS Group Entity shall, without the consent of the RRMS Conflicts Committee, eliminate the RRMS Conflicts Committee, or revoke or diminish the authority of the RRMS Conflicts Committee, or remove or cause the removal of any director of the RRMS Board that is a member of the RRMS Conflicts Committee either as a member of such board or such committee without the affirmative vote of the members of the RRMS Board, including the affirmative vote of the other member of the RRMS Conflicts Committee. For the avoidance of doubt, this Section 5.13 shall not apply to the filling in accordance with the provisions of the applicable Governing Documents of any vacancies caused by the death, incapacity or resignation of any director.

SECTION 5.14 Performance by the RRMS General Partner. The RRMS General Partner shall cause RRMS and the RRMS Subsidiaries to comply with the terms of this Agreement. Notwithstanding the foregoing, it is understood and agreed that actions or inactions by RRMS and the RRMS General Partner and their respective Subsidiaries (other than actions or inactions by the RRMS Conflicts Committee) shall not be, and not be deemed to be, breaches or violations or failures to perform by RRMS, the RRMS General Partner or their respective Subsidiaries of any of the provisions of this Agreement if such action or inaction was or was not taken, as applicable, at the direction of or on the recommendation of Parent or any Parent Group Entity acting in its capacity as such.

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ARTICLE VI

CONDITIONS TO CLOSING

SECTION 6.1 Conditions to Each Party’s Obligations. The obligation of the parties hereto to proceed with the Closing is subject to the satisfaction on or prior to the Closing Date of all of the following conditions, any one or more of which may be waived (to the extent legally permissible) in writing, in whole or in part, as to a party by such other parties:

(a) Consent Statement. The Consent Statement/Prospectus/Parent Proxy Statement shall have been cleared by the SEC and mailed to Holders of RRMS Common Units (in accordance with Regulation 14A of the Exchange Act) at least 20 Business Days prior to the Closing.

(b) Approvals. The parties hereto shall have received all governmental consents and approvals, the absence of which would, individually or in the aggregate, have a RRMS Material Adverse Effect or a Parent Material Adverse Effect.

(c) Written Consent. The Written Consent shall have been obtained in accordance with applicable Law and filed with the minutes of proceedings of RRMS, and such Written Consent shall not have been amended, modified, withdrawn, terminated or revoked; provided, however, that this Section 6.1(c) shall not imply that the Written Consent is permitted by the RRMS Partnership Agreement or applicable Law to be amended, modified, withdrawn, terminated or revoked following its execution by Holders of RRMS Common Units constituting a Unit Majority (as defined in the RRMS Partnership Agreement).

(d) Registration Statement. The Registration Statement shall have become effective under the Securities Act, no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC or any other Governmental Entity.

(e) NYSE Listing. The Parent Common Stock to be issued in the Merger shall have been approved for listing on the NYSE subject to official notice of issuance.

(f) No Governmental Restraint. No order, decree or injunction of any Governmental Entity shall be in effect, and no Laws shall have been enacted or adopted, that enjoin, prohibit or make illegal the consummation of any of the transactions contemplated by this Agreement, and no action, proceeding or investigation by any Governmental Entity with respect to the Merger or the other transactions contemplated by this Agreement shall be pending that seeks to restrain, enjoin, prohibit or delay consummation of the Merger or such other transactions or to impose any material restrictions or requirements thereon or on the Parent Parties or the RRMS Parties with respect thereto.

(g) Parent Stock Issuance Approval. The Parent Stock Issuance Approval shall have been obtained in accordance with applicable Law and the Governing Documents of Parent.

SECTION 6.2 Conditions to the Parent Parties’ Obligations. The obligation of the Parent Parties to proceed with the Closing is subject to the satisfaction on or prior to the Closing Date of all of the following conditions, any one or more of which may be waived in writing, in whole or in part, by the Parent Parties (in their sole discretion):

(a) Representations and Warranties; Performance. (i) The representations and warranties of the RRMS Parties set forth in (x) Section 3.1(a), Section 3.2, and Section 3.4(a) shall be true and correct in all material respects as of the Closing Date as if made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), and (y) Article III (other than Section 3.1(a), Section 3.2, Section 3.4(a) and Section 3.9(a)) shall be true and correct (without regard to any materiality, “RRMS Material Adverse Effect” and similar qualifiers therein) as of the Closing, as if remade on

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the date thereof (except for representations and warranties made as of a specific date, which shall be true and correct as of such specific date), except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, result in a RRMS Material Adverse Effect, (ii) the representation and warranty set forth in Section 3.9(a) shall be true and correct as of the Closing Date as if made on the date thereof, and (iii) each of the RRMS Parties shall have performed or complied with all agreements and covenants required to be performed by it hereunder prior to the Closing Date that have materiality, “RRMS Material Adverse Effect” or similar qualifiers, and shall have performed or complied in all material respects with all other agreements and covenants required to be performed by it hereunder prior to the Closing Date that are not so qualified.

(b) Parent shall have received a certificate, dated as of the Closing Date, of an executive officer of RRMS General Partner certifying to the matters set forth in Section 6.2(a).

SECTION 6.3 Conditions to the RRMS Parties’ Obligations. The obligation of the RRMS Parties to proceed with the Closing is subject to the satisfaction on or prior to the Closing Date of all of the following conditions, any one or more of which may be waived in writing, in whole or in part, by the RRMS Parties (in their sole discretion):

(a) Representations and Warranties; Performance. (i) The representations and warranties of the Parent Parties set forth in (x) Section 4.1(a), Section 4.2 (other than the third sentence thereof), and Section 4.4(a) shall be true and correct in all material respects as of the Closing Date as if made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), (y) the third sentence of Section 4.2 shall be true and correct in all material respects as of the Closing Date as if made as of the Closing Date (unless there shall have been a Parent Adverse Recommendation Change in accordance with Section 5.3(f)), and (z) Article IV (other than Section 4.1(a), Section 4.2, Section 4.4(a) and Section 4.9(a)) shall be true and correct (without regard to any materiality, “Parent Material Adverse Effect” and similar qualifiers therein) as of the Closing, as if remade on the date thereof (except for representations and warranties made as of a specific date, which shall be true and correct as of such specific date), except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, result in a Parent Material Adverse Effect, (ii) the representation and warranty set forth in Section 4.9(a) shall be true and correct as of the Closing Date as if made on the date thereof, and (iii) each of the Parent Parties shall have performed or complied with all agreements and covenants required to be performed by it hereunder prior to the Closing Date that have materiality, “Parent Material Adverse Effect” or similar qualifiers, and shall have performed or complied in all material respects with all other agreements and covenants required to be performed by it hereunder prior to the Closing Date that are not so qualified.

(b) RRMS General Partner shall have received a certificate, dated as of the Closing Date, of an executive officer of Parent certifying to the matters set forth in Section 6.3(a).

SECTION 6.4 Frustration of Conditions. None of parties to this Agreement may rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was caused by such party’s failure to act in good faith or such party’s failure to observe in any material respect any of its obligations under this Agreement.

ARTICLE VII

TERMINATION

SECTION 7.1 Termination by Mutual Consent. This Agreement may be terminated at any time prior to the Effective Time by the mutual written agreement of the parties hereto duly authorized by Parent Board, on behalf of Parent, and by the RRMS Conflicts Committee and the RRMS Board, on behalf of RRMS.

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SECTION 7.2 Termination by RRMS or Parent. At any time prior to the Effective Time, this Agreement may be terminated by RRMS or Parent if:

(a) the Effective Time shall not have occurred on or before December 31, 2016 (the “Termination Date”); provided that the right to terminate this Agreement pursuant to this Section 7.2(a) shall not be available to Parent if the Parent Parties fail to perform or observe in any material respect or to RRMS if the RRMS Parties fail to perform or observe in any material respect any of their respective obligations under this Agreement in any manner that shall have been the principal cause of, or resulted in, the failure of the Effective Time to occur on or before such date;

(b) a Governmental Entity shall have issued an order, decree or ruling or taken any other action (including the enactment of any statute, rule, regulation, decree or executive order) permanently restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action (including the enactment of any statute, rule, regulation, decree or executive order) shall have become final and non-appealable; provided, however, that the Person seeking to terminate this Agreement pursuant to this Section 7.2(b) shall have complied with Section 5.3, Section 5.4 and Section 5.7; or

(c) the Parent Stockholder Meeting and any adjournment or postponement thereof shall have concluded and the Parent Stock Issuance Approval shall not have been obtained; provided, however, that the right to terminate this Agreement pursuant to this Section 7.2(c) shall not be available to Parent where the failure to obtain the Parent Stock Issuance Approval is proximately caused by a withdrawal, modification or qualification of the Parent Board Recommendation that is not permitted by Section 5.3(f).

SECTION 7.3 Termination by RRMS. This Agreement may be terminated by RRMS at any time prior to the Effective Time:

(a) if a Parent Adverse Recommendation Change shall have occurred in connection with a Parent Designated Proposal;

(b) if a Parent Adverse Recommendation Change shall have occurred other than in connection with a Parent Designated Proposal; provided, however, that RRMS may only terminate this Agreement pursuant to this Section 7.3(b) within five (5) Business Days after RRMS and the RRMS Conflicts Committee have been notified, or otherwise become aware, of such Parent Adverse Recommendation Change; provided further, however, that unless RRMS has provided written notice to Parent of its intention not to terminate this Agreement within five (5) Business Days after RRMS and the RRMS Conflicts Committee have been notified, or otherwise become aware, of any such Parent Adverse Recommendation Change, then this Agreement shall be deemed terminated pursuant to this Section 7.3(b); or

(c) if the Parent Parties shall have breached or failed to perform any of their respective representations, warranties, covenants or agreements set forth in this Agreement (or if any of the representations or warranties of the Parent Parties set forth in this Agreement shall fail to be true), which breach or failure (a) would (if it occurred or was continuing as of the Closing Date) give rise to the failure of a condition set forth in Section 6.3(a) (with or without the passage of time) and (b) is incapable of being cured, or is not cured, by the Parent Parties prior to the Termination Date; provided that the right to terminate this Agreement pursuant to this Section 7.3(c) shall not be available to RRMS if, at such time, the condition set forth in Section 6.2(a) cannot be satisfied (with or without the passage of time).

SECTION 7.4 Termination by Parent. This Agreement may be terminated by Parent at any time prior to the Effective Time:

(a) if the RRMS Parties shall have breached or failed to perform any of their respective representations, warranties, covenants or agreements set forth in this Agreement (or if any of the representations or warranties of the RRMS Parties set forth in this Agreement shall fail to be true), which breach or failure (i) would (if it

41

occurred or was continuing as of the Closing Date) give rise to the failure of a condition set forth in Section 6.2(a) (with or without the passage of time) and (ii) is incapable of being cured, or is not cured, by the RRMS Parties prior to the Termination Date; provided that the right to terminate this Agreement pursuant to this Section 7.4 shall not be available to Parent if, at such time, the condition set forth in Section 6.3(a) cannot be satisfied (with or without the passage of time); or

(b) if a Parent Adverse Recommendation Change shall have occurred in connection with a Parent Designated Proposal prior to the Parent Stockholder Meeting and in compliance with Section 5.3(f).

SECTION 7.5 Effect of Certain Terminations. In the event of termination of this Agreement pursuant to Article VII, written notice thereof shall be given to the other party or parties, specifying the provision of this Agreement pursuant to which such termination is made (except in the case of a deemed termination pursuant to Section 7.3(b)), and this Agreement, except for the last sentence of Section 5.2 and the provisions of Section 5.5, Section 5.6, Article VII and Article VIII, shall forthwith become null and void and there shall be no liability on the part of any party to this Agreement or their respective directors, officers and Affiliates and all rights and obligations of the parties hereto under this Agreement shall terminate, except for those contained in the last sentence of Section 5.2 and the provisions of Section 5.5, Section 5.6, Article VII and Article VIII, which shall survive such termination; except that (i) Parent may have liability as provided in Section 7.6, and (ii) subject to Section 7.6(c), nothing herein shall relieve any party hereto from any liability for any intentional or willful and material breach by such party of any of its representations, warranties, covenants or agreements set forth in this Agreement and all rights and remedies of a nonbreaching party under this Agreement in the case of such intentional or willful and material breach, at law or in equity, shall be preserved.

SECTION 7.6 Termination Fees; Expenses.

(a) In the event this Agreement is terminated by RRMS or Parent pursuant to Section 7.2(c) (Parent Stock Issuance Approval) at a time when this Agreement is not (or has not been) otherwise terminable by RRMS pursuant to Section 7.3(a) or (b) (Parent Adverse Recommendation Change), then Parent shall pay to RRMS, within two (2) Business Days after the date of termination, by wire transfer of immediately available funds (to an account designated by RRMS), any and all out-of-pocket fees and expenses (including fees and expenses of financial advisors, outside legal counsel, accountants, experts, consultants) actually incurred by or on behalf of RRMS in connection with the authorization, preparation, negotiation, execution or performance of this Agreement and the transactions contemplated hereby (the “RRMS Expenses”), in an aggregate amount not to exceed $3,800,000.

(b) In the event this Agreement is terminated (i) by RRMS pursuant to Section 7.3(a) (Parent Adverse Recommendation Change), (ii) by RRMS (or otherwise deemed terminated) pursuant to Section 7.3(b) (Parent Adverse Recommendation Change), (iii) by RRMS or Parent pursuant to Section 7.2(c) (Parent Stock Issuance Approval) or (iv) by Parent pursuant to Section 7.4(b) (Parent Adverse Recommendation Change), and in the case of each of clause (i), (iii) and (iv) where prior to such termination a Parent Adverse Recommendation Change has occurred in connection with a Parent Designated Proposal, then Parent shall pay to RRMS, within two (2) Business Days, by wire transfer of immediately available funds (to an account designated by RRMS), after the date of termination, $15,500,000 (the “Termination Fee”).

(c) The parties acknowledge that the provisions of this Section 7.6 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, none of the parties would enter into this Agreement. The parties agree that in the event that Parent pays the RRMS Expenses or the Termination Fee, as applicable, to RRMS, Parent shall have no further liability to RRMS or RRMS General Partner of any kind in respect of this Agreement and the transactions contemplated by this Agreement, and that in no event shall Parent be required to pay the RRMS Expenses or the Termination Fee on more than one occasion. The parties further agree that in no event shall Parent be required to pay both the RRMS Expenses and the Termination Fee.

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SECTION 7.7 Survival. None of the representations, warranties, agreements, covenants or obligations in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the consummation of the Merger, except for those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part after the Effective Time.

SECTION 7.8 Enforcement of this Agreement. The parties hereto acknowledge and agree that an award of money damages would be inadequate for any breach of this Agreement by any party and any such breach would cause the non-breaching parties irreparable harm. Accordingly, the parties hereto agree that prior to the termination of this Agreement, in the event of any breach or threatened breach of this Agreement by one of the parties, the parties will also be entitled, without the requirement of posting a bond or other security, to equitable relief, including injunctive relief and specific performance, provided such party is not in material default hereunder. Such remedies will not be the exclusive remedies for any breach of this Agreement but will be in addition to all other remedies available at law or equity to each of the parties.

SECTION 7.9 No Waiver Relating to Claims for Fraud/Willful Misconduct. The liability of any party under this Article VII shall be in addition to, and not exclusive of, any other liability that such party may have at law or in equity based on such party’s (a) fraudulent acts or omissions or (b) willful misconduct. None of the provisions set forth in this Agreement shall be deemed to be a waiver by or release of any party of any right or remedy that such party may have at law or equity based on any other party’s fraudulent acts or omissions or willful misconduct nor shall any such provisions limit, or be deemed to limit, (i) the amounts of recovery sought or awarded in any such claim for fraud or willful misconduct, (ii) the time period during which a claim for fraud or willful misconduct may be brought, or (iii) the recourse that any such party may seek against another party with respect to a claim for fraud or willful misconduct. Without limiting the rights of the Parent Group Entities under this Agreement, the RRMS Parties shall not have any liability for monetary damages for any breach of, or inaccuracy in, any representation or warranty made by the RRMS Parties, and the Parent Parties shall not have any liability for monetary damages for any breach of Section 5.1(b)(vii).

ARTICLE VIII

MISCELLANEOUS

SECTION 8.1 Notices. Any notice, request, instruction, correspondence or other document to be given hereunder by any party to another party (each, a “Notice”) shall be in writing and delivered in person or by courier service requiring acknowledgment of receipt of delivery or mailed by U.S. registered or certified mail, postage prepaid and return receipt requested, or by facsimile or e-mail, as follows; provided that copies to be delivered below shall not be required for effective notice and shall not constitute notice:

If to any of the RRMS Parties, addressed to:

Rose Rock Midstream, L.P.

Two Warren Place

6120 S. Yale Avenue, Suite 700

Tulsa, Oklahoma 74136-4216

Attention: General Counsel

Facsimile: (918) 524-8687

E-mail: CCheeseman@semgroup.com

with a copy to (which shall not constitute notice):

Akin Gump Strauss Hauer & Feld LLP

1111 Louisiana Street, 44th Floor

Houston, Texas 77002

Attention: Christine B. LaFollette/Christopher J. Arntzen

Facsimile: (713) 236-0822

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Email: clafollette@akingump.com

            carntzen@akingump.com

If to any of the Parent Parties, addressed to:

SemGroup Corporation

Two Warren Place

6120 S. Yale Avenue, Suite 700

Tulsa, Oklahoma 74136-4216

Attention: Chief Executive Officer

Facsimile: (918) 524-8687

E-mail: CConner@semgroup.com

with a copy to (which shall not constitute notice):

SemGroup Corporation

Two Warren Place

6120 S. Yale Avenue, Suite 700

Tulsa, Oklahoma 74136-4216

Attention: General Counsel

Facsimile: (918) 524-8687

E-mail: CCheeseman@semgroup.com

Gibson, Dunn & Crutcher LLP

1801 California Street, Suite 4200

Denver, CO 80202

Attention: Steven K. Talley

Facsimile: (303) 313-2840

E-mail: stalley@gibsondunn.com

Notice given by personal delivery, courier service or mail shall be effective upon actual receipt. Notice given by facsimile or e-mail shall be effective upon written confirmation of receipt by facsimile, e-mail or otherwise. Any party may change any address to which Notice is to be given to it by giving Notice as provided above of such change of address.

SECTION 8.2 Governing Law; Jurisdiction; Waiver of Jury Trial. To the maximum extent permitted by applicable Law, the provisions of this Agreement shall be governed by and construed and enforced in accordance with the Laws of the State of Delaware, without regard to principles of conflicts of law. Each of the parties hereto agrees that this Agreement involves at least $100,000 and that this Agreement has been entered into in express reliance upon 6 Del. C. § 2708. Each of the parties hereto irrevocably and unconditionally confirms and agrees that it is and shall continue to be (a) subject to the jurisdiction of the courts of the State of Delaware and of the federal courts sitting in the State of Delaware, and (b) subject to service of process in the State of Delaware. Each party hereto hereby irrevocably and unconditionally (i) consents and submits to the exclusive personal jurisdiction and venue of the Delaware Court of Chancery (or, solely if the Delaware Court of Chancery declines to accept jurisdiction over any matter, any federal or state court located in the State of Delaware) (the “Delaware Courts”) for any actions, suits or proceedings arising out of or relating to this Agreement or the transactions contemplated by this Agreement (and agrees not to commence any litigation relating thereto except in such courts), (ii) waives any objection to the laying of venue of any such litigation in the Delaware Courts and agrees not to plead or claim in any Delaware Court that such litigation brought therein has been brought in any inconvenient forum, (c) acknowledges and agrees that any controversy that may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation directly or indirectly arising or relating to this Agreement or the transactions contemplated by this Agreement, and (d) agrees to service of process upon such party in any such action or proceeding shall be effective if such

44

process is given as a notice in accordance with Section 8.1 or in any manner prescribed by the Laws of the State of Delaware. Nothing in this Section 8.2 shall affect the right of any party to serve legal process in any other manner permitted by Law.

SECTION 8.3 Entire Agreement; Amendments, Consents and Waivers. This Agreement, the Support Agreement, the Confidentiality Agreement and the exhibits and schedules hereto and thereto constitute the entire agreement between and among the parties hereto pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties, and there are no warranties, representations or other agreements between or among the parties in connection with the subject matter hereof except as set forth specifically herein or contemplated hereby. Except as expressly set forth in this Agreement (including the representations and warranties set forth in Articles III and IV), (a) the parties acknowledge and agree that neither the RRMS Group Entities nor any other Person has made, directly or indirectly, and the Parent Group Entities are not relying upon, any covenant, representation or warranty, expressed or implied, as to the RRMS Group Entities or as to the accuracy or completeness of any information regarding any RRMS Group Entity furnished or made available to any Parent Group Entity, (b) the parties hereto acknowledge and agree that, except as set forth in this Agreement, neither the Parent Group Entities nor any other Person has made, directly or indirectly, and the RRMS Group Entities are not relying upon, any covenant, representation or warranty, expressed or implied, as to the Parent Group Entities or as to the accuracy or completeness of any information regarding any Parent Group Entity furnished or made available to any RRMS Group Entity, and (c) the RRMS Parties and the Parent Parties shall not have or be subject to any liability to any Parent Group Entity or any other Person or any RRMS Group Entity or any other Person, as applicable, or any other remedy in connection herewith, based upon the distribution to any Parent Group Entity or any RRMS Group Entity of, or any Parent Group Entity’s or any RRMS Group Entity’s use of or reliance on, any such information or any information, documents or material made available to the Parent Group Parties or RRMS Group Parties, as applicable, in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the transactions contemplated hereby. Subject to compliance with applicable Law, prior to the Closing, any provision of this Agreement may be (a) consented to or waived in writing by the party benefited by the provision or (b) amended or modified at any time by an agreement in writing by the parties hereto; provided, however, that, in addition to any other approvals required by the RRMS Parties’ constituent documents or under this Agreement, the foregoing consents, waivers, amendments or modifications in clauses (a) and (b), and any decision or determination by RRMS to (x) terminate this Agreement pursuant to Section 7.2 or Section 7.3, or elect not to terminate this Agreement pursuant to Section 7.3(b) in the event this Agreement becomes terminable pursuant to Section 7.3(b), or (y) enforce this Agreement (including pursuant to Section 7.8), must be approved by, in the case of consents, waivers, amendments or modifications, or such decisions or determinations, by any RRMS Party or the RRMS Board, the RRMS Conflicts Committee. No amendment, supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the parties hereto. The failure of a party to exercise any right or remedy shall not be deemed or constitute a waiver of such right or remedy in the future. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (regardless of whether similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.

SECTION 8.4 Binding Effect; No Third-Party Beneficiaries; and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. Nothing in this Agreement, express or implied, is intended to confer upon any Person other than the parties hereto and their respective permitted successors and assigns, any rights, benefits or obligations hereunder, except (i) as provided in Section 5.9 and (ii) for the right of the Holders of RRMS Common Units (other than those subject to the RRMS Restricted Unit Awards) to receive the Merger Consideration (including any Fractional Share Proceeds and other distributions) after the Closing (a claim by the Holders of RRMS Common Units with respect to which may not be made unless and until the Closing shall have occurred). No party hereto may assign, transfer, dispose of or otherwise alienate this Agreement or any of its rights, interests or obligations under this Agreement (whether by operation of law or otherwise). Any attempted assignment, transfer, disposition or alienation in violation of this Agreement shall be null, void and ineffective.

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SECTION 8.5 Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of applicable Law, or public policy, all other conditions or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement are not affected in any matter materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the fullest extent possible.

SECTION 8.6 Counterparts. This Agreement may be executed in multiple counterparts each of which shall be deemed an original and all of which shall constitute one instrument.

[The remainder of this page is blank.]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers or agents hereunto duly authorized, all as of the date first written above.

SEMGROUP CORPORATION,

By:	/s/ Carlin G. Conner
Name:	Carlin G. Conner
Title:	President and Chief Executive Officer

PBMS, LLC,

By:	ROSE ROCK MIDSTREAM HOLDINGS, LLC, its sole member

By:	SEMGROUP CORPORATION, its sole member

By:	/s/ Carlin G. Conner
Name:	Carlin G. Conner
Title:	President and Chief Executive Officer

ROSE ROCK MIDSTREAM, L.P.,

By:	ROSE ROCK MIDSTREAM GP, LLC, its general partner

By:	/s/ Robert N. Fitzgerald
Name:	Robert N. Fitzgerald
Title:	Chief Financial Officer

ROSE ROCK MIDSTREAM GP, LLC,

By:	/s/ Robert N. Fitzgerald
Name:	Robert N. Fitzgerald
Title:	Chief Financial Officer

Agreement and Plan of Merger

Annex B

May 30, 2016

The Conflicts Committee of the Board of Directors of

Rose Rock Midstream GP, LLC, the general partner of

Rose Rock Midstream, L.P.

Two Warren Place

6120 S. Yale Avenue, Suite 700

Tulsa, Oklahoma 74136-4216

Members of the Conflicts Committee of the Board of Directors:

We understand that Rose Rock Midstream, L.P., a Delaware limited partnership (the “Partnership”), proposes to enter into an Agreement and Plan of Merger (the “Merger Agreement”), dated as of the date hereof, among the Partnership, Rose Rock Midstream GP, LLC, a Delaware limited liability company and the general partner of the Partnership (“RRMS GP”), SemGroup Corporation, a Delaware corporation (the “Parent”), and PBMS, LLC, a Delaware limited liability company and an indirect, wholly-owned subsidiary of the Parent (“Merger Sub”), pursuant to which, and subject to the terms and conditions set forth therein, Merger Sub will be merged with and into the Partnership, with the Partnership surviving the merger as a wholly-owned indirect subsidiary of the Parent (the “Merger”). As a result of the Merger, each outstanding common unit representing limited partner interests of the Partnership (each, an “RRMS Common Unit”) held by unitholders other than the Parent and its affiliates shall be converted into the right to receive 0.8136 shares of Class A Common Stock, par value $0.01 per share (“Parent Common Stock”), of the Parent (the “Exchange Ratio”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement and terms used herein and not defined shall have the meanings ascribed thereto in the Merger Agreement.

The Conflicts Committee of the Board of Directors of RRMS GP (the “Committee”) has asked us whether, in our opinion, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to the Unaffiliated Unitholders. For purposes of this opinion, the term “Unaffiliated Unitholders” means the holders of outstanding RRMS Common Units, other than the Parent and its affiliates.

In connection with rendering our opinion, we have, among other things:

(i)

reviewed certain publicly-available historical operating and financial information relating to the Parent and the Partnership that we deemed relevant, including the Annual Report on Form 10-K for the year ended December 31, 2015, the Quarterly Report on Form 10-Q for the quarter ended March 31, 2016 and certain Current Reports on Form 8-K, in each case as filed with or furnished to the U.S. Securities and Exchange Commission by the Parent and the Partnership since January 1, 2016;

(ii)

reviewed certain non-public historical and projected financial and operating data and assumptions relating to the Parent and the Partnership prepared and furnished to us by management of the Parent and the Partnership;

(iii)

reviewed certain sensitivity cases (the “Sensitivity Cases”) with respect to the projected financial and operating data and assumptions relating to the Parent which we deemed relevant, including a sensitivity case with respect to the completion of certain growth projects of the Parent, including the Maurepas Pipeline, and projected production volumes gathered and processed by the Parent’s Mid-Con natural gas gathering and processing system;

The Conflicts Committee of the Board of Directors of

Rose Rock Midstream GP, LLC

May 30, 2016

(iv)	discussed the Sensitivity Cases and assumptions stated therein with management of the Parent and the Committee;

(v)

discussed the current operations of the Parent and the Partnership and the historical and projected financial and operating data and assumptions relating to the Parent, including those related to the Maurepas Pipeline project, and the Partnership with management of the Parent and the Partnership (including management’s views of the risks and uncertainties of achieving such projections);

(vi)	reviewed publicly-available research analyst estimates for the Parent’s and the Partnership’s future financial performance on a standalone basis;

(vii)

reviewed the financial metrics of certain historical transactions that we deemed relevant and compared such financial metrics to those implied by the Merger utilizing forecasts and other data provided by management of the Parent and the Sensitivity Cases based thereon;

(viii)

compared the trading performance of the Parent and the Partnership utilizing forecasts and other data provided by management of the Parent and the Sensitivity Cases with the trading performance (including equity market trading multiples) of public issuers that we deemed relevant;

(ix)	reviewed the premiums paid in certain historical transactions that we deemed relevant and compared such premiums to those implied by the Merger;

(x)	performed discounted cash flow analyses on the Parent and the Partnership based on forecasts and other data provided by management of the Parent and the Sensitivity Cases based thereon;

(xi)	reviewed certain commercial agreements relating to certain growth projects of the Parent;

(xii)	reviewed the draft Merger Agreement, dated May 30, 2016; and

(xiii)	performed such other analyses and examinations, reviewed such other information and considered such other factors that we deemed appropriate.

For purposes of our analysis and opinion, we have assumed and relied upon, without undertaking any independent verification of, the accuracy and completeness of all of the information publicly available and all of the information supplied or otherwise made available to, discussed with, or reviewed by us and upon the assurances of the management of the Parent and the Partnership that they are not aware of any relevant information that has been omitted or that remains undisclosed to us, and we assume no liability therefor. With respect to the projected financial and operating data relating to the Partnership and the Parent, we have assumed that such data has been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of the Partnership and the Parent as to the future financial performance of the Partnership and the Parent, as applicable, under the assumptions stated therein. We took into consideration the financial impact to the Unaffiliated Unitholders of a projected reduction in the distribution on the RRMS Common Units to $1.60 per unit per annum which was reflected in the projected financial and operating data

The Conflicts Committee of the Board of Directors of

Rose Rock Midstream GP, LLC

May 30, 2016

relating to the Partnership prepared and furnished to us by management of the Parent and the Partnership. In addition, at the direction of the Committee, we reviewed the Sensitivity Cases and discussed such Sensitivity Cases and assumptions stated therein with management of the Parent and the Committee. We express no view as to the projected financial and operating data or any judgments, estimates or assumptions on which they are based. With respect to the estimated tax liability calculations relating to the Partnership, we have assumed they have been reasonably and accurately prepared by the Partnership and the Parent and their outside advisors.

For purposes of rendering our opinion, we have assumed, in all respects material to our analysis, that the Merger Agreement will be executed and delivered (in the draft form reviewed by us), that the representations and warranties of each party contained in the Merger Agreement (in the draft form reviewed by us) are true and correct in all material respects, that each party will perform all of the covenants and agreements required to be performed by it under the Merger Agreement and applicable law and governing documents of each of the Partnership and the Parent, including, but not limited to, the cancellation and retirement of any RRMS Units owned by RRMS (collectively, the “Merger Related Actions”), and that all conditions to the consummation of the Merger, including the Merger Related Actions and transactions related to the Merger Agreement, will be satisfied without material waiver or modification thereof. We have further assumed, with your consent, that the Merger and transactions related to the Merger Agreement will be consummated in accordance with their terms, without waiver, modification or further amendment of any material term, condition or agreement and that all governmental, regulatory or other consents, approvals or releases necessary for the consummation of the Merger will be obtained without any material delay, limitation, restriction or condition that would have an adverse effect on the Partnership, the Parent or the consummation of the Merger, or materially reduce the benefits of the Merger to the Partnership or the Parent.

We have not made nor assumed any responsibility for making any independent valuation or appraisal of the assets or liabilities of the Partnership or the Parent, nor have we been furnished with any such appraisals, nor have we evaluated the solvency or fair value of the Partnership or the Parent under any state or federal laws relating to bankruptcy, insolvency or similar matters. Our opinion is necessarily based upon information made available to us as of the date hereof and financial, economic, monetary, market, regulatory and other conditions and circumstances as they exist and as can be evaluated on the date hereof. It is understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise or reaffirm this opinion.

We have not been asked to pass upon, and express no opinion with respect to, any matter other than whether the Exchange Ratio is fair, from a financial point of view, to the Unaffiliated Unitholders. We do not express any view on, and our opinion does not address, the fairness of the Merger to any other persons or the holders of any other securities, creditors or other constituencies of the Partnership, nor any view as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Partnership or any of the other parties to the Merger Agreement or any affiliates thereof, or any classes of such persons, whether relative to the Exchange Ratio or otherwise. We have assumed that any modification to the structure of the Merger will not vary in any respect material to our analysis. Our opinion does not address the relative merits of the Merger as compared to other business or financial strategies that might be available to the Partnership or the Parent, nor does it address the underlying business decision of the Partnership to engage in the Merger. This letter, and our opinion, does not constitute a recommendation to the Committee or to any other persons in respect of the Merger. We express no opinion herein as to the price at which the RRMS Common Units or Parent Common Stock will trade at any time. We ate not legal, regulatory, accounting or tax experts and have assumed the accuracy and completeness of assessments by the management of the Partnership and their advisors with respect to legal, regulatory, accounting and tax matters.

The Conflicts Committee of the Board of Directors of

Rose Rock Midstream GP, LLC

May 30, 2016

We received an initial fee for our services and will receive an additional fee upon the rendering of this opinion. The Partnership has also agreed to reimburse our expenses and to indemnify us against certain liabilities arising out of our engagement. In September 2015, we provided financial advisory services to the Committee with respect to a transaction that was not entered into for which we received a fee and reimbursement of expenses. In June 2014, we provided financial advisory services to the Committee with respect to a contribution of interests in SemCrude Pipeline, L.L.C. to the Partnership by the Parent for which we received a fee and reimbursement of expenses. Except as described above, during the two-year period prior to the date hereof, no material relationship existed between Evercore Group L.L.C. and its affiliates and the Partnership, the Parent or any of their respective affiliates, pursuant to which compensation was received by Evercore Group L.L.C. or its affiliates as a result of such a relationship. We may provide financial or other services to the Partnership, the Parent or their respective affiliates in the future and in connection with any such services we may receive compensation.

In the ordinary course of business, Evercore Group L.L.C. or its affiliates may actively trade the securities, or related derivative securities, or financial instruments of the Partnership and the Patent and their respective affiliates for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities or instruments.

This letter, and the opinion expressed herein is addressed to, and is for the information and benefit of, the Committee in connection with its evaluation of the proposed Merger. The issuance of this opinion has been approved by an opinion committee of Evercore Group L.L.C.

This opinion may not be disclosed, quoted, referred to or communicated (in whole or in part) to, or relied upon by, any third party for any purpose whatsoever except with our prior written approval in each instance or in accordance with the terms of the engagement letter, dated April 19, 2016, among the Partnership, the Committee and Evercore Group L.L.C.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to the Unaffiliated Unitholders.

Very truly yours,

EVERCORE GROUP L.L.C.

By:	/s/ Robert A. Pacha

Robert A. Pacha
Senior Managing Director

Annex C

745 Seventh Avenue New York, NY 10019 United States

May 30, 2016

Board of Directors

SemGroup Corporation

6120 South Yale Avenue, Suite 700

Tulsa, OK 74136

Members of the Board of Directors:

We understand that SemGroup Corporation, a Delaware corporation (the “Company”), intends to enter into a transaction (the “Proposed Transaction”) with Rose Rock Midstream, L.P., a Delaware limited partnership that is majority owned by the Company (“RRMS”) pursuant to which, among other things, PBMS, LLC, an indirect subsidiary of the Company (“Merger Sub”), will merge with and into RRMS (the “Merger”). We further understand that, upon the effectiveness of the Merger, (i) the separate existence of Merger Sub will cease, and RRMS will continue as the surviving limited partnership in the Merger, and (ii) each Common Unit (as defined in the Second Amended and Restated Agreement of Limited Partnership of RRMS, dated December 14, 2011) of RRMS (“RRMS Common Unit”) (other than (1) the RRMS Restricted Unit Awards (as defined in the Agreement (as defined below)) and (2) RRMS Common Units owned by the Company, Merger Sub, any Parent Subsidiaries (as defined in the Agreement) or RRMS) outstanding immediately prior to the effective time of the Merger will be converted into the right to receive 0.8136 (the “Exchange Ratio”) of a share of Class A common stock, par value $0.01 per share, of the Company (the “Company Common Stock”). The terms and conditions of the Proposed Transaction are set forth in more detail in the Agreement and Plan of Merger to be entered into by and among the Company, Merger Sub, RRMS, and Rose Rock Midstream GP, LLC (the “Agreement”). The summary of the Proposed Transaction set forth above is qualified in its entirety by the terms of the Agreement.

We have been requested by the Board of Directors of the Company to render our opinion with respect to the fairness, from a financial point of view, to the Company of the Exchange Ratio to be paid by the Company in the Proposed Transaction. We have not been requested to opine as to, and our opinion does not in any manner address, the Company’s underlying business decision to proceed with or effect the Proposed Transaction or the likelihood of consummation of the Proposed Transaction. Our opinion does not address the relative merits of the Proposed Transaction as compared to any other transaction or business strategy in which the Company might engage. In addition, we express no opinion on, and our opinion does not in any manner address, the fairness of the amount or the nature of any compensation to any officers, directors or employees of any parties to the Proposed Transaction, or any class of such persons, relative to the Exchange Ratio to be paid in the Proposed Transaction or otherwise.

In arriving at our opinion, we reviewed and analyzed: (1) a draft of the Agreement, dated as of May 30, 2016, and the specific terms of the Proposed Transaction; (2) publicly available information concerning the Company and RRMS that we believe to be relevant to our analysis, including each of the Company’s and RRMS’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, and each of the Company’s and RRMS’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2016; (3) financial and operating information with respect to the business, operations and prospects of the Company and RRMS furnished to us by the Company, including financial projections of the Company and RRMS (which projections included forecasted dividend policies of the Company, forecasted distribution policies of RRMS, and financing assumptions for both the Company and RRMS) and an estimate of the Company’s tax position beyond the period of the financial projections, prepared by management of the Company; (4) the pro forma impact of the Proposed Transaction on the future financial performance of the combined company, including cost of capital and credit rating implications and other financial impacts expected by the management of the Company to result from the Proposed Transaction (collectively, the “Expected Impacts”), as well as the amount of time that management of the Company anticipates will be needed for the combined company to realize such Expected Impacts; (5) a trading history of the Company Common Stock and the RRMS Common Units from May 27, 2013 to May 27, 2016 and a comparison of that trading history with those of other companies that we deemed relevant; (6) a comparison of the present financial condition of the Company and RRMS with each other and with those of other companies that we deemed relevant; (7) a comparison of the financial terms of the Proposed Transaction with the financial terms of certain other transactions that we deemed relevant; and (8) published estimates of independent research analysts with respect to the future financial performance and price targets of the Company and RRMS. In addition, we have had discussions with the management of the Company concerning the respective business, operations, assets, liabilities, financial condition and prospects of the Company and RRMS, and have undertaken such other studies, analyses and investigations as we deemed appropriate.

In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without any independent verification of such information (and have not assumed responsibility or liability for any independent verification of such information) and have further relied upon the assurances of the management of the Company that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of the Company and RRMS, upon the advice of the Company, we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company and RRMS and that the Company and RRMS will perform substantially in accordance with such projections. Furthermore, upon the advice of the Company, we have assumed that the amounts and timing of the Expected Impacts are reasonable and that the Expected Impacts will be realized in accordance with such estimates. We assume no responsibility for and we express no view as to any such projections or estimates (including the Expected Impacts) or the assumptions on which they are based. In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of the Company or RRMS and have not made or obtained any evaluations or appraisals of the assets or liabilities of the Company or RRMS. Our opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter. We assume no responsibility for updating or revising our opinion based on events or circumstances that may occur after the date of this letter. We express no opinion as to (i) the prices at which the shares of Company Common Stock or RRMS Common Units would trade following the announcement of the Proposed Transaction or at which price the shares of Company Common Stock would trade at any time following the consummation of the Proposed Transaction; (ii) the credit rating of the Company at any time following the announcement or consummation of the Proposed Transaction; or (iii) any determination of the dividend policy of the Company at any time following the consummation of the Proposed Transaction.

We have assumed that the executed Agreement will conform in all material respects to the last draft reviewed by us. In addition, we have assumed the accuracy of the representations and warranties contained in the Agreement and all agreements related thereto. We have also assumed, upon the advice of the Company, that all material governmental, regulatory and third party approvals, consents and releases for the Proposed Transaction will be obtained within the constraints contemplated by the Agreement and that the Proposed Transaction will be consummated in accordance with the terms of the Agreement without waiver, modification or amendment of any material term, condition or agreement thereof. We do not express any opinion as to any tax or other consequences that might result from the Proposed Transaction, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand that the Company has obtained such advice as it deemed necessary from qualified professionals.

Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view, the Exchange Ratio to be paid by the Company in the Proposed Transaction is fair to the Company.

We have acted as financial advisor to the Company in connection with the Proposed Transaction and will receive a fee for our services payable upon rendering this opinion. In addition, the Company has agreed to reimburse our expenses and indemnify us for certain liabilities that may arise out of our engagement. We have performed various investment banking services for the Company and RRMS in the past, we are currently providing such services, and we expect to perform such services in the future, and have received, and expect to receive, customary fees for such services. Specifically, in the past two years, we have performed the following investment banking services: we acted as a joint bookrunner on RRMS’s $400 million high yield offering in June 2014 and $350 million high yield offering in May 2015.

Barclays Capital Inc., its subsidiaries and its affiliates engage in a wide range of businesses from investment and commercial banking, lending, asset management and other financial and non-financial services. In the ordinary course of our business, we and our affiliates may actively trade and effect transactions in the equity, debt and/or other securities (and any derivatives thereof) and financial instruments (including loans and other obligations) of the Company and RRMS for our own account and for the accounts of our customers and, accordingly, may at any time hold long or short positions and investments in such securities and financial instruments.

This opinion, the issuance of which has been approved by our Fairness Opinion Committee, is for the use and benefit of the Board of Directors of the Company and is rendered to the Board of Directors in connection with its consideration of the Proposed Transaction. This opinion is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote or act with respect to the Proposed Transaction.

Very truly yours,

/s/ Barclays Capital Inc.

BARCLAYS CAPITAL INC.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Officers and Directors of SemGroup

Section 145 of the DGCL grants SemGroup the authority to indemnify each of its directors and officers against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by a director or officer that is made a party to any threatened, pending or completed action, suit or proceeding (whether civil, criminal or otherwise), by reason of the fact that such director or officer is or was a director, officer, employee or agent of SemGroup or by reason of the fact that such director or officer, at SemGroup’s request, is or was serving at any other corporation or other entity, in any capacity, if such director or officer acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, SemGroup’s best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful; provided, that in the case of an action, suit or proceeding against a director or officer that is brought by SemGroup or in its right, SemGroup may indemnify such director or officer only in respect of expenses (including attorneys’ fees) actually and reasonably incurred by such director or officer; provided further, that no such indemnity for expenses may be made with respect to any claim, issue or matter as to which such director or officer shall have been adjudged to be liable to SemGroup unless, and only to the extent that, either the Court of Chancery of the State of Delaware or the court in which the action, suit or proceeding against such director or officer was brought shall determine upon application that, despite the adjudication of liability to SemGroup but in view of all the circumstances of the case, such director or officer is nevertheless fairly and reasonably entitled to indemnity from SemGroup for such expenses in an amount deemed proper by such court.

Unless ordered by a court, the determination of whether a then-sitting director or officer has met the applicable standard for indemnity, i.e., that the director or officer acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, SemGroup’s best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful, shall be made (i) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, (ii) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (iv) by SemGroup’s stockholders.

Section 145 of the DGCL also authorizes SemGroup to advance expenses (including attorneys’ fees) incurred by a director or officer in defending any action, suit or proceeding against the director or officer prior to a determination of whether the director or officer is actually entitled to indemnity and to purchase insurance for the benefit of a director or officer against any liability that may be incurred by reason of the fact that the insured was or is a director or officer, regardless of whether the liability insured could have legally been indemnified by SemGroup.

Pursuant to the authority granted to SemGroup by Section 145 of the DGCL, SemGroup has provided in the SemGroup Amended and Restated Certificate and the SemGroup Amended and Restated Bylaws for the indemnification of and advancement of expenses to its directors to the fullest extent authorized or permitted by law as from time to time in effect; provided, however, SemGroup is required to indemnify, or advance expenses to, any such director in connection with an action, suit, claim or proceeding initiated by such director only if the initiation of such action, suit, claim or proceeding has been authorized or ratified by the SemGroup Board. The SemGroup Amended and Restated Bylaws provide that it may, to the extent authorized by the SemGroup Board, grant rights of indemnification and the advancement of expenses (including attorney’s fees) to SemGroup’s officers. The SemGroup Board has authorized indemnification of, and advancement of expenses to, SemGroup’s officers serving as such on or after December 1, 2009. The rights authorized by the SemGroup Board for the indemnification of, and advancement of expenses to, SemGroup’s officers serving as such on or after December 1, 2009 are the same rights that have been afforded SemGroup’s directors pursuant to the SemGroup Amended and Restated Certificate and the SemGroup Amended and Restated Bylaws.

The employment agreement among SemGroup, SemManagement, L.L.C., SemGroup’s wholly owned subsidiary, Rose Rock General Partner, and Carlin G. Conner, SemGroup’s President and Chief Executive Officer, provides Mr. Conner with indemnification and advancement of expenses (including attorney’s fees) to the maximum extent permitted by the SemGroup Amended and Restated Certificate and the SemGroup Amended and Restated Bylaws, including, if applicable, any directors and officers insurance policies, provided such indemnification shall be on terms no less favorable than provided to any of SemGroup’s other executive officers or directors. Pursuant to the employment agreement, SemGroup has also agreed to maintain commercially reasonable directors’ and officers’ insurance covering Mr. Conner in such amount and pursuant to such terms as is typical and customary for companies of similar size and nature to SemGroup.

SemGroup has also purchased a policy of insurance for the benefit of its directors and officers that provides standard liability coverage.

As permitted by Section 102 of the DGCL, the SemGroup Amended and Restated Certificate provides that each of its directors shall not be personally liable to SemGroup or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that a director shall be liable for any breach of such director’s duty of loyalty to SemGroup or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for liability under Section 174 of the DGCL (involving certain unlawful dividends or stock repurchases), or for any transaction from which such director derived an improper personal benefit.

Item 21.	Exhibits

A list of exhibits filed as part of this registration statement is set forth in the Exhibit Index, which is incorporated herein by reference.

Item 22.	Undertakings.

(a)	The undersigned registrant hereby undertakes

(i) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

a)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

b)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) of the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

c)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(ii) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(iii) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(iv) That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(v) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

a)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

b)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

c)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

d)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(vi) That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(vii) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) of the Securities Act, the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(viii) That every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415 of the Securities Act, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c)	The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(d)	The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment No. 1 to this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, on August 15, 2016.

SEMGROUP CORPORATION (Registrant)

By:	/s/ Robert N. Fitzgerald
	Name:	Robert N. Fitzgerald
	Title:	Senior Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

Name	Title	Date

*	Director and Chairman of the Board	August 15, 2016
John F. Chlebowski

*	Director, Chief Executive Officer and	August 15, 2016
Carlin G. Conner	President
(Principal Executive Officer)

/s/ Robert N. Fitzgerald	Chief Financial Officer and Senior Vice	August 15, 2016
Robert N. Fitzgerald	President
(Principal Financial Officer)

*	Vice President, Chief Accounting Officer	August 15, 2016
Thomas D. Sell	and Controller
(Principal Accounting Officer)

* Ronald A. Ballschmiede	Director	August 15, 2016

* Sarah M. Barpoulis	Director	August 15, 2016

* Karl F. Kurz	Director	August 15, 2016

* James H. Lytal	Director	August 15, 2016

* Thomas R. McDaniel	Director	August 15, 2016

By:	/s/ Robert N. Fitzgerald	August 15, 2016
Robert N. Fitzgerald
Attorney-in-fact

EXHIBIT INDEX

Exhibit Number		Description

2.1	—	Agreement and Plan of Merger dated as of May 30, 2016, by and among SemGroup Corporation, PBMS, LLC, Rose Rock Midstream, L.P. and Rose Rock Midstream GP, LLC (filed on May 31, 2016 as Exhibit 2.1 to SemGroup’s current report on Form 8-K (File No. 001-34736) and incorporated herein by reference).

2.2	—	Support Agreement, dated as of May 30, 2016, by and between Rose Rock Midstream, L.P. and Rose Rock Midstream Holdings, LLC (filed on May 31, 2016 as Exhibit 99.2 to Rose Rock’s current report on Form 8-K (File No. 001-35365) and incorporated herein by reference).

3.1	—	Amended and Restated Certificate of Incorporation, dated as of November 30, 2009, of SemGroup (filed on May 6, 2010 as Exhibit 3.1 to SemGroup’s registration statement on Form 10 (File No. 001-34736) and incorporated herein by reference).

3.2	—	Amended and Restated Bylaws, dated as of May 17, 2016, of SemGroup (filed on May 19, 2016 as Exhibit 3 to SemGroup’s current report on Form 8-K (File No. 001-34736) and incorporated herein by reference).

4.1	—	Form of stock certificate for Class A Common Stock of SemGroup (filed on May 6, 2010 as Exhibit 4.1 to SemGroup’s registration statement on Form 10 (File No. 001-34736) and incorporated herein by reference).

#5.1	—	Form of opinion of Gibson, Dunn & Crutcher LLP as to the legality of the securities being registered.

#23.1	—	Consent of Gibson, Dunn & Crutcher LLP (contained in Exhibit 5.1 hereto).

#23.2	—	Consent of BDO USA, LLP.

#23.3	—	Consent of Grant Thornton LLP.

24.1	—	Powers of Attorney (previously filed).

#99.1	—	Consent of Evercore Group L.L.C.

#99.2	—	Consent of Barclays Capital Inc.

#99.3	—	Form of Written Consent for Rose Rock Common Unitholders.

#99.4	—	Form of Proxy Card for SemGroup Special Meeting.

#	Filed with this Amendment No. 1 to this Registration Statement.